         AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 28, 1998
                                                      REGISTRATION NO. 333-52671

________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              ENFINITY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

                DELAWARE                                    1711                                   59-3475197
      (STATE OR OTHER JURISDICTION              (PRIMARY STANDARD INDUSTRIAL                    (I.R.S. EMPLOYER
   OF INCORPORATION OR ORGANIZATION)            CLASSIFICATION CODE NUMBER)                  IDENTIFICATION NUMBER)

                              400 LAKE RIDGE DRIVE
                             SMYRNA, GEORGIA 30082
                                 (770) 431-1470
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                               RODNEY C. GILBERT
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                              ENFINITY CORPORATION
                              400 LAKE RIDGE DRIVE
                             SMYRNA, GEORGIA 30082
                                 (770) 431-1470
              (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE
               NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

CHRISTOPHER T. JENSEN, ESQ.                                NEIL GOLD, ESQ.
MORGAN, LEWIS & BOCKIUS LLP                          FULBRIGHT & JAWORSKI L.L.P.
     101 PARK AVENUE                                      666 FIFTH AVENUE
  NEW YORK, NEW YORK 10178                             NEW YORK, NEW YORK 10103
     (212) 309-6000                                        (212) 318-3000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

________________________________________________________________________________

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                  SUBJECT TO COMPLETION, DATED AUGUST 28, 1998

                                8,000,000 SHARES
                                     [LOGO]

                                  COMMON STOCK

     All of the shares of Common Stock offered hereby are being sold by Enfinity Corporation (the 'Company').

     Prior to this Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price of the Common Stock will be between $12.50 and $14.50 per share. See 'Underwriting' for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for listing on the New York Stock Exchange under the symbol 'BTU,' subject to official notice of issuance.

     SEE 'RISK FACTORS' COMMENCING ON PAGE 10 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                            ------------------------
THESE SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED  BY THE  SECURITIES AND
   EXCHANGE  COMMISSION  OR ANY STATE  SECURITIES  COMMISSION  NOR  HAS  THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

[CAPTION]

                                                                      Price to          Underwriting        Proceeds to
                                                                       Public           Discount(1)          Company(2)
Per Share......................................................          $                   $                   $
Total(3).......................................................          $                   $                   $

(1) See 'Underwriting' for information concerning indemnification of the Underwriters and other matters.

(2)  Before deducting expenses payable by the Company, estimated at $4,000,000.

(3) The Company has granted to the Underwriters a 30-day option to purchase up to 1,200,000 additional shares of Common Stock solely to cover over-allotments, if any. If the Underwriters exercise this option in full, the total Price to Public, Underwriting Discount and Proceeds to Company
     will be $          , $          and $          , respectively. See
     'Underwriting.'

     The shares of Common Stock are offered by the several Underwriters named herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of the certificates representing such shares will be made against payment therefor at
the office of NationsBanc Montgomery Securities LLC on or about       , 1998.

                            ------------------------
NationsBanc Montgomery Securities LLC
                      Lehman Brothers
                                                Raymond James & Associates, Inc.

                                         , 1998

     [PICTURES AND GRAPHICS SHOWING REVENUE GROWTH, REVENUE BREAKDOWN, REPRESENTATIVE MARKETS SERVED AND REPRESENTATIVE PROJECTS. MAP SHOWING LOCATION OF FOUNDING COMPANIES.]

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF COMMON STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'UNDERWRITING.'

                               PROSPECTUS SUMMARY

     Simultaneously with and as a condition to the closing of this Offering, Enfinity Corporation will acquire, in separate transactions (the 'Mergers') in exchange for cash and shares of its Common Stock, all of the common stock of and ownership interests in eight energy and indoor environmental systems and services companies (each, a 'Founding Company' and, collectively, the 'Founding Companies'). Unless otherwise indicated, all references to the 'Company' herein include the Founding Companies, and references to 'Enfinity' mean Enfinity Corporation prior to the consummation of the Mergers. For more information about the Mergers, see 'Certain Transactions.'

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and related notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all share, per share and financial information in this Prospectus:
(i) has been adjusted to give effect to the Mergers; (ii) assumes no exercise of the Underwriters' over-allotment option; (iii) gives effect to a 36,804.93-for-1 stock split effected in the form of a stock dividend on July 9, 1998; and (iv) assumes an initial public offering price per share of $13.50. See 'Description of Capital Stock.'

                                  THE COMPANY

     Enfinity was formed by the Founding Companies to become the premier provider of energy and indoor environmental systems and services to commercial, industrial and institutional clients. The Company provides a broad range of services throughout the life cycle of a client's energy and indoor environmental systems, including: (i) maintenance, repair and replacement; (ii) design, engineering and installation; and (iii) on-site and off-site management of building systems, including control and monitoring systems.

     Seven of the eight Founding Companies have worked together in industry peer groups for over 10 years. All of the Founding Companies are 'best-of-class' service providers with specialized and complementary expertise and have been recognized by industry organizations for their high quality service and innovative client solutions. Six of the eight Founding Companies have been named 'Commercial Contractor of the Year,' an award presented annually by Contracting Business magazine to the most progressive and professional organization in the commercial heating, ventilation and air-conditioning ('HVAC') business. The Company has established strategic partnerships with several energy providers and financial institutions as a means to provide innovative and cost effective energy and indoor environmental solutions to its clients. The Founding Companies had combined revenues of $364.8 million for fiscal year 1997, representing a compound annual growth rate of 21.9% from fiscal year 1995.

     The commercial, industrial and institutional HVAC and related services industry is large, growing and highly fragmented. In 1996, over 10,000 companies provided over $35 billion in commercial, industrial and institutional HVAC services. Factors fueling the growth of the industry include: (i) an increasing focus on air quality and internal environmental control in a growing number of sealed commercial buildings; (ii) the aging of the installed base of energy and indoor environmental systems, which has increased the demand for maintenance, repair and replacement services; (iii) the increasing automation, sophistication and complexity of energy and indoor environmental systems; (iv) government restrictions on the use of refrigerants commonly used in older energy and indoor environmental systems; (v) a desire by companies to outsource their energy and indoor environmental services as they focus on their core competencies; and (vi) an increasing focus by companies on managing costs and achieving energy savings by replacing less efficient systems.

     An important factor affecting the energy and environmental services industry is the deregulation of the U.S. gas and electric utility industries. As these industries become further deregulated, the Company anticipates that utilities and other energy providers will continue to establish strategic partnerships with providers of energy and indoor environmental systems and services in order to attract utility customers in an increasingly competitive market. These partnerships offer customers a broad range of services and utilities on a variable cost per unit basis without the need for customers to make significant capital expenditures on energy and indoor environmental systems. The Company believes that these strategic partnerships will decrease energy costs and improve marketing and customer service, resulting in increased demand for energy and indoor environmental systems and services.

     The Company's goal is to create the leading national provider of energy and indoor environmental systems and services for commercial, industrial and institutional clients. In order to achieve this goal, the Company's business strategy is focused on the following key principles: (i) creating a single source provider of energy and indoor environmental systems and services; (ii) leveraging Founding Company engineering and technical expertise; (iii) focusing on high quality client service; (iv) attracting, training and retaining highly qualified technicians and engineers; and (v) operating with a decentralized management strategy.

     INTERNAL GROWTH STRATEGY. While the Company intends to acquire additional energy and indoor environmental systems and services companies, strong internal growth remains the foundation of the Company's growth strategy. The Company believes it will be able to increase its revenues from existing clients by taking advantage of cross-selling opportunities among the Founding Companies and other acquired companies. Through interaction at industry peer group meetings and their reputations as 'best-of-class' service providers, certain of the Founding Companies have already begun to leverage their client relationships by recommending each other for significant business opportunities. The Company also believes that it can produce strong internal growth by expanding market coverage to provide energy and indoor environmental systems and services on a regional and national basis and achieving operating efficiencies through best practices and economies of scale.

     STRATEGIC PARTNERSHIPS. The Company will seek to form additional strategic relationships with energy providers and financial institutions to satisfy the full range of a client's energy and indoor environmental systems needs. For example, the Company and its strategic partners may: (i) provide a client with gas, electrical power, cooled air or water, heat or lighting; (ii) design, install and maintain the client's energy and indoor environmental systems; (iii) operate central energy plants; (iv) provide financing for the design, engineering and installation of new energy and environmental systems; and (v) monitor the indoor air quality of the client's facility. The Company anticipates that these partnerships will result in lower energy costs and greater client satisfaction as a client's full range of energy and indoor environmental systems and services needs are provided and paid for through a single source. By creating an attractive alternative to the traditional means of satisfying a client's needs, the Company believes that strategic partnerships will provide the Company with an advantage over many of its competitors, additional business opportunities and increased revenues.

     GROWTH THROUGH ACQUISITIONS. The Company intends to capitalize on the highly fragmented nature of the energy and indoor environmental systems and services industry by implementing a strategic acquisition program following this Offering. The Company will seek to acquire companies that are 'best-of-class' local or regional providers of energy and indoor environmental systems and services. In order to identify 'best-of-class' providers, the Company will look for, among other things, companies that: (i) have annual revenues of at least $8 million and a strong history of internal growth; (ii) have core competencies that complement or add to the Company's services; (iii) have a reputation for high levels of client service; and (iv) are constantly seeking new ways to improve their business. The Company believes that 'best-of-class' companies demonstrate the foregoing characteristics and each is generally a premier provider of energy and indoor environmental systems and services in the market it serves. Together with the Founding Companies, such acquisition targets will expand the Company's geographic presence and serve as platforms for further growth and consolidation and will have the client base, technical skills and infrastructure necessary to be a core business into which other companies can be consolidated. The Company also will attempt to leverage the existing infrastructure by pursuing 'tuck-in' acquisitions of smaller companies whose operations can be integrated into a platform company. In addition, the Company will selectively seek to acquire other well-established businesses that provide services complementary to those provided by the Company in order to expand its market penetration and range of services offered.

                                  THE OFFERING

Common Stock offered by the Company............................  8,000,000 shares
Common Stock to be outstanding after this Offering.............  17,345,452 shares(1)
Use of proceeds................................................  To pay the cash portion of the purchase price for the Founding Companies, to repay certain
                                                                 indebtedness of the Founding Companies, to pay
                                                                 certain other amounts provided for under the
                                                                 agreements relating to the Mergers and for
                                                                 working capital and other general corporate
                                                                 purposes, including future acquisitions.(2)
Proposed New York Stock Exchange symbol........................  BTU

------------


(1) Includes 8,243,971 shares of Common Stock to be issued in connection with the Mergers at a value per share of $10.80 due to restrictions on transferability, but excludes 2,341,635 shares of Common Stock reserved for issuance pursuant to the Company's 1998 Long-Term Incentive Plan, of which options to purchase 1,765,277 shares will be granted by the Company concurrently with the consummation of the Mergers and this Offering. See 'Management -- 1998 Long-Term Incentive Plan,' 'Certain
    Transactions -- Organization of the Company' and 'Shares Eligible for Future Sale.'



(2) Includes approximately $79.6 million (subject to adjustment) to be used to pay the cash portion of the purchase price for the Founding Companies; approximately $6.1 million to be used to pay indebtedness, accrued expenses and other liabilities assumed in connection with the Mergers; and approximately $6.6 million to be used to pay S Corporation distributions, to redeem preferred stock of one of the Founding Companies and to pay certain amounts representing excess working capital as provided in the agreements relating to the Mergers ('Excess Working Capital'). See 'Use of Proceeds.' In connection with the Mergers, the Company will record goodwill of approximately $115.8 million to be amortized over a period of 40 years.


                                  RISK FACTORS

     The Common Stock offered hereby involves a high degree of risk. The risks include, among others, the absence of combined operating history, the Company's ability to acquire and integrate the operations of additional energy and indoor environmental systems and services companies, the possible effects of deregulation, the competitive nature of the energy and indoor environmental systems and services industry, the impact of general economic conditions, the Company's ability to attract and retain qualified engineers and technicians and the material amount of intangible assets. See 'Risk Factors.'

                   SUMMARY PRO FORMA COMBINED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

     Enfinity will acquire the Founding Companies simultaneously with and as a condition to the consummation of this Offering. For financial statement presentation purposes, Brandt Mechanical Services, Inc. ('Brandt'), one of the Founding Companies, has been identified as the accounting acquiror. The following unaudited summary pro forma combined financial data present certain data for the Company, as adjusted for: (i) the consummation of the Mergers; (ii) certain pro forma adjustments to the historical financial statements; and (iii) the consummation of this Offering and the application of the net proceeds therefrom. The Summary Pro Forma Combined Statement of Operations Data and Summary Pro Forma Combined Balance Sheet Data should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements and the notes thereto and the historical financial statements of the Founding Companies and the notes thereto included elsewhere in this Prospectus.


                                                                                    PRO FORMA COMBINED
                                                                          ---------------------------------------
                                                                                              SIX MONTHS ENDED
                                                                           YEAR ENDED             JUNE 30,
                                                                          DECEMBER 31,      ---------------------
                                                                              1997            1997         1998
                                                                          ------------      --------     --------
STATEMENT OF OPERATIONS DATA:
Revenues..............................................................      $364,767        $148,106     $210,249
Cost of revenues......................................................       293,749         115,594      170,666
                                                                          ------------      --------     --------
     Gross profit.....................................................        71,018          32,512       39,583
Selling, general and administrative expenses..........................        49,624          23,361       26,276
Employee stock compensation (non-recurring)...........................           795           --           1,816
Amortization of goodwill, net.........................................         2,265           1,133        1,133
                                                                          ------------      --------     --------
     Income from operations...........................................        18,334           8,018       10,358
Other expense, net....................................................           821             310          681
                                                                          ------------      --------     --------
Income before provision for income taxes..............................        17,513           7,708        9,677
     Provision for income taxes.......................................         7,911           3,536        4,324
                                                                          ------------      --------     --------
Net income............................................................      $  9,602        $  4,172     $  5,353
                                                                          ------------      --------     --------
                                                                          ------------      --------     --------
Net income per share, basic and diluted...............................      $   0.56        $   0.25     $   0.31
                                                                          ------------      --------     --------
                                                                          ------------      --------     --------
Shares used in computing pro forma
  basic net income per share..........................................    17,010,813        17,010,813   17,010,813
Shares used in computing pro forma
  diluted net income per share........................................    17,056,135        17,056,135   17,056,135



                                                                                                JUNE 30, 1998
                                                                                            ---------------------
                                                                                            PRO FORMA       AS
                                                                                            COMBINED     ADJUSTED
                                                                                            ---------    --------
BALANCE SHEET DATA:
Working capital (deficit)................................................................   $(58,048)    $ 33,392
Total assets.............................................................................    246,053      250,254
Total long-term debt, net of current portion.............................................      8,995        4,383
Stockholders' equity.....................................................................     66,231      162,671


     See the footnotes to 'Selected Financial Data' on page 22 for further information about the assumptions used in the above data.

               SUMMARY INDIVIDUAL FOUNDING COMPANY FINANCIAL DATA
                                 (IN THOUSANDS)

     The following table presents summary operating data for each of the Founding Companies (see 'The Company' for the complete names of each Founding Company) on an historical basis for the periods indicated.


                                                                                                   SIX MONTH
                                                                                                    INTERIM
                                                                FISCAL YEARS ENDED(1)(2)        PERIODS ENDED(3)
                                                              -----------------------------    ------------------
                                                               1995       1996       1997       1997       1998
                                                              -------    -------    -------    -------    -------
BRANDT(4):
     Revenues..............................................   $15,869    $38,723    $50,435    $20,079    $30,156
     Cost of revenues......................................    13,170     31,932     42,032     16,227     25,375
                                                              -------    -------    -------    -------    -------
     Gross profit..........................................     2,699      6,791      8,403      3,852      4,781
     Selling, general and administrative expenses..........     2,191      6,128      4,651      2,225      2,553
     Employee stock compensation (non-recurring)...........     --         --         --         --         1,455
                                                              -------    -------    -------    -------    -------
     Income from operations................................   $   508    $   663    $ 3,752    $ 1,627    $   773
                                                              -------    -------    -------    -------    -------
                                                              -------    -------    -------    -------    -------

AIR SYSTEMS:
     Revenues..............................................   $37,463    $55,528    $90,969    $26,894    $62,230
     Cost of revenues......................................    29,527     44,098     75,149     19,889     53,332
                                                              -------    -------    -------    -------    -------
     Gross profit..........................................     7,936     11,430     15,820      7,005      8,898
     Selling, general and administrative expenses..........     6,449      8,232     11,370      4,972      5,518
                                                              -------    -------    -------    -------    -------
     Income from operations................................   $ 1,487    $ 3,198    $ 4,450    $ 2,033    $ 3,380
                                                              -------    -------    -------    -------    -------
                                                              -------    -------    -------    -------    -------

ENERGY SYSTEMS:
     Revenues..............................................   $44,177    $48,069    $54,228    $24,134    $29,618
     Cost of revenues......................................    36,498     40,299     45,893     20,180     25,221
                                                              -------    -------    -------    -------    -------
     Gross profit..........................................     7,679      7,770      8,335      3,954      4,397
     Selling, general and administrative expenses..........     6,537      6,948      6,869      3,385      3,385
     Employee stock compensation (non-recurring)...........        --         --         --         --      1,816
                                                              -------    -------    -------    -------    -------
     Income (loss) from operations.........................   $ 1,142    $   822    $ 1,466    $   569    $  (804)
                                                              -------    -------    -------    -------    -------
                                                              -------    -------    -------    -------    -------

NEMSI:
     Revenues..............................................   $22,467    $30,457    $39,357    $18,129    $17,464
     Cost of revenues......................................    17,129     23,407     31,217     13,915     13,379
                                                              -------    -------    -------    -------    -------
     Gross profit..........................................     5,338      7,050      8,140      4,214      4,085
     Selling, general and administrative expenses..........     4,617      5,448      6,502      2,801      3,028
     Employee stock compensation (non-recurring)...........        --         --        795         --         --
                                                              -------    -------    -------    -------    -------
     Income from operations................................   $   721    $ 1,602    $   843    $ 1,413    $ 1,057
                                                              -------    -------    -------    -------    -------
                                                              -------    -------    -------    -------    -------

LEE:
     Revenues..............................................   $35,475    $34,639    $39,681    $15,874    $24,488
     Cost of revenues......................................    28,154     26,541     30,316     12,308     18,570
                                                              -------    -------    -------    -------    -------
     Gross profit..........................................     7,321      8,098      9,365      3,566      5,918
     Selling, general and administrative expenses..........     6,006      6,663      7,325      2,972      4,266
                                                              -------    -------    -------    -------    -------
     Income from operations................................   $ 1,315    $ 1,435    $ 2,040    $   594    $ 1,652
                                                              -------    -------    -------    -------    -------
                                                              -------    -------    -------    -------    -------


                                                  (table continued on next page)

(table continued from previous page)


                                                                                                   SIX MONTH
                                                                                                    INTERIM
                                                                FISCAL YEARS ENDED(1)(2)        PERIODS ENDED(3)
                                                              -----------------------------    ------------------
                                                               1995       1996       1997       1997       1998
                                                              -------    -------    -------    -------    -------
HILL YORK:
     Revenues..............................................   $28,667    $31,430    $34,170    $15,747    $18,883
     Cost of revenues......................................    22,526     24,121     26,551     11,901     14,673
                                                              -------    -------    -------    -------    -------
     Gross profit..........................................     6,141      7,309      7,619      3,846      4,210
     Selling, general and administrative expenses..........     5,758      6,992      7,089      3,444      3,792
                                                              -------    -------    -------    -------    -------
     Income from operations................................   $   383    $   317    $   530      $ 402    $   418
                                                              -------    -------    -------    -------    -------
                                                              -------    -------    -------    -------    -------
MECHANICAL SERVICES:
     Revenues..............................................   $24,938    $28,549    $28,279    $14,152    $11,528
     Cost of revenues......................................    21,884     25,121     24,511     12,408      9,789
                                                              -------    -------    -------    -------    -------
     Gross profit..........................................     3,054      3,428      3,768      1,744      1,739
     Selling, general and administrative expenses..........     2,053      2,298      2,530      1,228      1,110
                                                              -------    -------    -------    -------    -------
     Income from operations................................   $ 1,001    $ 1,130    $ 1,238      $ 516    $   629
                                                              -------    -------    -------    -------    -------
                                                              -------    -------    -------    -------    -------
AIRCOND:
     Revenues..............................................   $25,225    $26,830    $26,935    $13,097    $15,882
     Cost of revenues......................................    17,174     17,284     17,509      8,766     10,327
                                                              -------    -------    -------    -------    -------
     Gross profit..........................................     8,051      9,546      9,426      4,331      5,555
     Selling, general and administrative expenses..........     6,273      7,487      7,731      3,824      3,908
                                                              -------    -------    -------    -------    -------
     Income from operations................................   $ 1,778    $ 2,059    $ 1,695      $ 507    $ 1,647
                                                              -------    -------    -------    -------    -------
                                                              -------    -------    -------    -------    -------


------------

(1) The fiscal years presented are as follows: Brandt, Energy Systems, NEMSI and Lee -- the fiscal years ended December 31, 1995, 1996 and 1997; Air
    Systems -- the fiscal years ended February 29, 1996 and February 28, 1997 and 1998; Hill York and Mechanical Services -- the fiscal years ended March 31, 1996 and 1997 and the fiscal year ended December 31, 1997; and Aircond -- the fiscal years ended September 30, 1995, 1996 and 1997.

(2) Selling, general and administrative expenses for the Founding Companies for each of the fiscal years (as defined above) in the three-year periods and the interim periods (as defined below) presented do not include reductions in compensation and benefits to certain of the stockholders of the Founding Companies to which they have agreed prospectively in the employment agreements to be entered into upon the consummation of this Offering (the 'Compensation Differential') as indicated below.


                                                                                        SIX MONTH
                                                                                         INTERIM
                                              FISCAL YEARS ENDED                     PERIODS ENDED(3)
                                          --------------------------    ------------------------------------------
                                           1995      1996      1997            1997                   1998
                                          ------    ------    ------    ------------------        -----------
Brandt.................................   $  404    $2,777    $  353          $  181                 $  181
Air Systems............................      213     1,223     1,407             640                    (27)
Energy Systems.........................      294       268       283             126                     97
NEMSI..................................      512       388       590             190                    211
Lee....................................    1,349     1,226     1,026             371                    969
Hill York..............................      577     1,010       968             529                    574
Mechanical Services....................      170       293       312             184                     72
Aircond................................      414       437     1,136              28                     15
                                          ------    ------    ------         -------                -------
     Total.............................   $3,933    $7,622    $6,075          $2,249                 $2,092
                                          ------    ------    ------         -------                -------
                                          ------    ------    ------         -------                -------


                                              (footnotes continued on next page)

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

(footnotes continued from previous page)


(3) The interim periods presented are as follows: Brandt, Energy Systems, NEMSI, Lee, Hill York, Mechanical Services and Aircond -- the six months ended
    June 30, 1997 and 1998; Air Systems -- the six months ended June 30, 1997 and 1998 consisting of the three months ended May 31, 1997 and 1998 and the three months ended June 30, 1997 and 1998.


(4) In May 1995, management of Brandt purchased all issued and outstanding common stock from Brandt's former parent. Accordingly, financial information is presented for periods subsequent to the date of this purchase. The 1995 results reflect the period from May 25 to December 31, 1995.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered by this Prospectus involves a high degree of risk. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the Common Stock.

ABSENCE OF COMBINED OPERATING HISTORY; RISKS OF INTEGRATION

     Enfinity was founded in 1997 and has conducted no operations and generated no revenues to date. Enfinity has entered into agreements to acquire the Founding Companies simultaneously with and as a condition to the consummation of this Offering. Prior to the consummation of this Offering, the Founding Companies have operated as independent entities. Currently, the Company has no centralized financial reporting system and initially will rely on the existing reporting systems of the Founding Companies. There can be no assurance that the Company will be able to successfully integrate the operations of these businesses or institute the necessary Company-wide systems and procedures to successfully manage the combined enterprise on a profitable basis. The Company's management group has been assembled only recently, and there can be no assurance that the management group will be able to effectively manage the combined entity or effectively implement the Company's internal growth strategy and acquisition program. The combined financial statements of the Founding Companies cover periods when the Founding Companies and Enfinity were not under common control or management and, therefore, may not be indicative of the Company's future financial or operating results. The inability of the Company to successfully integrate the Founding Companies would have a material adverse effect on the Company's business, financial condition and results of operations. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and 'Business -- Business Strategy.'

FACTORS AFFECTING INTERNAL GROWTH AND PROFITABILITY

     The Founding Companies have experienced revenue and earnings growth on a pro forma combined basis over the past few years. There can be no assurance that the Founding Companies will continue to experience internal growth comparable to these levels, or at all. Factors affecting the ability of the Company to continue to experience internal growth and profitability include, but are not limited to, demand for the Company's services and the Company's ability to expand the scope of the services offered, maintain relationships with significant clients, recruit and retain qualified technicians and engineers, gain access to capital, avoid cost overruns on fixed-price contracts and cross-sell services of the Founding Companies. See 'Business -- Growth Strategy.'

POSSIBLE EFFECTS OF DEREGULATION OF THE U.S. GAS AND ELECTRIC UTILITY INDUSTRIES

     The U.S. gas and electric utility industries have recently begun to be deregulated on a state-by-state basis. As these industries become further deregulated, utility companies are seeking entry into the energy and indoor environmental systems and services industry as a method of securing utility customers in an increasingly competitive market. Such utilities are likely to increasingly compete with the Company for clients, strategic partners, acquisition targets and qualified technicians and engineers. Such utility companies may enter into partnerships or joint ventures with energy and indoor environmental systems and services companies. If the Company is not selected as a partner by utility companies, there could be a material adverse effect on the Company's business, financial condition and results of operations. In addition, as utility companies may be better capitalized, have greater name recognition and be able to provide services at a lower cost than the Company, the Company may encounter a significant increase in competition in its efforts to achieve its internal growth and acquisition objectives. See 'Business -- Competition.'

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

     The Company intends to increase its revenues, expand the markets it serves and increase its service offerings in part through the acquisition of additional energy and indoor environmental systems and services providers. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses into the Company without substantial costs, delays or other operational or financial problems. Increased competition for acquisition candidates may develop, in which event there may be fewer acquisition opportunities available to the Company as well as escalating acquisition prices. Further, acquisitions involve a number of special risks, including possible adverse effects on the Company's operating results, diversion of management's attention, failure to retain key acquired personnel, risks associated with unanticipated events or liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations. Client dissatisfaction or performance problems at a single acquired company could have an adverse effect on the reputation of the Company and render ineffective any national sales and marketing initiatives undertaken by the Company. There can be no assurance that potential acquisition targets will be receptive to the Company's acquisition program. See 'Business -- Growth Strategy.'

RISKS RELATED TO ACQUISITION FINANCING


     The Company intends to finance future acquisitions by using shares of its Common Stock for a substantial portion of the consideration to be paid. In the event that its Common Stock does not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to initiate and maintain its acquisition program. If the Company has insufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. The Company has received a bank commitment for a revolving credit facility of up to $100.0 million. Although such revolving credit facility is expected to be available after the consummation of this Offering, there can be no assurance that the Company will be able to obtain such revolving credit facility or other financing it may need on terms the Company deems acceptable. If the Company is unable to obtain financing sufficient for all of its desired acquisitions, it may be unable to implement fully its acquisition strategy. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources.'


MATERIAL AMOUNT OF INTANGIBLE ASSETS


     The goodwill subsequent to the Mergers of $114.6 million, representing $115.8 million recorded in conjunction with the Mergers net of Brandt's existing negative goodwill, was approximately 45.8% of the Company's pro forma total assets as of June 30, 1998. Goodwill is an intangible asset that represents the excess of purchase price over the fair value of the assets acquired. Generally accepted accounting principles require that goodwill be amortized over the period benefited. The Company has determined such period to be no less than 40 years. Management has concluded that the anticipated future cash flows associated with the intangible assets recognized in the Mergers will continue indefinitely, and that there is no persuasive evidence that any material portion will dissipate over a period shorter than 40 years. If management were not to give effect to factors that would result in shorter benefit periods for a material portion of the goodwill, earnings reported in periods immediately following the Mergers would be overstated. In later years, the Company would be burdened by a continuing charge against earnings without the associated benefit to income valued by management in arriving at the consideration paid for the Founding Companies. Earnings in later years could also be significantly affected if management determined then that the remaining balance of goodwill was impaired.


     The amount amortized, however, will not give rise to a deduction for tax purposes. In addition, the Company will be required to amortize the goodwill, if any, from any future acquisitions accounted for on the purchase method of accounting. Under accounting rules, the Company is required to periodically evaluate goodwill for impairment by reviewing the cash flows of acquired companies and comparing such amounts to the carrying value of the associated goodwill. If goodwill is impaired, the Company would be required to adjust goodwill and incur a charge to its operating results. A reduction in operating results resulting from the amortization or write-down of goodwill could have an adverse impact upon the market price of the Common Stock.

MANAGEMENT OF GROWTH

     The Company expects to grow internally and through strategic partnerships and acquisitions. The Company expects to expend significant time and effort in expanding existing businesses, in consummating strategic partnerships and in identifying, completing and integrating acquisitions. There can be no assurance that the Company's systems, procedures and controls will be adequate to support the Company's operations as they expand. Any future growth also will impose significant added responsibilities on members of senior management, including the need to identify, recruit and integrate new senior level managers and executives. There can be no assurance that such additional management will be identified and retained by the Company. To the extent that the Company is unable to manage its growth efficiently and effectively, or is unable to attract and retain additional qualified management, the Company's business, financial condition and results of operations could be materially adversely affected. See
'Business -- Growth Strategy' and 'Management.'

EXPOSURE TO DOWNTURNS IN NEW CONSTRUCTION; GENERAL ECONOMIC CONDITIONS

     A substantial portion of the Company's business involves installation of energy and indoor environmental systems in newly constructed commercial and industrial buildings. The demand for new installation services is affected by fluctuations in the amount of new construction of commercial and industrial buildings in the markets in which the Company operates. Factors such as local economic conditions and changes in interest rates can affect the amount of new construction. Downturns in the levels of new construction could have a material adverse effect on the Company's business, financial condition and results of operations. General economic conditions can also cause fluctuations in demand for the Company's services.

SEASONALITY AND QUARTERLY FLUCTUATIONS

     The Company's operations are subject to seasonal variations. In certain parts of the United States, the demand for new installations of HVAC and other energy and indoor environmental systems can be substantially lower during the winter months. Maintenance, repair and replacement services are subject to seasonality as well. The Company expects that its revenues and operating results generally will be lower in the first and fourth calendar quarters. The energy and indoor environmental systems and services industry is also subject to fluctuations caused by periods of inclement weather. Prolonged extreme climate or weather conditions may cause unpredictable fluctuations in operating results. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'

AVAILABILITY OF QUALIFIED ENGINEERS AND TECHNICIANS

     The timely provision by the Company of high quality energy and indoor environmental systems and services requires an adequate supply of engineers and technicians. Accordingly, the Company's ability to increase its productivity and profitability will be limited by its ability to employ, train and retain the skilled engineers and technicians necessary to meet the Company's construction and service requirements. From time to time, there are shortages of qualified engineers and technicians, and there can be no assurance that the Company will be able to maintain an adequate skilled labor force necessary to operate efficiently, that the Company's labor expenses will not increase as a result of a shortage in the supply of skilled engineers and technicians or that the Company will not have to curtail its planned internal growth as a result of skilled labor shortages. See 'Business -- Recruiting, Training and Retention' and 'Business -- Employees.'

LABOR RELATIONS


     At June 30, 1998, the Company had approximately 3,345 employees, of whom approximately 1,700 were members of labor unions. Five of the eight Founding Companies have collective bargaining agreements, which agreements expire at various times through April 2002. The Company's inability to negotiate acceptable contracts with these unions could result in strikes or other work stoppages by the affected workers and increased operating costs as a result of higher wages or benefits paid to union members. If the unionized employees were to engage in strikes or other work stoppages, or other employees were to become unionized, the Company could experience a significant disruption of its operations and higher ongoing labor costs, which could have an adverse effect on the Company's business, financial condition and results of operations. In addition, the use by some Founding Companies of unionized employees and by other Founding Companies of non-unionized employees may make joint ventures among the Founding Companies more difficult or may lead to conflicts between union and non-union employees. See 'Business -- Employees.'

COMPETITION

     The energy and indoor environmental systems and services industry is highly competitive. Many of the Company's competitors are relatively small, owner-operated private companies. The Company also competes with large HVAC equipment manufacturers, such as Carrier Corporation, Trane Air Conditioning Company and Honeywell Inc. In addition, the Company is increasingly encountering competition from unregulated affiliates of public utilities which generally are better capitalized, have greater name recognition and may be able to provide services at a lower cost. The energy and indoor environmental systems and services industry is currently undergoing rapid consolidation on both a national and a regional level by other companies that have acquisition objectives similar to the Company's objectives. These companies and other consolidators may have greater financial resources than the Company to finance acquisition and internal growth opportunities and might be willing to pay higher prices than the Company for the same acquisition opportunities. Consequently, the Company may encounter significant competition in its efforts to achieve its internal growth and acquisition objectives. See 'Business -- Competition.'

TERMINABILITY OF CONTRACTS; CLIENT CONCENTRATION

     A significant percentage of the Company's revenues is derived from maintenance, repair and replacement services provided pursuant to service agreements or in response to service calls. The Company's service agreements are typically terminable by either party upon 30 to 60 days' notice and there can be no assurance that existing clients will continue to use the Company's services at historical levels, if at all. Further, a relatively small number of clients accounts for a significant portion of the Company's revenues. For the year ended December 31, 1997, one client, Devcon, accounted for approximately 12.5% of the Company's revenues and 10 clients accounted for approximately 28.6% of the Company's revenues. There can be no assurance that these clients will continue to engage the Company for additional projects or do so at the same revenue levels or that the Company will be able to obtain additional clients as large projects are completed. See 'Business -- Clients.'

OPERATING HAZARDS

     A significant portion of the Company's business consists of the assembly and installation of energy and indoor environmental systems. This process can cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension of operations at all or part of the facility being serviced. While the Company maintains insurance coverage in the amounts and against the risks that it believes are in accordance with industry practice, no assurance can be given that this insurance will be adequate to cover all losses or liabilities the Company may incur in its operations or that the Company will be able to maintain insurance of the types or at levels it deems necessary or adequate or at rates it considers reasonable.

RELIANCE ON KEY PERSONNEL

     The Company's operations are dependent on the continued efforts of its executive officers and the senior management of the Founding Companies. Furthermore, the Company will likely be dependent on the senior management of any businesses acquired in the future. If any of these persons becomes unable to continue in his or her role with the Company, or if the Company is unable to attract and retain other qualified employees, the Company's business, financial condition and results of operations could be materially and adversely affected. Although the Company or an individual Founding Company will enter into an employment agreement with at least one member of senior management of each of the Founding Companies which will include confidentiality and non-compete provisions, there can be no assurance that any individual will continue in his or her present capacity with the Company or such Founding Company for any particular period of time.

RISKS OF YEAR 2000 NONCOMPLIANCE

     A significant percentage of the software that runs most of the computers worldwide relies on two-digit codes to reflect the last two digits of a year in performing computations and decision-making functions. Commencing on January 1, 2000, these computer programs may fail due to the inability to interpret date codes properly, for example, misinterpreting '00' as the year 1900 rather than 2000. Certain of the Founding Companies' computer programs are currently partially year 2000 noncompliant. The costs of updating such programs are expected to be approximately $1 million, but there can be no assurance that such conversion programs will be successful at the expected cost. The Company utilizes in its internal operations a number of computer software programs, including programs used to manage the Company's financial, accounting, sales and marketing activities. The inability of such programs to interpret properly data relating to the year 2000 and beyond could have a material adverse effect on the Company's business, financial condition and results of operations.


RISKS ASSOCIATED WITH GOVERNMENT REGULATION

     Energy and indoor environmental systems are subject to various environmental statutes and regulations, including the Clean Air Act, as amended (the 'Clean Air Act') and those regulating the production, servicing and disposal of certain ozone-depleting refrigerants used in such systems. There can be no assurance that the regulatory environment in which the Company operates will not change significantly in the future. Various federal, state and local laws and regulations impose licensing standards on technicians who install and service energy and indoor environmental systems. The Company's failure to comply with these laws and regulations could subject it to substantial fines and the loss of its licenses. See 'Business -- Governmental Regulation and Environmental Matters.'

CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS

     Following the completion of the Mergers and this Offering, the executive officers and directors of the Company, consultants to Enfinity and the former stockholders of the Founding Companies will beneficially own 53.9% of the outstanding shares of Common Stock (50.4% if the Underwriters' over-allotment option is exercised in full). These persons, if acting in concert, will be able to continue to exercise control over the Company's affairs, to elect the entire Board of Directors and to control the disposition of any matter submitted to a vote of stockholders. See 'Principal Stockholders.'

SUBSTANTIAL PROCEEDS OF OFFERING PAYABLE TO AFFILIATES

     Approximately $79.6 million, or approximately 79.2%, of the net proceeds of this Offering will be paid as the cash portion of the purchase price for the Founding Companies, approximately $54.6 million of which will be paid either to stockholders of the Founding Companies who will become directors, officers, key employees or holders of more than 5% of the Common Stock or to trusts for which they act as trustees. Certain of the Founding Companies have incurred an aggregate of $3.7 million of indebtedness that is personally guaranteed by their principal stockholders and will be repaid from the net proceeds of this Offering.

POTENTIAL ADVERSE EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK

     The market price of the Common Stock may be adversely affected by the sale, or availability for sale, of substantial amounts of the Common Stock in the public market following this Offering. The 8,000,000 shares being sold in this Offering will be freely tradable unless acquired by affiliates of the Company.

     Upon the completion of this Offering, the holders of Common Stock who did not purchase shares in this Offering will own 9,345,452 shares of Common Stock, including: (i) the stockholders of the Founding Companies who will receive, in the aggregate, 8,243,971 shares in connection with the Mergers; and (ii) the management of and the consultants to Enfinity, who own 1,101,481 shares. These shares have not been registered under the Securities Act of 1933, as amended (the 'Securities Act'), and, therefore, may not be sold unless registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144. Furthermore, the stockholders who will receive these shares have agreed with the Company to certain restrictions on the sale, transfer or other disposition of these shares following the consummation of this Offering. Such transfer restrictions will end: (i) as to 50% of the shares, two years after the consummation of this Offering; (ii) as to the next 25% of the shares, 30 months after the consummation of this Offering; and (iii) as to the remaining 25% of these shares, three years after the consummation of this Offering. In addition, the Company has agreed to enforce on behalf of NationsBanc Montgomery Securities LLC such transfer restrictions for a period of 180 days after the date of this Prospectus. The stockholders who will receive these shares have certain demand registration rights commencing three years after the consummation of this Offering and piggyback registration rights commencing immediately upon the consummation of this Offering, subject to certain exceptions.

     In addition, the Company, all of its officers and directors and the holders of all shares of Common Stock outstanding prior to this Offering have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, for a period of 180 days after the date of this Prospectus without the prior written consent of NationsBanc Montgomery Securities LLC except for, in the case of the Company, Common Stock issued pursuant to the Company's 1998 Long-Term Incentive Plan or in connection with acquisitions.

     The Company plans to register an additional 5,000,000 shares of Common Stock under the Securities Act within 90 days after completion of this Offering for use by the Company as consideration for future acquisitions. Upon such registration, these shares generally will be freely tradable after issuance, unless the resale thereof is contractually restricted or unless the holders thereof are subject to the restrictions on resale provided in Rule 145 under the Securities Act. The contemplated offering of such 5,000,000 additional shares will be made only by means of a prospectus. The registration rights described above will not apply to the registration statement to be filed with respect to these 5,000,000 shares. See 'Shares Eligible for Future Sale' and 'Underwriting.'

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to this Offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop and continue subsequent to this Offering or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price for the Common Stock will be determined by negotiation between the Company and the Representatives of the Underwriters and may bear no relationship to the price at which the Common Stock will trade after this Offering. See 'Underwriting' for the factors to be considered in determining the initial public offering price. After this Offering, the market price of the Common Stock may be subject to significant fluctuations in response to numerous factors, including variations in the annual or quarterly financial results of the Company or its competitors, changes by financial research analysts in their estimates of the earnings of the Company or the failure of the Company to meet such estimates, conditions in the economy in general or in the Company's industry in particular, unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting the Company or its industry. Moreover, from time to time, the stock market experiences significant price and volume volatility that may affect the market price of the Common Stock for reasons unrelated to the Company's performance.

IMMEDIATE AND SUBSTANTIAL DILUTION


     The purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the pro forma net tangible book value of their shares of $10.80 per share. In the event the Company issues additional Common Stock in the future, including shares issued in connection with future acquisitions, purchasers of Common Stock in this Offering may experience further dilution. See 'Dilution.'


ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BY-LAW PROVISIONS

     The Board of Directors of the Company is empowered to issue preferred stock in one or more series without stockholder action. The members of the Board of Directors of the Company serve staggered terms. The existence of this 'blank-check' preferred stock and of the staggered Board of Directors could render more difficult or discourage an attempt to obtain control of the Company by means of a tender offer, merger, proxy contest or otherwise. Certain provisions of the Delaware General Corporation Law may also discourage takeover attempts that have not been approved by the Board of Directors. The Company's By-Laws contain other provisions that may have an anti-takeover effect. See 'Management -- Directors and Executive Officers,' 'Principal Stockholders' and 'Description of Capital Stock.'

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

                                  THE COMPANY

     Enfinity was formed by the Founding Companies to provide energy and indoor environmental systems and services to commercial, industrial and institutional clients. The Company provides a broad range of services throughout the life cycle of a client's energy and indoor environmental systems, including: (i) maintenance, repair and replacement; (ii) design, engineering and installation; and (iii) on-site and off-site management of building systems, including automated control and monitoring systems. The Founding Companies are 'best-of-class' service providers, each of which has developed specialized and complementary expertise. The Founding Companies have been in business for an average of 44 years. Enfinity has entered into agreements to acquire the Founding Companies simultaneously with and as a condition to the closing of this Offering. For the year ended December 31, 1997, the Founding Companies had combined revenues of approximately $364.8 million and provided services in 30 states. The following is a brief description of the Founding Companies:

     BRANDT. Brandt Mechanical Services, Inc., founded in 1952, focuses on performing large design and build construction projects and turnkey industrial and special projects. Brandt, headquartered in Dallas, Texas, also maintains offices in Fort Worth and San Antonio, Texas, and has worked on projects in 16 states. Significant clients of Brandt include Hitachi, Fujitsu, Texas Christian University and ARCO. Brandt's revenues for the year ended December 31, 1997 were approximately $50.4 million.


     AIR SYSTEMS. Air Systems, Inc. ('Air Systems'), founded in 1974, specializes in the design, engineering and installation of energy and indoor environmental systems for commercial entities in northern California and performs additional services in plumbing, process piping and sheet metal construction. Air Systems has particular expertise servicing clients in the technology sector and has built a state of the art, on-site 'clean room.' Air Systems was recognized in 1997 as one of the '100 Fastest Growing Private Companies' in Silicon Valley by Silicon Valley Business Journal. Air Systems, headquartered in San Jose, California, also operates from an office in Santa Rosa, California. Significant clients of Air Systems include Devcon, Cisco Systems, Novellus and @Home. Air Systems' revenues for the year ended February 28, 1998 were approximately $91.0 million.


     ENERGY SYSTEMS. Energy Systems Industries, Inc. ('Energy Systems'), founded in 1947, primarily performs outsourced facility services to its clients in 15 states, focusing on the on-site maintenance of energy and indoor environmental systems. Energy Systems, headquartered in Boston, Massachusetts, also operates from its offices in Hartford, Connecticut, Philadelphia, Pennsylvania and Washington, D.C. Significant clients of Energy Systems include Sprint, Prudential Center (Boston), Lucent Technologies, Harvard University, Blue Cross/Blue Shield of Massachusetts, America Online and Gillette. Energy Systems' revenues for the year ended December 31, 1997 were approximately $54.2 million.

     NEMSI. New England Mechanical Services, Inc. ('NEMSI'), founded in 1966, specializes in performing design and build projects at manufacturing and research facilities and on-site maintenance work at nuclear power plants. NEMSI recently was named '1998 Commercial Contractor of the Year' by Contracting Business magazine. NEMSI is headquartered in Vernon, Connecticut and has branch offices in Boston and Springfield, Massachusetts and Hartford, Fairfield and New London, Connecticut. Significant clients of NEMSI include Union Carbide, Bristol-Myers Squibb, Pfizer, General Electric, Pratt & Whitney, Otis Elevator, General RE and the United States Naval Submarine Base in Groton, Connecticut. NEMSI's revenues for the year ended December 31, 1997 were approximately $39.4 million.

     LEE. Lee Company ('Lee'), founded in 1944, specializes in the design, engineering and installation of energy and indoor environmental systems and possesses specialized expertise relating to health care facility projects. Lee is one of the largest mechanical services companies in Nashville, Tennessee and has worked on projects in 25 states. Significant clients of Lee include Nissan Motor Manufacturing, Inc., Peterbilt Motors Company, Whirlpool Corporation, Columbia/HCA and Primus. Lee's revenues for the year ended December 31, 1997 were approximately $39.7 million.

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     HILL YORK. Hill York Corporation and Hill York Service Corporation
(collectively, 'Hill York'), founded in 1936, specialize in the design, fabrication, installation and service of energy and indoor environmental systems in high rise luxury condominiums, hotels, universities and convention centers throughout South Florida. Hill York, with headquarters in Fort Lauderdale, Florida, also serves its clients from offices in Miami, West Palm Beach and Naples, Florida. Significant clients of Hill York include Motorola, Marriott, Sheraton, Nova Southeastern University and Century Village. Hill York's revenues for the year ended December 31, 1997 were approximately $34.2 million.

     MECHANICAL SERVICES. Mechanical Services of Orlando, Inc. ('Mechanical Services'), founded in 1974, focuses on design and build projects and provides operation and maintenance services, primarily in Florida. Mechanical Services has developed expertise in performing specialized mechanical service projects, such as installing support systems for aquatic animals at Sea World in Orlando, Florida. In addition, Mechanical Services has an Environmental Services Group that provides indoor air quality services. Mechanical Services was named the '1997 Commercial Contractor of the Year' by Contracting Business magazine. Mechanical Services is headquartered in Orlando, Florida and also serves its customers from an office in Tampa, Florida. Significant clients of Mechanical Services include Lucent Technologies, Time Warner, Sprint, Sea World and LaSalle Partners. Mechanical Services' revenues for the year ended December 31, 1997 were approximately $28.3 million.

     AIRCOND. Aircond Corporation ('Aircond'), founded in 1937, focuses on the maintenance, repair and replacement of energy and indoor environmental systems. With over 130 technicians, Aircond is one of the largest service providers of such systems in the Southeast. Aircond places a strong emphasis on training and offers a six-year formal training program for its service technicians. Aircond, headquartered in Smyrna, Georgia, has additional offices in Dalton and LaGrange, Georgia, Columbia and Greenville, South Carolina and Charlotte, North Carolina. Significant clients of Aircond include Coca-Cola, American Software, Michelin Tires and the Hughes Aircraft division of Raytheon. Aircond's revenues for the year ended September 30, 1997 were approximately $26.9 million.

THE MERGERS


     The aggregate consideration to be paid by Enfinity to acquire the Founding Companies consists of approximately $79.6 million in cash and 8,243,971 shares of Common Stock. The Company will also assume $23.2 million in outstanding indebtedness of the Founding Companies. See 'Certain Transactions.'


     The closing of each Merger is subject to customary conditions. These conditions include, among others, the accuracy on the closing date of the Mergers of the representations and warranties made by the Founding Companies, their principal stockholders and the Company; the performance of each of their respective covenants included in the agreements relating to the Mergers (the 'Merger Agreements'); and the nonexistence of a material adverse change in the business, results of operations or financial condition of each Founding Company. For a further description of the transactions pursuant to which these businesses will be acquired, see 'Certain Transactions -- Organization of the Company.'

     Enfinity Corporation is a Delaware corporation. Its executive offices are located at 400 Lake Ridge Drive, Smyrna, Georgia 30082, and its telephone number at that address is (770) 431-1470.

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the shares of Common Stock offered hereby, after deducting the underwriting discount and offering expenses of $2.0 million payable by the Company, are estimated to be approximately $98.4 million ($113.5 million if the Underwriters' over-allotment option is exercised in full). The Founding Companies have already paid $2.0 million of the offering expenses. Of the net proceeds, approximately $79.6 million (subject to adjustment) will be used to pay the cash portion of the purchase price for the Founding Companies, of which approximately $54.6 million will be paid directly or indirectly to stockholders of the Founding Companies who will become officers, directors or holders of more than 5% of the Common Stock of the Company. Approximately $1.3 million of the net proceeds will be used to redeem preferred stock of one of the Founding Companies. An additional $615,000 of the net proceeds will be used to pay S Corporation distributions to the stockholders of certain of the Founding Companies, and approximately $4.7 million of the net proceeds will be used to pay the stockholders of certain of the Founding Companies for amounts representing Excess Working Capital. In addition, approximately $6.1 million of the net proceeds will be used to pay indebtedness, accrued expenses and other liabilities of the Founding Companies. Such indebtedness matures at various times through September 2011 and bears interest at 8.0% to 9.8% per annum. Approximately $3.7 million of such indebtedness is guaranteed by persons who will be affiliates of the Company upon the consummation of this Offering. Such guaranteed indebtedness matures at various times through December 2002. See 'Certain Transactions.'



     The remaining $6.2 million of net proceeds will be used for working capital and for general corporate purposes, including future acquisitions. The Company continues to review various strategic acquisition opportunities with other energy and indoor environmental systems and services providers. Except for the Merger Agreements with the Founding Companies, the Company has no agreements to effect any acquisitions. Pending such uses, the net proceeds will be invested in short-term, interest-bearing, investment grade securities.



     In addition to the net proceeds of this Offering, the Company will retain the cash balances of the Founding Companies. Such balances totaled approximately $3.7 million as of June 30, 1998. The Company has received a commitment from NationsBank, N.A. for a revolving credit facility of up to $100.0 million to be used for working capital and other general corporate purposes, including future acquisitions. Although the Company expects such revolving credit facility will be available to it after the consummation of this Offering, there can be no assurance that the Company will be able to obtain such revolving credit facility or other financing it may need on terms the Company deems acceptable. See 'Risk Factors -- Risks Related to Acquisition Financing' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources.'


                                DIVIDEND POLICY

     The Company intends to retain all of its earnings, if any, to finance the expansion of its business and for general corporate purposes, including future acquisitions, and does not anticipate paying any cash dividends on its Common Stock for the foreseeable future. In addition, in the event the Company is successful in obtaining its proposed revolving credit facility, it is likely that such facility will include restrictions on the ability of the Company to pay dividends without the consent of the lender.

                                 CAPITALIZATION


     The following table sets forth the short-term debt and current portion of long-term debt and the capitalization of the Company at June 30, 1998: (i) on a pro forma combined basis to give effect to the Mergers; and (ii) as further adjusted to give effect to this Offering and the application of the estimated net proceeds therefrom. See 'Selected Financial Data' and 'Use of Proceeds.' This table should be read in conjunction with the Unaudited Pro Forma Combined Financial Statements of the Company and the notes thereto included elsewhere in this Prospectus.



                                                                                               JUNE 30, 1998
                                                                                         -------------------------
                                                                                            PRO            AS
                                                                                           FORMA        ADJUSTED
                                                                                         ---------     -----------
                                                                                              (IN THOUSANDS)
Short-term debt and current portion of long-term debt.................................    $14,183       $  13,157
                                                                                         ---------     -----------
                                                                                         ---------     -----------
Long-term debt, less current portion..................................................    $ 8,995       $   4,383
Stockholders' equity:
     Preferred Stock: $0.01 par value, 500,000 shares authorized; none issued or
      outstanding.....................................................................      --             --
     Common Stock: $0.01 par value, 49,000,000 shares authorized; 9,345,452 shares issued and outstanding, pro forma; and 17,345,452 shares issued and outstanding,
      as adjusted(1)..................................................................         93             173
     Additional paid-in capital.......................................................     99,001         195,361
     Retained deficit.................................................................    (32,863)        (32,863)
                                                                                         ---------     -----------
          Total stockholders' equity..................................................     66,231         162,671
                                                                                         ---------     -----------
               Total capitalization...................................................    $75,226       $ 167,054
                                                                                         ---------     -----------
                                                                                         ---------     -----------


------------


(1) Excludes 2,341,635 shares of Common Stock reserved for issuance pursuant to the Company's 1998 Long-Term Incentive Plan, of which options to purchase 1,765,277 shares will be granted by the Company concurrently with the consummation of the Mergers and this Offering. See 'Management -- 1998 Long-Term Incentive Plan.'

                                    DILUTION


     The deficit in pro forma net tangible book value of the Company as of June 30, 1998 was approximately $49.5 million, or $5.30 per share of Common Stock, after giving effect to the Mergers. The deficit in pro forma net tangible book value per share represents the Company's pro forma net tangible assets less its total liabilities, divided by the number of shares of Common Stock to be outstanding after giving effect to the Mergers. After giving effect to the sale of the 8,000,000 shares of Common Stock offered hereby (at an assumed initial public offering price of $13.50 per share less the underwriting discount and estimated expenses of this Offering) and the application of the net proceeds therefrom, the Company's pro forma net tangible book value as of June 30, 1998 would have been approximately $46.9 million, or approximately $2.70 per share. This represents an immediate increase in pro forma net tangible book value of approximately $8.00 per share to existing stockholders and an immediate dilution of approximately $10.80 per share to new investors purchasing the shares in this Offering. The following table illustrates this pro forma dilution per share:



Assumed initial public offering price................................................             $13.50
  Pro forma deficit in net tangible book value before this Offering..................   $(5.30)
  Increase in pro forma net tangible book value attributable to new investors........     8.00
                                                                                        ------
Pro forma net tangible book value after this Offering................................               2.70
                                                                                                  ------
Dilution to new investors............................................................             $10.80
                                                                                                  ------
                                                                                                  ------


     The following table sets forth the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders (after giving effect to the Mergers) and the new investors purchasing shares of Common Stock from the Company in this
Offering:


                                              SHARES PURCHASED                            AVERAGE
                                            ---------------------         TOTAL            PRICE
                                              NUMBER      PERCENT    CONSIDERATION(1)    PER SHARE
                                            ----------    -------    ----------------    ---------
Existing stockholders....................    9,345,452      53.9%      $(47,802,000)      $ (5.12)
New investors............................    8,000,000      46.1%       108,000,000       $ 13.50
                                            ----------    -------    ----------------
     Total...............................   17,345,452     100.0%      $ 60,198,000
                                            ----------    -------    ----------------
                                            ----------    -------    ----------------


------------


(1) Total consideration paid by existing stockholders represents the combined stockholders' equity, including the stockholders' equity of the Founding Companies, before this Offering, adjusted to reflect: (i) the payment of $79.6 million in cash to the stockholders of the Founding Companies as part of the consideration for the Mergers; (ii) the assumption by a stockholder of a Founding Company of certain liabilities of other stockholders of such Founding Company in the net amount of approximately $1.3 million in connection with the Mergers; and (iii) distributions to be made to the stockholders of certain of the Founding Companies, including undistributed S Corporation earnings of $615,000, Excess Working Capital of $4.7 million and $1.3 million of liquidation value of preferred stock of one of the Founding Companies. See the Notes to the Unaudited Pro Forma Combined Financial Statements.

                            SELECTED FINANCIAL DATA
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


     Enfinity will acquire the Founding Companies simultaneously with and as a condition to the consummation of this Offering. For financial statement presentation purposes, Brandt has been identified as the accounting acquiror. The following selected historical financial data of Brandt as of December 31, 1996 and 1997, for the period from May 25 to December 31, 1995 and for the years ended December 31, 1996 and 1997 have been derived from the audited financial statements of Brandt included elsewhere in this Prospectus. The selected historical data of Brandt as of December 31, 1995 have been derived from the audited financial statements of Brandt not included in this Prospectus. The following selected historical financial data for the six months ended June 30, 1997 and 1998 have been derived from unaudited financial statements of Brandt, which have been prepared on the same basis as the audited financial statements and, in the opinion of Brandt, reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such data. In May 1995, management of Brandt purchased all issued and outstanding common stock from Brandt's former parent. Accordingly, financial information for Brandt is presented for periods subsequent to the date of this purchase. The selected unaudited pro forma combined financial data have been adjusted for: (i) the consummation of the Mergers; (ii) certain pro forma adjustments to the historical financial statements; and (iii) the consummation of this Offering and the application of the net proceeds therefrom. See the Unaudited Pro Forma Combined Financial Statements and the notes thereto and the historical financial statements of Brandt and the other Founding Companies and the notes thereto included elsewhere in this Prospectus.



                                                              SIX MONTHS ENDED
                                  YEAR ENDED                      JUNE 30,
                                 DECEMBER 31,       ------------------------------------
                                     1997                 1997                1998
                               -----------------    ----------------    ----------------
PRO FORMA COMBINED(1):
     Revenues.................      $364,767                $148,106            $210,249
     Cost of revenues.........       293,749                 115,594             170,666
                               -----------------    ----------------    ----------------
          Gross profit........        71,018                  32,512              39,583
     Selling, general and
      administrative
      expenses(2).............        49,624                  23,361              26,276
     Employee stock
      compensation
      (non-recurring)(3)......           795               --                      1,816
     Amortization of goodwill,
      net(4)..................         2,265                   1,133               1,133
                               -----------------    ----------------    ----------------
          Income from
            operations........        18,334                   8,018              10,358
     Other expense, net(5)....           821                     310                 681
                               -----------------    ----------------    ----------------
     Income before provision
      for income taxes........        17,513                   7,708               9,677
     Provision for income
      taxes(6)................         7,911                   3,536               4,324
                               -----------------    ----------------    ----------------
     Net income...............      $  9,602                $  4,172            $  5,353
                               -----------------    ----------------    ----------------
                               -----------------    ----------------    ----------------
     Net income per share,
      basic and diluted.......         $0.56                   $0.25               $0.31
     Shares used in computing
      pro forma basic net
      income per share(7).....    17,010,813              17,010,813          17,010,813
     Shares used in computing
      pro forma diluted net
      income per share(7).....    17,056,135              17,056,135          17,056,135



                                  PERIOD FROM               YEARS ENDED                         SIX MONTHS ENDED
                                   MAY 25 TO                DECEMBER 31,                            JUNE 30,
                                  DECEMBER 31,     ------------------------------     -------------------------------------
                                      1995             1996             1997                1997                 1998
                                  ------------     ------------     -------------     ----------------     ----------------
STATEMENT OF OPERATIONS DATA:
BRANDT
     Revenues.................       $15,869          $38,723          $50,435             $20,079              $30,156
     Cost of revenues.........        13,170           31,932           42,032              16,227               25,375
                                  ------------     ------------     -------------     ----------------     ----------------
          Gross profit........         2,699            6,791            8,403               3,852                4,781
     Selling, general and
       administrative
       expenses...............         2,562            6,764            5,287               2,543                2,871
     Employee stock
       compensation (non-
       recurring).............        --               --               --                 --                     1,455
     Accretion of negative
       goodwill...............          (371)            (636)            (636)               (318)                (318)
                                  ------------     ------------     -------------     ----------------     ----------------
          Income from
            operations........           508              663            3,752               1,627                  773
     Other (income), net......           (77)            (161)            (164)                (28)                 (99)
                                  ------------     ------------     -------------     ----------------     ----------------
     Income before provision
       for income taxes.......           585              824            3,916               1,655                  872
     Provision for income
       taxes(8)...............            24               41           --                 --                   --
                                  ------------     ------------     -------------     ----------------     ----------------
     Net income...............       $   561          $   783          $ 3,916             $ 1,655              $   872
                                  ------------     ------------     -------------     ----------------     ----------------
                                  ------------     ------------     -------------     ----------------     ----------------


                                                  (table continued on next page)

(table continued from previous page)


                                               BRANDT                       COMBINED COMPANIES
                                -------------------------------------   ---------------------------
                                                                                 JUNE 1998
                                      DECEMBER 31,                      ---------------------------
                                -------------------------   JUNE 30,     PRO FORMA          AS
                                 1995     1996     1997       1998      COMBINED(9)     ADJUSTED(10)
                                ------   ------   -------   ---------   -----------     -----------
BALANCE SHEET DATA:
     Working capital
       (deficit)..............  $3,562   $3,499   $ 5,866    $ 4,829     $ (58,048)(11)  $  33,392
     Total assets.............   7,381    9,909    16,344     14,109       246,053         250,254
     Total long-term debt, net
       of current portion.....     207      121     --         --            8,995           4,383
     Stockholders' equity.....   1,357    1,345     4,548      3,983        66,231         162,671


------------
(1) The pro forma combined statement of operations data assume that the Mergers and this Offering were consummated on January 1, 1997 and are not necessarily indicative of the results the Company would have obtained had these events actually then occurred and should not be construed as representative of future operating results.


(2) The pro forma combined statement of operations data reflect pro forma reductions in salaries, bonuses and benefits to the stockholders and management of the Founding Companies that have been agreed to prospectively. Such reductions include the Compensation Differential, adjusted for increases in prospective compensation resulting from agreements with management of the Company, of $4.9 million, $1.6 million and $1.5 million for the year ended December 31, 1997 and the six months ended June 30, 1997 and 1998, respectively, a non-recurring compensation charge of $1.5 million related to stock options issued to certain employees of Brandt for the six months ended June 30, 1998, and a non-recurring compensation charge of $5.6 million for the six months ended June 30, 1998 related to stock issued to management of Enfinity. Additionally, the pro forma combined statement of operations reflects the elimination of excess profit sharing contributions in accordance with the Merger Agreements totalling $237,000, $142,000 and $93,000 for the year ended December 31, 1997 and the six months ended June 30, 1997 and 1998, respectively.



(3) The data do not reflect the elimination of non-recurring compensation charges resulting from the issuance of stock to employees of $795,000 at NEMSI for the year ended December 31, 1997 and $1.8 million at Energy Systems for the six months ended June 30. Excluding such non-recurring charges, net income per share, basic and diluted, would have been $0.59 for the year ended December 31, 1997 and $0.38 for the six months ended June 30, 1998.



(4) Reflects the amortization of $115.8 million of goodwill to be recorded as a result of the Mergers over a 40-year period and computed on the basis described in the Notes to the Unaudited Pro Forma Combined Financial Statements, net of Brandt's existing negative goodwill.



(5) Reflects a reduction of interest expense associated with certain debt to be repaid from the proceeds of this Offering and debt to be repaid by a Founding Company stockholder pursuant to the Merger Agreements. This adjustment amounted to $749,000, $304,000 and $384,000 for the year ended December 31, 1997 and for the six months ended June 30, 1997 and 1998, respectively.


(6) Assumes all income is subject to a corporate income tax rate of 40% and all goodwill is non-deductible.


(7) Shares used to calculate pro forma basic earnings per share include: (i) 1,101,481 shares issued to management of and consultants to Enfinity; (ii) 8,243,971 shares to be issued to the owners of the Founding Companies; and
     (iii) 7,665,361 shares, representing the number of shares sold in this Offering necessary to pay the $79.6 million cash portion of the consideration for the Mergers, repay $6.1 million of indebtedness of the Founding Companies, pay distributions of $5.3 million to certain Founding Company stockholders, pay $1.3 million of liquidation value of preferred stock of one of the Founding Companies and pay the underwriting discount and the expenses of this Offering. In addition, the number of shares used to compute pro forma diluted net income per share includes 45,321 shares (using the treasury stock method) related to dilution attributable to options to purchase Common Stock of the Company at an exercise price below the assumed initial offering price. The options will be issued by the Company in exchange for existing options to purchase shares of common stock of one of the Founding Companies. See 'Certain Transactions.'


(8) Brandt did not record income tax expense in 1997 due to its status (beginning January 1, 1997) as an S Corporation.


(9) The pro forma combined balance sheet data assume that the Mergers were consummated on June 30, 1998 and are not necessarily indicative of the financial position that would have been achieved had these events actually then occurred and should not be construed as representative of future financial position.


(10) Adjusted to reflect the sale of the 8,000,000 shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom. See 'Use of Proceeds.'


(11) Reflects $86.2 million payable to the owners of the Founding Companies, representing the cash portion of the consideration for the Mergers to be paid from a portion of the net proceeds of this Offering, S Corporation distributions to be made to the stockholders of certain of the Founding Companies, redemption of preferred stock of one of the Founding Companies and payment of certain Excess Working Capital amounts. See 'Use of Proceeds,' 'Certain Transactions -- Organization of the Company' and the Notes to the Unaudited Pro Forma Combined Financial Statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This Prospectus contains certain forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain of the factors set forth under 'Risk Factors' and elsewhere in this Prospectus. The following should be read in conjunction with 'Risk Factors,' 'Selected Financial Data,' the Unaudited Pro Forma Combined Financial Statements of the Company and the notes thereto and the historical financial statements of the Founding Companies and the notes thereto appearing elsewhere in this Prospectus.

INTRODUCTION

  General

     Enfinity was formed in 1997 by the Founding Companies to provide energy and indoor environmental systems and services to commercial, industrial and institutional clients. Enfinity has conducted no operations and generated no revenues to date and has entered into agreements to acquire the eight Founding Companies simultaneously with the closing of this Offering. All references to the 'Company' in the following discussion includes the Founding Companies as if the Mergers had occurred during the periods discussed.

     The Company's revenues are derived from providing a broad range of services throughout the life cycle of a client's energy and indoor environmental systems, including (i) maintenance, repair and replacement; (ii) design, engineering and installation; and (iii) on-site and off-site management of building systems, including control and monitoring systems. The Company derived approximately 52.5% of its pro forma combined 1997 revenues from maintenance, repair and replacement services, 36.6% from design, engineering and installation services and 10.9% from the on-site and off-site management of building systems.

     The time to complete the Company's design, engineering and installation projects generally ranges from a period of 30 days to 18 months. Design, engineering and installation projects are accounted for under the percentage-of-completion method of accounting, whereby revenues are recognized based on the percentage of costs incurred to total estimated costs for each contract. Cost of revenues consists of direct labor, raw materials, HVAC components, subcontracted labor and an allocation of indirect costs, including supervisory labor, equipment depreciation and materials.

     Costs and estimated earnings in excess of billings on uncompleted contracts are recorded as an asset and billings in excess of costs and estimated earnings on uncompleted contracts are recorded as a liability on the balance sheet. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income, and their effects are recognized in the period in which the revisions are determined.


     The balances billed but not currently paid by clients pursuant to retainage provisions in construction contracts generally are due upon completion of the contracts and acceptance by the client. Based on the Company's experience with similar contracts in recent years, the retainage portion of accounts receivable outstanding at June 30, 1998 is expected to be collected within one year.


     Maintenance, repair and replacement revenues are recognized as services are performed or over the life of the contract. Cost of revenues is similar to the costs for design, engineering and installation services, consisting of direct labor, raw materials, HVAC components and an allocation of indirect costs, including supervisory labor and equipment depreciation.

     On-site and off-site management of building systems, including control and monitoring systems on an outsourced basis, are performed under service contracts averaging from one to three years, and generally are terminable by either party upon 30 to 60 days' notice. These contracts provide for periodic billings, and revenues are recognized over the life of the contract. Cost of revenues consists primarily of direct labor.

     Selling, general and administrative expenses consist primarily of compensation and benefits to management, sales and administrative employees, expenses relating to facilities, including depreciation, and professional expenses.

     The Company's operations are subject to seasonal variations. In certain parts of the United States, the demand for new installations of HVAC and other energy and indoor environmental systems can be substantially lower during the winter months. Maintenance, repair and replacement services are subject to seasonality as well. The Company expects that its revenues and operating results generally will be lower in the first and fourth calendar quarters. The energy and indoor environmental systems and services industry is also subject to fluctuations caused by periods of inclement weather. Prolonged extreme climate or weather conditions may cause unpredictable fluctuations in operating results.


     Following the Mergers, the Company expects to realize certain savings as a result of: (i) operating efficiencies and purchasing economies of scale in areas such as system components, raw materials, service vehicle related expenses and telecommunications; (ii) consolidation of insurance, employee benefits and other administrative expenses; and (iii) the Company's ability to borrow at interest rates lower than those at which most of the Founding Companies have borrowed historically. The Company has not and cannot quantify these savings until completion of the Mergers and integration of the Founding Companies. The Company also expects to incur additional costs associated with public ownership, corporate management and administration. However, these costs, like the savings they offset, cannot be quantified accurately at this time. Accordingly, except for prospective compensation payable pursuant to agreements with management of the Company, neither the expected savings nor the expected costs have been included in the pro forma combined financial information of the Company. These various costs and possible cost savings may make comparison of future operating results with historical operating results difficult.



     Securities and Exchange Commission Staff Accounting Bulletin No. 97 ('SAB 97') requires the application of purchase accounting when three or more substantive operating entities combine in a single business combination effected by the issuance of stock just prior to or contemporaneously with an initial public offering and the combination does not meet the pooling-of-interests criteria of Accounting Principles Board Opinion No. 16. Brandt has been identified as the accounting acquiror in accordance with the provisions of SAB 97, which states that the recipient of the largest portion of voting rights in the combined corporation is presumed to be the accounting acquiror for financial statement presentation purposes. Accordingly, the excess purchase price over the fair value of the net assets acquired from Air Systems, Energy Systems, NEMSI, Lee, Hill York, Mechanical Services and Aircond of approximately $115.8 million will be amortized over a period of 40 years as a non-cash charge to the Company's income statement. This amortization is approximately $2.8 million per year. The amount of goodwill to be recorded and the related amortization expense will depend in part on the initial public offering price.


  The Compensation Differential

     The Founding Companies have operated as independent, privately-owned entities throughout the periods presented. Their results of operations reflect varying historical levels of owners' compensation. Certain owners of the Founding Companies have agreed prospectively in employment agreements to be entered into upon the consummation of this Offering to certain reductions of their compensation and benefits in connection with the Mergers (the 'Compensation Differential'). Pursuant to the Merger Agreements, members of senior management of the Founding Companies have agreed, simultaneously with the closing of the Mergers, to enter into employment agreements with their respective Founding Companies that provide for specified annual salaries in addition to certain benefits, including vacation, health and insurance benefits. Pursuant to the terms of the employment agreements, the owners of the Founding Companies will be eligible for performance-based bonuses. The bonuses paid historically to the owners of the Founding Companies were awarded based on the owners' discretion, and compensation expense has been reduced accordingly in the pro forma adjustments. On a prospective basis, the Company expects that bonuses will only be paid if earnings increase to a level substantially in excess of pro forma combined earnings for the year ended December 31, 1997. See 'Management -- Executive Compensation; Employment Agreements; Covenants-Not-To-Compete.' The Compensation

Differentials for 1997 and for the six months ended June 30, 1997 and 1998, adjusted for increases in prospective compensation resulting from agreements with management of the Company, were approximately $4.9 million, $1.6 million and $1.5 million, respectively. These amounts have been reflected as a pro forma adjustment in the Unaudited Pro Forma Combined Statement of Operations.



     In September 1997, Enfinity sold an aggregate of 552,074 shares of Common Stock to consultants for nominal consideration. In February 1998, Enfinity sold an aggregate of 35,000 shares of Common Stock to a consultant for nominal consideration and 74,074 shares of Common Stock to management for nominal consideration. In May 1998, as previously agreed, Enfinity sold an aggregate of 425,333 shares of Common Stock to management for nominal consideration. In June 1998, Enfinity sold an aggregate of 15,000 shares of Common Stock to management for nominal consideration. As a result, the Company's financial statements reflect a non-recurring, non-cash compensation charge of $5.6 million for the six months ending June 30, 1998. The value of such shares was based upon the assumed initial public offering price per share, less a 20% discount due to the significant restrictions on transferability of these shares.



     In November 1997, Brandt entered into option agreements with certain employees allowing for the purchase of a total of 60 shares of Brandt's Class B common stock from the stockholders. On May 14, 1998, the options vested, giving rise to compensation expense of $1.5 million for the six months ended June 30, 1998.


  Amortization of Intangible Assets


     The goodwill subsequent to the Mergers of $114.6 million, representing $115.8 million recorded in conjunction with the Mergers net of Brandt's existing negative goodwill, was approximately 45.8% of the Company's pro forma total assets as of June 30, 1998. The Company plans to evaluate continually whether events or circumstances have occurred that indicate that the remaining useful life of goodwill may warrant revision. Additionally, in accordance with the provisions of Statement of Financial Accounting Standards ('SFAS') No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,' the Company will evaluate any potential goodwill impairments by reviewing the future cash flows of the respective acquired entities' operations and comparing these amounts with the carrying value of the associated goodwill.


  Recently Issued Accounting Standards

     Reporting Comprehensive Income. In June 1997, the FASB issued SFAS No. 130, 'Reporting Comprehensive Income.' SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company intends to adopt SFAS No. 130 in 1998.

     Segment Reporting. In June 1997, the FASB issued SFAS No. 131, 'Disclosures About Segments of An Enterprise and Related Information.' SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. In general, such information must be reported for externally in the same manner used for internal management purposes. SFAS No. 131 is effective for financial statements issued for periods beginning after December 15, 1997. In the initial year of adoption, comparative information for earlier years must be restated. Since SFAS No. 131 only requires disclosure of certain information, adoption will not affect the Company's financial position or results of operations.

     Accounting for Derivative Instruments and Hedging Activities. In June 1998, the Financial Accounting Standards Board ('FASB') issued SFAS No. 133, 'Accounting for Derivative Instruments and Hedging Activities.' SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supercedes and amends a number of existing standards. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, but earlier adoption is permitted. Upon initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. Recognition of changes in fair value depends on whether the derivative is designated and qualifies as a hedge, and the type of hedging relationship that exists. The Company does not currently, nor does it expect to, hold any derivative instruments or participate in any hedging activities.


YEAR 2000 COMPLIANCE



     Each of the Founding Companies has conducted a review of its computer systems and devices with date-related functionality used in its business, and has taken, or is in the process of taking, all steps that it believes are necessary or appropriate to ensure that such systems and devices accurately process all dates, including those before, on or after January 1, 2000, without loss of functionality or performance.



     The Company estimates that the aggregate cost of investigating and remediating (where required) any Year 2000 issues relating to its businesses will be less than $1 million, of which the Company already incurred approximately $605,000. In most cases, the Company believes that the only remediation measures required to address the Year 2000 issue are widely available software upgrades for its purchase and accounting applications. The Company does not currently have information concerning the Year 2000 compliance of its clients and suppliers. Since the Company's computer systems interface with those of certain clients, the failure of such clients to achieve Year 2000 compliance could have a material adverse effect on the Company's business, financial condition or results of operations.



     Currently, certain of the Founding Companies' computer programs are partially Year 2000 non-compliant. The Company believes that it is taking all appropriate steps to ensure Year 2000 compliance and that all Founding Companies should be compliant by January 1999. The Company currently does not have a contingency plan to deal with Year 2000 problems that may arise in the future. The Company intends to create a contingency plan within the next six months. The Company does not anticipate that the Year 2000 problem will have a material adverse effect on its business, financial condition or results of operations.


PRO FORMA COMBINED RESULTS OF OPERATIONS


     The following table sets forth the pro forma combined operating results of the Company for the year ended December 31, 1997 and for the six months ended June 30, 1997 and 1998. For a discussion of the pro forma adjustments, see the Unaudited Pro Forma Combined Financial Statements and the notes thereto included elsewhere in this Prospectus.



                                                                                          SIX MONTHS ENDED JUNE 30,
                                                            YEAR ENDED           --------------------------------------------
                                                         DECEMBER 31, 1997              1997                     1998
                                                        -------------------      -------------------      -------------------
                                                                               (DOLLARS IN THOUSANDS)
Revenues..............................................  $364,767      100.0%     $148,106      100.0%     $210,249      100.0%
Cost of revenues......................................   293,749       80.5       115,594       78.1       170,666       81.2
                                                        --------      -----      --------      -----      --------      -----
Gross profit..........................................    71,018       19.5        32,512       22.0        39,583       18.8
Selling, general and administrative expenses..........    49,624       13.7        23,361       15.8        26,276       12.5
Employee stock compensation (non-recurring)...........       795        0.2         --          --           1,816        0.9
Amortization of goodwill, net.........................     2,265        0.6         1,133        0.8         1,133        0.5
                                                        --------      -----      --------      -----      --------      -----
Income from operations................................  $ 18,334        5.0%     $  8,018        5.4%     $ 10,358        4.9%
                                                        --------      -----      --------      -----      --------      -----
                                                        --------      -----      --------      -----      --------      -----



PRO FORMA COMBINED RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1997



     Revenues. Revenues increased $62.1 million, or 42.0%, from $148.1 million for the six months ended June 30, 1997 to $210.2 million for the six months ended June 30, 1998. This increase was primarily attributable to an increase of approximately $36.4 million in the design, engineering and installation business at Air Systems, Brandt, Lee and Hill York, and $28.7 million in maintenance, repair and replacement services and on-site and off-site management of building systems at Brandt, Air Systems, Energy Systems, Lee, Hill York and Aircond. These increases were partially offset by a $2.4 million decrease in the design, engineering and installation business at Mechanical Services due to several very large installation projects which were in process during the six months ended June 30, 1997, as well as a slight decrease at NEMSI due to delays in the scheduled start dates of certain new projects.



     Gross profit. Gross profit increased $7.1 million, or 21.7%, from $32.5 million for the six months ended June 30, 1997 to $39.6 million for the six months ended June 30, 1998. As a percentage of revenues, gross profit decreased from 22.0% for the six months ended June 30, 1997 to 18.8% for the six months ended June 30, 1998, as a result of a significant increase in replacement and design, engineering and installation projects, which generally have lower margins than maintenance and repair services.



     Selling, general and administrative expenses. Selling, general and administrative expenses increased $2.9 million, or 12.5%, from $23.4 million for the six months ended June 30, 1997 to $26.3 million for the six months ended June 30, 1998. This increase was primarily attributable to increases at several entities attributable to the hiring of additional employees to support increased volume of transactions as well as increases in general and administrative expenses associated with revenue growth. As a percentage of revenues, selling, general and administrative expenses decreased from 15.8% for the six months ended June 30, 1997 to 12.5% for the six months ended June 30, 1998 as revenues increased without a commensurate increase in infrastructure. In addition, a non-recurring employee stock compensation expense of $1.8 million was recorded for the six months ended June 30, 1998 due to a grant of stock to an executive at Energy Systems during such quarter.


PRO FORMA COMBINED LIQUIDITY AND CAPITAL RESOURCES


     The Founding Companies' principal sources of liquidity have historically been cash flows from operating activities. After the consummation of the Mergers and this Offering, the Company will have approximately $10.0 million of cash. It is expected that certain short-term and long-term debt of the Founding Companies, totaling approximately $6.1 million as of June 30, 1998, will be repaid from the net proceeds of this Offering and approximately $1.3 million will be repaid by a stockholder of one of the Founding Companies.



     The Company has received a bank commitment for a revolving credit facility of up to $100.0 million. Although such revolving credit facility is expected to be available after the consummation of this Offering, there can be no assurance that the Company will be able to obtain such revolving credit facility or other financing it may need on terms the Company deems acceptable. It is expected that such facility, if obtained, will require the Company to comply with various loan covenants, including: (i) maintenance of certain financial ratios, including minimum tangible net worth; (ii) restrictions on additional indebtedness; and
(iii) restrictions on liens, guarantees, advances and dividends. Such facility is intended to be used for acquisitions, capital expenditures and general corporate purposes.



     The Founding Companies' capital expenditures were $8.6 million for the year ended December 31, 1997 and $2.6 million for the six months ended June 30, 1998. A significant portion of the 1997 expenditures was for purchases of equipment and the construction of a new facility for Lee. Expenditures for the six months ended June 30, 1998 were primarily for the purchase of equipment. The Company believes that cash flow from operations, borrowings under the proposed credit facilities and the unallocated net proceeds of this Offering will be sufficient to fund the Company's expected working capital needs, debt service requirements and planned capital expenditures for at least the next 12 months.


     The Company intends to pursue selected acquisition opportunities. The timing or success of any acquisition efforts is unpredictable. Accordingly, the Company is unable to accurately estimate its expected capital commitments. Funding for future acquisitions will likely come from a combination of the net proceeds of this Offering, cash flow from operations, borrowings under anticipated revolving credit facilities and the issuance of additional equity. The Company plans to register 5,000,000 shares of its Common Stock under the Securities Act after the completion of this Offering for use by the Company as consideration for future acquisitions. The contemplated offering of such 5,000,000 additional shares will be made only by means of a prospectus.

RESULTS OF OPERATIONS -- BRANDT

     Founded in 1952, Brandt focuses on performing large design and build construction projects and turnkey industrial and special projects. In May 1995, all of the operating subsidiary's issued and outstanding common stock was purchased by Brandt management from Brandt's former parent. Accordingly, financial information is presented for periods subsequent to the date of this purchase.


     For the year ended December 31, 1997, approximately 61.5% of Brandt's revenues was derived from maintenance, repair and replacement services and 38.5% was derived from design, engineering and installation services. For the six months ended June 30, 1998, approximately 54.8% of Brandt's revenues was derived from maintenance, repair and replacement services and 45.2% was derived from design, engineering and installation services.


     The following table sets forth selected statement of operations data for Brandt, and such data as a percentage of revenues for the periods indicated:


                                 PERIOD FROM
                                  MAY 25 TO             YEARS ENDED DECEMBER 31,                SIX MONTHS ENDED JUNE 30,
                                DECEMBER 31,       -----------------------------------     -----------------------------------
                                    1995                1996                1997                1997                1998
                               ---------------     ---------------     ---------------     ---------------     ---------------
                                                                   (DOLLARS IN THOUSANDS)
Revenues...................... $15,869   100.0%    $38,723   100.0%    $50,435   100.0%    $20,079   100.0%    $30,156   100.0%
Cost of revenues..............  13,170    83.0      31,932    82.5      42,032    83.3      16,227    80.8      25,375    84.1
                               -------   -----     -------   -----     -------   -----     -------   -----     -------   -----
Gross profit..................   2,699    17.0       6,791    17.5       8,403    16.7       3,852    19.2       4,781    15.9
Selling, general and
  administrative expenses.....   2,562    16.1       6,764    17.4       5,287    10.4       2,543    12.7       2,871     9.5
Employee stock compensation
  (non-recurring).............   --       --         --       --         --       --         --       --         1,455     4.8
Accretion of negative
  goodwill....................    (371)   (2.3)       (636)   (1.6)       (636)   (1.3)       (318)   (1.6)       (318)   (1.0)
                               -------   -----     -------   -----     -------   -----     -------   -----     -------   -----
Income from operations........ $   508     3.2%    $   663     1.7%    $ 3,752     7.4%    $ 1,627     8.1%    $   773     2.6%
                               -------   -----     -------   -----     -------   -----     -------   -----     -------   -----
                               -------   -----     -------   -----     -------   -----     -------   -----     -------   -----



RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1997 -- BRANDT



     Revenues. Revenues increased $10.1 million, or 50.2%, from $20.1 million for the six months ended June 30, 1997 to $30.2 million for the six months ended June 30, 1998, primarily as a result of a higher level of service activity and an increase in the number of new installation projects.



     Gross profit. Gross profit increased $929,000, or 24.1%, from $3.9 million for the six months ended June 30, 1997 to $4.8 million for the six months ended June 30, 1998. As a percentage of revenues, gross profit decreased from 19.2% for the six months ended June 30, 1997 to 15.9% for the six months ended June 30, 1998, as a result of an increase in projects performed under cost-plus contracts, which generally have lower margins than design and build projects, and a significant increase in replacement and design, engineering and installation projects, which also generally have lower margins.



     Selling, general and administrative expenses. Selling, general and administrative expenses increased $328,000, or 12.9%, from $2.5 million for the six months ended June 30, 1997 to $2.9 million for the six months ended June 30, 1998. As a percentage of revenues, selling, general and administrative expenses decreased from 12.7% for the six months ended June 30, 1997 to 9.5% for the six months ended June 30, 1998. Excluding the Compensation Differential of $181,000 for the six months ended June 30, 1997 and $181,000 for the six months ended June 30, 1998, selling, general, and administrative expenses as a percentage of revenues decreased from 11.8% to 8.9%, as revenues increased without a commensurate increase in infrastructure. In addition, non-recurring employee stock compensation expense of $1.5 million was recorded in the six months ended June 30, 1998 related to stock options granted to certain employees.


RESULTS FOR THE YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996 -- BRANDT

     Revenues. Revenues increased $11.7 million, or 30.2%, from $38.7 million for the year ended December 31, 1996 to $50.4 million for the year ended December 31, 1997, primarily as a result of growth in new installation and retrofit projects. This growth was driven by strong market conditions and management's focus on new business development.

     Gross profit. Gross profit increased $1.6 million, or 23.7%, from $6.8 million for the year ended December 31, 1996 to $8.4 million for the year ended December 31, 1997. As a percentage of revenues, gross profit decreased from 17.5% for the year ended December 31, 1996 to 16.7% for the year ended December 31, 1997, primarily as a result of a trend towards projects performed under cost-plus contracts, which generally have lower margins than design and build projects. While the trend toward projects performed under cost-plus contracts is expected to continue, margins are expected to remain consistent with recent periods.

     Selling, general and administrative expenses. Selling, general and administrative expenses decreased $1.5 million, or 21.8%, from $6.8 million for the year ended December 31, 1996 to $5.3 million for the year ended December 31, 1997, primarily due to a reduction in shareholder bonuses in 1997 compared to 1996. As a percentage of revenues, selling, general and administrative expenses decreased from 17.4% for the year ended December 31, 1996 to 10.4% for the year ended December 31, 1997. Excluding the Compensation Differential of $2.8 million for 1996 and $353,000 for 1997, selling, general and administrative expenses as a percentage of revenues decreased from 10.3% to 9.8%.

RESULTS FOR THE YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE PERIOD FROM MAY 25, 1995 (INCEPTION) TO DECEMBER 31, 1995 -- BRANDT

     Revenues. Revenues were $15.9 million for the period from May 25, 1995 to December 31, 1995 and $38.7 million for the year ended December 31, 1996. This increase in revenues was primarily due to the comparison of a seven month period to a twelve month period, as well as growth in the design, engineering and installation revenues as a result of new business development subsequent to the acquisition by Brandt management on May 25, 1995.

     Gross profit. Gross profit was $2.7 million for the period from May 25 to December 31, 1995 and $6.8 million for the year ended December 31, 1996. As a percentage of revenues, gross profit remained relatively consistent at 17.0% for the period from May 25, 1995 to December 31, 1995 and 17.5% for the year ended December 31, 1996.

     Selling, general and administrative expenses. Selling, general and administrative expenses were $2.6 million for the period from May 25, 1995 to December 31, 1995 and $6.8 million for the year ended December 31, 1996. As a percentage of revenues, selling, general and administrative expenses increased from 16.1% for the period from May 25, 1995 to December 31, 1995 to 17.4% for the year ended December 31, 1996. Excluding the Compensation Differential of $404,000 for 1995 and $2.8 million for 1996, selling, general and administrative expenses decreased as a percentage of revenues from 13.6% to 10.3% as Brandt was able to generate operating leverage by maintaining relatively constant selling, general and administrative expenses despite the increased activity.

LIQUIDITY AND CAPITAL RESOURCES -- BRANDT


     Brandt generated approximately $1.2 million in net cash from operating activities for the year ended December 31, 1997 and $135,000 for the six months ended June 30, 1998. Increased revenues of $11.7 million for the year ended December 31, 1997 resulted in corresponding increases in both trade and retainage accounts receivable as well as in billings in excess of costs and estimated earnings on uncompleted contracts at December 31, 1997. Brandt used $920,000 in financing activities for the year ended December 31, 1997, consisting of $207,000 for payments on long-term debt and $713,000 for distributions to stockholders. The Company used $2.9 million in financing activities for the six months ended June 30, 1998 for distributions to stockholders.



     At June 30, 1998, Brandt had working capital of $4.8 million and no long-term debt.

RESULTS OF OPERATIONS -- AIR SYSTEMS

     Founded in 1974, Air Systems specializes in the design, engineering and installation of energy and indoor environmental systems for commercial entities in northern California and performs additional services in plumbing, process piping and sheet metal construction.

     For the year ended February 28, 1998, approximately 61.9% of Air Systems' revenues was derived from maintenance, repair and replacement services and 38.1% was derived from design, engineering and installation services. For the three months ended May 31, 1998, approximately 58.8% of Air Systems' revenues was derived from maintenance, repair and replacement services and 41.2% was derived from design, engineering and installation services.

     The following table sets forth selected statement of operations data for Air Systems, and such data as a percentage of revenues for the periods indicated:

                                 YEAR ENDED
                                FEBRUARY 29,            YEARS ENDED FEBRUARY 28,               THREE MONTHS ENDED MAY 31,
                               ---------------     -----------------------------------     -----------------------------------
                                    1996                1997                1998                1997                1998
                               ---------------     ---------------     ---------------     ---------------     ---------------
                                                                   (DOLLARS IN THOUSANDS)              (UNAUDITED)
Revenues...................... $37,463   100.0%    $55,528   100.0%    $90,969   100.0%    $13,180   100.0%    $31,048   100.0%
Cost of revenues..............  29,527    78.8      44,098    79.4      75,149    82.6       9,651    73.2      26,355    84.9
                               -------   -----     -------   -----     -------   -----     -------   -----     -------   -----
Gross profit..................   7,936    21.2      11,430    20.6      15,820    17.4       3,529    26.8       4,693    15.1
Selling, general and
  administrative expenses.....   6,449    17.2       8,232    14.8      11,370    12.5       2,492    18.9       2,629     8.5
                               -------   -----     -------   -----     -------   -----     -------   -----     -------   -----
Income from operations........ $ 1,487     4.0%    $ 3,198     5.8%    $ 4,450     4.9%    $ 1,037     7.9%    $ 2,064     6.6%
                               -------   -----     -------   -----     -------   -----     -------   -----     -------   -----
                               -------   -----     -------   -----     -------   -----     -------   -----     -------   -----

RESULTS FOR THE THREE MONTHS ENDED MAY 31, 1998 COMPARED TO THE THREE MONTHS ENDED MAY 31, 1997 -- AIR SYSTEMS

     Revenues. Revenues increased $17.9 million, or 135.6%, from $13.2 million for the three months ended May 31, 1997 to $31.0 million for the three months ended May 31, 1998, primarily due to an increase of approximately $17.3 million from design, engineering and installation and maintenance, repair and replacement projects for two existing clients in the electronics industry.

     Gross profit. Gross profit increased $1.2 million, or 33.0%, from $3.5 million for the three months ended May 31, 1997 to $4.7 million for the three months ended May 31, 1998. As a percentage of revenues, gross profit decreased from 26.8% to 15.1% due primarily to a higher percentage of revenues coming from design, engineering and installation projects, which generally have lower margins, and the impact of one project in which costs are expected to exceed contract revenues by approximately $600,000.


     Selling, general and administrative expenses. Selling, general and administrative expenses increased $137,000, or 5.5%, from $2.5 million for the three months ended May 31, 1997 to $2.6 million for the three months ended May 31, 1998. As a percentage of revenues, these expenses decreased from 18.9% to 8.5%. The decrease in selling, general and administrative expenses as a percentage of revenues was due to increased design, engineering and installation revenues without a commensurate increase in infrastructure. Excluding the Compensation Differential of $320,000 for the three months ended March 31, 1997 and $49,000 for the three months ended March 31, 1998, selling, general and administrative expenses decreased as a percentage of revenues from 16.5% to 8.3%.


RESULTS FOR THE YEAR ENDED FEBRUARY 28, 1998 COMPARED TO THE YEAR ENDED FEBRUARY 28, 1997 -- AIR SYSTEMS

     Revenues. Revenues increased $35.4 million, or 63.8%, from $55.5 million for the year ended February 28, 1997 to $91.0 million for the year ended February 28, 1998, primarily due to an increase of approximately $28.6 million from two existing clients and $3.6 million as a result of two new clients. The increase in Air Systems' revenue was primarily related to projects performed for clients in the electronics industry. Approximately 41% and 50%, respectively, of Air Systems' revenues for the fiscal years ended February 28, 1997 and 1998 were generated by one client.

     Gross profit. Gross profit increased $4.4 million, or 38.4%, from $11.4 million for the year ended February 28, 1997 to $15.8 million for the year ended February 28, 1998. As a percentage of revenues, gross profit decreased from 20.6% for the year ended February 28, 1997 to 17.4% for the year ended February 28, 1998, due primarily to the impact of one project in which costs are expected to exceed contract revenues by approximately $1.2 million.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased $3.1 million, or 38.1%, from $8.2 million for the year ended February 28, 1997 to $11.4 million for the year ended February 28, 1998. As a percentage of revenues, selling, general and administrative expenses decreased from 14.8% to 12.5%. This decrease in selling, general and administrative expenses as a percentage of revenues was primarily due to an increase in administrative personnel time associated with specific contracts, which are allocated to cost of revenues. Excluding the Compensation Differential of $1.2 million for 1997 and $1.4 million for 1998, selling, general and administrative expenses decreased as a percentage of revenues from 12.6% to 11.0%.

RESULTS FOR THE YEAR ENDED FEBRUARY 28, 1997 COMPARED TO THE YEAR ENDED FEBRUARY 29, 1996 -- AIR SYSTEMS

     Revenues. Revenues increased $18.1 million, or 48.2%, from $37.5 million for the year ended February 29, 1996 to $55.5 million for the year ended February 28, 1997. This increase was primarily due to new relationships with two significant clients. These relationships were developed through increased sales and marketing efforts targeted at general contractors with which Air Systems had not previously done business. Approximately 30% and 41%, respectively, of Air Systems' revenues for the fiscal years ended February 29, 1996 and February 28, 1997 were generated by one client.

     Gross profit. Gross profit increased $3.5 million, or 44.0%, from $7.9 million for the year ended February 29, 1996 to $11.4 million for the year ended February 28, 1997. As a percentage of revenues, gross profit decreased from 21.2% for the year ended February 29, 1996 to 20.6% for the year ended February 28, 1997, primarily due to the entry by Air Systems into additional large volume contracts with lower overall margins.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased $1.8 million, or 27.6%, from $6.4 million for the year ended February 29, 1996 to $8.2 million for the year ended February 28, 1997. As a percentage of revenues, selling, general and administrative expenses decreased from 17.2% to 14.8% as Air Systems was able to generate operating leverage by maintaining relatively constant selling, general and administrative expenses despite the increased activity. Excluding the Compensation Differential of $213,000 for 1996 and $1.2 million for 1997, selling, general and administrative expenses decreased as a percentage of revenues from 16.6% to 12.6%.

LIQUIDITY AND CAPITAL RESOURCES -- AIR SYSTEMS


     Air Systems used $5.2 million in net cash from operating activities for the year ended February 28, 1998 and generated $2.8 million for the three months ended May 31, 1998. Net cash used in investing activities was approximately $3.5 million and $487,000 for the year ended February 28, 1998 and the three months ended May 31, 1998, respectively, principally for property and equipment purchases. Net cash provided by financing activities was $8.7 million for the year ended February 28, 1998, principally from proceeds from its line of credit and long-term debt. Net cash used in financing activities for the three months ended May 31, 1998 was $2.3 million, principally from a decreased cash overdraft and repayments on its line of credit.


     At May 31, 1998, Air Systems had working capital of $4.5 million and $9.7 million of total debt outstanding.

RESULTS OF OPERATIONS -- ENERGY SYSTEMS

     Founded in 1947, Energy Systems primarily performs outsourced facility services for its clients in 15 states, focusing on the on-site maintenance of energy and indoor environmental systems.

     For the year ended December 31, 1997, approximately 68.2% of Energy System's revenues was derived from the on-site and off-site management of building systems, and 31.8% was derived from maintenance, repair and replacement services. For the six months ended June 30, 1998, approximately 68.7% of Energy Systems' revenues was derived from the on-site and off-site management of building systems, and 31.3% was derived from maintenance, repair and replacement services.


     The following table sets forth selected statement of operations data for Energy Systems, and such data as a percentage of revenues for the periods indicated:


                                                YEARS ENDED DECEMBER 31,                          SIX MONTHS ENDED JUNE 30,
                                 -------------------------------------------------------     -----------------------------------
                                      1995                1996                1997                1997                1998
                                 ---------------     ---------------     ---------------     ---------------     ---------------
                                                                     (DOLLARS IN THOUSANDS)
Revenues.......................  $44,177   100.0%    $48,069   100.0%    $54,228   100.0%    $24,134   100.0%    $29,618   100.0%
Cost of revenues...............   36,498    82.6      40,299    83.8      45,893    84.6      20,180    83.6      25,221    85.2
                                 -------   -----     -------   -----     -------   -----     -------   -----     -------   -----
Gross profit...................    7,679    17.4       7,770    16.2       8,335    15.4       3,954    16.4       4,397    14.8
Selling, general and
  administrative expenses......    6,537    14.8       6,948    14.5       6,869    12.7       3,385    14.0       3,385    11.4
Employee stock compensation
  (non-recurring)..............    --       --         --       --         --       --         --       --         1,816     6.1
                                 -------   -----     -------   -----     -------   -----     -------   -----     -------   -----
Income (loss) from
  operations...................  $ 1,142     2.6%    $   822     1.7%    $ 1,466     2.7%    $   569     2.4%    $  (804)   (2.7)%
                                 -------   -----     -------   -----     -------   -----     -------   -----     -------   -----
                                 -------   -----     -------   -----     -------   -----     -------   -----     -------   -----



RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO THE
SIX MONTHS ENDED JUNE 30, 1997 -- ENERGY SYSTEMS



     Revenues. Revenues increased $5.5 million, or 22.7%, from $24.1 million for the six months ended June 30, 1997 to $29.6 million for the six months ended June 30, 1998. This was primarily due to increases of $3.1 million in on-site and off-site management of building systems, with the remainder of the increase attributable to maintenance, repair and replacement services.



     Gross profit. Gross profit increased $443,000, or 11.2%, from $4.0 million for the six months ended June 30, 1997 to $4.4 million for the six months ended June 30, 1998. As a percentage of revenues, gross profit decreased from 16.4% for the six months ended June 30, 1997 to 14.8% for the six months ended June 30, 1998. This decrease was the result of the revenue growth generated by on-site and off-site management of building systems, which typically have lower margins for Energy Systems. Management expects this current mix of business to continue for the foreseeable future.



     Selling, general and administrative expenses. Selling, general and administrative expenses remained constant at $3.4 million for the six month periods ended June 30, 1997 and 1998. As a percentage of revenues, selling, general and administrative expenses decreased from 14.0% for the six months ended June 30, 1997 to 11.4% for the six months ended June 30, 1998, as revenues increased without a commensurate increase in infrastructure. In addition, non-recurring employee stock compensation expense of $1.8 million was recorded in the six months ended June 30, 1998 related to stock options granted to certain employees.


RESULTS FOR THE YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996 -- ENERGY SYSTEMS

     Revenues. Revenues increased $6.2 million, or 12.8%, from $48.1 million for the year ended December 31, 1996 to $54.2 million for the year ended December 31, 1997, primarily due to an increase of approximately $4.5 million in revenues generated from on-site and off-site management of building systems. Of this increase, the majority was generated by a new client contract which began in May 1997. The remaining increase in revenues was attributable to additional plan and spec projects.

     Gross profit. Gross profit increased $565,000, or 7.3%, from $7.8 million for the year ended December 31, 1996 to $8.3 million for the year ended December 31, 1997. As a percentage of revenues, gross profit decreased from 16.2% for the year ended December 31, 1996 to 15.4% for the year ended December 31, 1997 as a result of an increase in on-site and off-site maintenance of building systems which, although a recurring source of revenues, has lower margins.

     Selling, general and administrative expenses. Selling, general and administrative expenses remained at $6.9 million for each of the years ended December 31, 1996 and 1997. As a percentage of revenues, selling, general and administrative expenses decreased from 14.5% for the year ended December 31, 1996 to 12.7% for the year ended December 31, 1997 as Energy Systems was able to generate operating leverage by maintaining the same level of selling, general and administrative expenses despite the increased revenues. Excluding the Compensation Differential of $268,000 for 1996 and $283,000 for 1997, selling, general and administrative expenses decreased as a percentage of revenues from 13.9% to 12.1%.

RESULTS FOR THE YEAR ENDED DECEMBER 31, 1996 COMPARED TO THE YEAR ENDED DECEMBER 31, 1995 -- ENERGY SYSTEMS

     Revenues. Revenues increased $3.9 million, or 8.8%, from $44.2 million for the year ended December 31, 1995 to $48.1 million for the year ended December 31, 1996, primarily due to an increase of $3.5 million in revenues generated from on-site and off-site management of building systems. Energy Systems was able to obtain several on-site and off-site maintenance contracts in an expanded geographic area during 1996 through further development of an existing client relationship.

     Gross profit. Gross profit increased $91,000, or 1.2%, from $7.7 million for the year ended December 31, 1995 to $7.8 million for the year ended December 31, 1996. As a percentage of revenues, gross profit decreased from 17.4% for the year ended December 31, 1995 to 16.2% for the year ended December 31, 1996 as a result of the changing revenue mix. In 1996, more revenues were generated from on-site and off-site management of building systems and plan and spec projects, both of which have lower margins.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased $411,000, or 6.3%, from $6.5 million for the year ended December 31, 1995 to $6.9 million for the year ended December 31, 1996. This increase is due to expansion of Energy System's infrastructure in order to support the continued growth of the business. As a percentage of revenues, selling, general and administrative expenses decreased slightly from 14.8% for the year ended December 31, 1995 to 14.5% for the year ended December 31, 1996. Excluding the Compensation Differential of $294,000 for 1995 and $268,000 for 1996, selling, general and administrative expenses decreased as a percentage of revenues from 14.1% to 13.9%.

LIQUIDITY AND CAPITAL RESOURCES -- ENERGY SYSTEMS


     Energy Systems used net cash from operating activities of $646,000 for the year ended December 31, 1997, primarily due to an increase in receivables, and used net cash of $669,000 for the six months ended June 30, 1998, primarily due to a decrease in accounts payable. Net cash used in investing activities was $21,000 for the year ended December 31, 1997 and net cash provided by financing activities was $9,000 for the six months ended June 30, 1998. Net cash provided by financing activities in 1997 was $533,000, primarily as a result of $436,000 used to purchase treasury stock and $980,000 borrowed under long-term debt obligations. Net cash provided by financing activities for the six months ended June 30, 1998 was $660,000, primarily due to borrowings under long-term debt obligations.



     At June 30, 1998, Energy Systems had $2.4 million of working capital and $3.1 million of total debt outstanding.


RESULTS OF OPERATIONS -- NEMSI

     Founded in 1966, NEMSI specializes in performing design and build projects at manufacturing and research facilities and on-site maintenance work at nuclear power plants.


     For the year ended December 31, 1997, approximately 59.8% of NEMSI's revenues was derived from maintenance, repair and replacement services, 32.9% was derived from design, engineering and installation services and 7.3% was derived from on-site and off-site management of building systems. For the six months ended June 30, 1998, approximately 63.8% of NEMSI's revenues was derived from maintenance, repair and replacement services, 28.1% was derived from design, engineering and installation services and 8.1% was derived from on-site and off-site management of building systems.


     The following table sets forth selected statement of operations data for NEMSI, and such data as a percentage of revenues for the periods indicated:


                                                       YEARS ENDED DECEMBER 31,                SIX MONTHS ENDED JUNE 30,
                                                  -----------------------------------     -----------------------------------
                                                       1996                1997                1997                1998
                                                  ---------------     ---------------     ---------------     ---------------
                                                                            (DOLLARS IN THOUSANDS)
Revenues........................................  $30,457   100.0%    $39,357   100.0%    $18,129   100.0%    $17,464   100.0%
Cost of revenues................................   23,407    76.9      31,217    79.3      13,915    76.8      13,379    76.6
                                                  -------   -----     -------   -----     -------   -----     -------   -----
Gross profit....................................    7,050    23.1       8,140    20.7       4,214    23.2       4,085    23.4
Selling, general and administrative expenses....    5,448    17.8       6,502    16.5       2,801    15.4       3,028    17.3
Employee stock compensation (non-recurring).....       --      --         795     2.1          --      --          --      --
                                                  -------   -----     -------   -----     -------   -----     -------   -----
Income from operations..........................  $ 1,602     5.3%    $   843     2.1%    $ 1,413     7.8%    $ 1,057     6.1%
                                                  -------   -----     -------   -----     -------   -----     -------   -----
                                                  -------   -----     -------   -----     -------   -----     -------   -----



RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1997 -- NEMSI



     Revenues. Revenues decreased $665,000, or 3.7%, from $18.1 million for the six months ended June 30, 1997 to $17.5 million for the six months ended June 30, 1998, primarily due to a lower backlog of work at the beginning of the six months ended June 30, 1998 and delays in the scheduled start dates of certain new projects.



     Gross profit. Gross profit was $536,000 lower for the six months ended
June 30, 1998 compared to the six months ended June 30, 1997. As a percentage of revenues, gross profit increased from 23.2% to 23.4%, primarily due to a shift in sales mix towards maintenance, repair and replacement services which generally have higher margins for NEMSI than design, engineering and installation projects.



     Selling, general and administrative expenses. Selling, general and administrative expenses increased $227,000, or 8.1%, from $2.8 million for the six months ended June 30, 1997 to $3.0 million for the six months ended June 30, 1998. As a percentage of revenues, these expenses increased from 15.4% to 17.3%, primarily due to the hiring of additional supervisory and sales personnel during 1997 in order to support the long-term growth of the business. Excluding the Compensation Differential of $190,000 for the six months ended June 30, 1997 and $211,000 for the six months ended June 30, 1998, selling, general and administrative expenses as a percentage of revenues increased from 14.4% to 16.1%.


RESULTS FOR THE YEAR ENDED DECEMBER 31, 1997 COMPARED TO THE YEAR ENDED DECEMBER 31, 1996 -- NEMSI

     Revenues. Revenues increased $8.9 million, or 29.2%, from $30.5 million for the year ended December 31, 1996 to $39.4 million for the year ended December 31, 1997. Revenues increased primarily as a result of a robust construction market due to continued strength in the economy of the northeast United States.

     Gross profit. Gross profit increased $1.1 million, or 15.5%, from $7.1 million for the year ended December 31, 1996 to $8.1 million for the year ended December 31, 1997. As a percentage of revenues, gross profit decreased from 23.1% to 20.7%, primarily due to the impact of one project in which costs are expected to exceed contract revenues by approximately $500,000. To a lesser degree, the gross profit percentage decreased due to a changed sales mix, with more revenues being generated from lower margin construction and installation services.


     Selling, general and administrative expenses. Selling, general and administrative expenses increased $1.1 million, or 19.3%, from $5.4 million for the year ended December 31, 1996 to $6.5 million for the year ended December 31, 1997. As a percentage of revenues, selling, general and administrative expenses decreased from 17.8% for the year ended December 31, 1996 to 16.5% for the year ended December 31, 1997 as revenues increased without a commensurate increase in infrastructure. In addition, non-recurring employee stock compensation expense of $795,000 was recorded in the year ended December 31, 1997 related to stock options granted to certain employees.

LIQUIDITY AND CAPITAL RESOURCES -- NEMSI


     NEMSI generated $809,000 in net cash from operating activities for the year ended December 31, 1997, including $664,000 of stock compensation. The Company generated $491,000 in net cash from operating activities for the six months ended June 30, 1998. For the year ended December 31, 1997 and the six months ended June 30, 1998, net cash used in investing activities was approximately $772,000 and $239,000, principally for equipment purchases. Net cash provided by financing activities for the year ended December 31, 1997 was approximately $48,000, representing net borrowings. Net cash used in financing activities for the six months ended June 30, 1998 was approximately $386,000, consisting principally of payments on debt.



     At June 30, 1998, NEMSI had working capital of $1.6 million and $4.0 million of total debt outstanding (including capital leases).


RESULTS OF OPERATIONS -- LEE

     Founded in 1944, Lee specializes in the design, engineering and installation of energy and indoor environmental systems and possesses specialized expertise relating to health care facility projects.


     For the year ended December 31, 1997, approximately 64.0% of Lee's revenues was derived from design, engineering and installation services and 36.0% was derived from maintenance, repair and replacement services. For the six months ended June 30, 1998, approximately 64.8% of Lee's revenues was derived from design, engineering and installation services and 35.2% was derived from maintenance, repair and replacement services.


     The following table sets forth selected statement of operations data for Lee, and such data as a percentage of revenues for the periods indicated:


                                                       YEARS ENDED DECEMBER 31,                SIX MONTHS ENDED JUNE 30,
                                                  -----------------------------------     -----------------------------------
                                                       1996                1997                1997                1998
                                                  ---------------     ---------------     ---------------     ---------------
                                                                            (DOLLARS IN THOUSANDS)
Revenues........................................  $34,639   100.0%    $39,681   100.0%    $15,874   100.0%    $24,488   100.0%
Cost of revenues................................   26,541    76.6      30,316    76.4      12,308    77.5      18,570    75.8
                                                  -------   -----     -------   -----     -------   -----     -------   -----
Gross profit....................................    8,098    23.4       9,365    23.6       3,566    22.5       5,918    24.2
Selling, general and administrative expenses....    6,663    19.3       7,325    18.5       2,972    18.7       4,266    17.4
                                                  -------   -----     -------   -----     -------   -----     -------   -----
Income from operations..........................  $ 1,435     4.1%    $ 2,040     5.1%    $   594     3.8%    $ 1,652     6.7%
                                                  -------   -----     -------   -----     -------   -----     -------   -----
                                                  -------   -----     -------   -----     -------   -----     -------   -----



RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1997 -- LEE



     Revenues. Revenues increased $8.6 million, or 54.3%, from $15.9 million for the six months ended June 30, 1997 to $24.5 million for the six months ended June 30, 1998 primarily due to an increase of approximately $6.1 million related to design, engineering and installation projects, primarily for clients in the healthcare and energy services sectors, and an increase of approximately $2.5 million related to maintenance, repair and replacement services.



     Gross profit. Gross profit increased $2.4 million, or 66.0%, from $3.6 million for the six months ended June 30, 1997 to $5.9 million for the six months ended June 30, 1998. As a percentage of revenues, gross profit increased from 22.5% for the six months ended June 30, 1997 to 24.2% for the six months ended June 30, 1998. This increase was the result of a smaller percentage increase in direct labor expense as compared to the percentage increase in revenues.



     Selling, general and administrative expenses. Selling general and administrative expenses increased $1.3 million, or 43.5%, from $3.0 million for the six months ended June 30, 1997 to $4.3 million for the six months ended
June 30, 1998. As a percentage of revenues, selling, general and administrative expenses decreased from 18.7% for the six months ended June 30, 1997 to 17.4% for the six months ended June 30, 1998, as Lee was able to generate increased revenues without commensurate increases in infrastructure. Excluding the Compensation Differential of $371,000 for the six months ended June 30, 1997 and $969,000 for the six months ended June 30, 1998, selling, general and administrative expenses as a percentage of revenues decreased from 16.4% to 13.5%.

RESULTS FOR YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996 -- LEE

     Revenues. Revenues increased $5.0 million, or 14.6%, from $34.6 million for the year ended December 31, 1996 to $39.7 million for the year ended December 31, 1997, due to an increase of approximately $3.0 million attributable to new design, engineering and installation projects and approximately $2.0 million attributable to maintenance, repair and replacement services. The increase was primarily related to new design, engineering and installation projects, generally related to clients in the healthcare and energy services industries, which occurred generally during the third and fourth quarters of the year ended December 31, 1997. Lee's additional revenues from maintenance, repair and replacement services resulted from hiring additional sales and marketing personnel to more successfully target its selling efforts and resulted in an increase in trade accounts receivable at December 31, 1997.

     Gross profit. Gross profit increased $1.3 million, or 15.6%, from $8.1 million for the year ended December 31, 1996 to $9.4 million for the year ended December 31, 1997. As a percentage of revenues, gross profit remained relatively constant.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased $662,000, or 9.9%, from $6.7 million for the year ended December 31, 1996 to $7.3 million for the year ended December 31, 1997 as a result of additional commissions paid to new sales personnel. As a percentage of revenues, selling, general and administrative expenses decreased from 19.3% for the year ended December 31, 1996 to 18.5% for the year ended December 31, 1997 as Lee was able to generate additional revenues without a commensurate increase in infrastructure. Excluding the Compensation Differential of $1.2 million for 1996 and $1.0 million for 1997, selling, general and administrative expenses increased as a percentage of revenues from 15.7% to 15.9%.

LIQUIDITY AND CAPITAL RESOURCES -- LEE


     Lee used $563,000 in net cash in operating activities for the year ended December 31, 1997. Accounts receivable increased from December 31, 1996 to December 31, 1997, reflecting the increase in revenues which, for new construction projects, was weighted more heavily toward the third and fourth quarters of 1997. Lee generated net cash from operating activities of $1.8 million for the six months ended June 30, 1998 primarily as a result of operating income and a reduction in trade and retainage accounts receivable. Net cash used in investing activities was approximately $301,000 for the year ended December 31, 1997 and $166,000 for the six months ended June 30, 1998, principally for property and equipment purchases. Net cash provided by financing activities was $899,000 for the year ended December 31, 1997, principally from proceeds of Lee's revolving credit agreement and the sale of its new corporate headquarters building. Net cash used in financing activities was $1.4 million for the six months ended June 30, 1998, principally due to net repayments on its line of credit.



     At June 30, 1998, Lee had working capital of $3.9 million and no debt outstanding.


RESULTS OF OPERATIONS -- HILL YORK

     Founded in 1936, Hill York specializes in the design, fabrication, installation and service of energy and indoor environmental systems in high rise luxury condominiums, hotels, universities and convention centers throughout South Florida.


     For the year ended December 31, 1997, approximately 76.8% of Hill York's revenues was derived from design, engineering and installation services and 23.2% was derived from maintenance, repair and replacement services. For the six months ended June 30, 1998, approximately 76.6% of Hill York's revenues was derived from design, engineering and installation services and 23.4% was derived from maintenance, repair and replacement services.

     The following table sets forth selected statement of operations data for Hill York, and such data as a percentage of revenues for the periods indicated:


                        YEARS ENDED MARCH 31,              NINE MONTHS ENDED DECEMBER 31,             SIX MONTHS ENDED JUNE 30,
                 -----------------------------------     -----------------------------------     -----------------------------------
                      1996                1997                1996                1997                1997                1998
                 ---------------     ---------------     ---------------     ---------------     ---------------     ---------------
                                                               (DOLLARS IN THOUSANDS)
Revenues.......  $28,667   100.0%    $31,430   100.0%    $23,123   100.0%    $25,863   100.0%    $15,747   100.0%   $18,883   100.0%
Cost of
  revenues.....   22,526    78.6      24,121    76.7      18,002    77.9      20,432    79.0      11,901    75.6     14,673    77.7
                 -------   -----     -------   -----     -------   -----     -------   -----     -------   -----    -------   -----
Gross profit...    6,141    21.4       7,309    23.3       5,121    22.1       5,431    21.0       3,846    24.4      4,210    22.3
Selling,
  general and
 administrative
  expenses.....    5,758    20.1       6,992    22.3       4,985    21.5       5,082    19.7       3,444    21.9      3,792    20.1
                 -------   -----     -------   -----     -------   -----     -------   -----     -------   -----    -------   -----
Income from
  operations...  $   383     1.3%    $   317     1.0%    $   136     0.6%    $   349     1.3%    $   402     2.5%   $   418     2.2%
                 -------   -----     -------   -----     -------   -----     -------   -----     -------   -----    -------   -----
                 -------   -----     -------   -----     -------   -----     -------   -----     -------   -----    -------   -----



RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1997 -- HILL YORK



     Revenues. Revenues increased $3.1 million, or 19.9%, from $15.7 million for the six months ended June 30, 1997 to $18.9 million for the six months ended June 30, 1998, primarily due to an increase in the average size of new construction projects and an increase in maintenance contracts as a result of Hill York's geographic expansion.



     Gross profit. Gross profit increased $364,000, or 9.5%, from $3.8 million for the six months ended June 30, 1997 to $4.2 million for the six months ended June 30, 1998. As a percentage of revenues, gross profit decreased from 24.4% to 22.3% due to a shift in sales mix from design, engineering and installation revenues to maintenance, repair and replacement services which generally have lower margins.



     Selling, general and administrative expenses. Selling, general and administrative expenses increased $348,000, or 10.1%, from $3.4 million for the six months ended June 30, 1997 to $3.8 million for the six months ended June 30, 1998. As a percentage of revenues, these expenses decreased from 21.9% to 20.1%, primarily as a result of larger bonuses paid in the six months ended June 30, 1997. Excluding the Compensation Differential of $529,000 for the six months ended June 30, 1997 and $574,000 for the six months ended June 30, 1998, selling, general and administrative expenses as a percentage of revenues decreased from 18.5% to 17.0%.


RESULTS FOR THE NINE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO THE NINE MONTHS ENDED DECEMBER 31, 1996 -- HILL YORK

     Revenues. Revenues increased $2.7 million, or 11.8%, from $23.1 million for the nine months ended December 31, 1996 to $25.9 million for the nine months ended December 31, 1997. This increase was primarily attributable to revenues from two large condominium projects.

     Gross profit. Gross profit increased $310,000, or 6.1%, from $5.1 million for the nine months ended September 30, 1996 to $5.4 million for the nine months ended September 30, 1997. As a percentage of revenues, gross profit decreased from 22.1% for the nine months ended September 30, 1996 to 21.0% for the nine months ended September 30, 1997. The decrease in gross profit as a percentage of revenues was primarily attributable to the impact of one project in which costs are expected to exceed contract revenues by approximately $125,000.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased $97,000, or 1.9%, from $5.0 million for the nine months ended September 30, 1996 to $5.1 million for the nine months ended September 30, 1997. As a percentage of revenues, selling, general and administrative expenses decreased from 21.5% for the nine months ended September 30, 1996 to 19.7% for the nine months ended September 30, 1997 as Hill York was able to generate additional revenues without a commensurate increase in infrastructure. Excluding the Compensation Differential of $658,000 for 1996 and $616,000 for 1997, selling, general and administrative expenses decreased as a percentage of revenues from 18.7% to 17.3%.

RESULTS FOR THE YEAR ENDED MARCH 31, 1997 COMPARED TO YEAR ENDED MARCH 31, 1996 -- HILL YORK

     Revenues. Revenues increased by $2.8 million, or 9.6%, from $28.7 million for year ended March 31, 1996 to $31.4 million for the year ended March 31, 1997 as a result of additional sales and marketing efforts.

     Gross profit. Gross profit increased $1.2 million, or 19.0%, from $6.1 million for the year ended March 31, 1996 to $7.3 million for the year ended March 31, 1997. As a percentage of revenues, gross profit increased from 21.4% for the year ended March 31, 1996 to 23.3% for the year ended March 31, 1997. The increase in gross profit as a percentage of revenues was primarily attributable to an improved mix of projects with higher margins.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased $1.2 million, or 21.4%, from $5.8 million for the year ended March 31, 1996 to $7.0 million for the year ended March 31, 1997. As a percentage of revenues, selling, general and administrative expenses increased from 20.1% for the year ended March 31, 1996 to 22.3% for the year ended March 31, 1997. Excluding the Compensation Differential of $577,000 for 1996 and $1.0 million for 1997, selling, general and administrative expenses increased as a percentage of revenues from 18.1% to 19.0%.

LIQUIDITY AND CAPITAL RESOURCES -- HILL YORK


     Hill York used $20,000 in net cash from operating activities for the nine months ended December 31, 1997 and generated $104,000 in net cash from operating activities for the six months ended June 30, 1998. Net cash used in investing activities was $128,000 for the nine months ended December 31, 1997 and $141,000 for the six months ended June 30, 1998, principally resulting from purchases of property and equipment. Net cash used in financing activities was $54,000 for the nine months ended December 31, 1997 and net cash provided by financing activities was $23,000 for the six months ended June 30, 1998.



     At June 30, 1998, Hill York had working capital of $1.2 million and total debt outstanding of $770,000, including capital leases.


RESULTS OF OPERATIONS -- MECHANICAL SERVICES

     Founded in 1974, Mechanical Services focuses on design and build projects and provides operation and maintenance services, primarily in Florida.


     For the year ended December 31, 1997, approximately 54.6% of Mechanical Services' revenues was derived from maintenance, repair and replacement services and approximately 45.4% were derived from design engineering and installation services. For the six months ended June 30, 1998, approximately 60.3% of Mechanical Services' revenues was derived from maintenance, repair and replacement services and 39.7% was derived from design, engineering and installation services.


     The following table sets forth selected statement of operations data for Mechanical Services, and such data as a percentage of revenues for the periods indicated:


                                                                                       SIX MONTHS ENDED JUNE 30,
                                                               YEAR ENDED        --------------------------------------
                                                            DECEMBER 31, 1997          1997                 1998
                                                            -----------------    -----------------    -----------------
                                                                              (DOLLARS IN THOUSANDS)
Revenues.................................................   $28,279    100.0%    $14,152    100.0%    $11,528    100.0%
Cost of revenues.........................................    24,511     86.7      12,408     87.7       9,789     84.9
                                                            -------    -----     -------    -----     -------    -----
Gross profit.............................................     3,768     13.3       1,744     12.3       1,739     15.1
Selling, general and administrative expenses.............     2,530      8.9       1,228      8.7       1,110      9.6
                                                            -------    -----     -------    -----     -------    -----
Income from operations...................................   $ 1,238      4.4%    $   516      3.6%    $   629      5.5%
                                                            -------    -----     -------    -----     -------    -----
                                                            -------    -----     -------    -----     -------    -----



RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 1998 COMPARED TO THE SIX MONTHS ENDED JUNE 30, 1997 -- MECHANICAL SERVICES



     Revenues. Revenues decreased $2.6 million, or 18.5%, from $14.2 million for the six months ended June 30, 1997 to $11.5 million for the six months ended June 30, 1998, principally as a result of a reduction in the number of large installation jobs during the six months ended June 30, 1998 compared to the prior period.



     Gross profit. Gross profit remained consistent at $1.7 million for the six months ended June 30, 1997 and June 30, 1998. As a percentage of revenues, gross profit increased from 12.3% to 15.1% due to a shift in sales mix towards maintenance, repair and replacement services, which generally have higher margins than design, engineering and installation projects, an increase in the number of smaller projects, which generally have higher margins, and a reduction in direct material costs on several large projects with owner furnished materials.



     Selling, general and administrative expenses. Selling, general and administrative expenses decreased $118,000, or 9.6%, from $1.2 million for the six months ended June 30, 1997 to $1.1 million for the six months ended June 30, 1998 due to decreased discretionary bonuses to employees and management as well as increased cost reduction efforts by Mechanical Services during the six months ended June 30, 1998. As a percentage of revenues, selling, general and administrative expenses increased from 8.7% to 9.6%.


LIQUIDITY AND CAPITAL RESOURCES -- MECHANICAL SERVICES


     Mechanical Services used $605,000 in net cash from operating activities for the year ended December 31, 1997 and used $96,000 for the six months ended June 30, 1998. Net cash used in investing activities was $235,000 for the year ended December 31, 1997 and $142,000 for the six months ended June 30, 1998, principally for property and equipment purchases. Net cash provided by financing activities was $42,000 for the year ended December 31, 1997 and $220,000 for the six months ended June 30, 1998, representing borrowings under a revolving credit agreement.



     At June 30, 1998, Mechanical Services had working capital of $3.6 million and $274,000 of total debt outstanding.


RESULTS OF OPERATIONS -- AIRCOND

     Founded in 1937, Aircond focuses on the maintenance, repair and replacement of energy and indoor environmental systems. With over 130 technicians, Aircond is one of the largest service providers of such systems in the Southeast.


     For the year ended December 31, 1997, approximately 92.9% of Aircond's revenues was derived from maintenance, repair and replacement services and 7.1% was derived from design, engineering and installation services. For the nine months ended June 30, 1998, approximately 91.9% of Aircord's revenues was derived from maintenance, repair and replacement services and 8.1% was derived from design, engineering and installation services.


     The following table sets forth selected statement of operations data for Aircond, and such data as a percentage of revenues for the periods indicated:


                                               YEARS ENDED SEPTEMBER 30,                         NINE MONTHS ENDED JUNE 30,
                                -------------------------------------------------------     -------------------------------------
                                     1995                1996                1997                1997                  1998
                                ---------------     ---------------     ---------------     ---------------      ----------------
                                                                     (DOLLARS IN THOUSANDS)
Revenues......................  $25,225   100.0%    $26,830   100.0%    $26,935   100.0%    $18,695   100.0%     $22,193    100.0%
Cost of revenues..............   17,174    68.1      17,284    64.4      17,509    65.0      12,355    66.1       14,489     65.3
                                -------   -----     -------   -----     -------   -----     -------   -----      -------    -----
Gross profit..................    8,051    31.9       9,546    35.6       9,426    35.0       6,340    33.9        7,704     34.7
Selling, general and
  administrative expenses.....    6,273    24.9       7,487    27.9       7,731    28.7       5,665    30.3        5,817     26.2
                                -------   -----     -------   -----     -------   -----     -------   -----      -------    -----
Income from operations........  $ 1,778     7.0%    $ 2,059     7.7%    $ 1,695     6.3%    $   675     3.6%     $ 1,887      8.5%
                                -------   -----     -------   -----     -------   -----     -------   -----      -------    -----
                                -------   -----     -------   -----     -------   -----     -------   -----      -------    -----



RESULTS FOR THE NINE MONTHS ENDED JUNE 30, 1998 COMPARED TO THE NINE MONTHS ENDED JUNE 30, 1997 -- AIRCOND



     Revenues. Revenues increased $3.5 million, or 18.7%, from $18.7 million for the nine months ended June 30, 1997 to $22.2 million for the nine months ended June 30, 1998, principally as a result of increased sales of maintenance, repair and replacement services to existing clients.



     Gross profit. Gross profit increased $1.4 million, or 21.5%, from $6.3 million for the nine months ended June 30, 1997 to $7.7 million for the nine months ended June 30, 1998. As a percentage of revenues, gross profit increased from 33.9% to 34.7% due to a shift in sales mix towards maintenance, repair and replacement services, which generally have higher margins than design, engineering and installation projects.



     Selling, general and administrative expenses. Selling, general and administrative expenses decreased $152,000, or 2.7%, from $5.7 million for the nine months ended June 30, 1997 to $5.8 million for the nine months ended June 30, 1998. As a percentage of revenues, selling, general and administrative expenses decreased from 30.3% for the nine months ended June 30, 1997 to 26.2% for the nine months ended June 30, 1998 as revenues increased without a commensurate increase in infrastructure. Excluding the Compensation Differential of $42,000 for 1997 and $33,000 for 1998, selling, general and administrative expenses decreased as a percentage of revenues from 30.1% to 26.1%.


RESULTS FOR THE YEAR ENDED SEPTEMBER 30, 1997 COMPARED TO YEAR ENDED SEPTEMBER 30, 1996 -- AIRCOND

     Revenues. Revenues remained constant at $26.8 million for the year ended September 30, 1996 and $26.9 million for the year ended September 30, 1997.

     Gross profit. Gross profit decreased $120,000, or 1.3%, from $9.5 million for the year ended September 30, 1996 to $9.4 million for the year ended September 30, 1997. As a percentage of revenues, gross profit decreased from 35.6% to 35.0%, due to increased labor costs.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased $244,000, or 3.3%, from $7.5 million for the year ended September 30, 1996 to $7.7 million for the year ended September 30, 1997. As a percentage of revenues, selling, general and administrative expenses increased from 27.9% to 28.7% due to increased discretionary bonuses to management. Excluding the Compensation Differential of $437,000 for the year ended September 30, 1996 and $1.1 million for the year ended September 30, 1997, selling, general and administrative expenses decreased as a percentage of revenues from 26.3% to 24.5%.

RESULTS FOR THE YEAR ENDED SEPTEMBER 30, 1996 COMPARED TO YEAR ENDED SEPTEMBER 30, 1995 -- AIRCOND

     Revenues. Revenues increased $1.6 million, or 6.4%, from $25.2 million for the year ended September 30, 1995 to $26.8 million for the year ended September 30, 1996. This increase in revenues was primarily attributable to successful sales efforts targeted to obtaining more maintenance, repair and replacement services and Aircond expanding its geographic penetration in North Carolina and South Carolina markets.

     Gross profit. Gross profit increased $1.5 million, or 18.6%, from $8.1 million for the year ended September 30, 1995 to $9.5 million for the year ended September 30, 1996. As a percentage of revenues, gross profit increased from 31.9% to 35.6% as a result of Aircond's ability to support higher levels of maintenance, repair and replacement services with consistent numbers of service and repair technicians.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased $1.2 million, or 19.4%, from $6.3 million for the year ended September 30, 1995 to $7.5 million for the year ended September 30, 1996. As a percentage of revenues, selling, general and administrative expenses increased from 24.9% for the year ended September 30, 1995 to 27.9% for the year ended September 30, 1996 as a result of increased commissions, management incentives and bonuses. Excluding the Compensation Differential of $414,000 for 1996 and $437,000 for 1995, selling, general and administrative expenses increased as a percentage of revenues from 23.2% to 26.3%.

LIQUIDITY AND CAPITAL RESOURCES -- AIRCOND


     Aircond generated net cash from operating activities of approximately $1.6 million and $909,000, respectively, for the year ended September 30, 1997 and the nine months ended June 30, 1998. Net cash used in investing activities for the year ended September 30, 1997 was approximately $183,000, principally resulting from purchases of property and equipment. Net cash provided by investing activities for the nine months ended June 30, 1998 was approximately $491,000, principally resulting from the cash surrender value of approximately $556,000 from the redemption of a life insurance policy. Net cash used in financing activities was $1.4 million for the year ended September 30, 1997 and $1.6 million for the nine months ended June 30, 1998, representing repayment of capital lease obligations of $653,000 and $528,000, respectively, and distributions to stockholders of approximately $772,000 and $1.1 million, respectively.



     At June 30, 1998, Aircond had working capital of $5.6 million and $5.6 million of total debt outstanding.

                                    BUSINESS

INTRODUCTION

     Enfinity was formed by the Founding Companies to become the premier provider of energy and indoor environmental systems and services to commercial, industrial and institutional clients. The Company provides a broad range of services throughout the life cycle of a client's energy and indoor environmental systems, including: (i) maintenance, repair and replacement; (ii) design, engineering and installation; and (iii) on-site and off-site management of building systems, including control and monitoring systems.

     Seven of the eight Founding Companies have worked together in industry peer groups for over 10 years. All of the Founding Companies are 'best-of-class' service providers with specialized and complementary expertise and have been recognized by industry organizations for their high-quality service and innovative client solutions. Six of the eight Founding Companies have been named 'Commercial Contractor of the Year,' an award presented annually by Contracting Business magazine to the most progressive and professional organization in the commercial HVAC business. The Company has established strategic partnerships with several energy providers and financial institutions as a means to provide innovative and cost effective energy and indoor environmental solutions to its clients. The Founding Companies had combined revenues of $364.8 million for fiscal year 1997, representing a compound annual growth rate of 21.9% from fiscal year 1995. The Company's business and internal growth strategies, as well as its emphasis on strategic partnerships and acquisitions, are focused on achieving its goal of becoming the leading national provider of energy and indoor environmental systems and services.

INDUSTRY OVERVIEW

     The commercial, industrial and institutional HVAC and related services industry is large, growing and highly fragmented. In 1996, over 10,000 companies provided over $35 billion in commercial, industrial and institutional HVAC services. Factors fueling the growth of the industry include: (i) an increasing focus on air quality and internal environmental control in a growing number of sealed commercial buildings; (ii) the aging of the installed base of energy and indoor environmental systems, which has increased the demand for maintenance, repair and replacement services; (iii) the increasing automation, sophistication and complexity of energy and indoor environmental systems; (iv) government restrictions on the use of refrigerants commonly used in older energy and indoor environmental systems; (v) a desire by companies to outsource their energy and indoor environmental services as they focus on their core competencies; and (vi) an increasing focus by companies on managing costs and achieving energy savings by replacing less efficient systems.

     There are two broad segments of the HVAC and related services industry: (i) the maintenance, repair and replacement segment, representing approximately 66% of industry revenues; and (ii) the design, engineering and installation segment, representing approximately 34% of industry revenues. Maintenance and repair services are typically performed on either a fixed schedule under service contracts or on an as needed basis in response to service calls. Replacement services include full or partial replacement of HVAC and other energy and indoor environmental systems, or components thereof. Design, engineering and installation projects are obtained either on a negotiated design and build basis ('design and build') or on a low bid or plan specification basis ('plan and spec'). In design and build projects, the service provider works directly with the end user of the system and designs, engineers and installs a system specifically tailored to the client's needs. In plan and spec projects, the system is designed by an architect or engineer, who has primary responsibility for the client relationship and who selects an energy and indoor environmental systems and services firm to assemble and install the system based on a competitive bid process. Typically, design and build projects require a higher level of technical expertise, result in closer client relationships and create greater opportunities to provide value-added services that often generate higher margins.

     The two broad segments of the industry are complemented by a wide range of outsourced facility services. As businesses focus on their core competencies and as indoor environmental systems become more expensive, complex and technical, clients are increasingly outsourcing their HVAC and other mechanical service needs to experienced providers of such services. Such providers offer an array of outsourced mechanical services and expertise, including the ongoing operation, maintenance and monitoring of energy and indoor environmental systems and the performance of related energy management functions. Outsourced facility operation and maintenance services are generally provided for a monthly or quarterly fee, and are often a source of significant new business opportunities to provide additional services to the client, including maintenance, repair and replacement services and design, engineering and installation services.

     An important factor affecting the energy and indoor environmental services industry is the deregulation of the U.S. gas and electric utility industries. As these industries become further deregulated, the Company anticipates that utilities and other energy providers will continue to establish strategic partnerships with providers of energy and indoor environmental systems and services in order to attract utility customers in an increasingly competitive market. These partnerships are offering customers a broad range of services and utilities on a variable cost per unit basis without the need for customers to make significant capital expenditures on energy and indoor environmental systems. The Company believes that these strategic partnerships will decrease energy costs and improve marketing and customer service, resulting in increased demand for energy and indoor environmental systems and services.

     The energy and indoor environmental services industry has been undergoing significant consolidation. Factors fueling consolidation include: (i) the fragmented nature of the industry, which has been typified by small owner operated businesses that are located in a single geographic area and that have limited access to capital for modernization and expansion; (ii) the increasing desire of companies to limit the number of energy and indoor environmental service companies with which they contract; (iii) the threat of increased competition from larger entities with greater financial resources, resulting in part from the deregulation of the U.S. gas and electric utility industries; and
(iv) consolidation in the ownership and management of commercial real estate.

BUSINESS STRATEGY

     The Company's goal is to create the leading national provider of energy and indoor environmental systems and services for commercial, industrial and institutional clients. In order to achieve this goal, the Company has a focused business strategy based upon the following key principles:

     Create a Single Source Provider of Energy and Indoor Environmental Systems and Services. The Company intends to capitalize on the increasing desire of clients for a single source of service for all of their energy and indoor environmental systems and services requirements. Upon the completion of this Offering, the Company will be able to provide clients with a broad range of bundled and complementary services, including the design, engineering and installation of energy and indoor environmental systems, the subsequent maintenance and repair of such installed systems, the monitoring and maintenance of internal air quality control levels and the eventual replacement of equipment at the end of each system's useful life. The Company believes that by focusing on contracts to operate and maintain all of a client's energy and indoor environmental systems and by providing a broad array of complementary services, it will generate significant additional revenues from its projects, realize a recurring stream of revenues and continue to foster long-term relationships with its clients.

     Strategic Partnerships. The Company will seek to form additional strategic relationships with utilities and other energy providers to satisfy the full range of a client's energy and indoor environmental systems needs. For example, the Company and its strategic partners may: (i) provide a client with gas, electrical power, cooled air or water, heat or lighting; (ii) design, install and maintain the client's energy and indoor environmental systems; (iii) operate central energy plants; (iv) provide financing for the design, engineering and installation of new energy and environmental systems; and (v) monitor the indoor air quality of the client's facility. The Company anticipates that these partnerships will result in lower energy costs and greater client satisfaction as a client's full range of energy and indoor environmental systems and services needs are provided and paid for through a single source. By creating an attractive alternative to the traditional means of satisfying a client's needs, the Company believes that strategic partnerships will provide the Company with an advantage over many of its competitors, additional business opportunities and increased revenues.

     The following is an example of the benefits of strategic partnering among energy providers and providers of indoor environmental systems and services:


          Lee has a strategic relationship with Enron Energy Services, Inc., an unregulated, national energy services provider. Through this relationship, a Nashville-based non-woven fabrics manufacturer was able to take advantage of Enron's ability to integrate energy, finance and Lee's contracting expertise to provide compressed air and chilled water services to support a new manufacturing expansion project. Rather than the manufacturer making a capital investment for the compressed air and chilled water plant, the system was financed by Enron, with the repayment of capital included in the monthly payment for compressed air and chilled water services, along with the charges for energy, maintenance and operations. Maintenance and operations for the plant is being provided by Lee through a 10-year service agreement with Enron.


The Company anticipates that as deregulated utilities seek to access clients directly, they will enter the energy and indoor environmental systems and services market through these types of strategic partnerships. The Company intends to seek out and participate in a variety of strategic partnerships with utilities.

     Leverage Founding Company Engineering and Technical Expertise. Each of the Founding Companies has a specialized expertise and a strong reputation in its offerings of energy and indoor environmental systems and services. Hill York, for example, has extensive experience in the design, engineering and installation of energy and indoor environmental systems in high rise condominiums and hotels. Mechanical Services and Air Systems have specialized expertise in the design, engineering and installation of indoor environmental systems for high tech industrial clients, including the highly specialized construction of 'clean rooms,' and Air Systems has technical expertise with high purity and toxic gas process piping. The Company believes that by leveraging the engineering and technical expertise of the Founding Companies and subsequently acquired businesses, the Company will be able to more effectively secure new contracts, better service existing client needs and continue to develop significant long-term client relationships.

     Focus on High Quality Client Service. The Company believes that maintaining a high level of service and satisfaction is integral to attracting and retaining clients. The Founding Companies have a strong commitment to quality and client satisfaction and conduct regular client performance reviews. The Company believes that the quality of its services enables it to establish and maintain long-term relationships with many of its clients. The Company further believes that its reputation for creating high quality solutions directed at a client's specific requirements is an important differentiating factor from its competitors and enables the Company to compete on a basis other than price.

     Attract, Train and Retain Highly Qualified Technicians and Engineers. The Company is focused on attracting and retaining a highly trained and motivated workforce in order to consistently deliver innovative client solutions and high-quality service. The Company's strategy is to become the employer of choice in each of the markets in which it operates by offering its employees: (i) comprehensive ongoing internal technical training programs throughout their careers; (ii) competitive compensation and employee benefits; (iii) career development opportunities; and (iv) equity participation in the Company's success. The Company believes that it has the training expertise and capital resources to better attract and retain a highly qualified work force than its competitors.

     Operate With a Decentralized Management Strategy. The Company believes that the experienced management teams at the Founding Companies have a valuable understanding of their respective markets and businesses and have existing client relationships upon which they will continue to capitalize. Accordingly, the Company expects to continue to operate with a decentralized management strategy. Senior management at the Founding Companies will remain empowered to make most of the day-to-day operating decisions at each location and will be primarily responsible for the profitability and growth of their business. Although the Company intends to allow management at the Founding Companies to operate with a high degree of autonomy, the Company believes that regular communication between the individual businesses and the Company's executive management team will be integral to realizing the benefits afforded by the consolidation of these businesses into a single company.

GROWTH STRATEGY

     The Company believes that there are significant opportunities to expand its business and further penetrate the market for energy and indoor environmental systems and services. The significant elements of the Company's growth strategies are as follows:

     Internal Growth. While the Company intends to acquire additional energy and indoor environmental systems service companies, strong internal growth remains the core of the Company's growth strategy. The key elements for such internal growth are as follows:

          Cross-Selling of Client Services. The Company believes it will be able to increase its revenues from existing clients by taking advantage of cross-selling opportunities among the Founding Companies and other acquired companies. Through interaction at industry peer group meetings and their reputations as 'best-of-class' service providers, certain of the Founding Companies have already begun to leverage their client relationships by recommending each other for significant business opportunities. For example, in connection with Lee's mechanical construction contract to design, build and install the air conditioning, plumbing and process piping systems for an industrial plant of SKF U.S.A., Inc. ('SKF'), a motor bearings manufacturer in South Carolina, Lee sought a reliable regional service provider to manage the one-year warranty offered by Lee in connection with the project. Lee chose Aircond to manage such warranty and, based upon the subsequent relationship that developed between Aircond and SKF, Aircond is currently negotiating a service contract with SKF for the ongoing maintenance and repair of the installed systems beyond the one-year warranty period.

          Expand Market Coverage. The Company believes that significant demand exists from large national companies to utilize the services of a single company capable of providing comprehensive energy and indoor environmental systems and services on a regional or national basis. Many of the Founding Companies already provide local or regional coverage to companies with locations nationwide, such as commercial real estate developers and managers, real estate investment trusts, hotels and retail establishments, including a number of Fortune 500 companies. The Company believes these existing relationships can be expanded as the Company develops a nationwide network. In addition, the Company may open new offices in order to meet the potential needs of new and existing clients and local market demand.

          Achieve Operating Efficiencies through Best Practices and Economies of Scale. The Company believes that there are significant opportunities to achieve operating efficiencies and cost savings and to provide superior client service through the adoption of 'best practices' operating programs. The Company intends to establish a program in which it will periodically review its operations and training programs at the local and regional levels in order to identify those practices that can be successfully implemented throughout its nationwide operations. For example, the Company intends to use the highly regarded training program of Aircond as a model for all the Founding Companies and other acquired companies. The Company also expects to achieve operating efficiencies and cost savings through purchasing economies of scale. The Company intends to use its increased purchasing power to gain volume discounts in areas such as system components, raw materials, service vehicles, telecommunications, advertising, bonding and insurance.

     Growth Through Acquisitions. The Company intends to capitalize on the highly fragmented nature of the energy and indoor environmental systems and services industry by implementing a strategic acquisition program following this Offering. The Company will seek to acquire companies that are 'best-of-class' local or regional providers of energy and indoor environmental systems and services. In order to identify 'best-of-class' providers, the Company will look for, among other things, companies that: (i) have annual revenues of at least $8 million and a strong history of internal growth ; (ii) have core competencies that complement or add to the Company's services; (iii) have a reputation for high levels of client service; and (iv) are constantly seeking new ways to improve their business. The Company believes that 'best-of-class' companies demonstrate the foregoing characteristics and each is generally a premier provider of energy and indoor environmental systems and services in the market it serves.

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     Together with the Founding Companies, acquisitions of 'best-of-class'
companies will expand the Company's geographic presence and serve as platforms for further growth and consolidation and will have the client base, technical skills and infrastructure necessary to be a core business into which other companies can be consolidated. The Company also will attempt to leverage the existing infrastructure by pursuing 'tuck-in' acquisitions of smaller companies whose operations can be integrated into a platform company. In addition, in order to expand its market penetration and range of services offered, the Company will selectively seek to acquire other well-established energy and indoor environmental services businesses that provide services complementary to those provided by the Company.

     The Company believes that the opportunity to be acquired by the Company will be attractive to many providers of energy and indoor environmental systems and services. The Company offers owners of potential acquisition candidates:
(i) significant opportunities to enhance the growth of their businesses through cross-selling the Company's wide range of services; (ii) access to the Company's technical and engineering expertise; (iii) the Company's financial strength and visibility as a public company; (iv) a decentralized management structure; (v) the ability to compete in a rapidly consolidating environment; and (vi) near-term liquidity. The Company believes that the experience, reputation and relationships of the Founding Companies' management will be of significant value as the Company seeks additional acquisition candidates.

     As consideration for future acquisitions, the Company intends to use various combinations of its Common Stock, cash and notes. Following the completion of this Offering, the Company intends to register 5,000,000 additional shares of Common Stock under the Securities Act for its use in connection with future acquisitions. The offering of such 5,000,000 additional shares will be made only by means of a prospectus.

OPERATIONS AND SERVICES PROVIDED


     The Company provides energy and indoor environmental systems and services to commercial, industrial and institutional clients. The Company's services are provided throughout the life cycle of a client's energy and indoor environmental systems and include: (i) maintenance, repair and replacement; (ii) design, engineering and installation; and (iii) on-site and off-site management of building systems, including automated control and monitoring systems. The Company develops long-term relationships with its clients by acting as a single source provider of a broad range of energy and indoor environmental services, and by providing these services in a high quality and reliable manner. The development of long-term client relationships often results in both a recurring revenue stream from maintenance services, and ongoing opportunities to provide repair and replacement services and initiate new design, engineering and installation projects. For the year ended December 31, 1997, the Company generated approximately $193.0 million in combined revenues from maintenance, repair and replacement services, which represented 52.5% of the Company's total combined revenues; approximately $133.5 million in combined revenues from design, engineering and installation services, which represented 36.6% of the Company's total combined revenues; and approximately $38.3 million in combined revenues from management of on-site and off-site building systems, which represented 10.9% of the Company's total combined revenues.


     Maintenance, Repair and Replacement Services. The Company provides maintenance, repair and replacement services either pursuant to a service agreement or in response to service calls. The Company's maintenance, repair and replacement services typically include certified evaluation and testing of system performance, cleaning and replacement of filters and other components and retrofitting existing building energy and indoor environmental systems. The Company replaces and upgrades filtration, air distribution, ventilation, air pre-treatment, building automation and other systems.

     The Company's service offerings involve working with a client to develop a preventive maintenance program that details all of the equipment to be serviced and generates a schedule of regular service calls. Company technicians then make scheduled visits, servicing the equipment and performing repair or replacement services as needed. Service offerings include remote monitoring of temperature, pressure, humidity and air flow through the use of direct digital control technology. If the system is not operating within the specifications established by the client and cannot be remotely adjusted, a service

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crew is dispatched to analyze and repair the system as appropriate. Maintenance calls not covered under an ongoing service agreement generally are coordinated by client service representatives or dispatchers who use computer and communications technology to process orders, arrange service calls, communicate with clients, dispatch technicians and generate invoices.

     The following is an example of one of the significant maintenance, repair and replacement contracts performed by the Company:

          Aircond provides services to a 14 building, one million square foot, office complex located in Atlanta, Georgia. This annual contract provides the client with an on-site technician dedicated to the client for 40 hours a week. The technician performs daily preventive maintenance procedures on the many different energy and indoor environmental systems at the office complex and addresses any problems that may arise with such systems. The on-site technician is also capable of using the Andover Direct Digital Control system (installed in all of the buildings serviced by Aircond) to troubleshoot problems and change temperature settings and schedules relating to the energy and indoor environmental systems at the office complex. In addition to mechanical and digital control support, Aircond performs water treatment services and refrigerant management services under this contract. On a monthly basis, Aircond's water treatment technicians sample the water used in the heating and cooling systems and make adjustments to the chemical treatment schedule as needed. Optimizing chemical treatment of water systems maintains proper efficiency levels and extends the life of the equipment. The client also relies on Aircond to store, maintain and document the use of chlorofluorocarbon ('CFC') refrigerants. The use and storage of these types of refrigerants is regulated by the EPA.

     Service agreements result in recurring revenue streams and often provide a source of new business opportunities for the Company. The Company's service agreements typically have terms of one to three years, with automatic annual renewals, and are terminable by either party upon 30 to 60 days' notice. Service agreements are generally billed on a fixed fee basis per month or quarter, with additional fees charged for repair or replacement services. Service calls not covered under ongoing maintenance programs are billed on a time and materials basis, based on a rate schedule established by the Company.

     Design, Engineering and Installation Services. The Company designs, engineers and installs a variety of complex energy and indoor environmental systems for its commercial, industrial and institutional clients, including comfort heating and cooling systems, process cooling systems, high purity filtration systems, industrial ventilation systems, control and monitoring systems and industrial process piping. The Company's design, engineering and installation projects are obtained either on a design and build or plan and spec basis.

     In a design and build project, the Company is a member of a team that works closely with the client to understand its energy and indoor environmental needs in order to engineer and design an entire system to be installed within an existing or new facility. Company engineers and other technical personnel analyze the requirements of the proposed system and estimate the time, materials, equipment and labor required to complete the project. The Company also considers other indoor environmental features that may be desirable for a particular client, such as advanced automated monitoring devices or specialized indoor air quality control technology. The Company negotiates the final design, cost and timing of the design and build project with the client and enters into a definitive agreement.

     In a plan and spec project, engineers or architects design the system and then solicit bids for the assembly and installation of the system. Companies are selected primarily on a lowest bid basis. The Company prefers to concentrate on design and build, rather than plan and spec, projects because the Company believes that design and build projects generally require a higher level of technical expertise, result in closer client relationships and create greater opportunities to provide value-added services that often generate higher margins. However, the plan and spec projects in which the Company is engaged often give the Company an entry point to provide future maintenance, repair and replacement services as well as enhance the Company's reputation within a local market.

     Materials and equipment required for a typical design, engineering and installation project include ductwork, chillers, compressors, blowers, cooling towers and air handling equipment, as well as pipes and pumps required to connect the component parts of the system. The Company performs design,

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engineering and installation services in commercial office buildings, high rise apartment buildings, hotels, government and educational facilities, hospitals and manufacturing plants. Most of the Company's commercial and industrial design, engineering and installation projects take between one month and 18 months to complete. Projects are billed as phases are completed or as costs are incurred.

     The Company designs, engineers and installs process cooling systems, high purity filtration systems, industrial ventilation systems, industrial process piping and control and monitoring systems. Process cooling systems are used primarily in industrial facilities to provide heating or cooling to precise temperature and humidity standards for products being manufactured and for manufacturing equipment. High purity filtration systems are used in facilities requiring specific air quality standards and industrial ventilation systems are used to capture and dispose of airborne particulate. Industrial process piping is used in manufacturing facilities to convey raw materials, utilities and finished products. Control systems are used in order to maintain pre-established temperature or climate standards for commercial, industrial or institutional facilities. These systems use direct digital technology integrated with computer terminals. Control systems are capable not only of controlling a facility's entire HVAC system, often on a room-by-room basis, but can be programmed to integrate energy management, security, fire, card key access, lighting and overall facility monitoring. Diagnosis of potential problems and remote adjustment of the control system can be performed from either an on-site or off-site computer terminal.

     The following are examples of significant design, engineering and installation projects performed by the Company:

          Brandt has undertaken an $11.7 million design and build renovation project for Texas Christian University ('TCU') in Fort Worth, Texas. This project, which is 95% complete, includes the design and construction of a 15,000 square foot, 5,600 ton central utility plant which uses ice storage for demand side utility management. This plant serves more than 20 academic and residence halls through approximately 10,000 feet of underground piping. Additionally, 40 new air handling units were installed for improved indoor air quality. A new high efficiency lighting system was installed with a new high voltage electrical system and over 26,000 light fixtures. By engaging Brandt on this project rather than pursuing an alternative proposed by a competitor, TCU has saved more than $1.5 million in capital costs. TCU is also projecting annual operating and maintenance cost savings of more than $600,000.

          Mechanical Services installed the mechanical systems for the latest expansion of Sea World of Florida, a Busch Entertainment complex in Orlando, Florida. This new attraction, 'Atlantis-The Lost Continent,' opened in April 1998 and is one of the largest single projects ever developed by Busch Entertainment at the Florida site. Mechanical Services provided all of the comfort heating and cooling systems for the project along with the process utilities, such as compressed air and hydraulic systems, required to support the ride system that operates within the structure.

     Management of Building Systems. As businesses focus on their core competencies, and as energy and indoor environmental systems become more expensive, complex and technologically oriented, clients are increasingly outsourcing their energy and indoor environmental systems and other mechanical systems needs to experienced providers of such services. In response to this demand, the Company offers an array of outsourced mechanical services and expertise provided by qualified technicians, including ongoing operation, maintenance and monitoring of indoor energy and environmental systems and performance of related energy management functions. Outsourced facility operations and maintenance services are generally provided pursuant to a management agreement and are often a source of significant new opportunities to provide additional services to the client.

     The following are examples of significant building systems management services performed by the Company:

          Energy Systems provides outsourced facility services to the Prudential Center Complex (the 'Complex') in Boston, Massachusetts. The Complex consists of approximately six million square feet located over 31 acres and includes three 26-story apartment buildings, a 30-story office building, three blocks of retail outlets and the 52-story Prudential Tower. In 1984, Energy Systems was hired to perform a broad range of outsourced facility services for the Complex, including

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

     maintenance of HVAC systems, operation of the steam-powered centrifugal chillers and operation of the energy management system and all related control systems. In addition, Energy Systems maintains the infrastructure of the Complex and provides a variety of mechanical services, including maintenance of electrical and plumbing systems and carpentry work. To fulfill its obligations to the Complex, Energy Systems uses an on-site staff of 50 full-time engineers, service technicians, electricians, plumbers and carpenters.

          NEMSI provides outsourced facility services to the Bristol-Myers Squibb facility in Wallingford, Connecticut. The facility consists of approximately 800,000 square feet and is a state-of-the-art pharmaceutical research building with more than 100 research laboratories. The facility has a separate building that operates as a central plant, providing all of the utilities to the entire facility. NEMSI provides a technical workforce to maintain and operate all mechanical systems in the facility, including a 24-hour-a-day on-site maintenance crew for the central utility plant. NEMSI also provides a daily maintenance crew at the main research facility for mechanical systems operations, including building automation systems and building security systems.

     The Company's facility management service agreements typically have terms of one to three years and are terminable by either party upon 30 to 60 days' notice. Such agreements are billed on a fixed fee basis per month, with separate fees charged if additional services are required.

CLIENTS

     The Company's client base includes a broad array of commercial, industrial and institutional users of energy and indoor environmental systems and services. Representative clients to which the Company has provided services in the past 12 months include: Devcon, Hitachi, Fujitsu, TCU, Sprint, Lucent Technologies, Harvard College, Union Carbide, Pfizer, General Electric, General RE, Nissan Motor Manufacturing, Inc., Prudential Center (Boston), Bristol-Myers Squibb, Novellus, Marriott, Whirlpool Corporation, Photocircuits, Cirent Technologies, Time Warner, Peterbilt Motors, Hewlett Packard, BankBoston, Cisco Systems and Sea World.

     Consistent with its growth strategy, the Company believes that its success is dependent on its ability to foster long-term relationships with its clients. The Company has found that these well-developed relationships often lead to significant new opportunities to provide additional services to clients. The Company does not seek to be the lowest cost service provider in a given market in which it operates. Instead, it focuses on maximizing client satisfaction by providing a full complement of high-quality services to clients in a timely and reliable fashion.

     For the year ended December 31, 1997, the Company's top 10 clients accounted for 28.6% of the Company's combined revenues. No single client accounted for as much as 5.0% of the Company's combined revenues, except for Devcon, a general contractor, which accounted for 12.5% of the Company's combined revenues.

SOURCES OF SUPPLY

     The raw materials and components used by the Company include HVAC system components, ductwork, steel, sheet metal and copper tubing and piping. These raw materials and components are generally available from a variety of domestic or foreign suppliers at competitive prices. Delivery times are typically short for most raw materials and standard components, but during periods of peak demand may take a month or more to obtain. Chillers for large units typically have the longest delivery time and generally have lead times of up to six months. The major components of the Company's HVAC systems are compressors and chillers that are manufactured primarily by York Heating and Air Conditioning Corporation ('York'), Carrier Corporation ('Carrier') and Trane Air Conditioning Company ('Trane'). The Company's major suppliers of control systems are Honeywell, Inc., Johnson Controls, Inc., York, Automated Logic Controls, Trane Tracer and Andover Control Corporation.

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SALES AND MARKETING


     As of June 30, 1998, the Company had approximately 110 marketing and sales personnel. The Company intends to market its services through the sales forces at each of the Founding Companies. This approach will allow each Founding Company to market its services independently or in combination to provide solutions to a client's specific energy and indoor environmental systems needs. The senior executives of the Founding Companies have historically been the persons principally responsible for sales and marketing at such companies and will continue to act in this capacity. The Company intends to appoint a Vice President of Marketing to coordinate marketing efforts on a Company-wide basis and promote cross-selling among the Founding Companies and any other acquired companies. The Company also intends to add sales and marketing personnel at the Founding Company level to assist senior executives in increasing the number of new clients and the amount of business generated from existing clients.


     The Company generates sales leads through referrals from clients, responses to requests for proposals, strategic partnerships with complementary companies, industry seminars, trade shows, direct telephone and mail campaigns, advertisements in trade journals and Internet websites and associated links. In addition, the Company intends to leverage the experience and reputation within the energy and indoor environmental systems and services industry of the senior management of the Founding Companies.

RECRUITING, TRAINING AND RETENTION

     The Company's future success will depend, in part, on its ability to continue to attract, develop, motivate and retain qualified service technicians. The Company believes that its success in retaining qualified employees will be based on the quality of its recruiting, training, compensation, employee benefits programs and opportunities for advancement. The Company recruits at colleges and universities for energy and environmental engineers. The Company recruits its technicians at local technical schools and community colleges, where students focus on learning basic energy and indoor environmental systems and services skills.

     The Company places a strong emphasis on training, motivating and retaining its employees. The Company intends to use a highly regarded training program developed by Aircond as a model for all the Founding Companies and other acquired companies. This formalized six-year training program includes classroom and laboratory instruction two days per month during the fall and winter months in a variety of theoretical and practical course offerings. Technicians are paid for classroom time, which also focuses on safety programs and client relations skills. Service technicians are also closely supervised by experienced field supervisors to develop their skills.

COMPETITION

     The Company's industry is highly competitive. The Company believes that the principal competitive factors in the commercial, industrial and institutional markets for energy and indoor environmental systems and services are: (i) long-term client relationships; (ii) quality, timeliness and reliability of services provided; (iii) range of services provided; and (iv) market share and visibility. To a lesser degree, the Company competes on price; however, the Company does not seek to be the lowest cost system or service provider in the markets in which it operates, focusing instead on maximizing client satisfaction by providing a full complement of high-quality services to clients in a timely and reliable fashion. The Company believes that its strategy of becoming a leading national provider of energy and indoor environmental systems and services directly addresses these factors. Specifically, the Company's strategy to focus on highly consultative design and build installation services and maintenance, repair and replacement services, as well as its strategy to operate on a decentralized basis, should promote the development and strengthening of long-term client relationships. In addition, the Company's focus on attracting, training and retaining quality engineers and technicians by using professionally managed recruiting, training and benefits programs should allow it to competitively offer high quality, comprehensive energy and indoor environmental systems and services. The Company's

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strategy to become a single source provider of such systems and services for its clients exemplifies the Company's commitment to offering a wide range of integrated services and environmental solutions.

     Many of the Company's competitors are relatively small, owner-operated companies that typically operate in a limited geographic area. Certain of these companies are affiliated with the owners or operators of the facilities in which the Company provides its services. The Company also competes with large HVAC equipment manufacturers, such as Carrier, Trane and Honeywell. In addition, the Company is increasingly encountering competition from unregulated affiliates of public utilities. Certain of the Company's competitors and potential competitors may have greater financial resources than the Company to finance acquisition and development opportunities, to pay higher prices for the same opportunities or to develop and support their own operations.

     The fragmented nature of the energy and indoor environmental systems and services industry and the trend toward consolidation will affect the market for potential acquisitions. There are currently several public companies that are focused on providing energy and indoor environmental systems and services in some of the same service lines provided by the Company and whose strategy is to consolidate similar service providers on a regional or national basis. With other companies seeking to make acquisitions in an effort to consolidate, the Company will encounter significant competition as it attempts to implement its acquisition strategy.

GOVERNMENTAL REGULATION AND ENVIRONMENTAL MATTERS

     The Company's operations are subject to various federal, state and local laws and regulations, including: (i) licensing requirements applicable to service technicians; (ii) building and HVAC codes and zoning ordinances; (iii) laws and regulations relating to consumer protection; and (iv) regulations relating to worker safety and protection of the environment. The Company believes it has all required licenses to conduct its operations and is in substantial compliance with applicable regulatory requirements. Failure of the Company to comply with applicable regulations could result in substantial fines or revocation of the Company's operating licenses.

     Many state and local regulations governing the HVAC services trades require permits and licenses to be held by individuals. In some cases, a required permit or license held by a single individual may be sufficient to authorize specified activities for all the Company's service technicians who work in the state or county that issued the permit or license. The Company intends to implement a policy to ensure that, where possible, any such permits or licenses that may be material to the Company's operations in a particular geographic region are held by at least two Company employees within that region. In Florida, warranties provided for in the Company's residential service agreements subject the Company and such agreements to some aspects of that state's insurance laws and regulations. Specifically, the Company is required to maintain funds on deposit with the Florida Office of Insurance Commissioner and Treasurer, the amount of which is not material to the Company's business. The Company is in compliance with these deposit requirements.

     The Company's operations are subject to numerous federal, state and local environmental laws and regulations, including those governing the use and handling of refrigerants. These laws are administered by the United States Environmental Protection Agency, the Coast Guard, the Department of Transportation and various state and local governmental agencies. The technical requirements of these laws and regulations are becoming increasingly complex, and the costs of complying with them can be significant. Federal and state environmental laws include statutes intended to allocate the cost of remedying contamination among specifically identified parties. The Comprehensive Environmental Response, Compensation and Liability Act of 1980 ('CERCLA' or 'Superfund') can impose strict, joint and several liability on past and present owners or operators of facilities at, from or to which a release of hazardous substances has occurred, on parties who generated hazardous substances that were released at such facilities and on parties who arranged for the transportation of hazardous substances to such facilities. A majority of states have adopted Superfund statutes comparable to, and in some cases more stringent than, CERCLA. None of the Founding Companies has been identified as a potentially responsible party or a responsible party under CERCLA or any similar statute. If the Company were to be found to be a responsible party under CERCLA or a similar state statute, the Company could be held liable for all investigative and remedial costs associated with addressing such contamination, even

                                       50


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though the releases were caused by a prior owner or operator or third party. In addition, claims alleging personal injury or property damage may be brought against the Company as a result of alleged exposure to hazardous substances resulting from the Company's operations.

     The most significant environmental law that the Company's operations are subject to is the Clean Air Act, which governs air emissions and imposes specific requirements on the use and handling of CFCs and certain other refrigerants. Clean Air Act regulations require the certification of service technicians involved in the service or repair of equipment containing these refrigerants and also regulate the containment and recycling of these refrigerants. These requirements have increased the Company's training expenses and expenditures for containment and recycling equipment. The Clean Air Act is intended ultimately to eliminate the use of CFCs in the United States and to require alternative refrigerants to be used in replacement HVAC systems. As a result, the number of conversions or replacements of existing HVAC systems which use CFCs to systems using alternative refrigerants is expected to increase.

EMPLOYEES


     As of June 30, 1998, the Company had approximately 3,345 employees, including approximately 180 management personnel, approximately 2,750 engineers and service and installation technicians, approximately 110 marketing and sales personnel and approximately 280 administrative personnel. In the course of performing installation work, the Company may use the services of subcontractors. Five of the Founding Companies are parties to collective bargaining agreements with unions which cover, in the aggregate, approximately 1,700 employees. Such collective bargaining agreements have terms expiring at various times through April 2002. Under certain of these agreements, payments are made to multi-employer pension plans. The Company believes its relationships with its employees and union representatives are satisfactory.


FACILITIES AND VEHICLES

     The Company has 26 facilities in 10 states, three of which are owned and 23 of which are leased with remaining lease terms ranging from month-to-month to 20 years. The Company leases or owns approximately 400,000 square feet of commercial property.


     The Company operates a fleet of approximately 1,040 service trucks, vans and support vehicles, of which approximately 620 are leased and approximately 425 are owned.


     After the closing of this Offering, the Company will lease its principal executive and administrative offices in Atlanta, Georgia and is currently in the process of obtaining office space for this purpose.

     Following the Mergers, certain of the Founding Companies will continue to lease operating space from certain stockholders of the Founding Companies, some of whom are or will become executive officers and directors of the Company upon the consummation of this Offering. See 'Certain Transactions -- Other Transactions.'

LEGAL PROCEEDINGS

     The Company is, from time to time, a party to litigation arising in the normal course of its business, most of which involves claims for personal injury and property damage incurred in connection with its operations. The Company is not currently involved in any litigation, nor is the Company aware of any threatened litigation, that the Company believes is likely to have a material adverse effect on its business, financial condition or results of operations.

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                                   MANAGEMENT

DIRECTORS, EXECUTIVE OFFICERS AND KEY EMPLOYEES

     The following table sets forth information concerning those persons who are or upon the consummation of this Offering will become the Company's directors, executive officers and key employees. In addition to the persons named as directors below, it is anticipated that two additional independent directors will be elected to the Company's board at or prior to the consummation of the Offering. The Company is in the process of selecting these two individuals.


            NAME                AGE                                     POSITION
-----------------------------   ---   -----------------------------------------------------------------------------
Rodney C. Gilbert............   59    Chairman of the Board and Chief Executive Officer; Director
William M. Dillard...........   50    President and Chief Operating Officer; Director
Marty R. Kittrell(1).........   41    Executive Vice President and Chief Financial Officer; Director
Nicholas J. Costanza.........   43    Executive Vice President, General Counsel and Secretary
Charles A. Chesnutt..........   39    Vice President and Treasurer
Alan L. Barnes, Sr.(1).......   55    President and Chief Executive Officer -- Aircond; Director
John W. Davis(1).............   53    President -- Air Systems; Director
Robert S. Lafferty(1)........   63    Chairman of the Board -- Hill York; Director
William B. Lee(1)............   38    President and Chief Executive Officer -- Lee; Director
Charles P. Reagan(1).........   48    President and Chief Executive Officer -- NEMSI; Director
Anthony I. Shaker(1).........   54    President and Chief Executive Officer -- Energy Systems; Director
Mark A. Zilbermann(1)........   46    President -- Brandt; Director
William J. Lynch.............   56    Director
Kathleen A. Murray(1)........   46    Director
Charles R. Scott(1)..........   70    Director
Ronald C. Erbetta(2).........   52    Vice President, Corporate Development -- Western Region
Phillip M. Tucker(2).........   46    Vice President, Corporate Development -- Eastern Region


------------

(1) Appointment as a director will become effective upon the consummation of this Offering.

(2) Key employee.

     RODNEY C. GILBERT has been Chairman of the Board and Chief Executive Officer of the Company since May 1998. Since December 1997, Mr. Gilbert has served as a consultant to the Company and has assisted with its business strategy and development. Mr. Gilbert was President and Chief Executive Officer of Rust International, Inc., an environmental services corporation, from January 1993 through March 1997. He also served as Vice President, Technology Development for WMX Technologies, Inc., the parent company of Rust International, Inc., from February 1995 to December 1996. From November 1985 to January 1993, Mr. Gilbert served as President and Chief Operating Officer of Wheelabrator Technologies Inc., an environmental services company that is a subsidiary of WMX Technologies, Inc. Mr. Gilbert currently serves on the Board of Directors of AmSouth Bancorporation. Mr. Gilbert received a bachelor of science degree in engineering from the University of Alabama.

     WILLIAM M. DILLARD has been President and a director of the Company since September 1997 and has been Chief Operating Officer since May 1998. Mr. Dillard has been the Chief Executive Officer of Mechanical Services since 1974. He will resign as such, effective upon the consummation of this Offering. In addition Mr. Dillard is an active member of the American Society of Heating, Refrigeration, and Air Conditioning Engineers ('ASHRAE'), where he is a recent recipient of the ASHRAE Distinguished Service Award. Mr. Dillard received an associates degree in HVAC technologies from Dekalb College.

     MARTY R. KITTRELL has been Executive Vice President and Chief Financial Officer since May 1998 and will become a director of the Company upon the consummation of this Offering. Since March 1998, Mr. Kittrell has served as a consultant to the Company. Mr. Kittrell was Vice President, Chief Financial Officer and Treasurer of Exide Electronics Group, Inc., a manufacturer of uninterruptible power supplies, from 1989 to 1997. He also served as Vice President, Chief Financial Officer and Treasurer of WearEver-Proctor Silex from 1983 to 1989. Mr. Kittrell was employed by Price Waterhouse LLP from

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1977 to 1983 and is a certified public accountant. Mr. Kittrell received a bachelor of science degree in accounting from Lipscomb University.


     NICHOLAS J. COSTANZA has been Executive Vice President, General Counsel and Secretary of the Company since June 1998. Mr. Costanza was employed by Exide Electronics Group, Inc. from 1980 to March 1998, during which time he served as General Counsel and Secretary from 1983 to 1998, Vice President from 1986 to 1998 and Chief Administrative Officer from 1995 to 1998. Mr. Costanza received a bachelor of arts degree in history from Rutgers College and a juris doctor degree from Villanova University.

     CHARLES A. CHESNUTT has been Vice President and Treasurer of the Company since June 1998. From 1997 to June 1998, Mr. Chesnutt served as a Financial Manager for Andersen Consulting. Mr. Chesnutt was employed by Rock-Tenn Company, a manufacturer of recycled paperboard, from 1988 to 1997, where he served in various positions, including Assistant Treasurer. Mr. Chesnutt was employed by Ernst & Young LLP from 1981 to 1984 as a certified public accountant. Mr. Chesnutt received a bachelor of science degree in accounting from the University of Alabama and a masters degree in business administration from Georgia State University.

     ALAN L. BARNES, SR. will become a director of the Company upon the consummation of this Offering. Mr. Barnes has served as President and Chief Executive Officer of Aircond since 1982. In addition, from 1990 to 1997, Mr. Barnes held various positions in Air Conditioning Contractors of America, a leading industry association, including Director, President, Vice President and Senior Vice President. Mr. Barnes received a bachelor of science degree in industrial engineering from Georgia Institute of Technology and a masters degree in business administration from Georgia State University.

     JOHN W. DAVIS will become a director of the Company upon the consummation of this Offering. Mr. Davis has served as President of Air Systems since 1974, when he founded Air Systems. Mr. Davis received a bachelor of science degree in business administration from San Jose State University.

     ROBERT S. LAFFERTY will become a director of the Company upon the consummation of this Offering. Mr. Lafferty has been Chairman of the Board and Secretary of Hill York since 1964. Mr. Lafferty received a bachelor of science degree in mechanical engineering from the University of Florida.

     WILLIAM B. LEE will become a director of the Company upon the consummation of this Offering. Mr. Lee has served as President and Chief Executive Officer of Lee since July 1992. From 1981 to 1992, Mr. Lee held various positions at Lee, including estimator, project engineer, project manager and Vice President. Mr. Lee received a bachelor of science degree in mechanical engineering from Auburn University.

     CHARLES P. REAGAN will become a director of the Company upon the consummation of this Offering. Mr. Reagan has been President and Chief Executive Officer of NEMSI since 1989. From 1983 to 1989, he held various positions in NEMSI, including Executive Vice President. Mr. Reagan received an associates degree in applied sciences-mechanical engineering from Onondaga Community College in Syracuse, New York.

     ANTHONY I. SHAKER will become a director of the Company upon the consummation of this Offering. Mr. Shaker has been President and Chief Executive Officer of Energy Systems since 1994, and held various other executive positions at Energy Systems from 1976 to 1994. Mr. Shaker was a board member of United Service Alliance, a network of service contractors throughout the United States, from 1995 to 1997 and has been a member of the board of Air Conditioning & Refrigeration Contractors of America since 1994. Mr. Shaker received a bachelor of science degree in mechanical engineering from Syracuse University.

     MARK A. ZILBERMANN will become a director of the Company upon the consummation of this Offering. Mr. Zilbermann has been the President of Brandt since 1991. Mr. Zilbermann has also been President of the Mechanical Contractors Association of Dallas since 1997 and was President of the Texas Environmental Balancing Bureau from September 1994 to September 1996. Mr. Zilbermann received a bachelor of science degree from Yale University and a masters degree in science from the University of Texas.

     WILLIAM J. LYNCH has been a director of the Company since May 1998. He has been a Managing Director of Capstone Partners, LLC ('Capstone'), a venture firm specializing in consolidation transactions, since March 1996. From October 1989 to February 1996, he was a Partner in the law firm of Morgan, Lewis & Bockius LLP. Mr. Lynch is a director of Coach USA, Inc. and Staffmark, Inc. Mr. Lynch received a bachelor of science degree in English from Holy Cross and a juris doctor degree from Harvard Law School.

     KATHLEEN A. MURRAY will become a director of the Company upon the consummation of this Offering. Since 1977, Ms. Murray has held various positions in Aetna Inc. (formerly named Aetna Life and Casualty Co.), a provider of health and retirement plans. Among other things, Ms. Murray has served as Vice President of Customer Services/Operations for Aetna Retirement Services (a division of Aetna Inc.) since May 1998, Chief Operating Officer of Aetna Business Resources (a division of Aetna Inc.) since December 1994 and Vice President of Aetna Business Resources since May 1989. Ms. Murray received a bachelor of arts degree in mathematics and general science from the University of Rochester and graduated from the Advanced Management Program at Harvard Business School.

     CHARLES R. SCOTT will become a director of the Company upon the consummation of this Offering. Mr. Scott has been the sole owner and Chairman of Leadership Centers, USA, Inc., d/b/a The Executive Committee of Florida, a continuing education and networking organization for chief executives, since his purchase of such company in March 1995. Mr. Scott was Chairman and Chief Executive Officer of Actava Group (formerly named Fuqua Industries, Inc.) from 1991 to 1996 and Chairman and Chief Executive Officer of Intermark, Inc. from 1971 to 1991, each of which is a holding company for approximately 20 companies in various industries. Mr. Scott has been a director of PSS World Medical, Inc., a distributor of medical supplies, since April 1998. Mr. Scott received a bachelor of arts degree in journalism from The University of Texas - Austin.

     RONALD C. ERBETTA has been Vice President of Corporate
Development -- Western Region of the Company since July 1998. From 1997 to June 1998, Mr. Erbetta was the Regional Development Manager of ServiCenter USA, a consolidator of HVAC companies. From 1995 to 1997, Mr. Erbetta served as Vice President and General Manager of Mainco San Diego Mechanical, an HVAC company. From 1985 to 1994, Mr. Erbetta was Vice President of Jackson & Blanc, an HVAC Company. Mr. Erbetta received a bachelor of science degree in business administration from Marquette University.


     PHILLIP M. TUCKER will become Vice President of Corporate
Development -- Eastern Region of the Company in August 1998. Since October 1993, Mr. Tucker has been Vice President of Strategic Development and Vice President-Controller of Pameco Corporation, a wholesale distributor of HVAC systems and equipment and refrigeration products. Mr. Tucker was Vice President of Finance for Acme Decal Company, a manufacturer of labels and decals, and Eastern Electric Apparatus Repair, Inc. a manufacturer and repair service provider of electrical equipment, from November 1990 to October 1993 and from August 1987 to October 1990, respectively. Mr. Tucker received a bachelor of business administration in accounting from the University of Georgia and has been a certified public accountant since 1977.


     All officers serve at the discretion of the Board of Directors.

BOARD OF DIRECTORS

     After the consummation of the Mergers, the Board of Directors of the Company will consist of 15 directors divided into three classes. At each annual meeting of stockholders commencing in 1999, directors will be elected to three-year terms by the holders of the Common Stock to succeed those directors whose terms are expiring. Directors whose terms will expire in 1999 are Rodney
C. Gilbert Robert S. Lafferty, Sr., John W. Davis, Charles R. Scott and William
J. Lynch; directors whose terms will expire in 2000 are Marty R. Kittrell, Alan
L. Barnes, Sr., William B. Lee and Charles P. Reagan; and directors whose terms will expire in 2001 are William M. Dillard, Anthony I. Shaker, Kathleen A. Murray and Mark A. Zilbermann.

     Board Committees. The Board of Directors intends to establish an Audit Committee and a Compensation Committee, effective upon the consummation of this Offering. The Audit Committee will review the results and scope of the audit and other services provided by the Company's independent accountants. The Compensation Committee will approve salaries and certain incentive compensation for management and key employees of the Company, and will administer the 1998 Long-Term Incentive Plan. The Audit Committee and the Compensation Committee will be comprised of Mr. Lynch, Ms. Murray and Mr. Scott.


     Director Compensation. Directors who are also employees of the Company or one of its subsidiaries will not receive additional compensation for serving as directors. Each director who is not an employee of the Company or one of its subsidiaries will receive an annual retainer of $10,000 and will receive $500 for each meeting attended. In addition, under the Company's 1998 Long-Term Incentive Plan, each person serving or who has agreed to serve as a non-employee director at the commencement of this Offering will be granted automatically an option to acquire 10,000 shares of Common Stock, and thereafter each person who becomes a non-employee director will be granted automatically an initial option to acquire 10,000 shares upon such person's initial election as a director. In addition, each such non-employee director will be granted, subject to a certain exception, an annual option to acquire 5,000 shares at each annual meeting of the Company's stockholders thereafter at which such director is re-elected or remains a director. Each such option will have an exercise price equal to the fair market value per share of Common Stock on the date of grant. See ' -- 1998 Long-Term Incentive Plan.' Directors also will be reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof.

EXECUTIVE COMPENSATION; EMPLOYMENT AGREEMENTS; COVENANTS-NOT-TO-COMPETE

     The Company was incorporated in September 1997, has conducted no operations and generated no revenues to date and did not compensate any of its executive officers for services rendered in 1997.

     Each of Messrs. Gilbert, Kittrell and Costanza will enter into an employment agreement with the Company providing for an annual base salary of $250,000, $200,000 and $185,000, respectively. Mr. Gilbert's employment agreement provides for a bonus to be determined annually equal to 50% of the employee's base salary if specified criteria and performance standards are met and 100% of the base salary if such specified criteria are exceeded by an amount equal to or greater than 30%. Each of Mr. Kittrell's and Mr. Costanza's employment agreements provides for an annual bonus equal to 40% of the employee's base salary if specified criteria and performance standards are met and 80% of the base salary if such specified criteria are exceeded by an amount equal to or greater than 30%. Such specified criteria and performance standards will be established by the Compensation Committee following the consummation of this Offering.

     Each of Messrs. Dillard, Barnes, Lafferty, Lee, Reagan, Shaker, Zilbermann and Davis will enter into an employment agreement with a Founding Company (with the Company in the case of Mr. Dillard) providing for an annual base salary of $150,000 ($200,000 in the case of Mr. Dillard and $250,000 in the case of Mr. Davis), and a bonus to be determined annually in accordance with an annual bonus program of the Company for senior executives, which bonus shall be contingent upon the achievement of certain corporate or individual performance goals established by the Compensation Committee.

     Each of the foregoing employment agreements will provide that, in the event of a termination of employment by the Company without cause or by the employee for good reason (including (i) a material diminution during the Employment Period in the employee's office, duties or responsibilities (including following a Change in Control) or (ii) a material breach by the Company of his Employment Agreement (other than by death or disability), the employee shall receive from the Company, in a lump-sum payment due on the effective date of termination, an amount equal to two times his then applicable base salary, plus any accrued salary and declared but unpaid bonus and reimbursement of expenses. In addition, upon any termination of the employee's employment agreement, other than by the Company for good cause or by the employee without cause, any options or rights to purchase securities of the Company shall immediately vest and remain exercisable until the ten year anniversary of the date of the grant of such options or rights.

     Each of the foregoing employment agreements will be effective as of the consummation of this Offering for a term of three years with automatic renewals for additional one-year periods on the same terms and conditions existing at the time of renewal unless, not later than three months prior to each such respective date, either party shall have given notice to the other party that the term shall not be so extended.

     Mr. Gilbert's employment agreement requires the Company to extend medical coverage for Mr. Gilbert, his spouse and eligible dependent family members beyond the Employment Period at Mr. Gilbert's expense. Pursuant to the agreement, should Mr. Gilbert become liable for certain income taxes with respect to the shares of Common Stock he purchased from the Company, he would be paid an amount to compensate him for such income taxes.

     Each employment agreement contains a covenant-not-to-compete with the Company without the prior approval of the Board of Directors of the Founding Company or the Company for a period of two years following termination of employment. Under this covenant, the executive is prohibited from: (i) directly or indirectly engaging in any business in competition with the Company or in any community in which the Company is doing business; or (ii) soliciting or encouraging any employee of the Company or any current or future subsidiary thereof to terminate his or her employment. The covenant may be enforced by injunctions, specific performance or other equitable relief to prevent any violations of the employee's obligations to the Company.

1998 LONG-TERM INCENTIVE PLAN

     In December 1997, the Board of Directors and the Company's stockholders approved the Company's 1998 Long-Term Incentive Plan (the 'Plan'). The purpose of the Plan is to provide a means by which the Company can attract, retain and award officers, employees, directors, consultants and other service providers and to compensate such persons in a way that provides additional incentives and enables such persons to increase their ownership interests in the Company. Individual awards under the Plan may take the form of one or more of: (i) either incentive stock options ('ISOs') or non-qualified stock options ('NQSOs'); (ii) stock appreciation rights ('SARs'); (iii) restricted or deferred stock; (iv) dividend equivalents; (v) bonus shares and awards in lieu of Company obligations to pay cash compensation; and (vi) other awards the value of which is based in whole or in part upon the value of the Common Stock.

     The Plan will generally be administered by a committee (the 'Committee'), which will initially be the Compensation Committee of the Board, except that the Board will itself perform the Committee's functions under the Plan for purposes of grants of awards to non-employee directors, and may perform any other function of the Committee as well. The Committee generally is empowered to select the individuals who will receive awards and the terms and conditions of those awards, including exercise prices for options and other exercisable awards, vesting and forfeiture conditions (if any), performance conditions, the extent to which awards may be transferable and periods during which awards will remain outstanding. Awards may be settled in cash, shares, other awards or other property, as determined by the Committee.

     The maximum number of shares of Common Stock that may be subject to outstanding awards under the Plan will not exceed 13.5% of the aggregate number of shares of Common Stock outstanding (2,341,635 as of the time of the consummation of this Offering) minus the number of shares previously issued pursuant to awards granted under the Plan. The number of shares deliverable upon exercise of ISOs is limited to 2,200,000. The Plan also provides that no participant may be granted in any calendar year (i) options or SARs exercisable for more than 750,000 shares, or (ii) other awards that may be settled by delivery of more than 750,000 shares, and limits payments under cash-settled awards in any calendar year to an amount equal to the fair market value of that number of shares as of the date of grant or the date of settlement of the award, whichever is greater.

     In addition to authorizing grants of awards to any eligible person in the discretion of the Committee, the Plan authorizes automatic grants of NQSOs to non-employee directors. Under these provisions, each person serving or who has agreed to serve as a non-employee director at the commencement of this Offering will be granted an initial option to purchase 10,000 shares, and thereafter each person who becomes a non-employee director will be granted an initial option to purchase 10,000 shares upon such person's initial election as a director. In addition, these provisions provide for the automatic annual grant to each non-employee director of an option to purchase 5,000 shares at each annual meeting of stockholders following this Offering; provided, however, that a director will not be granted an annual option if he or she was granted an initial option during the preceding three months. The number of shares to be subject to initial or annual options to be granted after the first annual meeting of stockholders following this Offering may be altered by the Board of Directors. These options will have an exercise price equal to the fair market value of the Common Stock on the date of grant (in the case of options granted to the initial non-employee directors, the exercise price will be the initial public offering price), and the options will expire at the earlier of 10 years after the date of grant or one year after the date the person ceases to serve as a director of the Company for any reason. These options generally will become exercisable one year after the date of grant, except that an option will be may be forfeited upon a participant's termination of service as a director for reasons other than death or disability less than 11 months after the date of grant.


     In connection with this Offering, in addition to the options to be granted automatically to non-employee directors, options in the form of NQSOs to purchase a total of 1,735,277 shares of Common Stock will be granted to executive officers of the Company and to employees of the Company and the Founding Companies as follows: 200,000 shares to Mr. Gilbert, 100,000 shares to Mr. Kittrell, 75,000 shares to Mr. Costanza, 35,000 shares to Mr. Chesnutt and 1,325,277 shares to the other employees of the Company and the Founding Companies. Each of the foregoing options will have an exercise price equal to the initial public offering price, and will vest as to one-fourth on the date of the consummation of this Offering and on each of the first, second and third anniversaries of the date of the consummation of this Offering. Unvested options generally will be forfeited upon a termination of employment that is voluntary by the participant. Upon a change of control of the Company (as defined in the Plan), vesting will be accelerated. The options generally will expire on the earlier of 10 years after the date of grant or three months after termination of employment (immediately in the event of a termination for cause), unless otherwise determined by the Committee.


     In connection with the Mergers, the Company will assume options to acquire shares of common stock of one of the Founding Companies which, following the Mergers, will constitute options to purchase an aggregate of 119,500 shares of Common Stock of the Company at an exercise price equal to $8.38. The other terms of such options will be the same as the terms of the options described in the preceding paragraph.

     The Plan will remain in effect until terminated by the Board of Directors. The Plan may be amended by the Board of Directors without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any Federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted. The number of shares reserved or deliverable under the Plan, the annual per-participant limits, the number of shares subject to options automatically granted to non-employee directors, and the number of shares subject to outstanding awards are subject to adjustment in the event of stock splits, stock dividends and other extraordinary corporate events.

     The Company generally will be entitled to a tax deduction equal to the amount of compensation realized by a participant through awards under the Plan, except (i) no deduction is permitted in connection with ISOs if the participant holds the shares acquired upon exercise for the required holding periods; and
(ii) deductions for some awards could be limited under the $1.0 million deductibility cap of Section 162(m) of the Internal Revenue Code. This limitation, however, should not apply to awards granted under the Plan during a grace period of approximately three years following this Offering, and should not apply to certain options, SARs and performance-based awards granted thereafter if the Company complies with certain requirements under Section 162(m).

                              CERTAIN TRANSACTIONS

ORGANIZATION OF THE COMPANY


     Enfinity was formed in September 1997. The Founding Companies and Capstone have agreed to advance the expenses to be incurred by the Company in connection with the Mergers and this Offering in proportion to their respective equity interests in the Company prior to this Offering. These advances aggregated $2.0 million as of June 30, 1998. The Company anticipates that additional amounts will be advanced prior to the consummation of this Offering. All amounts advanced will be repaid out of the proceeds of this Offering. As a result of a 36,804.93-for-1 stock split effected in the form of a stock dividend on July 9, 1998, the 15 shares of Common Stock initially issued by Enfinity to Capstone and its principals will aggregate 552,074 shares on the closing of this Offering.



     Simultaneously with the closing of this Offering, Enfinity will acquire by merger all of the issued and outstanding stock of the eight Founding Companies, at which time each Founding Company will become a wholly owned subsidiary of the Company. The aggregate consideration to be paid by Enfinity in the Mergers consists of (i) approximately $79.6 million in cash, subject to adjustment, and
(ii) 8,243,971 shares of Common Stock. The Company will assume indebtedness of the Founding Companies in connection with the Mergers. Such indebtedness aggregated $23.2 million at June 30, 1998. The Company also will assume options to purchase shares of common stock of a Founding Company which, following the Mergers, will constitute options to purchase an aggregate of 119,500 shares of Common Stock at an exercise price of $8.38 per share. See 'Management -- 1998 Long-Term Incentive Plan.' The Founding Company stockholders, as a group, formed Enfinity, determined that they would collectively own the combined entity (minus only the percentage of the overall value that they determined would be sold in this Offering or allocated to consultants or management) and negotiated with each other the consideration for each of the Founding Companies based on a number of factors. The factors considered in determining the consideration to be paid included, among others, the historical operating results, the net worth, the amount and type of indebtedness and the future prospects of the Founding Companies. Such stockholders further determined that the shares to be received by them would have a value equal to the initial public offering price per share, less a 20% discount due to the significant restrictions on transferability imposed by them on such shares. Each Founding Company was represented by independent counsel in the negotiation of the terms and conditions of the Mergers.


     The aggregate consideration paid by Enfinity for each of the Founding Companies and the total debt to be assumed by the Company are as follows:


                                                  SHARES OF                   VALUE OF
               FOUNDING COMPANY                  COMMON STOCK    CASH(1)      OPTIONS     DEBT ASSUMED
----------------------------------------------   ------------    -------      --------    ------------
                                                                    (IN THOUSANDS)
Brandt........................................     1,523,173     $13,385       $--          $ --
Air Systems...................................     1,402,397(2)   18,932        1,103          9,952
Energy Systems................................       720,566       5,638        --             3,104
NEMSI.........................................       841,275       8,085        --             3,464
Lee...........................................     1,296,275      11,664        --            --
Hill York.....................................       821,208       7,122        --               777
Mechanical Services...........................       678,948       6,111        --               274
Aircond.......................................       960,129       8,641        --             5,589
                                                 ------------    -------      --------    ------------
     Total....................................     8,243,971     $79,578       $1,103       $ 23,160
                                                 ------------    -------      --------    ------------
                                                 ------------    -------      --------    ------------


------------

(1) The number of shares of Common Stock to be issued to the stockholders of the Founding Companies is fixed. The stockholders of the Founding Companies were given the right to receive up to 40% of their total consideration in cash, except for the stockholders of Air Systems, who were given the right to receive up to 50% of their total consideration in cash. Pursuant to a purchase price formula set forth in the Merger Agreements, the Company is selling approximately 5.9 million

                                              (footnotes continued on next page)

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

(footnotes continued from previous page) shares in this Offering to pay the cash consideration to the stockholders of the Founding Companies. The 5.9 million share amount is fixed and is not contingent upon the initial public offering price. The cash amounts in the table above assume an initial public offering price per share of $13.50. If the initial public offering price per share is higher or lower than $13.50, the cash consideration will vary proportionately. For example, a $1.00 increase over such $13.50 initial public offering price will result in a $5.9 million increase (out of the $7.4 million of additional net proceeds) in the aggregate cash consideration paid to the Founding Company stockholders. The cash consideration will not vary if there are additional net proceeds of this Offering due to the Underwriters' exercise of the over-allotment option. Pursuant to the Merger Agreements, the aggregate cash consideration paid to such stockholders will in no event be less than $73.6 million.

(2) Does not include 119,500 shares of Common Stock issuable upon the exercise of options to be issued to holders of options to purchase common stock of Air Systems.


     Immediately prior to the Mergers, certain of the Founding Companies will make distributions of approximately $6.6 million, representing S Corporation distributions payable to the stockholders of certain of the Founding Companies, redemption of preferred stock of one of the Founding Companies and Excess Working Capital amounts. See 'Selected Financial Data' and the Unaudited Pro Forma Combined Financial Statements of the Company and the notes thereto.


     The closing of each Merger is subject to customary conditions. These conditions include, among others, the accuracy on the closing date of the representations and warranties made by the Founding Companies, their principal stockholders and by the Company; the performance of each of their respective covenants included in the Merger Agreements; and the nonexistence of a material adverse change in the business, results of operations or financial condition of any Founding Company which would constitute a material adverse change with respect to the Company as a whole. There can be no assurance that the conditions to the Mergers will be satisfied or waived or that the Merger Agreements will not be terminated prior to consummation.

     Pursuant to the Merger Agreements, the stockholders of the Founding Companies have agreed not to compete with the Company for four years, commencing on the date of closing of this Offering.

     Certain of the Founding Companies have incurred indebtedness which has been personally guaranteed by their stockholders. Specifically, certain stockholders of Brandt (including Mr. Zilbermann) have personally guaranteed Brandt's $1.5 million line of credit; Mr. Dillard and his spouse have personally guaranteed Mechanical Services' $1.6 million revolving line of credit; Mr. Davis has personally guaranteed all of Air Systems' debt and lease obligations; Mr. Barnes has personally guaranteed a $1.2 million note issued by Aircond; and Mr. Lafferty has personally guaranteed Hill York's $1.7 million line of credit. The Company has agreed to use its best efforts to have the personal guarantees of this indebtedness released within 90 days after the closing of this Offering and, in the event that any guarantee cannot be released, to repay or refinance such indebtedness. See 'Use of Proceeds.'

     In connection with the Mergers, and as consideration for their interests in the Founding Companies, certain executive officers, directors and persons who will hold more than 5% of the outstanding shares of Common Stock of the Company upon the consummation of this Offering will

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

receive, directly or indirectly, cash (calculated at an assumed initial public offering price per share of $13.50) and shares of Common Stock of the Company as follows:

                                                                                SHARES OF
                           NAME                                 CASH         COMMON STOCK(1)
----------------------------------------------------------   -----------     ---------------
Alan L. Barnes, Sr. ......................................   $ 6,048,815          672,090
John W. Davis.............................................    17,985,736        1,332,277
William M. Dillard........................................     6,110,536          678,948
Robert S. Lafferty........................................     4,372,502          323,889
William B. Lee............................................     3,776,715          476,342
Charles P. Reagan.........................................     8,035,248          727,471
Anthony I. Shaker.........................................     3,308,786          564,201
Mark A. Zilbermann........................................     5,008,524          574,497

------------

(1) See 'Principal Stockholders.'

OTHER TRANSACTIONS

     Air Systems leases its primary office and warehouse space from the family trust of Mr. Davis, the President and controlling stockholder of Air Systems. The leases expire in December 2001, with rents totaling approximately $29,000 per month. The Company believes that the rent for such property does not exceed the fair market rental thereof.

     Air Systems has reimbursed Mr. Davis approximately $300,000 worth of personal expenses for the fiscal year ended February 29, 1998, including with respect to the operation and maintenance of a motor home, vacation residences and a personal residence and for race car expenses.

     Aircond leases real property from New Visions Properties I, LLLP, a Georgia limited liability limited partnership in which Alan L. Barnes, Sr. and his wife are general partners. The lease is for a term of 15 years ending on October 1, 2012 and provides for an annual rent of $300,000. The Company believes that the rent for such property does not exceed the fair market rental thereof.

     In September 1996, Aircond redeemed all of the outstanding shares of Preferred Stock from Fayoline Paul, the mother of Mr. Barnes, in exchange for a note in the principal amount of $1.2 million, which bears interest at an annual rate of 9% through August 2011. Mr. Barnes has personally guaranteed the payments under such note. This note will be repaid out of the proceeds of this Offering.

     ZMR Capital Ltd., a partnership of which Mr. Zilbermann is a 40% owner, leases a building and certain equipment to Brandt. The current total aggregate annual rental payments due under these leases amount to $233,000. Prior to the consummation of this Offering, the annual lease payments will be reduced to approximately $193,000. The Company believes that the reduced rent for such property is at least as favorable as the Company would expect to negotiate with unaffiliated third parties.

     Hill York has related party receivables in the aggregate principal amount of $298,000 as of December 31, 1997 from certain companies that have officers and stockholders in common with Hill York. Such amounts are guaranteed by Mr. Lafferty. This guarantee will continue in effect following the consummation of this Offering.

     Hill York leases office and warehouse space from 3921 Associates, a general partnership of which Robert S. Lafferty and Hill York Service Corporation are partners. The lease is for a period of five years, expiring on September 30, 2002, and requires monthly payments of approximately $5,000. The Company believes that the rent for such property is at least as favorable as the Company would expect to negotiate with unaffiliated third parties.


     Hill York and Mr. Lafferty have entered into an agreement of indemnity providing for cross indemnities on any surety bonds or guarantees issued by an insurance company on behalf of Hill York or its affiliates. This general agreement of indemnity was terminated on November 24, 1997; however, the indemnity is in full force and effect with respect to all bonds written prior to such date.

     Lee sold real property for $2.7 million in October 1997 to Three Springs Development, LLC ('Three Springs'), in which Mr. Lee has a one-third interest. Three Springs took out a mortgage in the amount of $2,400,000, which was guaranteed by Lee. Lee was released from such guarantee in June 1998. In addition, Three Springs paid $300,000 to Lee in the third quarter of 1998. The Company believes that the purchase price for the property is at least as favorable as the Company would expect to negotiate with unaffiliated third parties. In addition, Lee leases the property from Three Springs under a 10 year lease for an annual rent of approximately $350,000, which will be adjusted for inflation after five years. The Company believes that the rent for such property is at least as favorable as the Company would expect to negotiate with unaffiliated third parties.



     As of June 30, 1998, Lee held a note receivable from Mr. Lee in the amount of $75,000 used to finance the purchase of shares of Lee common stock from another stockholder. Lee issued its own note to a commercial bank which provided funds for this transaction. The notes bear interest at a fixed rate of 8.78% and have a term of five years ending October 1, 1999. The note to Lee will be repaid prior to the consummation of this Offering.


     Mr. Dillard and his spouse lease real property to Mechanical Services under a five-year lease which expires in 2002. The lease provides for annual rental payments of approximately $130,000. The Company believes that the rent for such property does not exceed the fair market rental value thereof.

     Prior to the consummation of the Offering, Mr. Reagan will purchase NEMSI's headquarters from NEMSI for $1,350,000, the value of such property as appraised by a third party. NEMSI will enter into a long-term lease for such property with annual rental payments of approximately $175,560. The Company believes that the rent for such property does not exceed the fair market rental value thereof.

     Air Systems has guaranteed a $155,000 loan to the John W. Davis Family Trust. The purpose of the loan was to purchase property that the trust then leased to Air Systems. Air Systems guaranteed such loan because such loan was a small business loan and required a guarantee by a small business. Such loan matures on August 1, 2017 and bears interest at a rate of approximately 6.9% per annum.

COMPANY POLICY

     Certain related-party transactions described above under 'Other Transactions' were not entered into on an arm's-length basis. Following the consummation of this Offering, the Company does not expect to make advances and reimbursements of the types described above. In any event, it is the Company's policy that any future transactions with officers, directors and affiliates will be approved by a majority of the disinterested members of the Board of Directors, and will be made on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth, after giving effect to the Mergers and this Offering, certain information with respect to the beneficial ownership of the Common Stock of the Company by (i) each person known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock; (ii) each director and person who will become a director upon the consummation of this Offering (collectively, 'named directors'); (iii) each executive officer; and (iv) all executive officers, directors and named directors as a group. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

                                                                                                SHARES TO BE
                                                                                             BENEFICIALLY OWNED
                                                                                               AFTER OFFERING
                                                                                           -----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                                      NUMBER        PERCENT
----------------------------------------------------------------------------------------   ----------      -------
Rodney C. Gilbert(2)....................................................................      475,333         2.7%
William M. Dillard(3)...................................................................      678,948         3.9
Marty R. Kittrell(4)....................................................................       99,074        *
Nicholas J. Costanza(5).................................................................       33,750        *
Charles A. Chesnutt(6)..................................................................        8,750        *
Alan L. Barnes, Sr.(7)..................................................................      672,090         3.9
John W. Davis(8)........................................................................    1,332,277         7.7
Robert S. Lafferty......................................................................      323,889         1.9
William B. Lee..........................................................................      476,342         2.7
Charles P. Reagan.......................................................................      727,471         4.2
Anthony I. Shaker(9)....................................................................      564,201         3.3
Mark A. Zilbermann(10)..................................................................      574,497         3.3
William J. Lynch(11)....................................................................      257,634         1.5
Kathleen A. Murray......................................................................       --            --
Charles R. Scott........................................................................       --            --
All executive officers, directors and named directors as a group (15 persons)(12).......    6,224,256        35.8%

------------

*    Less than 1.0%

(1) Unless otherwise indicated, the address of the beneficial owners is c/o Enfinity Corporation, 400 Lake Ridge Drive, Smyrna, Georgia 30082.

(2) Includes 50,000 shares issuable in connection with options that are exercisable within 60 days of the consummation of this Offering.

(3) An aggregate of 339,474 of these shares are owned of record by the William Mason Dillard Revocable Trust, of which Mr. Dillard is the trustee. An aggregate of 339,474 of these shares are owned by the Deborah K. Dillard Revocable Trust, of which Deborah K. Dillard, Mr. Dillard's spouse, is the trustee.

(4) Includes 25,000 shares issuable in connection with options that are exercisable within 60 days of the consummation of this Offering.

(5) Includes 18,750 shares issuable in connection with options that are exercisable within 60 days of the consummation of this Offering.

(6) Includes 8,750 shares issuable in connection with options that are exercisable within 60 days of the consummation of this Offering.

(7) An aggregate of 188,761 of these shares are owned of record by Mr. Barnes' spouse.

(8) The 1,332,277 shares are owned by the John Davis Family Trust, of which Mr. Davis is a trustee.

(9) An aggregate of 358,348 shares are owned of record by The Energy Systems Industries, Inc. Stock Sharing Trust, of which Mr. Shaker is a trustee and shares voting power and investment power with the other trustees with respect to such shares.

(10) An aggregate of 8,997 of these shares are owned by the Douglas Zilbermann 1997 Trust, of which Mr. Zilbermann's spouse is the trustee. An aggregate of 8,997 of these shares are owned by the Aaron Zilbermann 1997 Trust, of which Mr. Zilbermann's spouse is the trustee.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

(11) Includes 147,220 shares owned of record by Mr. Lynch and 110,414 shares owned of record by Capstone, of which Mr. Lynch is a principal. Does not include an aggregate of 294,440 shares owned of record by two other principals of Capstone, as to which shares Mr. Lynch disclaims beneficial ownership.

(12) Includes 102,500 shares issuable in connection with options that are exercisable within 60 days of the consummation of this Offering.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The Company's authorized capital stock consists of 49,000,000 shares of Common Stock, par value $.01 per share, and 500,000 shares of undesignated preferred stock, par value $.01 per share (the 'Preferred Stock'). After giving effect to the Mergers and the completion of this Offering, the Company will have outstanding 17,345,452 shares of Common Stock and no shares of Preferred Stock. See 'Shares Eligible for Future Sale.'

     The following statements are brief summaries of certain provisions with respect to the Company's capital stock contained in its Amended and Restated Certificate of Incorporation (the 'Certificate of Incorporation') and By-Laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part. The following is qualified in its entirety by reference thereto.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share on all matters voted upon by stockholders, including the election of directors. Subject to the rights of any then outstanding shares of Preferred Stock, the holders of Common Stock are entitled to such dividends as may be declared in the discretion of the Board of Directors out of funds legally available therefor. See 'Dividend Policy.' Holders of Common Stock are entitled to share ratably in the net assets of the Company upon liquidation after payment or provision for all liabilities and any preferential liquidation rights of any Preferred Stock then outstanding. The holders of Common Stock have no preemptive rights to purchase shares of stock of the Company. Shares of Common Stock are not subject to any redemption provisions and are not convertible into any other securities of the Company, except as provided in the following paragraph. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this Offering will be upon payment therefor, fully paid and non-assessable.

     The Common Stock has been approved for listing on the New York Stock Exchange under the symbol 'BTU,' subject to official notice of issuance.

PREFERRED STOCK

     The Preferred Stock may be issued from time to time by the Board of Directors in one or more series. Subject to the provisions of the Company's Certificate of Incorporation and limitations prescribed by law, the Board of Directors is expressly authorized to adopt resolutions to issue the shares, to fix the number of shares and to change the number of shares constituting any series and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (including whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any series of the Preferred Stock, in each case without any further action or vote by the stockholders. The Company has no current plans to issue any shares of Preferred Stock.

     One of the effects of undesignated Preferred Stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of the Company's management. The issuance of shares of the Preferred Stock pursuant to the Board of Directors' authority described above may adversely affect the rights of the holders of Common Stock. For example, Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock. Accordingly, the issuance of shares of Preferred Stock may discourage bids for the Common Stock or may otherwise adversely affect the market price of the Common Stock.

STATUTORY BUSINESS COMBINATION PROVISION

     Upon the consummation of this Offering, the Company will be subject to the provisions of Section 203 ('Section 203') of the Delaware General Corporation Law (the 'DGCL'). Section 203 provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or an affiliate or associate of such person, who is an 'interested stockholder' for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the Board of Directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquired 85% or more of the outstanding voting stock of the corporation in the same transaction that makes such person an interested stockholder (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. Under Section 203, an 'interested stockholder' is defined as any person who is (i) the owner of 15% or more of the outstanding voting stock of the corporation or (ii) an affiliate or associate of the corporation and who was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder.

     The Company's stockholders, by adopting an amendment to the Certificate of Incorporation, may elect not to be governed by Section 203, which election would be effective 12 months after such adoption. The provisions of Section 203 could delay or frustrate a change in control of the Company, deny stockholders the receipt of a premium on their Common Stock and have an adverse effect on the Common Stock. The provisions also could discourage, impede or prevent a merger or tender offer, even if such event would be favorable to the interests of stockholders.

LIMITATION ON DIRECTORS' LIABILITIES

     Limitation on Liability. Pursuant to the Company's Certificate of Incorporation and as permitted by Section 102(b)(7) of the DGCL, directors of the Company are not liable to the Company or its stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases that are illegal under Delaware law or for any transaction in which a director has derived an improper personal benefit.

     Indemnification. To the maximum extent permitted by law, the Certificate of Incorporation provides for mandatory indemnification of directors and officers of the Company against any expense, liability and loss to which they become subject, or which they may incur as a result of having been a director or officer of the Company. In addition, the Company must advance or reimburse directors and officers for expenses incurred by them in connection with certain claims.

POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE COMPANY

     The Certificate of Incorporation and By-Laws of the Company contain provisions that could have an anti-takeover effect. The provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors. These provisions also are intended to help ensure that the Board of Directors, if confronted by an unsolicited proposal from a third party which has acquired a block of stock of the Company, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the best interest of the stockholders.

     The following is a summary of such provisions included in the Certificate of Incorporation and By-Laws of the Company. The Board of Directors has no current plans to formulate or effect additional measures that could have an anti-takeover effect.

     Classified Board of Directors. The Certificate of Incorporation provides for a Board of Directors divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board of

Directors in a relatively short period of time. At least two annual meetings of stockholders, instead of one, generally will be required to effect a change in a majority of the Board of Directors. Such a delay may help ensure that the Board of Directors and the stockholders, if confronted with an unsolicited proposal by a stockholder attempting to force a stock repurchase at a premium above market, a proxy contest or an extraordinary corporate transaction, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the best interest of the stockholders. Directors, if any, elected by holders of preferred stock voting as a class, will not be classified as aforesaid. Moreover, under Delaware law, in the case of a corporation having a classified board, stockholders may remove a director only for cause. This provision will preclude a stockholder from removing incumbent directors without cause.

     Advance Notice Requirements for Director Nominees. The By-Laws establish an advance notice procedure with regard to the nomination of candidates for election as directors at any meeting of stockholders called for the election of directors. The procedure provides that a notice relating to the nomination of directors must be timely given in writing to the Secretary of the Company prior to the meeting. To be timely, notice relating to the nomination of directors for election at an annual meeting must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day of which public announcement of the date of such annual meeting is first made. Notice relating to the nomination of directors for election at a special meeting must be given not later than the close of business on the 10th day following the date notice of such meeting is mailed to stockholders or public disclosure of the date of such meeting is made.

     Notice to the Company from a stockholder who proposes to nominate a person at a meeting for election as a director must be accompanied by each proposed nominee's written consent and contain the name, address and principal occupation of each proposed nominee. Such notice must also contain the total number of shares of capital stock of the Company that will be voted for each of the proposed nominees, the number of shares of each class of capital stock of the Company beneficially owned by such person and other information that may be required under the proxy rules of the Commission. Such notice must also contain the name and address of the notifying stockholder and the number of shares of capital stock of the Company owned by the notifying stockholder.

     Although the Company's By-Laws do not give the Board of Directors any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the Company's By-Laws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular meeting if the proper procedures are not followed or (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its stockholders.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is State Street Bank and Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     After this Offering, the Company will have outstanding 17,345,452 shares of Common Stock. The shares sold in this Offering (plus any additional shares sold upon exercise of the Underwriters' over-allotment option) will be freely tradable without restriction unless acquired by affiliates of the Company. None of the remaining 9,345,452 outstanding shares of Common Stock has been registered under the Securities Act, which means that such shares may be resold publicly only upon registration under the Securities Act or in compliance with an exemption from the registration requirements of the Securities Act, including the exemption provided by Rule 144 thereunder.

     In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of the acquisition of the restricted shares of Common Stock from either the Company or any affiliate of the Company, the acquirer or subsequent holder thereof may sell, within any three-month period commencing 90 days after the date of the Prospectus relating to this Offering, a number of shares that does not exceed the greater of one percent of the then outstanding shares of the Common Stock, or the average weekly trading volume of the Common Stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the later of the date of the acquisition of restricted shares of Common Stock from the Company or any affiliate of the Company, a person who is not deemed to have been an affiliate of the Company at any time for 90 days preceding a sale would be entitled to sell such shares under Rule 144 without regard to the volume limitations, manner of sale provisions or notice requirements.

     Upon the completion of this Offering, the holders of Common Stock who did not purchase shares in this Offering will own 9,345,452 shares of Common Stock, including the stockholders of the Founding Companies, who will receive in the aggregate 8,243,971 shares in connection with the Mergers, and management of and consultants to Enfinity, who own 1,101,481 shares. These shares have not been registered under the Securities Act and, therefore, may not be sold unless registered under the Securities Act or sold pursuant to an exemption from registration, such as the exemption provided by Rule 144. Furthermore, these stockholders have agreed with the Company to certain restrictions on the sale, transfer or other disposition of these shares following the consummation of this Offering. Such transfer restrictions will end: (i) as to 50% of the shares, two years after the consummation of this Offering; (ii) as to the next 25% of the shares, 30 months after the consummation of this Offering; (iii) as to the remaining 25% of the shares, three years after the consummation of this Offering. In addition, the Company has agreed to enforce for the benefit of NationsBanc Montgomery Securities LLC such transfer restrictions for a period of 180 days after the date of this Prospectus See 'Underwriting.'

     In connection with the Mergers, the Company has agreed to provide certain registration rights with respect to the Common Stock issued to the stockholders of the Founding Companies. The registration rights provide for a single demand registration right, exercisable by the holders of a majority of the shares of Common Stock subject to the registration rights, pursuant to which the Company will file a registration statement under the Securities Act to register the sale of shares by those requesting stockholders and any other holders of Common Stock subject to the registration rights who desire to sell pursuant to such registration statement. The demand request may not be made until the expiration of three years after the closing of this Offering. In addition, subject to certain conditions and limitations, the holders of Common Stock with such registration rights as well as management of and consultants to the Company, have the right to participate in registrations by the Company of its equity securities in underwritten offerings, subject to certain exceptions, which include shelf registrations for future acquisitions and registrations relating to employee benefit plans.

     In the case of each of the registration rights described above, the Company is generally required to pay the costs associated with any offering pursuant to such registration rights other than underwriting discounts and commissions attributable to the shares sold on behalf of the selling stockholders.

     In addition, the Company, all of its officers and directors and the holders of all shares of Common Stock outstanding prior to this Offering have agreed not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for Common Stock, for a period of 180 days after the date of this Prospectus without the prior written consent of NationsBanc Montgomery Securities LLC, except for, in the case of the Company, Common Stock issued pursuant to the Plan or in connection with acquisitions, subject in each case to any remaining portion of the 180-day period applying to the shares issued. In evaluating any request for a waiver of the 180-day lock-up period, NationsBanc Montgomery Securities LLC will consider, in accordance with its customary practice, all relevant facts and circumstances at the time of the request, including, without limitation, the recent trading market for the Common Stock, the size of the request and, with respect to a request by the Company to issue additional equity securities, the purpose of such an issuance. See 'Underwriting.'

     The 5,000,000 shares of Common Stock to be registered pursuant to the Company's shelf registration statement will be, upon issuance thereof, freely tradable unless acquired by parties to the acquisition or affiliates of such parties, other than the issuer, in which case they may be sold pursuant to Rule 145 under the Securities Act. Rule 145 permits such persons to resell immediately securities acquired in transactions covered under the Rule, provided such securities are resold in accordance with the public information, volume limitations and manner of sale requirements of Rule 144. If a period of one year has elapsed since the date such securities were acquired in such transaction and if the issuer meets the public information requirements of Rule 144, Rule 145 permits a person who is not an affiliate of the issuer to freely resell such securities. The contemplated offering of such 5,000,000 additional shares will be made only by means of a prospectus. The Company generally intends to contractually restrict the shares issued in connection with future acquisitions. The registration rights described above do not apply to such shelf registration statement.

     Sales, or the availability for sale of, substantial amounts of the Common Stock in the public market could adversely affect prevailing market prices and the ability of the Company to raise equity capital in the future.

                                  UNDERWRITING

     The Underwriters named below (the 'Underwriters'), represented by NationsBanc Montgomery Securities LLC, Lehman Brothers Inc. and Raymond James & Associates, Inc. (the 'Representatives'), have severally agreed, subject to the terms and conditions in the underwriting agreement (the 'Underwriting Agreement') by and between the Company and the Underwriters, to purchase from the Company the number of shares of Common Stock indicated below opposite its name, at the public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the shares of Common Stock, if they purchase any.

                                                                                    NUMBER OF
UNDERWRITERS                                                                         SHARES
---------------------------------------------------------------------------------   ---------
NationsBanc Montgomery Securities LLC............................................
Lehman Brothers Inc..............................................................
Raymond James & Associates, Inc..................................................

                                                                                    ---------
     Total.......................................................................   8,000,000
                                                                                    ---------
                                                                                    ---------

     The Representatives have advised the Company that the Underwriters propose initially to offer the Common Stock to the public on the terms set forth on the cover page of this Prospectus. The Underwriters may allow selected dealers a
concession of not more than $      per share; and the Underwriters may allow,
and such dealers may reallow, a concession of not more than $ per share to certain other dealers. After the initial public offering, the public offering price and other selling terms may be changed by the Representatives. The Common Stock is offered subject to receipt and acceptance by the Underwriters, and to certain other conditions, including the right to reject orders in whole or in part.

     The Company has granted to the Underwriters an option, exercisable for the 30-day period after the date of this Prospectus, to purchase up to a maximum of 1,200,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriters. To the extent that the Underwriters exercise such over-allotment option, the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments made in connection with this Offering.

     The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriters may be required to make in respect thereof.

     The Company's officers and directors and all of the stockholders of the Company prior to this Offering have agreed that for a period of 180 days after the date of this Prospectus they will not, without the prior written consent of NationsBanc Montgomery Securities LLC, directly or indirectly sell, offer, contract or grant any option to sell, pledge, transfer, establish an open put equivalent position or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable or exercisable for or convertible into shares of Common Stock. In addition, the Company has agreed to enforce for the benefit of NationsBanc Montgomery Securities LLC the restrictions on the sale, transfer or other disposition of shares of Common Stock that the stockholders of the Founding Companies agreed to in the Merger Agreements for a period of 180 days after the date of this Prospectus. The Company has also agreed not to issue, offer, sell, grant options to purchase or otherwise dispose of any of the Company's equity securities for a period of 180 days after the effective date of this Offering without the prior written consent of NationsBanc Montgomery Securities LLC, except for securities issued by the Company in connection with acquisitions and for grants and exercises of stock options, subject in each case to any remaining portion of the 180-day period applying to the shares issued. In evaluating any request for a waiver of the 180-day lock-up period, NationsBanc Montgomery Securities LLC will consider, in accordance with its customary practice, all relevant facts and circumstances at the time of the request, including, without limitation, the recent trading market for the Common Stock, the size of the request and, with respect to a request by the Company to issue additional equity securities, the purpose of such an issuance.

     In connection with the Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M under the Securities Exchange Act of 1934, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with this Offering than they are committed to purchase from the Company and, in such case, may purchase Common Stock in the open market following completion of this Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 1,200,000 shares of Common Stock, by exercising the Underwriters' over-allotment option referred to above. In addition, NationsBanc Montgomery Securities LLC, on behalf of the Underwriters, may impose 'penalty bids' under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in this Offering) for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in this Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if any such transaction is undertaken, it may be discontinued at any time.

     The Representatives have informed the Company that the Underwriters do not intend to make sales of Common Stock offered by this Prospectus to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

     Prior to this Offering, there has been no public trading market for the Common Stock. Consequently, the initial public offering price will be determined by negotiations between the Company and the Representatives. Among the factors expected to be considered in such negotiations are the history of, and the prospects for, the Company and the industry in which the Company competes, an assessment of the Company's management, its financial condition, its past and present earnings and the trend of such earnings, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the economy and the securities markets at the time of this Offering and the market prices of the demand for publicly traded stock of comparable companies in recent periods.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered by this Prospectus will be passed upon for the Company by Morgan, Lewis & Bockius LLP, New York, New York. Certain legal matters related to this Offering will be passed upon for the Underwriters by Fulbright & Jaworski L.L.P., New York, New York.

                                    EXPERTS


     The Enfinity financial statements as of December 31, 1997 and for the period from inception to December 31, 1997; the Brandt financial statements as of December 31, 1996 and 1997 and March 31, 1998, for the period from May 25 to December 31, 1995, for each of the two years in the period ended December 31, 1997 and for the three months ended March 31, 1998; the Energy Systems financial statements as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997; the NEMSI financial statements as of December 31, 1996 and 1997 and for each of the two years in the period ended December 31, 1997; the Lee financial statements as of December 31, 1996 and 1997 and for each of the two years in the period ended December 31, 1997; the Hill York financial statements as of March 31, 1996 and 1997, as of December 31, 1997, for each of the two years in the period ended March 31, 1997 and for the nine months ended December 31, 1997; the Mechanical Services financial statements as of December 31, 1997 and for the year then ended; and the Aircond financial statements as of September 30, 1996 and 1997 and for each of the three years in the period ended September 30, 1997 included elsewhere in this Prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


     The Air Systems financial statements as of February 28, 1997 and February 28, 1998 and for the three years in the period ended February 28, 1998 included elsewhere in this Prospectus have been so included in reliance on the report of Shilling & Kenyon Inc., independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission, Washington, D.C., a Registration Statement on Form S-1 with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information pertaining to the Company and the shares of Common Stock offered hereby, reference is made to such Registration Statement, including the exhibits, financial statements and schedules filed therewith. Statements contained in this Prospectus as to the contents of any contract or any other document are not necessarily complete, and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza Building, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and its regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained from the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically. The address of such Internet web site is http://www.sec.gov.

     The Company intends to furnish its stockholders with annual reports containing financial statements audited by independent certified public accountants and to make available quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

                      [THIS PAGE INTENTIONALLY LEFT BLANK]

                              ENFINITY CORPORATION
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                            PAGE
                                                                                                            -----
ENFINITY CORPORATION UNAUDITED COMBINED PRO FORMA FINANCIAL STATEMENTS
     Introduction to Unaudited Pro Forma Combined Financial Statements...................................     F-3
     Unaudited Pro Forma Combined Balance Sheet..........................................................     F-4
     Unaudited Pro Forma Combined Statements of Operations...............................................     F-5
     Notes to Unaudited Pro Forma Combined Financial Statements..........................................     F-8
ENFINITY CORPORATION
     Report of Independent Accountants...................................................................    F-13
     Balance Sheet.......................................................................................    F-14
     Statement of Operations.............................................................................    F-15
     Statement of Cash Flows.............................................................................    F-16
     Notes to Financial Statements.......................................................................    F-17

                                               FOUNDING COMPANIES
BRANDT MECHANICAL SERVICES, INC.
     Report of Independent Accountants...................................................................    F-21
     Consolidated Balance Sheet..........................................................................    F-22
     Consolidated Statement of Operations................................................................    F-23
     Consolidated Statement of Stockholders' Equity......................................................    F-24
     Consolidated Statement of Cash Flows................................................................    F-25
     Notes to Consolidated Financial Statements..........................................................    F-26
AIR SYSTEMS, INC.
     Report of Independent Accountants...................................................................    F-32
     Balance Sheet.......................................................................................    F-33
     Statement of Operations.............................................................................    F-34
     Statement of Stockholders' Equity...................................................................    F-35
     Statement of Cash Flows.............................................................................    F-36
     Notes to Financial Statements.......................................................................    F-37
ENERGY SYSTEMS INDUSTRIES, INC.
     Report of Independent Accountants...................................................................    F-45
     Consolidated Balance Sheet..........................................................................    F-46
     Consolidated Statement of Operations................................................................    F-47
     Consolidated Statement of Stockholders' Equity......................................................    F-48
     Consolidated Statement of Cash Flows................................................................    F-49
     Notes to Consolidated Financial Statements..........................................................    F-50
NEW ENGLAND MECHANICAL SERVICES, INC.
     Report of Independent Accountants...................................................................    F-60
     Balance Sheet.......................................................................................    F-61
     Statement of Operations.............................................................................    F-62
     Statement of Stockholders' Equity...................................................................    F-63
     Statement of Cash Flows.............................................................................    F-64
     Notes to Financial Statements.......................................................................    F-65
LEE COMPANY
     Report of Independent Accountants...................................................................    F-73
     Balance Sheet.......................................................................................    F-74
     Statement of Operations.............................................................................    F-75
     Statement of Stockholders' Equity...................................................................    F-76
     Statement of Cash Flows.............................................................................    F-77
     Notes to Financial Statements.......................................................................    F-78

                                                                                                            PAGE
                                                                                                            -----
HILL YORK CORPORATION AND HILL YORK SERVICE CORPORATION
     Report of Independent Accountants...................................................................    F-86
     Combined Balance Sheet..............................................................................    F-87
     Combined Statement of Operations....................................................................    F-88
     Combined Statement of Stockholders' Equity..........................................................    F-89
     Combined Statement of Cash Flows....................................................................    F-90
     Notes to Combined Financial Statements..............................................................    F-91
MECHANICAL SERVICES OF ORLANDO, INC.
     Report of Independent Accountants...................................................................    F-99
     Balance Sheet.......................................................................................   F-100
     Statement of Operations.............................................................................   F-101
     Statement of Stockholders' Equity...................................................................   F-102
     Statement of Cash Flows.............................................................................   F-103
     Notes to Financial Statements.......................................................................   F-104
AIRCOND CORPORATION
     Report of Independent Accountants...................................................................   F-110
     Balance Sheet.......................................................................................   F-111
     Statement of Operations.............................................................................   F-112
     Statement of Stockholders' Equity...................................................................   F-113
     Statement of Cash Flows.............................................................................   F-114
     Notes to Financial Statements.......................................................................   F-115

                              ENFINITY CORPORATION
                      INTRODUCTION TO UNAUDITED PRO FORMA
                         COMBINED FINANCIAL STATEMENTS

     The following unaudited pro forma combined financial statements give effect to the acquisitions by Enfinity Corporation ('Enfinity') of the outstanding capital stock of Brandt Mechanical Services, Inc. ('Brandt'), Air Systems, Inc. ('Air Systems'), Energy Systems Industries, Inc. ('Energy Systems'), New England Mechanical Services, Inc. ('NEMSI'), Lee Company ('Lee'), Hill York Corporation ('Hill York'), Mechanical Services of Orlando, Inc. ('Mechanical Services') and Aircond Corp. ('Aircond') (together, the 'Founding Companies'). These acquisitions (the 'Mergers') will occur simultaneously with the closing of Enfinity's initial public offering (this 'Offering') and will be accounted for using the purchase method of accounting. In accordance with the provisions of Staff Accounting Bulletin No. 97, Brandt is deemed to be the accounting acquiror as its stockholders will receive the largest portion of the voting rights in the combined corporation.


     The Unaudited Pro Forma Combined Balance Sheet gives effect to the Mergers and the Offering as if they had occurred on June 30, 1998. The Unaudited Pro Forma Combined Statement of Operations gives effect to these transactions as if they had occurred on January 1, 1997.



     Enfinity has preliminarily analyzed the savings that it expects to be realized from reductions in salaries and certain benefits to the owners of the Founding Companies. To the extent certain of the owners of the Founding Companies have agreed prospectively to reductions in salary, bonuses and benefits, these reductions have been reflected in the pro forma combined statement of operations. With respect to other potential cost savings, Enfinity has not and cannot quantify these savings until completion of the combination of the Founding Companies. It is anticipated that these savings will be offset by costs related to Enfinity's new corporate management and by the costs associated with being a public company. However, these costs, like the savings they offset, cannot be accurately quantified at this time. Except for prospective compensation payable pursuant to agreements with management of the Company, neither the anticipated savings nor the anticipated costs have been included in the pro forma financial information of Enfinity.


     The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma combined financial data do not purport to represent what Enfinity's financial position or results of operations would actually have been if such transactions in fact had occurred on those assumed dates and are not necessarily representative of Enfinity's financial position or results of operations for any future period. Since the Founding Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. See 'Risk Factors' included elsewhere herein.

                              ENFINITY CORPORATION
                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 JUNE 30, 1998
                                 (IN THOUSANDS)


                                                      AIR     ENERGY                          HILL
                               ENFINITY   BRANDT    SYSTEMS   SYSTEMS    NEMSI      LEE       YORK
                               --------   -------   -------   -------   -------   -------   ---------
ASSETS
Current assets:
   Cash and cash
    equivalents...............  $   73    $ 1,047   $ --      $ --      $   92    $   276    $   193
   Accounts receivable:
      Trade...................   --         7,706   23,570     9,746     6,009      5,748      5,660
      Retainage...............   --         2,967    5,438       707       444      1,357      1,530
      Other...................   --         --        --         126      --          137      --
   Costs and estimated
    earnings in excess of
    billings on uncompleted
    contracts.................   --         1,626    7,543       338       566      1,270        586
   Inventories................   --             7      898       278       366        131        218
   Due from related parties
    and stockholders..........   --         --        --        --        --          317        293
   Prepaid expenses and other
    current assets............   --           399    1,210       259       234        345        565
   Deferred income taxes......   --         --         390       359       356        528        272
                               --------   -------   -------   -------   -------   -------   ---------
      Total current assets....      73     13,752   39,049    11,813     8,067     10,109      9,317
Property and equipment, net...   --           357    4,904       916     3,387      1,023      1,572
Goodwill......................   --         --        --        --       2,149      --         --
Due from related parties and
 stockholders.................   --         --        --        --        --        --         --
Other assets..................   --         --         183       821        42        274        168
                               --------   -------   -------   -------   -------   -------   ---------
      Total assets............  $   73    $14,109   $44,136   $13,550   $13,645   $11,406    $11,057
                               --------   -------   -------   -------   -------   -------   ---------
                               --------   -------   -------   -------   -------   -------   ---------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Short-term debt............  $--       $ --      $8,068    $3,091    $1,564    $ --       $   310
   Accounts payable and
    accrued expenses..........   --         5,173    9,929     5,252     3,960      4,281      5,054
   Billings in excess of costs
    and estimated earnings on
    uncompleted contracts.....   --         3,750   15,985       526       732      1,430      1,923
   Deferred revenue...........   --         --        --         436      --          411        290
   Income taxes payable.......   --         --         834       148       260        122        221
   Notes payable to
    stockholders and related
    parties...................      71      --        --        --        --        --         --
                               --------   -------   -------   -------   -------   -------   ---------
      Total current
        liabilities...........      71      8,923   34,816     9,453     6,516      6,244      7,798
Long-term debt, net of current
 portion......................   --         --       1,886      --       2,003      --           345
Obligations under capital
 lease, net of current
 portion......................   --         --          16        13       410      --           122
Deferred income taxes.........   --         --         331      --          88      --            39
Other long-term liabilities...   --         1,203     --        --       1,085         12      --
                               --------   -------   -------   -------   -------   -------   ---------
      Total liabilities.......      71     10,126   37,049     9,466    10,102      6,256      8,304
                               --------   -------   -------   -------   -------   -------   ---------
Stockholders' equity:
   Common stock...............   --             1       31      --           7         38        869
   Additional paid-in
    capital...................   5,558      1,455     --       2,665     2,206         38      --
   Net unrealized gain on
    securities available for
    sale......................   --         --        --          32      --           32      --
   Retained (deficit)
    earnings..................  (5,556)     2,527    7,056     2,387     1,353      5,042      1,884
   Less: Treasury stock.......   --         --        --      (1,000)      (23)    --         --
                               --------   -------   -------   -------   -------   -------   ---------
      Total stockholders'
        equity................       2      3,983    7,087     4,084     3,543      5,150      2,753
                               --------   -------   -------   -------   -------   -------   ---------
      Total liabilities and
        stockholders'
        equity................  $   73    $14,109   $44,136   $13,550   $13,645   $11,406    $11,057
                               --------   -------   -------   -------   -------   -------   ---------
                               --------   -------   -------   -------   -------   -------   ---------

                                                         MERGER                OFFERING
                                                       ADJUSTMENTS    PRO     ADJUSTMENTS
                                 MECHANICAL               (SEE       FORMA       (SEE         AS
                                  SERVICES    AIRCOND    NOTE 3)    COMBINED    NOTE 3)    ADJUSTED
                                 -----------  -------  -----------  --------  -----------  --------
ASSETS
Current assets:
   Cash and cash
    equivalents...............   $       16   $2,093    $  --       $ 3,790    $   6,222   $10,012
   Accounts receivable:
      Trade...................        5,477    6,858       --        70,774       --        70,774
      Retainage...............          718     --         --        13,161       --        13,161
      Other...................           69     --         --           332       --           332
   Costs and estimated
    earnings in excess of
    billings on uncompleted
    contracts.................          221      609       --        12,759       --        12,759
   Inventories................          152      423       --         2,473       --         2,473
   Due from related parties
    and stockholders..........       --           64       --           674       --           674
   Prepaid expenses and other
    current assets............          171      952       --         4,135       (2,021)    2,114
   Deferred income taxes......            7     --            414     2,326       --         2,326
                                      -----   -------  -----------  --------  -----------  --------
      Total current assets....        6,831   10,999          414   110,424        4,201   114,625
Property and equipment, net...          692    5,083       --        17,934       --        17,934
Goodwill......................       --         --        113,618   115,767       --       115,767
Due from related parties and
 stockholders.................       --         --         --         --          --         --
Other assets..................          141      289           10     1,928       --         1,928
                                      -----   -------  -----------  --------  -----------  --------
      Total assets............   $    7,664   $16,371   $ 114,042   $246,053   $   4,201   $250,254
                                      -----   -------  -----------  --------  -----------  --------
                                      -----   -------  -----------  --------  -----------  --------
LIABILITIES AND STOCKHOLDERS'
Current liabilities:
   Short-term debt............   $      274   $  917    $     (41)  $14,183    $  (1,026)  $13,157
   Accounts payable and
    accrued expenses..........        1,626    3,100          (49)   38,326          (45)   38,281
   Billings in excess of costs
    and estimated earnings on
    uncompleted contracts.....        1,004      717       --        26,067       --        26,067
   Deferred revenue...........           64      623       --         1,824       --         1,824
   Income taxes payable.......          248     --         --         1,833       --         1,833
   Notes payable to
    stockholders and related
    parties...................       --         --         86,168    86,239      (86,168)       71
                                      -----   -------  -----------  --------  -----------  --------
      Total current
        liabilities...........        3,216    5,357       86,078   168,472      (87,239)   81,233
Long-term debt, net of current
 portion......................       --        1,217         (472)    4,979       (4,612)      367
Obligations under capital
 lease, net of current
 portion......................       --        3,455       --         4,016       --         4,016
Deferred income taxes.........          375     --         --           833       --           833
Other long-term liabilities...       --         --           (778)    1,522         (388)    1,134
                                      -----   -------  -----------  --------  -----------  --------
      Total liabilities.......        3,591   10,029       84,828   179,822      (92,239)   87,583
                                      -----   -------  -----------  --------  -----------  --------
Stockholders' equity:
   Common stock...............       --          250       (1,103)       93           80       173
   Additional paid-in
    capital...................            7     --         87,072    99,001       96,360   195,361
   Net unrealized gain on
    securities available for
    sale......................       --         --            (64)    --          --         --
   Retained (deficit)
    earnings..................        4,066    6,092      (57,714)  (32,863)     --        (32,863)
   Less: Treasury stock.......       --         --          1,023     --          --         --
                                      -----   -------  -----------  --------  -----------  --------
      Total stockholders'
        equity................        4,073    6,342       29,214    66,231       96,440   162,671
                                      -----   -------  -----------  --------  ----------- ---------
      Total liabilities and
        stockholders'
        equity................   $    7,664   $16,371   $ 114,042   $246,053   $   4,201  $250,254
                                      -----   -------  -----------  --------  ----------- --------
                                      -----   -------  -----------  --------  ----------- --------


   The accompanying notes are an integral part of these financial statements.

                              ENFINITY CORPORATION
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                            AIR     ENERGY
                                BRANDT    SYSTEMS   SYSTEMS    NEMSI      LEE
                                -------   -------   -------   -------   -------
Revenues......................  $50,435  $90,969   $54,228   $39,357    $39,681
Cost of revenues..............   42,032   75,149    45,893    31,217     30,316
                                -------   -------   -------   -------   -------
        Gross profit..........    8,403   15,820     8,335     8,140      9,365
Selling, general and
  administrative expenses.....    5,287   11,370     6,869     6,442      7,325
Employee stock compensation
  (non-recurring).............    --        --        --         795      --
Amortization of goodwill,
  net.........................     (636)    --        --          60      --
                                -------   -------   -------   -------   -------
    Income from operations....    3,752    4,450     1,466       843      2,040
Other (income) expense:
    Interest expense..........       12      636       265       451        521
    Interest income...........     (175)    --          (5)     --          (44)
    Other, net................       (1)    --         (24)        2       (187)
                                -------   -------   -------   -------   -------
Income before provision for
  income taxes................    3,916    3,814     1,230       390      1,750
Provision for income taxes....    --       1,608       554       186        685
                                -------   -------   -------   -------   -------
Net income....................  $ 3,916   $2,206    $  676    $  204    $ 1,065
                                -------   -------   -------   -------   -------
                                -------   -------   -------   -------   -------
Net income per share, basic
  and diluted.................
Shares used in computing pro
  forma basic net income per
  share (see Note 5)..........
Shares used in computing pro
  forma diluted net income per
  share (see Note 5)..........

                                                                      PRO FORMA
                                              MECHANICAL             ADJUSTMENTS      PRO FORMA
                                 HILL YORK     SERVICES    AIRCOND   (SEE NOTE 4)     COMBINED
                                 ----------   ----------   -------   ------------     ---------
Revenues......................   $  34,170     $ 28,279    $27,648     $ --           $364,767
Cost of revenues..............      26,551       24,511     18,080       --            293,749
                                 ----------   ----------   -------   ------------     ---------
        Gross profit..........       7,619        3,768     9,568        --             71,018
Selling, general and
  administrative expenses.....       7,089        2,530     7,799        (4,850)(A)     49,624
                                                                           (237)(B)
Employee stock compensation
  (non-recurring).............      --           --          --          --                795
Amortization of goodwill,
  net.........................      --           --          --           2,841(D)       2,265
                                 ----------   ----------   -------   ------------     ---------
    Income from operations....         530        1,238     1,769         2,246         18,334
Other (income) expense:
    Interest expense..........          75           10       329          (749)(E)      1,550
    Interest income...........          (5)         (11)      (94)       --               (334)
    Other, net................         (72)        (119)        6        --               (395)
                                 ----------   ----------   -------   ------------     ---------
Income before provision for
  income taxes................         532        1,358     1,528         2,995         17,513
Provision for income taxes....         170          543       456         3,709(F)       7,911
                                 ----------   ----------   -------   ------------     ---------
Net income....................   $     362     $    815    $1,072      $   (714)      $  9,602
                                 ----------   ----------   -------   ------------     ---------
                                 ----------   ----------   -------   ------------     ---------
Net income per share, basic
  and diluted.................                                                           $0.56
Shares used in computing pro
  forma basic net income per
  share (see Note 5)..........                                                      17,010,813
                                                                                    ----------
                                                                                    ----------
Shares used in computing pro
  forma diluted net income per
  share (see Note 5)..........                                                      17,056,135
                                                                                    ----------
                                                                                    ----------


   The accompanying notes are an integral part of these financial statements.

                              ENFINITY CORPORATION
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                            AIR     ENERGY
                                BRANDT    SYSTEMS   SYSTEMS    NEMSI      LEE
                                -------   -------   -------   -------   -------
Revenues......................  $20,079   $26,894   $24,134   $18,129   $15,874
Cost of revenues..............   16,227    19,889    20,180    13,915    12,308
                                -------   -------   -------   -------   -------
        Gross profit..........    3,852    7,005     3,954     4,214      3,566
Selling, general and
  administrative expenses.....    2,543    4,972     3,385     2,771      2,972
Amortization of goodwill,
  net.........................     (318)    --        --          30      --
                                -------   -------   -------   -------   -------
    Income from operations....    1,627    2,033       569     1,413        594
Other (income) expense:
    Interest expense..........    --         170       132       234        260
    Interest income...........      (29)    --          (4)     --          (25)
    Other, net................        1     --         (36)        2        (65)
                                -------   -------   -------   -------   -------
Income before provision for
  income taxes................    1,655    1,863       477     1,177        424
Provision for income taxes....    --         783       215       562        166
                                -------   -------   -------   -------   -------
Net income....................  $ 1,655   $1,080    $  262    $  615    $   258
                                -------   -------   -------   -------   -------
                                -------   -------   -------   -------   -------
Net income per share,
  basic and diluted...........
Shares used in computing pro
  forma basic net income per
  share (see Note 5)..........
Shares used in computing pro
  forma diluted net income per
  share (see Note 5)..........

                                                                     PRO FORMA
                                             MECHANICAL             ADJUSTMENTS    PRO FORMA
                                HILL YORK     SERVICES    AIRCOND   (SEE NOTE 4)   COMBINED
                                ----------   ----------   -------   ------------   ---------
Revenues......................  $  15,747     $ 14,152    $13,097     $ --         $148,106
Cost of revenues..............     11,901       12,408      8,766       --          115,594
                                ----------   ----------   -------   ------------   --------
        Gross profit..........      3,846        1,744     4,331        --           32,512
Selling, general and
  administrative expenses.....      3,444        1,228     3,824        (1,636)(A)   23,361
                                                                          (142)(B)
Amortization of goodwill,
  net.........................     --           --          --           1,421(D)     1,133
                                ----------   ----------   -------   ------------   --------
    Income from operations....        402          516       507           357        8,018
Other (income) expense:
    Interest expense..........         38            3       150          (304)(E)      683
    Interest income...........         (1)          (9)      (49)       --             (117)
    Other, net................        (42)        (119)        3        --             (256)
                                ----------   ----------   -------   ------------   --------
Income before provision for
  income taxes................        407          641       403           661        7,708
Provision for income taxes....        115          256       135         1,304(F)     3,536
                                ----------   ----------   -------   ------------   --------
Net income....................  $     292     $    385    $  268      $   (643)    $  4,172
                                ----------   ----------   -------   ------------   --------
                                ----------   ----------   -------   ------------   --------
Net income per share,
  basic and diluted...........                                                        $0.25
                                                                                      -----
                                                                                      -----
Shares used in computing pro
  forma basic net income per
  share (see Note 5)..........                                                   17,010,813
                                                                                 ----------
                                                                                 ----------
Shares used in computing pro
  forma diluted net income per
  share (see Note 5)..........                                                   17,056,135
                                                                                 ----------
                                                                                 ----------


   The accompanying notes are an integral part of these financial statements.

                              ENFINITY CORPORATION
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)


                                                    AIR    ENERGY
                               ENFINITY  BRANDT   SYSTEMS  SYSTEMS   NEMSI     LEE
                               --------  -------  -------  -------  -------  -------
Revenues...................... $ --      $30,156  $62,230  $29,618  $17,464  $24,488
Cost of revenues..............   --       25,375   53,332   25,221   13,379   18,570
                               --------  -------  -------  -------  -------  -------
        Gross profit..........   --        4,781    8,898   4,397    4,085     5,918
Selling, general and
  administrative expenses.....   --        2,871    5,518   3,385    2,998     4,266
Employee stock compensation
  (non-recurring).............   5,556     1,455    --      1,816     --       --
Amortization of goodwill,
  net.........................   --         (318)   --       --         30     --
                               --------  -------  -------  -------  -------  -------
    Income (loss) from
      operations..............  (5,556)      773    3,380    (804)  1,057     1,652
Other (income) expense:
    Interest expense..........   --        --         399     109      218       150
    Interest income...........   --          (83)   --         (1)   --          (23)
    Other, net................   --          (16)   --       --          5       (55)
                               --------  -------  -------  -------  -------  -------
Income (loss) before provision
  for income taxes............  (5,556)      872    2,981    (912)     834     1,580
Provision for income taxes....   --        --       1,270    (401)     375       605
                               --------  -------  -------  -------  -------  -------
Net income (loss)............. $(5,556)  $   872   $1,711  $ (511)  $  459   $   975
                               --------  -------  -------  -------  -------  -------
                               --------  -------  -------  -------  -------  -------
Net income per share, basic
  and diluted.................
Shares used in computing pro
  forma basic net income per
  share (see Note 5)..........
Shares used in computing pro
  forma diluted net income per
  share (see Note 5)..........

                                                                   PRO FORMA
                                             MECHANICAL           ADJUSTMENTS   PRO FORMA
                                 HILL YORK    SERVICES   AIRCOND  (SEE NOTE 4)  COMBINED
                                 ----------  ----------  -------  ------------  ---------
Revenues......................   $  18,883    $ 11,528   $15,882    $ --        $210,249
Cost of revenues..............      14,673       9,789    10,327      --         170,666
                                 ----------  ----------  -------  ------------  --------
        Gross profit..........       4,210       1,739    5,555       --          39,583
Selling, general and
  administrative expenses.....       3,792       1,110    3,908       (1,479)(A)  26,276
                                                                         (93)(B)
Employee stock compensation
  (non-recurring).............      --          --         --         (7,011)(C)   1,816
Amortization of goodwill,
  net.........................      --          --                     1,421(D)    1,133
                                 ----------  ----------  -------  ------------  --------
    Income (loss) from
      operations..............         418         629    1,647        7,162      10,358
Other (income) expense:
    Interest expense..........          44           2      418         (384)(E)     956
    Interest income...........          (1)         (3)     (47)      --            (158)
    Other, net................         (24)         (2)     (25)      --            (117)
                                 ----------  ----------  -------  ------------  --------
Income (loss) before provision
  for income taxes............         399         632    1,301        7,546       9,677
Provision for income taxes....         135         253     --          2,087(F)    4,324
                                 ----------  ----------  -------  ------------  --------
Net income (loss).............   $     264    $    379   $1,301     $  5,459    $  5,353
                                 ----------  ----------  -------  ------------  --------
                                 ----------  ----------  -------  ------------  --------
Net income per share, basic
  and diluted.................                                                  $   0.31
                                                                                --------
                                                                                --------
Shares used in computing pro
  forma basic net income per
  share (see Note 5)..........                                                17,010,813
                                                                              ----------
                                                                              ----------
Shares used in computing pro
  forma diluted net income per
  share (see Note 5)..........                                                17,056,135
                                                                              ----------
                                                                              ----------



   The accompanying notes are an integral part of these financial statements.

                              ENFINITY CORPORATION
           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

NOTE 1 -- GENERAL

     Enfinity Corporation ('Enfinity') was founded in 1997 to provide energy and indoor environmental systems and services to commercial, industrial and institutional clients.


     The historical financial statements reflect the financial position and results of operations of Enfinity and the Founding Companies and were derived from the respective Enfinity and Founding Company financial statements where indicated. The periods included in these financial statements for all of the individual Founding Companies, with the exception of Air Systems, are as of June 30, 1998 and for the year ended December 31, 1997 and the six month periods ended June 30, 1997 and 1998. The periods included in these financial statements for Air Systems are as of June 30, 1998 and for the year ended February 28, 1998 and the six month periods ended June 30, 1997 and 1998, which are comprised of the three month periods ended May 31, 1997 and 1998 and the three month periods ended June 30, 1997 and 1998. The audited historical financial statements included elsewhere herein have been included in accordance with Staff Accounting Bulletin No. 80.


NOTE 2 -- ACQUISITION OF FOUNDING COMPANIES

     Concurrently with and as a condition to the closing of the Offering, Enfinity will acquire all of the outstanding capital stock of the Founding Companies. The Mergers will be accounted for using the purchase method of accounting with Brandt being treated as the accounting acquiror in accordance with Staff Accounting Bulletin No. 97 and APB 16. The carrying value of intangible assets is periodically reviewed by the Company based on the expected future undiscounted operating cash flows of the related business unit. In the event the Company determines that the balance of certain intangible assets is not recoverable, the Company will recognize an impairment loss measured as the difference between the carrying value and the fair value as determined from the present value at expected cash flows. The consideration paid to Brandt of $13.4 million in cash and 1,523,173 shares of Common Stock (equal to $16.5 million in stock valued at an assumed initial public offering price of $13.50, less a 20% discount from the assumed offering price due to restrictions on the transferability of the Common Stock issued to Founding Company stockholders) has been recorded as a distribution. The Company believes that the difference between the 20% discount rate applied to the initial public offering price and a nominal discount rate is not material to the unaudited pro forma financial statements and is not expected to be material to the financial statements in future periods.

     The following table sets forth the consideration to be paid in cash, shares of Common Stock and options to purchase shares of Common Stock to the stockholders of each of the Founding Companies. For purposes of computing the estimated purchase price for accounting purposes, the value of shares is based upon an assumed initial public offering price of $13.50, less a 20% discount from the assumed offering price due to restrictions on the transferability of the Common Stock to be acquired by the stockholders of the Founding Companies. The purchase price has been allocated to the assets and liabilities acquired based on their respective carrying values, as those are deemed to represent the fair market value of such assets and liabilities. The allocation of the purchase price is considered preliminary

                              ENFINITY CORPORATION
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

until such time as the closing of this Offering and consummation of the Mergers. The Company does not anticipate that the final allocation of the purchase price will differ significantly from that presented.

                                                                SHARES OF      VALUE OF    VALUE OF        TOTAL
FOUNDING COMPANY                                    CASH(1)    COMMON STOCK     SHARES     OPTIONS     CONSIDERATION
-------------------------------------------------   -------    ------------    --------    --------    -------------
                                                                  (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Air Systems......................................   $18,932      1,402,397     $15,146      $1,103       $  35,181
Energy Systems...................................     5,638        720,566       7,782       --             13,420
NEMSI............................................     8,085        841,275       9,086       --             17,171
Lee..............................................    11,664      1,296,275      14,000       --             25,664
Hill York........................................     7,122        821,208       8,869       --             15,991
Mechanical Services..............................     6,111        678,948       7,333       --             13,444
Aircond..........................................     8,641        960,129      10,369       --             19,010
                                                    -------    ------------    --------    --------    -------------
                                                    $66,193      6,720,798     $72,585      $1,103       $ 139,881
                                                    -------    ------------    --------    --------    -------------
                                                    -------    ------------    --------    --------    -------------

(1) The number of shares of Common Stock to be issued to the stockholders of the Founding Companies is fixed. The cash amounts in the table above assume an initial public offering price per share of $13.50. If the initial public offering price per share is higher or lower than $13.50, the cash consideration will vary proportionately. For example, a $1.00 increase over such $13.50 initial public offering price will result in a $5.9 million increase (out of the $7.4 million of additional net proceeds) in the aggregate cash consideration paid to the Founding Company stockholders (including the stockholders of Brandt). Pursuant to the Merger Agreements, the aggregate cash consideration paid to such stockholders will in no event be less than $73.6 million.

NOTE 3 -- UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

     The following table summarizes unaudited pro forma combined balance sheet adjustments (in thousands):


                                                                                       TOTAL                           TOTAL
                                                               MERGER                 MERGER         OFFERING        OFFERING
                                                            ADJUSTMENTS             ADJUSTMENTS     ADJUSTMENTS     ADJUSTMENTS
                                                  --------------------------------  -----------  -----------------  -----------
ASSETS                                            (A)     (B)      (C)       (D)                   (E)      (F)
                                                  ----  -------  --------  -------               -------  --------
Cash and cash equivalents........................ $--   $ --     $  --     $ --      $  --       $98,461  $(92,239)  $   6,222
Prepaid expenses and other current assets........  --     --        --       --         --        (2,021)    --         (2,021)
Deferred taxes...................................  414    --        --       --            414     --        --         --
                                                  ----  -------  --------  -------  -----------  -------  --------  -----------
    Total current assets.........................  414    --        --       --            414    96,440   (92,239)      4,201
Goodwill, net....................................  --     --      113,618    --        113,618     --        --         --
Other assets.....................................   10    --        --       --             10     --        --         --
                                                  ----  -------  --------  -------  -----------  -------  --------  -----------
    Total assets................................. $424  $ --     $113,618  $ --      $ 114,042   $96,440  $(92,239)  $   4,201
                                                  ----  -------  --------  -------  -----------  -------  --------  -----------
                                                  ----  -------  --------  -------  -----------  -------  --------  -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term debt.................................. $--   $ --     $  --     $   (41)  $     (41)  $ --     $ (1,026)  $  (1,026)
Accounts payable and accrued expenses............  --     --        --         (49)        (49)    --          (45)        (45)
Payable to stockholders..........................  --     6,590    79,578    --         86,168     --      (86,168)    (86,168)
                                                  ----  -------  --------  -------  -----------  -------  --------  -----------
    Total current liabilities....................  --     6,590    79,578      (90)     86,078     --      (87,239)    (87,239)
Long-term debt...................................  --     --        --        (472)       (472)    --       (4,612)     (4,612)
Other long-term liabilities......................    9    --        --        (787)       (778)    --         (388)       (388)
                                                  ----  -------  --------  -------  -----------  -------  --------  -----------
    Total liabilities............................    9    6,590    79,578   (1,349)     84,828     --      (92,239)    (92,239)
                                                  ----  -------  --------  -------  -----------  -------  --------  -----------
Stockholders' equity:
    Common stock.................................  --     --       (1,103)   --         (1,103)       80     --             80
    Additional paid-in capital...................  --     --       85,723    1,349      87,072    96,360     --         96,360
    Unrealized gain on securities................  --     --          (64)   --            (64)    --        --         --
    Retained earnings............................  415   (6,590)  (51,339)   --        (57,714)    --        --         --
    Treasury stock...............................  --     --        1,023    --          1,023     --        --         --
                                                  ----  -------  --------  -------  -----------  -------  --------  -----------
        Total stockholders' equity...............  415   (6,590)   34,040    1,349      29,214    96,440     --         96,440
                                                  ----  -------  --------  -------  -----------  -------  --------  -----------
        Total liabilities and stockholders'
          equity................................. $424  $ --     $113,618  $ --      $ 114,042   $96,440  $(92,239)  $   4,201
                                                  ----  -------  --------  -------  -----------  -------  --------  -----------
                                                  ----  -------  --------  -------  -----------  -------  --------  -----------


                                                        (footnotes on next page)

                              ENFINITY CORPORATION
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(footnotes from previous page)

 (A) Reflects the deferred tax assets to be established upon the conversion of Brandt and Aircond from S Corporation status to C Corporation status.


 (B) Reflects (i) distributions paid to the stockholders of Brandt, Lee, Hill York, Mechanical Services and Aircond, including the planned distribution of $615,000 of S Corporation earnings at Brandt, Hill York and Aircond and the planned distribution of $4.7 million of Excess Working Capital at Brandt, Lee, Mechanical Services and Aircond and (ii) payment of $1.3 million in liquidation value of preferred stock to stockholders of Energy Systems.



 (C) Reflects (i) the purchase of Air Systems, Energy Systems, NEMSI, Lee, Hill York, Mechanical Services and Aircond by Brandt, consisting of $66.2 million in cash, 6,720,798 shares of Common Stock valued at $10.80 per share (or a total of $72.6 million), stock options valued at $1.1 million and acquisition expenses arising from the issuance of 293,537 of shares valued at $10.80 per share to consultants in exchange for services provided (or a total of $3.0 million) for a total estimated purchase price of $142.9 million, resulting in an excess purchase price over the fair value of assets acquired of $115.8 million. A net adjustment of $113.6 million results as $2.1 million of goodwill already exists in the accounts of one of the Founding Companies. (The shares have been valued based upon an assumed initial public offering price of $13.50, less a 20% discount from the assumed offering price due to restrictions on the transferability of the Common Stock to be issued to stockholders of the Founding Companies);
     (ii) distribution to Brandt stockholders of the consideration paid of $13.4 million in cash and $15.4 million in stock (valued at $10.80 per share); and (iii) issuance of 514,407 shares of Common Stock to executives as incentive to join Enfinity and consideration to provide services in connection with the completion of this Offering. As such services are effectively internal, i.e., these employees will continue with the combined company, the value of the shares is recorded as compensation expense of the combined group upon issuance and completion of this Offering.


 (D) Reflects the repayment of certain indebtedness of the Founding Companies by certain individual stockholders pursuant to the Merger Agreements.

 (E) Reflects the cash proceeds from the issuance of 8,000,000 shares of Common Stock net of estimated expenses of this Offering (based on an estimated initial public offering price of $13.50 per share). Expenses of this Offering primarily consist of the underwriting discount, accounting fees, legal fees and printing expenses. An aggregate of 293,537 of the shares issued to external consultants who were retained exclusively to assist the combining companies in the completion of this Offering have been recorded as offering costs. These shares relate to services provided in capital raising and consulting with respect to this Offering and are recorded on that basis in the Unaudited Pro Forma Combined Financial Statements.


 (F) Reflects the use of Offering proceeds to pay: (i) the cash portion of the consideration due to the stockholders of the Founding Companies in connection with the Mergers; (ii) distributions of $5.3 million paid to the stockholders of Brandt, Lee, Hill York, Mechanical Services and Aircond;
     (iii) payment of $1.3 million in liquidation value of preferred stock to stockholders of Energy Systems; and (iv) repayment of $6.1 million of indebtedness of certain of the Founding Companies.

                              ENFINITY CORPORATION
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4 -- UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS

(A) Reflects an (increase) or reduction in total compensation derived from contractual agreements which establish the compensation of management of the Company and certain owners of the Founding Companies subsequent to this Offering, as follows:


                                                                            SIX MONTHS
                                                                               ENDED
                                                          YEAR ENDED        JUNE 30,(2)
                                                         DECEMBER 31,    -----------------
                                                           1997(1)        1997       1998
                                                         ------------    ------     ------
                                                                  (IN THOUSANDS)
Enfinity..............................................     $ (1,225)     $ (613)    $ (613)
Brandt................................................          353         181        181
Air Systems...........................................        1,407         640        (27)
Energy Systems........................................          283         126         97
NEMSI.................................................          590         190        211
Lee...................................................        1,026         371        969
Hill York.............................................          968         529        574
Mechanical Services...................................          312         184         72
Aircond...............................................        1,136          28         15
                                                         ------------    ------     ------
                                                           $  4,850      $1,636     $1,479
                                                         ------------    ------     ------
                                                         ------------    ------     ------


------------

     (1) Except for Air Systems, which is for the year ended February 28, 1998.


     (2) Except for Air Systems, which is comprised of the three month periods ended May 31, 1997 and May 31, 1998 and the three month periods ended June 30, 1997 and 1998.



          Pursuant to the terms of employment agreements to be entered into upon the consummation of the Mergers, certain owners of the Founding Companies will be eligible for performance-based bonuses to be determined annually in accordance with a bonus program of the Company for senior executives, which bonuses shall be contingent upon the achievement of certain corporate or individual performance goals established by the Compensation Committee. The Company expects that these bonuses will only be paid if earnings increase to a level substantially in excess of pro forma combined earnings for the year ended December 31, 1997 and for the six months ended June 30, 1998. The bonuses paid historically to the owners of Founding Companies were awarded based on the owners' discretion and compensation expense has been reduced accordingly in the pro forma adjustments. The NEMSI adjustment for the year ended December 31, 1997 and the Energy Systems adjustment for the six months ended June 30, 1998 do not reflect the elimination of one-time, non-cash compensation charges of $795,000 and $1.8 million, respectively, resulting from issuance of stock to employees.


(B) Reflects the elimination of excess profit sharing contributions which are to be terminated in accordance with the Merger Agreements.


(C) Reflects the reduction in compensation expense related to the non-recurring, non-cash compensation charge of $5.6 million recorded by Enfinity in the six months ended June 30, 1998 related to Common Stock issued to management of Enfinity. Also reflects the reduction in compensation expense related to the non-recurring, non-cash compensation charge of $1.5 million recorded by Brandt in the second quarter related to options granted to certain employees. These issuances were made in contemplation of the Mergers and this Offering, and no future issuances of this nature are anticipated.



(D) Reflects the amortization of $115.8 million of goodwill to be recorded as a result of the Mergers over a 40-year estimated life, net of amortization expense already recorded in the accounts of NEMSI of $60,000, $30,000 and $30,000 in the year ended December 31, 1997 and the six months ended June 30, 1997 and 1998, respectively.

                              ENFINITY CORPORATION
NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(E) Reflects the net reduction in interest expense associated with long-term debt to be paid by stockholders and from the proceeds of this Offering, as follows:


                                                                                          SIX MONTHS
                                                                                             ENDED
                                                                         YEAR ENDED        JUNE 30,
                                                                        DECEMBER 31,    ---------------
                                                                            1997        1997       1998
                                                                        ------------    ----       ----
                                                                                (IN THOUSANDS)
Air Systems..........................................................       $220        $ 44       $164
NEMSI................................................................        419         205        165
Aircond..............................................................        110          55         55
                                                                          ------        ----       ----
                                                                            $749        $304       $384
                                                                          ------        ----       ----
                                                                          ------        ----       ----


(F) Reflects the incremental provision for federal and state income taxes at a rate of 40% assuming all entities were subject to federal and state income tax and relating to the other statements of operations adjustments and for income taxes on S Corporation income.

NOTE 5 -- NET INCOME PER SHARE

     The shares used in computing pro forma basic net income per share include:
(i) 1,101,481 shares issued to consultants to and management of Enfinity; (ii) 8,243,971 shares to be issued to the stockholders of the Founding Companies in connection with the Mergers; and (iii) 7,665,361 shares representing the number of shares sold in this Offering necessary to pay the $79.6 million cash portion of the consideration for the Mergers, repay $6.1 million of indebtedness of the Founding Companies, pay distributions of $5.3 million to certain Founding Company stockholders, pay $1.3 million of liquidation value of preferred stock at Energy Systems and pay the underwriting discount and estimated expenses of this Offering. In addition, the number of shares used to compute pro forma diluted net income per share includes 45,321 shares (using the treasury stock method) related to dilution attributable to options to purchase Common Stock of the Company at an exercise price below the assumed initial public offering price. The options will be issued by the Company in exchange for existing options to purchase shares of common stock of one of the Founding Companies.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
ENFINITY CORPORATION:

     In our opinion, the accompanying balance sheet and the related statement of cash flows present fairly, in all material respects, the financial position of Enfinity Corporation at December 31, 1997 and the results of its cash flows for the year then ended, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Philadelphia, Pennsylvania
July 10, 1998

                              ENFINITY CORPORATION
                                 BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                        DECEMBER 31,     JUNE 30,
                                                                                            1997           1998
                                                                                        ------------    -----------
                                                                                                        (UNAUDITED)
ASSETS
Cash.................................................................................     $     20        $    73
                                                                                        ------------    -----------
          Total assets...............................................................     $     20        $    73
                                                                                        ------------    -----------
                                                                                        ------------    -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Payable to related parties...........................................................     $     18        $    71
                                                                                        ------------    -----------
          Total liabilities..........................................................           18             71
                                                                                        ------------    -----------
Stockholders' equity:
     Preferred stock, $.01 par value, 500,000 shares authorized, no shares outstanding....................................................................
     Common stock, $.01 par value, 3,000 and 49,000,000 shares authorized, 552,074 and 1,101,481 shares outstanding...............................................
     Additional paid-in capital......................................................            2          5,558
     Retained deficit................................................................       --             (5,556)
                                                                                        ------------    -----------
          Total stockholders' equity.................................................            2              2
                                                                                        ------------    -----------
          Total liabilities and stockholders' equity.................................     $     20        $    73
                                                                                        ------------    -----------
                                                                                        ------------    -----------


   The accompanying notes are an integral part of these financial statements.

                              ENFINITY CORPORATION
                            STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)


                                                                                                       SIX MONTHS
                                                                                                         ENDED
                                                                                                     JUNE 30, 1998
                                                                                                     --------------
                                                                                                      (UNAUDITED)

Total revenues....................................................................................      $--
                                                                                                     --------------
Employee stock compensation.......................................................................         5,556
                                                                                                     --------------
Total expenses....................................................................................        (5,556)
                                                                                                     --------------
Loss before income taxes..........................................................................        (5,556)
Provision for income taxes........................................................................       --
                                                                                                     --------------
Net loss..........................................................................................      $ (5,556)
                                                                                                     --------------
                                                                                                     --------------


   The accompanying notes are an integral part of these financial statements.

                              ENFINITY CORPORATION
                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                                       SIX MONTHS
                                                                                       YEAR ENDED        ENDED
                                                                                      DECEMBER 31,      JUNE 30,
                                                                                          1997            1998
                                                                                      ------------    ------------
                                                                                                      (UNAUDITED)
Cash flows from operating activities:
     Net loss......................................................................       $ --          $ (5,556)
     Adjustments to reconcile net loss to net cash provided by operating activities:
          Stock compensation.......................................................         --             5,556
     Changes in operating liability:
          Payable to related parties...............................................         18                53
                                                                                           ---        ------------
          Net cash provided by operating activities................................         18                53
                                                                                           ---        ------------
Cash flows from financing activities:
     Proceeds from issuance of Common Stock........................................          2            --
                                                                                           ---        ------------
          Net cash provided by financing activities................................          2            --
                                                                                           ---        ------------
Net increase in cash...............................................................         20                53
Cash, beginning of period..........................................................         --                20
                                                                                           ---        ------------
Cash, end of period................................................................       $ 20          $     73
                                                                                           ---        ------------
                                                                                           ---        ------------


   The accompanying notes are an integral part of these financial statements.

                              ENFINITY CORPORATION
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- BUSINESS AND ORGANIZATION

     Enfinity Corporation ('Enfinity' or the 'Company') was founded in 1997 to provide energy and indoor environmental systems and services to commercial, industrial and institutional clients. Enfinity intends to acquire eight companies (the 'Mergers'), upon consummation of an initial public offering (the 'Offering') of its common stock.


     Enfinity has not conducted any operations, and all activities to date have related to the Offering and the Mergers. The Company's cash balances were generated from the initial capitalization of the Company and advances made by certain of its shareholders and the Founding Companies. The Company's compensation expense of $5.6 million for the six months ended June 30, 1998 resulted from the issuance of 514,407 shares (post split) of common stock to certain employees. Enfinity is dependent upon the Offering to execute the pending Mergers. There is no assurance that the pending Mergers discussed will be completed or that Enfinity will be able to generate future operating revenues.


     In connection with the organization and initial capitalization of Enfinity, the Company issued 552,074 shares (post split) of common stock at $100.00 per share.

     On July 9, 1998, the Board of Directors approved several actions in connection with the Offering. These actions included a 36,804.93-for-1 stock split which will occur prior to the effectiveness of the Company's Registration Statement. All common stock related information included in the financial statements has been adjusted to reflect this split.

NOTE 2 -- UNAUDITED INTERIM FINANCIAL INFORMATION


     The interim financial information as of June 30, 1998 has been prepared from the unaudited financial records of Enfinity and in the opinion of management reflects all adjustments, consisting only of normal recurring items, necessary for a fair presentation of the financial position and results of operations and of cash flows for the interim period.


NOTE 3 -- STOCKHOLDERS' EQUITY

1998 LONG-TERM INCENTIVE PLAN

     The Company's Board of Directors has adopted and the Company's stockholders have approved the adoption of the Company's 1998 Long-Term Incentive Plan (the 'Incentive Plan'). The maximum number of shares of Common Stock that may be subject to outstanding awards may not be greater than that number of shares equal to thirteen and one-half (13.5%) of the outstanding shares of common stock minus the number of shares previously issued pursuant to awards granted under the Incentive Plan. Awards may be settled in cash, shares, other awards or other property, as determined by the Compensation Committee of the Company's Board of Directors (the 'Committee'). The Incentive Plan generally will be administered by the Committee which is empowered to select the individuals who will receive awards and the terms and conditions of those awards, including exercise prices for options and other exercisable awards, vesting and forfeiture conditions (if any), performance conditions, the extent to which awards may be transferable, and periods during which awards will remain outstanding.

     The Company intends to file a registration statement on Form S-8 under the Securities Act registering the issuance of shares upon exercise of options granted under the Incentive Plan. The Company expects to grant stock options to purchase shares of Common Stock to key employees of the Company at the initial public offering price upon consummation of this Offering.

     In addition to authorizing grants of awards to any eligible person in the discretion of the Committee, the Incentive Plan authorizes automatic grants of non-qualified stock options to non-employee directors. Under these provisions, each person serving or who has agreed to serve as a non-employee director at the commencement of this Offering will be granted an initial option to purchase

                              ENFINITY CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

10,000 shares, and thereafter each person who becomes a non-employee director will be granted an initial option to purchase 10,000 shares upon such person's initial election as a director. In addition, these provisions authorize the automatic annual grant to each non-employee director of an option to purchase 5,000 shares at each annual meeting of stockholders following this Offering; provided, however, that a director will not be granted an annual option if he or she was granted an initial option during the preceding three months. These options will have an exercise price equal to the fair market value of Common Stock on the date of grant (in the case of options granted to individual non-employee directors, the exercise price will be the initial public offering price per share), and the options will expire at the earlier of 10 years after the date of grant or one year after the date the person ceases to serve as a director of the Company for any reason. These options generally become exercisable one year after the date of grant.

NOTE 4 -- NEW ACCOUNTING PRONOUNCEMENTS

ACCOUNTING FOR STOCK-BASED COMPENSATION

     Statement of Financial Accounting Standards ('SFAS') No. 123, 'Accounting for Stock-Based Compensation,' allows entities to choose between a new fair value based method of accounting for employee stock options or similar equity instruments and the current intrinsic, value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 ('APB No. 25'). Entities electing to remain with the accounting in APB No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting has been applied. The Company will provide pro forma disclosure of net income and earnings per share, as applicable, in the notes to future consolidated financial statements.

COMPREHENSIVE INCOME

     In June 1997, the FASB issued SFAS No. 130, 'Reporting Comprehensive Income.' SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. The Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 requires that an enterprise (a) classify items of other comprehensive income by their nature in a financial statement and (b) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. The Statement is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company adopted SFAS No. 130 in 1998 and it had no impact on the Company's financial position or results of operations.

SEGMENT REPORTING

     In June 1997, the FASB issued SFAS No. 131, 'Disclosures About Segments of an Enterprise and Related Information.' SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. In general, such information must be reported for externally in the same manner used for internal management purposes. SFAS No. 131 is effective for financial statements issued for periods beginning after December 15, 1997. In the initial year of adoption, comparative information for earlier years must be restated. Since SFAS No. 131 only requires disclosure of certain information, its adoption will not affect the Company's financial position or results of operations.

                              ENFINITY CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     In June 1998, the Financial Accounting Standards Board ('FASB') issued SFAS No. 133, 'Accounting for Derivative Instruments and Hedging Activities.' SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supercedes and amends a number of existing standards. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, but earlier adoption is permitted. Upon initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. Recognition of changes in fair value depends on whether the derivative is designated and qualifies as a hedge, and the type of hedging relationship that exists. The Company does not currently, nor does it expect to, hold any derivative instruments or participate in any hedging activities.

NOTE 5 -- SUBSEQUENT EVENTS (UNAUDITED)


     Enfinity has signed definitive agreements to acquire all of the outstanding common stock of eight companies ('Founding Companies') to be consummated contemporaneously with this Offering. The Founding Companies are Brandt Mechanical Services, Inc. ('Brandt'), Air Systems, Inc. ('Air Systems'), Energy Systems Industries, Inc. ('Energy Systems'), New England Mechanical Services, Inc. ('NEMSI'), Lee Company ('Lee'), Hill York Corporation and Hill York Services Corporation (collectively, 'Hill York'), Mechanical Services of Orlando, Inc. ('Mechanical Services') and Aircond Corp. ('Aircond').


     Concurrently with and as a condition to the closing of the Offering, Enfinity will acquire all of the outstanding capital stock of the Founding Companies. The Mergers will be accounted for using the purchase method of accounting with Brandt being treated as the accounting acquiror in accordance with Staff Accounting Bulletin No. 97 and APB 16. The consideration paid to Brandt of $13.4 million in cash and $15.4 million in stock (valued at an assumed initial public offering price of $13.50, less a 20% discount from the assumed offering price due to restrictions on the transferability of the Common Stock issued to Founding Company stockholders) has been recorded as a distribution.

     The following table sets forth the consideration to be paid in (a) cash,
(b) shares of Common Stock and (c) options to purchase shares of Common Stock to the stockholders of each of the Founding Companies. For purposes of computing the estimated purchase price for accounting purposes, the value of shares is based upon an assumed initial public offering price of $13.50, less a 20% discount from the assumed offering price due to restrictions on the transferability of the Common Stock to be acquired by the stockholders of the Founding Companies. The purchase price has been allocated to the assets and liabilities acquired based on their respective carrying values, as those are deemed to represent the fair market value of such assets and liabilities. The allocation of the purchase price is considered preliminary

                              ENFINITY CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

until such time as the closing of this Offering and consummation of the Mergers. The Company does not anticipate that the final allocation of the purchase price will differ significantly from that presented.

                                                                               VALUE OF    VALUE OF        TOTAL
FOUNDING COMPANY                                                    CASH(1)     SHARES     OPTIONS     CONSIDERATION
-----------------------------------------------------------------   -------    --------    --------    -------------
Air Systems......................................................   $18,932    $15,146      $1,103       $  35,181
Energy Systems...................................................     5,638      7,782       --             13,420
NEMSI............................................................     8,085      9,086       --             17,171
Lee..............................................................    11,664     14,000       --             25,664
Hill York........................................................     7,122      8,869       --             15,991
Mechanical Services..............................................     6,111      7,333       --             13,444
Aircond..........................................................     8,641     10,369       --             19,010
                                                                    -------    --------    --------    -------------
                                                                    $66,193    $72,585      $1,103       $ 139,881
                                                                    -------    --------    --------    -------------
                                                                    -------    --------    --------    -------------

------------

(1) The number of shares of Common Stock to be issued to the stockholders of the Founding Companies is fixed. The cash amounts in the table above assume an initial public offering price per share of $13.50. If the initial public offering price per share is higher or lower than $13.50, the cash consideration will vary proportionately. For example, a $1.00 increase over such $13.50 initial public offering price will result in a $5.9 million increase (out of the $7.4 million of additional net proceeds) in the aggregate cash consideration paid to the Founding Company stockholders. Pursuant to the Merger Agreements, the aggregate cash consideration paid to such stockholders (including the stockholders of Brandt) will in no event be less than $73.6 million.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
BRANDT MECHANICAL SERVICES, INC.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Brandt Mechanical Services, Inc. ('Brandt') and its subsidiaries at December 31, 1996 and 1997 and March 31, 1998, and the results of their operations and their cash flows for the period from May 25 to December 31, 1995, for the years ended December 31, 1996 and 1997, and for the three months ended March 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of Brandt's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP
Philadelphia, Pennsylvania
July 2, 1998

                        BRANDT MECHANICAL SERVICES, INC.
                           CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                   DECEMBER 31,
                                 -----------------     MARCH 31,       JUNE 30,
                                  1996      1997         1998            1998
                                 ------    -------    -------------   -----------
                                                                      (UNAUDITED)
ASSETS
Current assets:
     Cash and cash
       equivalents............   $3,811    $ 4,120      $  3,439        $ 1,047
     Accounts receivable:
          Trade...............    3,652      7,937         6,588          7,706
          Retainage...........    1,893      3,511         2,968          2,967
     Costs and estimated
       earnings in excess of
       billings on uncompleted
       contracts..............      423        523         1,121          1,626
     Inventories..............     --           49            87              7
     Prepaid expenses and
       other current assets...        6          1           213            399
                                 ------    -------    ------------    -----------
          Total current
            assets............    9,785     16,141        14,416         13,752
Property and equipment, net...       83         49           145            357
Other assets..................       41        154            82         --
                                 ------    -------    ------------    -----------
          Total assets........   $9,909    $16,344      $ 14,643        $14,109
                                 ------    -------    ------------    -----------
                                 ------    -------    ------------    -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Short-term debt..........   $   86    $ --         $ --            $--
     Accounts payable and
       accrued expenses.......    4,849      4,854         4,482          5,173
     Billings in excess of
       costs and estimated
       earnings on uncompleted
       contracts..............    1,351      5,421         3,056          3,750
                                 ------    -------    ------------    -----------
          Total current
            liabilities.......    6,286     10,275         7,538          8,923
Long-term debt, net of current
  portion.....................      121      --           --             --
Negative goodwill.............    2,157      1,521         1,362          1,203
                                 ------    -------    ------------    -----------
          Total liabilities...    8,564     11,796         8,900         10,126
                                 ------    -------    ------------    -----------
Commitments and contingencies
Stockholders' equity:
     Common stock, Class A
       voting, $0.01 par
       value, 20,000 shares
       authorized, 800, 738
       and 738 shares issued
       and outstanding,
       respectively; Class B
       nonvoting, $0.01 par
       value, 20,000 shares
       authorized, 200, 262
       and 262 shares issued
       and outstanding,
       respectively...........        1          1             1              1
     Additional paid-in
       capital................     --        --           --              1,455
     Retained earnings........    1,344      4,547         5,742          2,527
                                 ------    -------    ------------    -----------
          Total stockholders'
            equity............    1,345      4,548         5,743          3,983
                                 ------    -------    ------------    -----------
          Total liabilities
            and stockholders'
            equity............   $9,909    $16,344      $ 14,643        $14,109
                                 ------    -------    ------------    -----------
                                 ------    -------    ------------    -----------


   The accompanying notes are an integral part of these financial statements.

                        BRANDT MECHANICAL SERVICES, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                      YEAR ENDED
                                              FOR THE PERIOD         DECEMBER 31,
                                              FROM MAY 25 TO      ------------------
                                             DECEMBER 31, 1995     1996       1997
                                             -----------------    -------    -------
Revenues..................................        $15,869         $38,723    $50,435
Cost of revenues..........................         13,170          31,932     42,032
                                             -----------------    -------    -------
     Gross profit.........................          2,699           6,791      8,403
Selling, general and administrative
  expenses................................          2,562           6,764      5,287
Employee stock compensation...............        --                --         --
Accretion of negative goodwill............           (371)           (636)      (636)
                                             -----------------    -------    -------
     Income from operations...............            508             663      3,752
Other (income) expense:
     Interest income, net.................            (66)           (135)      (164)
     Other income, net....................            (11)            (26)     --
                                             -----------------    -------    -------
Income before provision for income
  taxes...................................            585             824      3,916
Provision for income taxes................             24              41      --
                                             -----------------    -------    -------
Net income................................        $   561         $   783    $ 3,916
                                             -----------------    -------    -------
                                             -----------------    -------    -------

Unaudited pro forma information:
     Pro forma net income before provision
       for income taxes...................                                   $ 3,916
     Provision for income taxes...........                                     1,312
                                                                             -------
Pro forma net income (see Note 2).........                                   $ 2,604
                                                                             -------
                                                                             -------

                                               THREE MONTHS
                                                   ENDED                    SIX MONTHS ENDED
                                                 MARCH 31,                      JUNE 30,
                                             -----------------    ------------------------------------
                                              1997      1998            1997                1998
                                             -------   -------    ----------------    ----------------
                                             (UNAUDITED)                        (UNAUDITED)
Revenues..................................  $7,547     $15,326        $ 20,079            $ 30,156
Cost of revenues..........................   5,875      12,901          16,227              25,375
                                            -------    -------    ----------------    ----------------
     Gross profit.........................   1,672       2,425           3,852               4,781
Selling, general and administrative
  expenses................................   1,191       1,459           2,543               2,871
Employee stock compensation...............    --         --            --                    1,455
Accretion of negative goodwill............    (159)       (159)           (318)               (318)
                                             -------   -------    ----------------    ----------------
     Income from operations...............     640       1,125           1,627                 773
Other (income) expense:
     Interest income, net.................     (12)        (51)            (29)                (83)
     Other income, net....................       2         (19)              1                 (16)
                                             -------   -------    ----------------    ----------------
Income before provision for income
  taxes...................................     650       1,195           1,655                 872
Provision for income taxes................    --         --            --                  --
                                             -------   -------    ----------------    ----------------
Net income................................   $ 650     $ 1,195        $  1,655            $    872
                                             -------   -------    ----------------    ----------------
                                             -------   -------    ----------------    ----------------
Unaudited pro forma information:
     Pro forma net income before provision
       for income taxes...................   $ 650     $ 1,195           1,655                 872
     Provision for income taxes...........     196         414             535                 222
                                             -------   -------    ----------------    ----------------
Pro forma net income (see Note 2).........   $ 454     $   781        $  1,120            $    650
                                             -------   -------    ----------------    ----------------
                                             -------   -------    ----------------    ----------------


   The accompanying notes are an integral part of these financial statements.

                        BRANDT MECHANICAL SERVICES, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                      COMMON               ADDITIONAL                      TOTAL
                                                      STOCK     COMMON       PAID-IN       RETAINED    STOCKHOLDERS'
                                                      SHARES    STOCK        CAPITAL       EARNINGS       EQUITY
                                                      ------    ------    -------------    --------    -------------
Balance, May 25, 1995..............................   1,000     $   1        $--            $--           $     1
     Net income....................................    --        --           --               561            561
                                                      ------    ------    -------------    --------    -------------
Balance, December 31, 1995.........................   1,000         1         --               561            562
     Net income....................................    --        --           --               783            783
                                                      ------    ------    -------------    --------    -------------
Balance, December 31, 1996.........................   1,000         1         --             1,344          1,345
     Distribution to stockholders..................    --        --           --              (713)          (713)
     Net income....................................    --        --           --             3,916          3,916
                                                      ------    ------    -------------    --------    -------------
Balance, December 31, 1997.........................   1,000         1         --             4,547          4,548
     Net income....................................    --        --           --             1,195          1,195
                                                      ------    ------    -------------    --------    -------------
Balance, March 31, 1998............................   1,000         1         --             5,742          5,743
     Stock options issued to employees.............    --        --            1,455         --             1,455
     Distributions to stockholders.................    --        --           --            (2,892)        (2,892)
     Net loss (unaudited)..........................    --        --           --              (323)          (323)
                                                      ------    ------    -------------    --------    -------------
Balance, June 30, 1998 (unaudited).................   1,000     $   1        $ 1,455        $2,527        $ 3,983
                                                      ------    ------    -------------    --------    -------------
                                                      ------    ------    -------------    --------    -------------


   The accompanying notes are an integral part of these financial statements.

                        BRANDT MECHANICAL SERVICES, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                        YEARS ENDED
                                  FOR THE PERIOD        DECEMBER 31,
                                  FROM MAY 25 TO      ----------------
                                 DECEMBER 31, 1995     1996      1997
                                 -----------------    ------    ------
Cash flows from operating
  activities:
     Net income...............        $   561         $  783    $3,916
     Adjustments to reconcile
       net income to net cash
       provided by operating
       activities:
          Depreciation
            expense...........        --                  14        18
          Accretion of
            negative
            goodwill..........           (371)          (636)     (636)
          Employee stock
            compensation......        --                --        --
          Gain on sale of
            property and
            equipment.........            (11)           (26)     --
     Changes in operating
       assets and liabilities:
          Accounts
            receivable........           (899)           157    (5,903)
          Inventories.........              7           --         (49)
          Costs and estimated
            earnings in excess
            of billings on
            uncompleted
            contracts.........             52           (357)     (100)
          Prepaid expenses and
            other assets......             (2)           (43)     (108)
          Accounts payable and
            accrued
            expenses..........          1,038          1,950         5
          Billings in excess
            of costs and
            estimated earnings
            on uncompleted
            contracts.........            314            474     4,070
                                      -------         ------    ------
               Net cash
                 provided by
                 (used in)
                 operating
                 activities...            689          2,316     1,213
                                      -------         ------    ------
Cash flows from investing
  activities:
     Proceeds from sale of
       property and
       equipment..............             11             26        16
     Additions of property and
       equipment..............        --                 (97)     --
                                      -------         ------    ------
               Net cash
                 provided by
                 (used in)
                 investing
                 activities...             11            (71)       16
                                      -------         ------    ------
Cash flows from financing
  activities:
     Payments of long-term
       debt...................        --                 (43)     (207)
     Distributions to
       stockholders...........        --                --        (713)
                                      -------         ------    ------
               Net cash used
                 in financing
                 activities...        --                 (43)     (920)
                                      -------         ------    ------
Net increase (decrease) in
  cash and cash equivalents...            700          2,202       309
Cash and cash equivalents,
  beginning of period.........            909          1,609     3,811
                                      -------         ------    ------
Cash and cash equivalents, end
  of period...................        $ 1,609         $3,811    $4,120
                                      -------         ------    ------
                                      -------         ------    ------
Supplemental disclosure of
  cash flow information:
     Cash paid for interest...        $    11         $   20    $   13
     Cash paid for income
       taxes..................        $    41         $   65      --

                                      THREE MONTHS ENDED                   SIX MONTHS ENDED
                                          MARCH 31,                            JUNE 30,
                                 ----------------------------    ------------------------------------
                                  1997            1998                 1997                1998
                                 -------   ------------------    ----------------    ----------------
                                 (UNAUDITED)                                  (UNAUDITED)
Cash flows from operating
  activities:
     Net income...............   $  669         $  1,195              $1,655              $  872
     Adjustments to reconcile
       net income to net cash
       provided by operating
       activities:
          Depreciation
            expense...........        6                4                  10                   8
          Accretion of
            negative
            goodwill..........     (159)            (159)               (318)               (318)
          Employee stock
            compensation......     --           --                   --                    1,455
          Gain on sale of
            property and
            equipment.........     --           --                   --                  --
     Changes in operating
       assets and liabilities:
          Accounts
            receivable........     (509)           1,892              (1,065)                775
          Inventories.........     --                (38)            --                       42
          Costs and estimated
            earnings in excess
            of billings on
            uncompleted
            contracts.........      134             (598)                123              (1,103)
          Prepaid expenses and
            other assets......      (75)            (140)                (31)               (244)
          Accounts payable and
            accrued
            expenses..........   (2,492)            (372)             (1,528)                319
          Billings in excess
            of costs and
            estimated earnings
            on uncompleted
            contracts.........     (119)          (2,365)                298              (1,671)
                                 -------        --------             -------             -------
               Net cash
                 provided by
                 (used in)
                 operating
                 activities...   (2,545)            (581)               (856)                135
                                 -------        --------             -------             -------
Cash flows from investing
  activities:
     Proceeds from sale of
       property and
       equipment..............       16         --                        16             --
     Additions of property and
       equipment..............     --               (100)            --                     (316)
                                 -------        --------             -------             -------
               Net cash
                 provided by
                 (used in)
                 investing
                 activities...       16             (100)                 16                (316)
                                 -------        --------             -------             -------
Cash flows from financing
  activities:
     Payments of long-term
       debt...................      (21)        --                       (43)            --
     Distributions to
       stockholders...........     --           --                   --                   (2,892)
                                 -------        --------             -------             -------
               Net cash used
                 in financing
                 activities...      (21)        --                       (43)             (2,892)
                                 -------        --------             -------             -------
Net increase (decrease) in
  cash and cash equivalents...   (2,550)            (681)               (883)             (3,073)
Cash and cash equivalents,
  beginning of period.........    3,811            4,120               3,811               4,120
                                 -------        --------             -------             -------
Cash and cash equivalents, end
  of period...................   $1,261         $  3,439              $2,928              $1,047
                                 -------        --------             -------             -------
                                 -------        --------             -------             -------
Supplemental disclosure of
  cash flow information:
     Cash paid for interest...   $    4         $--                   $    8             --
     Cash paid for income
       taxes..................   $ --           $--                   $ --                 --


   The accompanying notes are an integral part of these financial statements

                        BRANDT MECHANICAL SERVICES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BUSINESS AND ORGANIZATION

     Brandt Mechanical Services, Inc., ('Brandt'), founded in 1952, focuses on performing large design and build construction projects and turnkey industrial and special projects. Brandt primarily operates in Texas.

     Brandt and its stockholders intend to enter into a definitive agreement with Enfinity Corporation ('Enfinity'), pursuant to which all outstanding shares of Brandt's common stock will be exchanged for cash and shares of Enfinity common stock concurrently with the consummation of the initial public offering (the 'Offering') of the common stock of Enfinity.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     These consolidated financial statements represent the financial position, results of operations and cash flows of Brandt Mechanical Services, Inc. and its wholly-owned subsidiaries, M&Z Brandt Engineering Co., Inc., Brandt Service Company, Metalair Industries, Inc. and Brandt Engineering Company of Arkansas (collectively, the 'subsidiaries'). All intercompany transactions and balances have been eliminated.

CASH AND CASH EQUIVALENTS

     Brandt considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

INVENTORIES

     Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market based upon specifically identified cost.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the following useful lives: vehicles, 5 years; and leasehold improvements, 40 years.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

NEGATIVE GOODWILL

     Effective May 25, 1995, through a series of transactions, all of the issued and outstanding common stock of the subsidiaries was purchased by Brandt from its former parent, which was a subsidiary of a company that had emerged from bankruptcy in December 1994. The excess of the fair value of the assets acquired over the acquisition cost was allocated to reduce all noncurrent assets. The remaining excess ('negative goodwill') is being amortized using the straight line method over a period of five years, which represents the estimated period of benefit.

REVENUE RECOGNITION

     Brandt recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-

                        BRANDT MECHANICAL SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

of completion method measured by the percentage of costs incurred to total estimated costs for each contract. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined.

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on Brandt's experience with similar contracts in recent years, the retainage balance will be collected within a year of the balance sheet date.

WARRANTY COSTS

     Brandt warrants parts and labor for mechanical construction projects based on contractual terms, generally for one year. A reserve for warranty costs is recorded as part of the cost to complete each individual job.

INCOME TAXES

     As of January 1, 1997, Brandt has elected S Corporation status as defined by the Internal Revenue Code, whereby Brandt is not subject to taxation for federal purposes. Under S Corporation status, the stockholders report their share of Brandt's taxable earnings or losses in their personal tax returns. Brandt will terminate its S Corporation status concurrently with the effective date of the Offering.

     For the periods prior to January 1, 1997, Brandt provided for deferred taxes in accordance with Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes' ('SFAS 109'). SFAS 109 requires an asset and liability approach for financial accounting and reporting for income taxes based on the difference between the financial statement and tax bases of assets and liabilities.

     The unaudited pro forma income tax information included in the Statement of Operations is presented in accordance with SFAS 109 as if Brandt had been subject to federal and state income taxes for the entire periods presented.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject Brandt to concentrations of credit risk consist principally of trade accounts receivable. Brandt follows the practice of filing statutory liens on construction projects where collection problems are anticipated. The liens serve as collateral for trade receivables. Brandt does not believe that it is subject to any unusual credit risk beyond the normal credit risk attendant in its business.

NEW ACCOUNTING PRONOUNCEMENTS

     Effective January 1, 1996, Brandt adopted Statement of Financial Accounting Standards No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.' Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is

                        BRANDT MECHANICAL SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of Brandt.

     In June 1998, the Financial Accounting Standards Board ('FASB') issued SFAS No. 133, 'Accounting for Derivative Instruments and Hedging Activities.' SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supercedes and amends a number of existing standards. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, but earlier adoption is permitted. Upon initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. Recognition of changes in fair value depends on whether the derivative is designated and qualifies as a hedge, and the type of hedging relationship that exists. The Company does not currently, nor does it expect to, hold any derivative instruments or participate in any hedging activities.

UNAUDITED INTERIM FINANCIAL INFORMATION


     The interim financial information for the three month period ended March 31, 1997 and six month periods ended June 30, 1997 and 1998 has been prepared from the unaudited financial records of Brandt and in the opinion of management reflects all adjustments, consisting only of normal recurring items, necessary for a fair presentation of the financial position and results of operations and of cash flows for the interim period.


NOTE 3 -- PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                             ESTIMATED       DECEMBER 31,
                                            USEFUL LIVES    --------------    MARCH 31,
                                              IN YEARS      1996     1997       1998
                                            ------------    -----    -----    ---------
                                                          (IN THOUSANDS)
Transportation equipment.................      5 years      $  97    $  77      $  88
Leasehold improvements...................     40 years       --       --           82
Less -- Accumulated depreciation.........                     (14)     (28)       (25)
                                                            -----    -----    ---------
Property and equipment, net..............                   $  83    $  49      $ 145
                                                            -----    -----    ---------
                                                            -----    -----    ---------

     Depreciation expense was approximately $14,000 and $18,000 for the years ended 1996 and 1997, respectively and $4,000 for the three months ended March 31, 1998. There was no depreciation expense during the period ended December 31, 1995.

                        BRANDT MECHANICAL SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4 -- DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

     Installation contracts in progress are as follows:

                                                        DECEMBER 31,
                                                    --------------------    MARCH 31,
                                                      1996        1997        1998
                                                    --------    --------    ---------
                                                             (IN THOUSANDS)
Costs incurred on contracts in progress..........   $ 24,192    $ 35,508     $45,405
Estimated earnings, net of losses................      2,449       3,622       4,802
                                                    --------    --------    ---------
                                                      26,641      39,130      50,267
Less -- Billings to date.........................    (27,569)    (44,028)     52,202
                                                    --------    --------    ---------
                                                    $   (928)   $ (4,898)    $(1,935)
                                                    --------    --------    ---------
                                                    --------    --------    ---------
Costs and estimated earnings in excess of
  billings on uncompleted contracts..............   $    423    $    523     $ 1,121
Billings in excess of costs and estimated
  earnings on uncompleted contracts..............     (1,351)     (5,421)     (3,056)
                                                    --------    --------    ---------
                                                    $   (928)   $ (4,898)    $ 1,935
                                                    --------    --------    ---------
                                                    --------    --------    ---------

     Accounts payable and accrued expenses consist of the following:

                                                          DECEMBER 31,
                                                        ----------------    MARCH 31,
                                                         1996      1997       1998
                                                        ------    ------    ---------
                                                               (IN THOUSANDS)
Accounts payable, trade..............................   $2,159    $3,732     $ 3,404
Accrued compensation, benefits and other.............    2,690     1,122       1,078
                                                        ------    ------    ---------
     Total...........................................   $4,849    $4,854     $ 4,482
                                                        ------    ------    ---------
                                                        ------    ------    ---------

NOTE 5 -- LONG-TERM DEBT

     Debt at December 31, 1996 consisted of a subordinated note payable to the prior stockholder. The debt was secured by the stock of Brandt's subsidiaries. The balance of the note was payable in quarterly installments of approximately $21,000 of principal plus interest at the prime lending rate. The note was paid in full during the year ended December 31, 1997.

     Brandt has a $1,500,000 line of credit with a bank. The line of credit expires June 1, 1998, bears interest at one percent above the bank's base lending rate and has a commitment fee of 0.25% per annum. The line of credit is secured by substantially all of the assets of Brandt and by the guarantees of certain stockholders. Brandt has restrictive and various financial covenants with which Brandt was in compliance at December 31, 1997 and March 31, 1998. There was no balance outstanding under this line of credit at December 31, 1996 or 1997 or at March 31, 1998.

NOTE 6 -- INCOME TAXES

     As of January 1, 1997, Brandt elected S Corporation status as defined by the Internal Revenue Code, whereby Brandt is not subject to taxation for federal purposes. Under S Corporation status, the stockholders report their share of Brandt's taxable earnings or losses in their personal tax returns. There were no deferred tax balances to eliminate at the date Brandt ceased to be a taxable enterprise.

     Income tax expense related to the periods before Brandt's S Corporation election is comprised of the following:

                        BRANDT MECHANICAL SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                                          MAY 25 TO       YEAR ENDED
                                                         DECEMBER 31,    DECEMBER 31,
                                                             1995            1996
                                                         ------------    ------------
                                                                (IN THOUSANDS)
Current...............................................       $ 24            $ 41
Deferred..............................................        ---             ---
                                                              ---             ---
    Total provision for income taxes.................        $ 24            $ 41
                                                              ---             ---
                                                              ---             ---

     The provision for income taxes varied from the statutory federal income tax rate as follows:

                                                          YEARS ENDED DECEMBER 31,
                                   MAY 25 TO        -------------------------------------     THREE MONTHS ENDED
                               DECEMBER 31, 1995         1996                 1997              MARCH 31, 1998
                               -----------------    --------------      -----------------    --------------------
                                                 (DOLLARS IN THOUSANDS)
Income tax at the U.S.
  Federal statutory rate....    $  199     34.0%    $ 280     34.0%     $ 1,331      34.0%     $406         34.8%
Accretion of negative
  goodwill..................      (126)   (21.5)     (216)   (26.2)        (216)     (5.5)      (54)        (4.5)
Earnings of S Corporation...     --       --         --       --         (1,115)    (28.5)     (352)       (29.5)
Other.......................       (49)    (8.4)      (23)    (2.8)       --         --        --          --
                               -------- --------    -----    -----      -------    ------    --------    --------
     Effective tax rate.....    $   24      4.1%    $  41      5.0%     $ --         --  %     $--         --   %
                               -------- --------    -----    -----      -------    ------    --------    --------
                               -------- --------    -----    -----      -------    ------    --------    --------

     Temporary differences between the consolidated financial statement carrying amounts and the consolidated tax basis of assets and liabilities that gave rise to significant portions of the consolidated deferred tax amounts related to the following:

                                                                        DECEMBER 31,
                                                                            1996
                                                                       --------------
                                                                       (IN THOUSANDS)
Net operating loss carryforwards...................................        $  233
Property, plant and equipment......................................            17
                                                                          -------
Deferred tax asset before valuation allowance......................           250
Less -- Valuation allowance........................................          (250)
                                                                          -------
Net deferred tax asset.............................................        $--
                                                                          -------
                                                                          -------

NOTE 7 -- LEASE COMMITMENTS

     Brandt leases its primary office space from a partnership which is owned by Brandt's stockholders. The lease expires on August 27, 2001. The rent paid under this related-party lease is approximately $14,000 per month. Brandt leases two other facilities from third parties. These leases, which expire on December 31, 1997 and June 30, 1999, have monthly rentals of approximately $1,000 and $4,000, respectively.

     Brandt also leases various equipment under non-cancelable operating leases which expire from September 1997 to November 2001. Various of these equipment is leased from a partnership which is owned by Brandt's stockholders. These leases are for terms of 3 to 5 years.

                        BRANDT MECHANICAL SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Future minimum lease payments under these non-cancelable operating leases are as follows (in thousands):

                                    YEARS ENDING
                                    DECEMBER 31,
-------------------------------------------------------------------------------------
     1998............................................................................    $ 369
     1999............................................................................      235
     2000............................................................................       74
     2001............................................................................        8
     Thereafter......................................................................     --
                                                                                        -------
          Total minimum lease payments...............................................    $ 686
                                                                                        -------
                                                                                        -------

NOTE 8 -- RELATED-PARTY TRANSACTIONS
     As noted above, Brandt leases its primary office and warehouse facility and various equipment from a partnership which is owned by Brandt's stockholders.

NOTE 9 -- EMPLOYEE BENEFIT PLAN
     Brandt has a defined contribution profit sharing plan. The plan provides for Brandt to match one-half of the first 6 percent contributed by each employee. Total contributions by Brandt under the plan were approximately $41,000, $180,000 and $204,000 for the periods ending December 31, 1995, 1996 and 1997 and $40,370 for the three months ended March 31, 1998, respectively. Brandt may also make discretionary contributions. No discretionary contributions were made for the periods ending December 31, 1995, 1996, 1997 or March 31, 1998.

NOTE 10 -- FINANCIAL INSTRUMENTS
     Brandt's financial instruments consist of cash and cash equivalents, trade accounts receivable, a line of credit and a note payable. Brandt believes that the carrying value of these instruments on the accompanying balance sheet approximates their fair value.

NOTE 11 -- STOCKHOLDERS' EQUITY
     As of December 31, 1997, Brandt had declared and paid distributions of $713,000 to its stockholders, representing a partial distribution of Brandt's S Corporation accumulated adjustment account related to the year ended December 31, 1997.

NOTE 12 -- STOCK OPTIONS

     Effective November 1997, the Company's stockholders entered into option agreements with certain employees allowing for the purchase of a total of 60 shares of the Company's Class B common stock from the stockholders. These options vest upon the execution of a binding, definitive agreement pursuant to which the Company is a part of a 'combining transaction,' as defined in the agreements. Unvested options expire on September 30, 1998. Vested options expire five years after the date of grant. The exercise price per share of $5,589 is estimated to be the fair market value of the stock at the date of grant. On May 14, 1998, the options vested, giving rise to a compensation expense of $1.5 million that was recorded in the quarter ending June 30, 1998.


NOTE 13 -- SUBSEQUENT EVENT (UNAUDITED)
     Brandt and its stockholders have entered into a definitive agreement with Enfinity pursuant to which Brandt will merge with a wholly owned subsidiary of Enfinity. All outstanding shares of Brandt will be exchanged for cash and common stock of Enfinity concurrently with the consummation of the initial public offering of the common stock of Enfinity.

     The Company will make cash distributions prior to the merger to clear the Company's estimated S Corporation accumulated adjustment account. Had the distributions been recorded at June 30, 1998, the effect on the accompanying balance sheet would be an increase in liabilities of $229,000 and a decrease in stockholders' equity of $229,000.


     Brandt has extended the expiration date for its line of credit through June 1, 1999. All other terms remain the same.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders
AIR SYSTEMS, INC.

     We have audited the accompanying balance sheet of Air Systems, Inc. ('Air Systems') as of February 28, 1997 and 1998 and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended. These financial statements are the responsibility of Air Systems' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Air Systems as of February 28, 1997 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended in conformity with generally accepted accounting principles.

SHILLING AND KENYON, INC.
San Jose, California
April 27, 1998

                               AIR SYSTEMS, INC.
                                 BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                   FEBRUARY 28,
                                                                                ------------------      MAY 31,
                                                                                 1997       1998         1998
                                                                                -------    -------    ------------
                                                                                                      (UNAUDITED)
ASSETS
Current assets:
     Accounts receivable:
       Trade, net of allowance of $280 in 1997 and $250 in 1998,
          respectively.......................................................   $12,401    $28,096      $ 23,184
       Retainage.............................................................     2,017      4,790         5,487
     Costs and estimated earnings in excess of billings on uncompleted
       contracts.............................................................     1,528      3,124         5,511
     Inventories.............................................................       402        874           872
     Prepaid expenses and other current assets...............................       243        394           549
     Deferred income taxes...................................................       354        390           390
                                                                                -------    -------    ------------
          Total current assets...............................................    16,945     37,668        35,993
Property and equipment, net..................................................     1,788      4,541         4,771
Other assets.................................................................       205        195           189
                                                                                -------    -------    ------------
          Total assets.......................................................   $18,938    $42,404      $ 40,953
                                                                                -------    -------    ------------
                                                                                -------    -------    ------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Line of credit..........................................................   $ 1,950    $ 7,365      $  7,124
     Current portion of long-term debt.......................................       178        622           610
     Current portion of obligations under capital lease......................       142        100            74
     Accounts payable........................................................     4,293     10,811         8,637
     Accrued expenses........................................................     3,369      4,450         2,798
     Billings in excess of costs and estimated earnings on uncompleted
       contracts.............................................................     3,446     10,420        11,374
     Income taxes payable....................................................       665        154           924
                                                                                -------    -------    ------------
          Total current liabilities..........................................    14,043     33,922        31,541
Long-term debt, net of current portion.......................................       625      2,029         1,909
Obligations under capital lease, net of current portion......................       105         32            25
Deferred income taxes........................................................       281        331           331
                                                                                -------    -------    ------------
          Total liabilities..................................................    15,054     36,314        33,806
                                                                                -------    -------    ------------
Commitments..................................................................     --         --           --
Stockholders' equity:
     Common stock, no par value; 10,000,000 shares authorized and 1,175,000
       shares issued and outstanding in 1997 and 1998........................        31         31            31
     Retained earnings.......................................................     3,853      6,059         7,116
                                                                                -------    -------    ------------
          Total stockholders' equity.........................................     3,884      6,090         7,147
                                                                                -------    -------    ------------
          Total liabilities and stockholders' equity.........................   $18,938    $42,404      $ 40,953
                                                                                -------    -------    ------------
                                                                                -------    -------    ------------

   The accompanying notes are an integral part of these financial statements.

                               AIR SYSTEMS, INC.
                            STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                    YEARS ENDED                     THREE MONTHS ENDED
                                                    --------------------------------------------         MAY 31,
                                                    FEBRUARY 29,    FEBRUARY 28,    FEBRUARY 28,    ------------------
                                                        1996            1997            1998         1997       1998
                                                    ------------    ------------    ------------    -------    -------
                                                                                                       (UNAUDITED)
Revenues.........................................     $ 37,463        $ 55,528        $ 90,969      $13,180    $31,048
Cost of revenues.................................       29,527          44,098          75,149        9,651     26,355
                                                    ------------    ------------    ------------    -------    -------
     Gross profit................................        7,936          11,430          15,820        3,529      4,693
Selling, general and administrative expenses.....        6,449           8,232          11,370        2,492      2,629
                                                    ------------    ------------    ------------    -------    -------
     Income from operations......................        1,487           3,198           4,450        1,037      2,064
Other (income) expense:
     Interest expense, net.......................          190             228             636           76        202
     Gain on sale of property and equipment......          (24)            (14)         --            --         --
                                                    ------------    ------------    ------------    -------    -------
Income before provision for income taxes.........        1,321           2,984           3,814          961      1,862
Provision for income taxes.......................          519           1,196           1,608          404        805
                                                    ------------    ------------    ------------    -------    -------
Net income.......................................     $    802        $  1,788        $  2,206      $   557    $ 1,057
                                                    ------------    ------------    ------------    -------    -------
                                                    ------------    ------------    ------------    -------    -------

   The accompanying notes are an integral part of these financial statements.

                               AIR SYSTEMS, INC.
                       STATEMENT OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                    COMMON                                TOTAL
                                                                     STOCK      COMMON    RETAINED    STOCKHOLDERS'
                                                                    SHARES      STOCK     EARNINGS       EQUITY
                                                                   ---------    ------    --------    -------------
Balance, March 1, 1995..........................................   1,234,000     $ 60      $1,263        $ 1,323
     Repurchase of common stock.................................     (59,000)     (29)      --               (29)
     Net income.................................................      --         --           802            802
                                                                   ---------    ------    --------    -------------
Balance, February 29, 1996......................................   1,175,000       31       2,065          2,096
     Net income.................................................      --         --         1,788          1,788
                                                                   ---------    ------    --------    -------------
Balance, February 28, 1997......................................   1,175,000       31       3,853          3,884
     Net income.................................................      --         --         2,206          2,206
                                                                   ---------    ------    --------    -------------
Balance, February 28, 1998......................................   1,175,000       31       6,059          6,090
     Net income (unaudited).....................................      --         --         1,057          1,057
                                                                   ---------    ------    --------    -------------
Balance, May 31, 1998 (unaudited)...............................   1,175,000     $ 31      $7,116        $ 7,147
                                                                   ---------    ------    --------    -------------
                                                                   ---------    ------    --------    -------------

                               AIR SYSTEMS, INC.
                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                        THREE MONTHS
                                                                     YEARS ENDED                           ENDED
                                                     --------------------------------------------         MAY 31,
                                                     FEBRUARY 29,    FEBRUARY 28,    FEBRUARY 28,    ------------------
                                                         1996            1997            1998         1997       1998
                                                     ------------    ------------    ------------    -------    -------
                                                                                                         UNAUDITED
Cash flows from operating activities:
     Net income...................................     $    802        $  1,788        $  2,206      $   557    $ 1,057
     Adjustments to reconcile net income to net
       cash provided by (used for) operating
       activities:
          Depreciation and amortization...........          214             369             822          135        263
          Gain on sale of property and
            equipment.............................          (24)            (14)         --            --         --
          Deferred income taxes...................            3              (4)             14         (229)     --
Changes in operating assets and liabilities:
     Accounts receivable..........................       (3,380)         (4,161)        (15,695)         504      4,912
     Retainage....................................         (503)         (1,062)         (2,773)         130       (697)
     Costs and estimated earnings in excess of
       billings on uncompleted contracts..........         (569)           (530)         (1,596)         367     (2,387)
     Inventories..................................          (38)            (27)           (472)        (113)         2
     Prepaid expenses and other current assets....          (94)            (73)           (151)          60       (155)
     Accounts payable.............................        1,135             530           4,906        1,748       (264)
     Accrued expenses.............................        1,382             933           1,081       (1,543)    (1,652)
     Billings in excess of costs and estimated
       earnings on uncompleted contracts..........          (96)          1,988           6,974         (493)       954
     Income taxes payable.........................         (121)            535            (511)        (113)       770
                                                     ------------    ------------    ------------    -------    -------
          Net cash provided by (used for)
            operating activities..................       (1,289)            272          (5,195)       1,010      2,803
Cash flows from investing activities:
     Proceeds from sale of property and
       equipment..................................           32               4          --            --         --
     Receipts of notes receivable.................           23               6          --            --         --
     Other assets.................................          (43)             22              10          (21)         6
     Additions of property and equipment..........         (590)         (1,146)         (3,550)      (1,034)      (493)
                                                     ------------    ------------    ------------    -------    -------
          Net cash used for investing
            activities............................         (578)         (1,114)         (3,540)      (1,055)      (487)
Cash flows from financing activities:
     Cash overdraft...............................          626             185           1,612         (887)    (1,910)
     Borrowings from line of credit...............        1,350             300           5,415        1,030       (241)
     Borrowings of long-term debt.................          207             630           2,259          548      --
     Payments on long-term debt...................         (221)           (121)           (411)         (29)      (131)
     Payments on capital leases...................          (66)           (152)           (140)         (38)       (34)
     Repurchase of common stock...................          (29)         --              --            --         --
                                                     ------------    ------------    ------------    -------    -------
          Net cash provided by (used for)
            financing activities..................        1,867             842           8,735          624     (2,316)
Net increase (decrease) in cash...................       --              --              --              579      --
Cash, beginning and end of period.................     $ --            $ --            $ --          $   579    $ --
                                                     ------------    ------------    ------------    -------    -------
                                                     ------------    ------------    ------------    -------    -------
Supplemental disclosure of cash flow information:
     Cash paid for interest.......................     $    192        $    238        $    640      $    76    $   202
     Cash paid for income taxes...................     $    637        $    665        $  2,105      $   746    $    35
     Additions under capital lease................     $     61        $ --            $     25      $ --       $ --

   The accompanying notes are an integral part of these financial statements.

                               AIR SYSTEMS, INC.
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- BUSINESS AND ORGANIZATION

     Air Systems, Inc. ('Air Systems'), founded in 1974, specializes in the design, engineering and installation of energy and indoor environmental systems for commercial entities in northern California and performs additional services in plumbing, process piping and sheet metal construction.

     Air Systems and its stockholders intend to enter into a definitive agreement with Enfinity Corporation ('Enfinity'), pursuant to which all outstanding shares of Air Systems' common stock will be exchanged for cash and shares of Enfinity common stock concurrently with the consummation of the initial public offering (the 'Offering') of the common stock of Enfinity.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH

     Air Systems considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

INVENTORIES

     Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market based upon specifically identified cost.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements and equipment under capital leases are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

REVENUE RECOGNITION

     Air Systems recognizes revenue when services are performed except when the work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of completion method measured by the percentage of costs incurred to total estimated costs for each contract. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined.

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on Air Systems' experience with similar contracts in recent years, the retainage balance will be collected in the fiscal year ending February 28, 1999.

WARRANTY COSTS

     Air Systems warrants labor for the first year after installation on new air conditioning and heating systems. Air Systems generally warrants labor for 30 days after servicing of existing air conditioning and heating systems. A reserve for warranty costs is recorded as part of the cost to complete each individual job.

                               AIR SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

INCOME TAXES

     Air Systems accounts for certain income and expense items differently for financial reporting and income tax purposes in accordance with Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes' ('SFAS 109'). Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

UNAUDITED INTERIM FINANCIAL INFORMATION

     The interim financial information for the three month periods ended May 31, 1997 and 1998 has been prepared from the unaudited financial records of Air Systems and in the opinion of management reflects all adjustments, consisting only of normal recurring items, necessary for a fair presentation of the financial position and results of operations and of cash flows for the interim periods.

NOTE 3 -- NEW ACCOUNTING PRONOUNCEMENTS

     Air Systems adopted Statement of Financial Accounting Standards No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.' Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value is necessary. Adoption of this standard did not have a material effect on the financial position or results of Air Systems.

ACCOUNTING FOR STOCK-BASED COMPENSATION

     Statement of Financial Accounting Standards ('SFAS') No. 123, 'Accounting for Stock-Based Compensation,' allows entities to chose between a new fair value based method of accounting for employee stock options or similar equity instruments and the current intrinsic, value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 ('APB No. 25'). Entities electing to remain with the Accounting in APB Opinion No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting has been applied. Air Systems will provide pro forma disclosure of net income and earnings per share, as applicable, in the notes to future financial statements.

ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

     In June 1998, the Financial Accounting Standards Board ('FASB') issued SFAS No. 133, 'Accounting for Derivative Instruments and Hedging Activities.' SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supercedes and amends a number of existing standards. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, but earlier adoption is permitted. Upon initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. Recognition of changes in fair value depends on whether the derivative is designated and qualifies as a hedge, and the type of hedging relationship that exists. The Company does not currently, nor does it expect to, hold any derivative instruments or participate in any hedging activities.

                               AIR SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4 -- RECEIVABLES

     Receivables at February 28, 1997 and 1998 consist of the following:

                                                                                      FEBRUARY 28,
                                                                                   ------------------
                                                                                    1997       1998
                                                                                   -------    -------
                                                                                     (IN THOUSANDS)
Accounts receivable.............................................................   $12,470    $27,770
Related party receivables.......................................................       115        520
Other receivables...............................................................        96         56
Less -- Allowance for doubtful accounts.........................................      (280)      (250)
                                                                                   -------    -------
     Accounts receivable, net...................................................   $12,401    $28,096
                                                                                   -------    -------
                                                                                   -------    -------

NOTE 5 -- ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Allowance for doubtful accounts activity is as follows (in thousands):

                                                                                        FEBRUARY 28,
                                                                     FEBRUARY 29,    ------------------
                                                                         1996         1997       1998
                                                                     ------------    -------    -------
Balance, beginning of year........................................     $    165      $   285    $   280
     Charges to costs and expenses................................          161           18         (9)
     Write-offs...................................................          (41)         (23)       (21)
                                                                     ------------    -------    -------
Balance, end of year..............................................     $    285      $   280    $   250
                                                                     ------------    -------    -------
                                                                     ------------    -------    -------

NOTE 6 -- PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                       ESTIMATED
                                                                        USEFUL         FEBRUARY 28,
                                                                         LIVES      ------------------
                                                                       IN YEARS      1997       1998
                                                                       ---------    -------    -------
                                                                                      (IN THOUSANDS)
Shop equipment......................................................     5 years    $   662    $ 1,550
Furniture and office equipment......................................   3-7 years        790      1,491
Transportation equipment............................................   3-5 years      2,208      3,485
Leasehold improvements..............................................   3-5 years        266        969
                                                                                    -------    -------
     Total property and equipment...................................                  3,926      7,495
Less -- Accumulated depreciation and amortization...................                 (2,138)    (2,954)
                                                                                    -------    -------
     Property and equipment, net....................................                $ 1,788    $ 4,541
                                                                                    -------    -------
                                                                                    -------    -------

     Depreciation and amortization expense was approximately $214,000, $369,000, and $822,000 for the years ended February 29, 1996 and February 28, 1997 and 1998, respectively.

NOTE 7 -- DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

     Accounts payable consist of the following:

                                                                          FEBRUARY 28,
                                                                        -----------------
                                                                         1997      1998
                                                                        ------    -------
                                                                         (IN THOUSANDS)
Cash overdraft.......................................................   $  887    $ 2,499
Accounts payable.....................................................    3,406      8,312
                                                                        ------    -------
     Total...........................................................   $4,293    $10,811
                                                                        ------    -------
                                                                        ------    -------

                               AIR SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Accrued expenses consist of the following:

                                                                                        FEBRUARY 28,
                                                                                      ----------------
                                                                                       1997      1998
                                                                                      ------    ------
                                                                                       (IN THOUSANDS)
Accrued compensation, benefits and other...........................................   $2,102    $3,502
Other accrued expenses.............................................................    1,267       948
                                                                                      ------    ------
     Total.........................................................................   $3,369    $4,450
                                                                                      ------    ------
                                                                                      ------    ------

Contracts in progress are as follows:

                                                                                     FEBRUARY 28,
                                                                                 --------------------
                                                                                   1997        1998
                                                                                 --------    --------
                                                                                    (IN THOUSANDS)
Costs incurred on contracts in progress.......................................   $ 28,420    $ 54,725
Estimated earnings, net of losses.............................................      6,367      11,484
                                                                                 --------    --------
                                                                                   34,787      66,209
Less -- Billings to date......................................................    (36,705)    (73,505)
                                                                                 --------    --------
                                                                                 $ (1,918)   $ (7,296)
                                                                                 --------    --------
                                                                                 --------    --------
Costs and estimated earnings in excess of billings on uncompleted contracts...   $  1,528    $  3,124
Billings in excess of costs and estimated earnings on uncompleted contracts...     (3,446)    (10,420)
                                                                                 --------    --------
                                                                                 $ (1,918)   $ (7,296)
                                                                                 --------    --------
                                                                                 --------    --------

NOTE 8 -- LINE OF CREDIT

     Air Systems has a $10,000,000 line of credit with a bank. The line of credit expires August 5, 1998 and bears interest at 0.75 percent above the bank's base lending rate. The line of credit is secured by substantially all of the assets of Air Systems and guaranteed by the majority stockholder.

     Additionally, Air Systems has a $1,000,000 bank line of credit for the purchase of property and equipment with a bank. The equipment line of credit expires August 5, 1998 and bears interest at 1.25 percent above the bank's base lending rate. On August 5, 1998 Air Systems has the option to convert the outstanding balance under the line of credit to a term loan. There was no outstanding balance on the line for the year ended February 28, 1998.

     These loans have restrictive and various financial covenants with which Air Systems was in compliance at February 28, 1998.

                               AIR SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 9 -- LONG-TERM DEBT

A summary of long-term debt follows:

                                                                                        FEBRUARY 28,
                                                                                      ----------------
                                                                                       1997      1998
                                                                                      ------    ------
                                                                                       (IN THOUSANDS)
Commercial term loans, payable in monthly principal and interest installments aggregating $44,278 with interest at 9.75%, maturing December, 2002, secured by
  transportation equipment.........................................................   $  742    $1,803
Commercial term loan, payable in monthly principal installments of $8,563 with interest at the bank's prime rate plus 1.25%, maturing August, 2001,
  collateralized by various equipment of Air Systems...............................     --         360
Various notes payable, collateralized by transportation equipment, interest rates ranging from 8.75% to 9.25%, payable in various installments through June,
  2002.............................................................................       61       488
                                                                                      ------    ------
                                                                                         803     2,651
Less -- Current portion............................................................     (178)     (622)
                                                                                      ------    ------
                                                                                      $  625    $2,029
                                                                                      ------    ------
                                                                                      ------    ------

Aggregate maturities of long-term debt for the next five fiscal years are as follows (in thousands):

                                  YEARS ENDING
                                  FEBRUARY 28,
---------------------------------------------------------------------------------
   1999..........................................................................   $   622
   2000..........................................................................       635
   2001..........................................................................       646
   2002..........................................................................       564
   2003..........................................................................       184
                                                                                    -------
        Total....................................................................   $ 2,651
                                                                                    -------
                                                                                    -------

NOTE 10 -- LEASES

OPERATING LEASES

     Air Systems leases its primary office and warehouse space from the President and controlling stockholder of Air Systems. The leases expire principally in December 31, 2001. The rents paid under these related-party leases is approximately $29,000 per month.

     Air Systems also leases other facilities and storage space from unrelated parties under non-cancelable operating leases which expire from October 31,1998 to January 31, 2000. The rent paid under these leases is approximately $11,000 per month.

     Future minimum lease payments under these non-cancelable operating leases are as follows (in thousands):

                                  YEARS ENDING
                                  FEBRUARY 28,
---------------------------------------------------------------------------------
   1999..........................................................................   $   430
   2000..........................................................................       423
   2001..........................................................................       348
   2002..........................................................................       298
   2003..........................................................................        48
   Thereafter....................................................................     1,176
                                                                                    -------
        Total minimum lease payments.............................................   $ 2,723
                                                                                    -------
                                                                                    -------

                               AIR SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Rent expenses under these leases totaled approximately $257,000, $251,000, and $359,000 for the years ended February 29, 1996 and February 28, 1997 and 1998, respectively.

CAPITAL LEASES

     Air Systems has accounted for certain leased equipment by capitalizing the equipment and establishing a related obligation under the terms of the lease involved. The following is an analysis for leased equipment under capital leases by major class:

                                                                          ESTIMATED       FEBRUARY 28,
                                                                         USEFUL LIVES    --------------
                                                                           IN YEARS      1997     1998
                                                                         ------------    -----    -----
                                                                                         (IN THOUSANDS)
Class of property:
     Transportation equipment.........................................          4        $ 650    $ 650
     Office equipment.................................................        4-5           46       81
                                                                                         -----    -----
          Total equipment.............................................                     696      731
     Less -- Accumulated amortization.................................                    (436)    (568)
                                                                                         -----    -----
          Leased property, net........................................                   $ 260    $ 163
                                                                                         -----    -----
                                                                                         -----    -----

     Amortization expense related to leased property under capital leases totaled approximately $135,000, $139,000, and $132,000 for the years ended February 29, 1996 and February 28, 1997 and 1998, respectively, and has been included in depreciation and amortization expense in the accompanying financial statements.

     The following is a schedule by year of future minimum lease payments under capital leases, together with the present value of net minimum lease payments at February 28, 1998 (in thousands):

                                    YEARS ENDING
                                    FEBRUARY 28,
-------------------------------------------------------------------------------------
   1999..............................................................................    $ 109
   2000..............................................................................       19
   2001..............................................................................        7
   2002..............................................................................        6
                                                                                        -------
   Total minimum lease payments......................................................      141
   Less -- Amount representing interest..............................................        9
                                                                                        -------
                                                                                         $ 132
                                                                                        -------
                                                                                        -------

NOTE 11 -- RELATED-PARTY TRANSACTIONS

     Air Systems leases its primary office and warehouse facility from the president and controlling stockholder of Air Systems. (See Note 10.)

     The controlling stockholder of Air Systems is a 70% owner of another related mechanical contractor located in Sacramento, California, incorporated in January, 1996. Air Systems provides administrative services to this related party which amounted to approximately $4,000 and $18,000 for the years ended February 28, 1997 and 1998, respectively. At February 28, 1997 and 1998, Air Systems has a receivable of $115,000 and $520,000 due from this related party, respectively. (See Note 4.)

NOTE 12 -- INCOME TAXES

     Income tax expense differs from amounts currently payable because certain revenues and expenses are reported in the income statement in periods which differ from those in which they are subject to taxation.

                               AIR SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The major components of Air Systems' provision for income taxes are as follows:

                                                                                          FEBRUARY 28,
                                                                      FEBRUARY 29,      ----------------
                                                                          1996           1997      1998
                                                                      ------------      ------    ------
                                                                                (IN THOUSANDS)
Current:
     Federal.......................................................       $397          $  933    $1,031
     State.........................................................        119             267       335
                                                                        ------          ------    ------
                                                                           516           1,200     1,366
Deferred...........................................................          3              (4)      242
                                                                        ------          ------    ------
     Total provision for income taxes..............................       $519          $1,196    $1,608
                                                                        ------          ------    ------
                                                                        ------          ------    ------

The provision for income taxes varied from the statutory federal income tax rate as follows:


                                                                                  FEBRUARY 28,
                                                       FEBRUARY 29,      -------------------------------
                                                           1996              1997              1998
                                                      --------------     -------------     -------------
                                                                    (DOLLARS IN THOUSANDS)
Income tax at the U.S. Federal statutory rate.......  $449      34.0%    $1,044   35.0%    $1,335   35.0%
State taxes, net of federal benefit.................    81       6.2        178    6.0        236    6.2
Other...............................................   (11)     (0.9)       (26)  (0.9)        37    1.0
                                                      ----      ----     ------   ----     ------   ----
     Effective tax rate.............................  $519      39.3%    $1,196   40.1%    $1,608   42.2%
                                                      ----      ----     ------   ----     ------   ----
                                                      ----      ----     ------   ----     ------   ----


The components of the net deferred tax asset are as follows:

                                                                                         FEBRUARY 28,
                                                                                        --------------
                                                                                        1997     1998
                                                                                        -----    -----
                                                                                        (IN THOUSANDS)
Deferred tax assets:
     Receivables.....................................................................   $  93    $ 108
     Warranty........................................................................     141      127
     Accrued vacation compensation...................................................      28       40
     State taxes.....................................................................      92      115
                                                                                        -----    -----
          Total deferred tax asset...................................................     354      390
Deferred tax liabilities:
     Property and equipment..........................................................    (153)    (331)
     Accrued liabilities.............................................................    (128)    --
                                                                                        -----    -----
          Total deferred tax liability...............................................    (281)    (331)
                                                                                        -----    -----
Net deferred tax asset...............................................................   $  73    $  59
                                                                                        -----    -----
                                                                                        -----    -----

NOTE 13 -- BENEFIT PLANS

     Air Systems has a profit-sharing plan covering substantially all employees not covered by a collective bargaining agreement. Contributions are determined annually at the discretion of the Board of Directors and may not exceed 15% of eligible compensation. For the years ended February 29, 1996 and February 28, 1997 and 1998, Air Systems made no contributions.

     Air Systems has a 401(k) plan which covers substantially all employees who are not covered by a collective bargaining agreement. Employer contributions are discretionary and determined annually by management. The contributions are limited to the proportionate share of employee contributions, up to 15% of eligible compensation. For the years ended February 28, 1997 and 1998, the discretionary employer contribution were approximately $82,000 and $177,000 respectively. (None for 1996).

                               AIR SYSTEMS, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Union employees are covered by multi-industry pension plans to which Air Systems contributes monthly based on hours worked by each eligible employee. For the years ended February 29, 1996 and February 28, 1997 and 1998, Air Systems contributed approximately $1.4 million, $2.1 million and $3.4 million to the plans. Separate actuarial calculations of Air Systems' position are not available with respect to the multi-employer plans.

NOTE 14 -- MAJOR CUSTOMERS AND VENDOR

     The following table summarizes the annual percentage contribution to revenues by customer whose percentage exceeds 10% of revenues.

                                                                                   ACCOUNTS RECEIVABLE
                                                   REVENUES                              BALANCE
                                       --------------------------------     ---------------------------------
                                                         FEBRUARY 28,                         FEBRUARY 28,
                                       FEBRUARY 29,    ----------------     FEBRUARY 29,    -----------------
                                           1996         1997      1998          1996         1997      1998
                                       ------------    ------    ------     ------------    ------    -------
Customer A..........................         30%          41%      50%         $4,156       $6,353    $18,343
Customer B..........................      --              15%      16%         --            2,585      6,717

     The following table summarizes the annual percentage contribution to cost of revenues by vendor whose percentage exceeds 10% of cost of revenues:

                                                                                     ACCOUNTS PAYABLE
                                                COST OF REVENUES                         BALANCE
                                        --------------------------------     --------------------------------
                                                          FEBRUARY 28,                         FEBRUARY 28,
                                        FEBRUARY 29,    ----------------     FEBRUARY 29,    ----------------
                                            1996         1997      1998          1996         1997      1998
                                        ------------    ------    ------     ------------    ------    ------
Vendor A.............................      --            --          21%        $--          $ --      $  188

NOTE 15 -- FINANCIAL INSTRUMENTS

     Air Systems' financial instruments consist of trade accounts receivable, a line of credit and notes payable. Air Systems believes that the carrying value of these instruments on the accompanying balance sheet approximates their fair value due to their nature.

NOTE 16 -- SUBSEQUENT EVENTS (UNAUDITED)

     Air Systems and its stockholders have entered into a definitive agreement with Enfinity pursuant to which Air Systems will merge with a wholly owned subsidiary of Enfinity. All outstanding shares of Air Systems will be exchanged for cash and common stock of Enfinity concurrently with the consummation of the initial public offering of the common stock of Enfinity.

     On March 1, 1998, the Board of Directors approved a 2,350 to 1 stock split. All common stock related information included in the financial statements has been adjusted to reflect this split.

     On March 1, 1998, the Company adopted an Incentive Stock Option Plan and reserved 235,000 shares available under the plan to any full-time managerial employee of the Company. Incentive stock options to purchase the Company's common stock may be granted at prices not lower than fair market value at the date of grant. The fair market value and terms of exercise are determined by the Board of Directors.

     On April 1, 1998, 50,000 options were granted to employees at an exercise price of $20 per share as such price was determined by the Board of Directors to be the fair market value of the Company's common stock. These options vest over five years from the grant date. The Company has elected to determine the value of stock-based compensation arrangements under the provisions of APB No. 25.


     Air Systems extended the expiration dates for its lines of credit through September 5, 1998. All other terms remain the same.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
ENERGY SYSTEMS INDUSTRIES, INC.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Energy Systems Industries, Inc. ('Energy Systems') and its subsidiaries at December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of Energy Systems' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP
Philadelphia, Pennsylvania
March 23, 1998

                        ENERGY SYSTEMS INDUSTRIES, INC.
                           CONSOLIDATED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                     DECEMBER 31,
                                                                                   -----------------     JUNE 30,
                                                                                    1996      1997         1998
                                                                                   ------    -------    ---------
                                                                                                        (UNAUDITED)
ASSETS
Current assets:
     Cash and cash equivalents..................................................   $  134    $ --         $--
     Accounts receivable:
          Trade, net of allowance of $36, $54 and $56 in 1996, 1997 and 1998,
            respectively........................................................    6,744     10,214        9,746
          Retainage.............................................................      282        568          707
          Other receivables.....................................................       12        109          126
     Costs and estimated earnings in excess of billings on uncompleted
       contracts................................................................      180        293          338
     Inventories................................................................      227        262          278
     Prepaid expenses and other current assets..................................      263        120          259
     Deferred income taxes......................................................      154        155          359
                                                                                   ------    -------    -----------
          Total current assets..................................................    7,996     11,721       11,813
Property and equipment, net.....................................................    1,106        958          916
Other assets....................................................................      731        741          821
                                                                                   ------    -------    -----------
          Total assets..........................................................   $9,833    $13,420      $13,550
                                                                                   ------    -------    -----------
                                                                                   ------    -------    -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Line of credit.............................................................   $ --      $ --         $ 3,080
     Current portion of obligations under capital lease.........................       11         11           11
     Accounts payable...........................................................    2,687      4,161        1,455
     Accrued expenses...........................................................      742      1,305        2,806
     Accrued payroll and related costs..........................................      667        826          991
     Billings in excess of costs and estimated earnings on uncompleted
       contracts................................................................      325        314          526
     Unearned revenue...........................................................      380        377          436
     Income taxes payable.......................................................      277        441          148
                                                                                   ------    -------    -----------
          Total current liabilities.............................................    5,089      7,435        9,453
Line of credit..................................................................    1,429      2,409       --
Obligations under capital lease, net of current portion.........................       35         24           13
                                                                                   ------    -------    -----------
          Total liabilities.....................................................    6,553      9,868        9,466
                                                                                   ------    -------    -----------
Commitments and contingencies
Stockholders' equity:
     Preferred stock, $.10 par value; 100,000 shares authorized, 1,346 shares
       issued and outstanding with a liquidation value of $1,300,000............     --        --          --
     Common stock, $.10 par value; 300,000 shares authorized and 2,500 issued,
       776, 636 shares and 777 outstanding in 1996, 1997 and 1998
       respectively.............................................................     --        --          --
     Additional paid-in capital.................................................    1,622      1,622        2,665
     Net unrealized gain on securities available for sale.......................     --           32           32
     Retained earnings..........................................................    2,222      2,898        2,387
     Less: Treasury stock, 1,724 shares in 1996 and 1,864 shares in 1997 and
       1998, respectively, at cost..............................................     (564)    (1,000)      (1,000)
                                                                                   ------    -------    -----------
          Total stockholders' equity............................................    3,280      3,552        4,084
                                                                                   ------    -------    -----------
          Total liabilities and stockholders' equity............................   $9,833    $13,420      $13,550
                                                                                   ------    -------    -----------
                                                                                   ------    -------    -----------


  The accompanying notes are an integral part of these consolidated financial statements.

                        ENERGY SYSTEMS INDUSTRIES, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)


                                                                       YEARS ENDED              SIX MONTHS ENDED
                                                                      DECEMBER 31,                  JUNE 30,
                                                              -----------------------------    ------------------
                                                               1995       1996       1997       1997       1998
                                                              -------    -------    -------    -------    -------
                                                                                                  (UNAUDITED)
Revenues...................................................   $44,177    $48,069    $54,228    $24,134    $29,618
Cost of revenues...........................................    36,498     40,299     45,893     20,180     25,221
                                                              -------    -------    -------    -------    -------
     Gross profit..........................................     7,679      7,770      8,335      3,954      4,397
Selling, general and administrative expenses...............     6,537      6,948      6,869      3,385      3,385
Employee stock compensation................................     --         --         --         --         1,816
                                                              -------    -------    -------    -------    -------
     Income (loss) from operations.........................     1,142        822      1,466        569       (804)
Other (income) expense:
     Interest expense......................................       275        252        265        132        109
     Interest income.......................................        (6)        (5)        (5)        (4)        (1)
     Income from unconsolidated joint venture..............       (67)       (89)         9      --         --
     Realized gain on sale of investments..................     --         --           (56)     --         --
     Other.................................................        15         42         23        (36)     --
                                                              -------    -------    -------    -------    -------
Income (loss) before provision for income taxes............       925        622      1,230        477       (912)
Provision (benefit) for income taxes.......................       423        293        554        215       (401)
                                                              -------    -------    -------    -------    -------
Net income (loss)..........................................   $   502    $   329    $   676    $   262    $  (511)
                                                              -------    -------    -------    -------    -------
                                                              -------    -------    -------    -------    -------


  The accompanying notes are an integral part of these consolidated financial statements.

                        ENERGY SYSTEMS INDUSTRIES, INC.
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                               ADDITIONAL              UNREALIZED                  TOTAL
                                          PREFERRED   COMMON    PAID-IN     RETAINED    GAIN ON     TREASURY   STOCKHOLDERS'
                                            STOCK     STOCK     CAPITAL     EARNINGS   INVESTMENT    STOCK        EQUITY
                                          ---------   ------   ----------   --------   ----------   --------   -------------
Balance, December 31, 1994..............     --        --        $1,622      $1,391      $--        $   (215)     $ 2,798
     Purchase of treasury stock.........     --        --         --          --          --            (216)        (216)
     Net income.........................     --        --         --            502       --           --             502
                                          ---------   ------   ----------   --------   ----------   --------   -------------
Balance, December 31, 1995..............     --        --         1,622       1,893       --            (431)       3,084
     Purchase of treasury stock.........     --        --         --          --          --            (133)        (133)
     Net income.........................     --        --         --            329       --           --             329
                                          ---------   ------   ----------   --------   ----------   --------   -------------
Balance, December 31, 1996..............     --        --         1,622       2,222       --            (564)       3,280
     Purchase of treasury stock.........     --        --         --          --          --            (436)        (436)
     Comprehensive income
          Unrealized gain on
            investments, net............     --        --         --          --             32        --              32
          Net income....................     --        --         --            676       --           --             676
                                          ---------   ------   ----------   --------   ----------   --------   -------------
          Comprehensive income..........     --        --         --          --          --           --             708
                                          ---------   ------   ----------   --------   ----------   --------   -------------
Balance, December 31, 1997..............     --        --         1,622       2,898          32       (1,000)       3,552
     Stock issued to an employee
       (unaudited)......................     --        --         1,043       --          --           --           1,043
     Net loss (unaudited)...............     --        --         --           (511)      --           --            (511)
                                          ---------   ------   ----------   --------   ----------   --------   -------------
Balance, June 30, 1998
  (unaudited)...........................     --        --        $2,665      $2,387      $   32     $ (1,000)     $ 4,084
                                          ---------   ------   ----------   --------   ----------   --------   -------------
                                          ---------   ------   ----------   --------   ----------   --------   -------------


  The accompanying notes are an integral part of these consolidated financial statements.

                        ENERGY SYSTEMS INDUSTRIES, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)


                                                   YEARS ENDED                         SIX MONTHS ENDED
                                                   DECEMBER 31,                            JUNE 30,
                                           ----------------------------    ----------------------------------------
                                            1995       1996      1997             1997                  1998
                                           -------    ------    -------    ------------------    ------------------
                                                                                         (UNAUDITED)
Cash flows from operating activities:
     Net income (loss)..................   $   502    $  329    $   676          $  262                $ (511)
     Adjustments to reconcile net income
       to net cash provided by (used in)
       operating activities:
          Depreciation expense..........       228       236        217             121                   128
          Stock compensation............     --         --        --            --                        963
          Equity in earnings of
            unconsolidated joint
            venture.....................       (67)      (89)         9         --                        (21)
          Bad debt expense..............        61       140         83              30                    29
          Deferred income taxes.........       (87)     (107)       (33)            (16)                 (284)
          Changes in operating assets
            and liabilities:
               Accounts receivable......    (2,284)    1,348     (3,936)           (846)                  283
               Prepaid expense and other
                 current assets.........        51       (77)       143             110                  (139)
               Inventories..............        18        76        (35)             (3)                  (16)
               Costs and estimated
                 earnings in excess of
                 billings on uncompleted
                 contracts..............        59       (72)      (113)           (417)                  (45)
               Other assets.............     --          (23)        (3)        --                          6
               Accounts payable.........     1,394      (783)     1,474            (601)               (2,706)
               Accrued expenses and
                 payroll costs..........       373      (425)       722             (78)                1,666
               Billings in excess of
                 costs and estimated
                 earnings on uncompleted
                 contracts..............        88        18        (11)            103                   212
               Unearned revenue.........       (53)       91         (3)             74                    59
               Income taxes payable.....       (81)      114        164             (49)                 (293)
                                           -------    ------    -------         -------               -------
                    Net cash provided by
                      (used in)
                      operating
                      activities........       202       776       (646)         (1,310)                 (669)
                                           -------    ------    -------         -------               -------
Cash flows from investing activities:
     Additions to property and
       equipment........................      (209)     (124)       (69)            (44)                  (86)
     Cash surrender value of officer's
       life insurance policy............       (28)        8        (31)        --                    --
     Distributions received from
       unconsolidated joint venture.....        24        48         69         --                         95
     Purchase of investments............       (56)     --          (16)            (13)              --
     Proceeds on sale of investments....     --         --           82         --                    --
     Gain on sale of investments........     --         --          (56)        --                    --
                                           -------    ------    -------         -------               -------
                    Net cash (used in)
                      provided by
                      investing
                      activities........      (269)      (68)       (21)            (57)                    9
                                           -------    ------    -------         -------               -------
Cash flows from financing activities:
     Net borrowings (repayments) of line
       of credit........................       573      (844)       980           1,433                   671
     Payments under capital lease
       obligations......................       (40)      (11)       (11)             (5)                  (11)
     Acquisition of treasury stock......      (216)     (133)      (436)            (85)              --
                                           -------    ------    -------         -------               -------
                    Net cash provided by
                      (used in)
                      financing
                      activities........       317      (988)       533           1,343                   660
                                           -------    ------    -------         -------               -------
Net increase (decrease) in cash and cash
  equivalents...........................       250      (280)      (134)            (24)              --
Cash and cash equivalents, beginning of
  period................................       164       414        134             134               --
                                           -------    ------    -------         -------               -------
Cash and cash equivalents, end of
  period................................   $   414    $  134    $ --             $  110                $--
                                           -------    ------    -------         -------               -------
                                           -------    ------    -------         -------               -------
Supplemental disclosure of cash flow
  information:
     Cash paid for interest.............   $   277    $  240    $   224          $  105                $  111
     Cash paid for income taxes.........   $   602    $  296    $   576          $  340                $  288


  The accompanying notes are an integral part of these consolidated financial statements.

                        ENERGY SYSTEMS INDUSTRIES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- BUSINESS AND ORGANIZATION

     Energy Systems Industries, Inc. ('Energy Systems'), founded in 1947, primarily performs outsourced facility services focusing on the on-site maintenance of energy and indoor environmental systems.

     Energy Systems and its stockholders intend to enter into a definitive agreement with Enfinity Corporation ('Enfinity'), pursuant to which all outstanding shares of Energy Systems' common stock will be exchanged for cash and shares of Enfinity common stock concurrently with the consummation of the initial public offering (the 'Offering') of the common stock of Enfinity.

     Energy Systems' subsidiary, BTE Services, Inc., ceased its operations during 1995. These operations were not deemed to be significant to the consolidated financial position, operations or cash flows of Energy Systems.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include Energy Systems Industries, Inc. and its wholly-owned subsidiaries, Balco, Inc., Building Technology Engineering, Inc., BTE Services, Inc. and Rollins, King & McKone & Associates, Inc. All significant intercompany transactions and balances have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS

     Energy Systems considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Energy Systems, at times during the year, maintains cash in a financial institution that may exceed the amount insured by the Federal Deposit Insurance Corporation.

INVESTMENTS

     Energy Systems accounts for certain investments using Statement of Financial Accounting Standards No. 115, 'Accounting for Certain Investments in Debt and Equity Securities' ('SFAS No. 115'). This standard requires that certain debt and equity securities be adjusted to market value at the end of each accounting period. Unrealized market value gains and losses are charged to earnings if the securities are traded for short-term profit. Otherwise, such unrealized gains and losses are charged or credited to a separate component of stockholders' equity. Investments that are not within the scope of SFAS No. 115 are carried at cost and have been included in Other Investments.

     At December 31, 1997, all securities covered by SFAS No. 115 were designated as available for sale. Accordingly, these securities are stated at fair value, with unrealized gains and losses reported in a separate component of stockholders' equity. Available for sale securities accounted for in accordance with SFAS No. 115 at December 31, 1997 were considered nonmarketable at December 31, 1996, and were therefore carried at cost and included in Other Investments. Realized gains and losses on sales of investments, as determined on a specific identification basis, are included in the Consolidated Statement of Operations.

INVENTORIES

     Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market using the first-in, first-out ('FIFO') method.

                        ENERGY SYSTEMS INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

STOCKHOLDERS EQUITY

     Energy Systems stockholders' equity consists of common stock and redeemable preferred stock. Holders of common stock are entitled to one vote per share and are entitled to dividends at the discretion of the Board of Directors.

     The holder of the redeemable preferred stock is entitled to one vote per share on all matters upon which common stockholders are entitled to vote and is not entitled to divedends. The redeemable preferred shares have a redemption price of $1,300,000 in the aggregate. As described on Note 13, the preferred stock is redeemable upon the death of the stockholder or the sale of the Company. In connection with the issuance of the preferred shares, the Company acquired a life insurance policy with a face value of $1,300,000 on the principal holder of these shares. In the event of any liquidation, dissolution or sale of the Company, the holder of the redeemable preferred stock shall be paid the redemption price prior to payment to any other stockholders.

REVENUE RECOGNITION

     Energy Systems recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to total estimated costs for each contract. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined.

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on Energy Systems' experience with similar contracts in recent years, the retention balance will be collected in the upcoming fiscal year.

WARRANTY COSTS

     Energy Systems warrants labor for the first year after installation on new air conditioning and heating systems. Energy Systems generally warrants labor for 30 days after servicing of existing air conditioning and heating systems. A reserve for warranty costs is recorded as part of the cost to complete each individual job.

UNEARNED INCOME

     Unearned income represents the unexpired portion of contracts with customers for service and maintenance.

                        ENERGY SYSTEMS INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

INCOME TAXES

     Energy Systems accounts for certain income and expense items differently for financial reporting and income tax purposes in accordance with Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes' ('SFAS 109'). Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities applying enacted statutory tax rates in effect for the year in which the differences are expected to reverse.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject Energy Systems to concentrations of credit risk consist principally of trade accounts receivable. Energy Systems does not believe that it is subject to any unusual credit risk beyond the normal credit risk attendant in its business.

NEW ACCOUNTING PRONOUNCEMENTS

     Effective January 1, 1996, Energy Systems adopted Statement of Financial Accounting Standards No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.' Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of Energy Systems.

     In June 1998, the Financial Accounting Standards Board ('FASB') issued SFAS No. 133, 'Accounting for Derivative Instruments and Hedging Activities.' SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supercedes and amends a number of existing standards. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, but earlier adoption is permitted. Upon initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. Recognition of changes in fair value depends on whether the derivative is designated and qualifies as a hedge, and the type of hedging relationship that exists. The Company does not currently, nor does it expect to, hold any derivative instruments or participate in any hedging activities.

UNAUDITED INTERIM FINANCIAL INFORMATION


     The interim financial information for the six month periods ended June 30, 1997 and 1998 has been prepared from the unaudited financial records of Energy Systems and in the opinion of management reflects all adjustments, consisting only of normal recurring items, necessary for a fair presentation of the financial position and results of operations and of cash flows for the interim periods.

                        ENERGY SYSTEMS INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 3 -- ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                                                              DECEMBER 31,
                                                                          --------------------
                                                                          1995    1996    1997
                                                                          ----    ----    ----
                                                                             (IN THOUSANDS)
Balance, beginning of year.............................................   $ 31    $ 45    $ 36
Charges to costs and expenses..........................................     46      84     101
Write-offs.............................................................    (32)    (93)    (83)
                                                                          ----    ----    ----
                                                                          $ 45    $ 36    $ 54
                                                                          ----    ----    ----
                                                                          ----    ----    ----

NOTE 4 -- PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                              ESTIMATED         DECEMBER 31,
                                                             USEFUL LIVES    ------------------
                                                               IN YEARS       1996       1997
                                                             ------------    -------    -------
                                                                               (IN THOUSANDS)
Equipment.................................................     5-10 years    $   104    $   122
Furniture and office equipment............................      5-7 years      1,451      1,494
Leased office equipment...................................      5-7 years         58         58
Motor vehicles............................................      3-5 years        137        144
Leasehold improvements....................................     3-20 years      1,405      1,405
Less  -- Accumulated depreciation and amortization........                    (2,049)    (2,265)
                                                                             -------    -------
Property and equipment, net...............................                   $ 1,106    $   958
                                                                             -------    -------
                                                                             -------    -------

     Depreciation expense was approximately $228,000, $236,000 and $217,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

NOTE 5 -- MARKETABLE SECURITIES AVAILABLE FOR SALE

     The available for sale securities at December 31, 1997 are summarized as follows:

                                                                  GROSS         GROSS
                                                                UNREALIZED    UNREALIZED
                                                                 HOLDING       HOLDING      MARKET
                                                        COST      GAINS         LOSSES      VALUE
                                                        ----    ----------    ----------    ------
                                                                      (IN THOUSANDS)
Common stock.........................................   $30         $52         $--          $82
                                                        ----        ---         -----       ------
     Total marketable securities available for
       sale..........................................   $30         $52         $--          $82
                                                        ----        ---         -----       ------
                                                        ----        ---         -----       ------

     The difference between cost and market of $52,000 (less deferred taxes of $20,000) was credited to a separate component of stockholders' equity called 'Net Unrealized Gain on Securities Available for Sale' at December 31, 1997.

     Proceeds from sales of securities available for sale were approximately $82,000 in 1997. In 1997, gross gains on the sale of securities available for sale amounted to approximately $56,000. In 1996 and 1995, Energy Systems did not have any securities available for sale.

                        ENERGY SYSTEMS INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 6 -- DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

     Energy Systems' installation contracts in progress are as follows:

                                                                               DECEMBER 31,
                                                                            ------------------
                                                                             1996       1997
                                                                            -------    -------
                                                                              (IN THOUSANDS)
Costs incurred on contracts in progress..................................   $ 2,958    $ 4,762
Estimated earnings, net of losses........................................       477        390
                                                                            -------    -------
                                                                              3,435      5,152
Less  -- Billings to date................................................    (3,580)    (5,173)
                                                                            -------    -------
                                                                            $  (145)   $   (21)
                                                                            -------    -------
                                                                            -------    -------
Costs and estimated earnings in excess of billings on uncompleted
  contracts..............................................................   $   180    $   293
Billings in excess of costs and estimated earnings on uncompleted
  contracts..............................................................      (325)      (314)
                                                                            -------    -------
                                                                            $  (145)   $   (21)
                                                                            -------    -------
                                                                            -------    -------

NOTE 7 -- LONG-TERM DEBT

     Energy Systems maintains a line of credit of $3,500,000 which is secured by accounts receivable, inventory and machinery and equipment. Interest is computed at prime plus 0.5% per annum, (9.0% at December 31, 1997) and is payable monthly. This agreement is scheduled to expire in January 1999. At December 31, 1996 and 1997, outstanding borrowings against this line of credit were approximately $2,273,000, $1,429,000 and $2,409,000, respectively.

NOTE 8 -- LEASE COMMITMENTS

     Energy Systems leases its main office facility under an agreement requiring annual payments of approximately $169,000 through June 2000 and then approximately $213,000 through June 2005. Of this facility, approximately 25% is sub-leased to a third party under a lease agreement through 2001. Energy Systems leases its office improvements and renovations from a related party. This lease agreement requires annual payments of approximately $126,000 through 1998 and then decreases to approximately $52,000 through May 1999, at which time the lease expires.

     Energy Systems entered into a five year lease agreement for the rental of office space in Maryland. This lease required monthly lease payments of approximately $4,000 through June 1997 and then increases by 3% each year until June 2001, at which time the lease expires.

     A summary of future minimum lease payments are as follows:

                                                                  TOTAL                  NET
                         YEARS ENDING                             LEASE      RENTAL     LEASE
                         DECEMBER 31                             PAYMENTS    INCOME    PAYMENTS
--------------------------------------------------------------   --------    ------    --------
                                                                         (IN THOUSANDS)
   1998.......................................................    $  345      $124      $  221
   1999.......................................................       274       129         145
   2000.......................................................       244       136         108
   2001.......................................................       240        35         205
   2002.......................................................       213       --          213
   Thereafter.................................................       531       --          531
                                                                 --------    ------    --------
        Total future minimum lease payments...................    $1,847      $424      $1,423
                                                                 --------    ------    --------
                                                                 --------    ------    --------

                        ENERGY SYSTEMS INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Energy Systems has accounted for certain leased equipment by capitalizing the equipment and establishing a related obligation under the terms of the lease involved. Leased equipment recorded at December 31, 1996 and 1997 and related accumulated amortization are as follows:

                                                                    DECEMBER 31,
                                                                  -----------------
                                                                  1996         1997
                                                                  ----         ----
                                                                   (IN THOUSANDS)
Leased property under capital lease............................   $ 58         $ 58
Less -- Accumulated amortization...............................    (14)         (23)
                                                                  ----         ----
Leased equipment, net..........................................   $ 44         $ 35
                                                                  ----         ----
                                                                  ----         ----

     Future minimum lease payments under capital lease as of December 31, 1997 are as follows (in thousands):

YEARS ENDING
DECEMBER 31,
--------------------------------------------------------------------
   1998.............................................................   $15
   1999.............................................................    15
   2000.............................................................    10

NOTE 9 -- INCOME TAXES

     Income tax expense differs from amounts currently payable because certain revenues and expenses are reported in the income statement in periods which differ from those in which they are subject to taxation. The principle differences in timing between the income statement and taxable income are shown below.

     The components of income tax expense (benefit) are as follows:

                                                                       YEARS ENDED DECEMBER 31,
                                                       --------------------------------------------------------
                                                             1995                1996                1997
                                                       ----------------    ----------------    ----------------
                                                       FEDERAL    STATE    FEDERAL    STATE    FEDERAL    STATE
                                                       -------    -----    -------    -----    -------    -----
                                                                            (IN THOUSANDS)
Current.............................................    $ 357     $ 120     $ 278     $ 121     $ 454     $ 133
Deferred............................................      (41)      (13)      (68)      (38)      (25)       (8)
                                                       -------    -----    -------    -----    -------    -----
     Total provision for income taxes...............    $ 316     $ 107     $ 210     $  83     $ 429     $ 125
                                                       -------    -----    -------    -----    -------    -----
                                                       -------    -----    -------    -----    -------    -----

     Reconciliation of the statutory tax rate and effective tax rate:

                                                                        DECEMBER 31,
                                                      ------------------------------------------------
                                                          1995              1996              1997
                                                      ------------      ------------      ------------
                                                                   (DOLLARS IN THOUSANDS)
U.S. federal statutory rate........................   $315    34.0%     $211    34.0%     $418    34.0%
Increase (decrease) in rate resulting from:
     State taxes, net of federal benefit...........    (42)   (4.5)      (41)   (6.6)      (35)   (2.8)
Nondeductible expenses:
     Meals and entertainment.......................     14     1.5        15     2.4        17     1.4
     Penalties.....................................     13     1.4         1     0.2         1     0.1
     Officer's life insurance......................     31     3.3        45     7.2        46     3.7
     Dividend received deduction...................    (15)   (1.6)      (21)   (3.4)      (17)   (1.4)
     State tax provision...........................    107    11.6        83    13.3       124    10.0
                                                      ----    ----      ----    ----      ----    ----
     Effective tax rate............................   $423    45.7%     $293    47.1%     $554    45.0%
                                                      ----    ----      ----    ----      ----    ----
                                                      ----    ----      ----    ----      ----    ----

                        ENERGY SYSTEMS INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The net deferred income tax benefit in the balance sheets includes the following amounts of deferred tax assets and liabilities:

                                                                   DECEMBER 31,
                                                                 -----------------
                                                                 1996         1997
                                                                 ----         ----
                                                                  (IN THOUSANDS)
Deferred tax asset............................................   $322         $362
Deferred tax liability........................................    (35)         (62)
                                                                 ----         ----
Net deferred tax assets.......................................   $287         $300
                                                                 ----         ----
                                                                 ----         ----

     Deferred taxes are comprised of the following:

                                                                   DECEMBER 31,
                                                                 -----------------
                                                                 1996         1997
                                                                 ----         ----
                                                                  (IN THOUSANDS)
Allowance for bad debts.......................................   $ 17         $ 20
Vacation pay accrual..........................................     81           99
Accrual for estimated losses..................................     56           56
Net fixed asset  -- book/tax difference.......................     15           26
Accrued SERP..................................................     87           94
Pension.......................................................     58           65
Service warranty..............................................      8            2
Unconsolidated subsidiary.....................................    (35)         (42)
Unrealized gain on investments................................    --           (20)
                                                                 ----         ----
     Net deferred tax assets..................................   $287         $300
                                                                 ----         ----
                                                                 ----         ----

NOTE 10 -- EMPLOYEE BENEFIT PLAN

     Energy Systems maintains two defined benefit pension plans. One plan covers employees who are members of a bargaining unit and those who are employed in other than an administrative capacity. Benefits for this plan are based on a flat monthly rate times an employee's number of months of service. Effective January 1, 1996, this plan was frozen to new participants and a 401(k) plan was implemented.

     The following tables set forth the plan's funded status and amounts recognized in Energy Systems' statement of financial position at December 31, 1995, 1996 and 1997.

     Actuarial present value of benefit obligations:

Accumulated benefit obligation, including vested benefits of approximately
  $2,367,000, $2,353,000 and $2,504,000 in 1995, 1996 and 1997, respectively.......   $ 2,464    $ 2,639
                                                                                      -------    -------
                                                                                      -------    -------
Projected benefit obligation for service rendered to date..........................   $(2,601)   $(2,803)
Plan assets at fair value..........................................................     2,671      3,015
                                                                                      -------    -------
Plan assets in excess of projected benefit obligation (projected benefit obligation
  in excess of plan assets)........................................................        70        212
Unrecognized prior service costs...................................................      (316)      (294)
Unrecognized net loss from past experience different from that assumed.............       144        (34)
Unrecognized net transition asset..................................................      (100)       (88)
                                                                                      -------    -------
Accrued pension cost...............................................................   $  (202)   $  (204)
                                                                                      -------    -------
                                                                                      -------    -------

                        ENERGY SYSTEMS INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Net pension cost included the following components:

                                                                               YEARS ENDED DECEMBER 31,
                                                                               -------------------------
                                                                               1995      1996      1997
                                                                               -----     -----     -----
                                                                                    (IN THOUSANDS)
Service cost -- benefit earned during the period...........................    $  55     $  83     $  79
Interest cost on projected benefit obligation..............................      161       176       190
Estimated/Actual return on plan assets.....................................     (381)     (289)     (484)
Net amortization and deferral..............................................      164        56       232
                                                                               -----     -----     -----
Net periodic pension cost (income).........................................    $  (1)    $  26     $  17
                                                                               -----     -----     -----
                                                                               -----     -----     -----

     For fiscal years 1995, 1996 and 1997, the weighted-average discount rate and rate of increase in future compensation levels used in determining the actuarial present value of the projected benefit obligation were 8.3% and 5.0%, respectively, for 1995, 7.0% and 5.0%, respectively, for 1996, and 7.3% and 5.0%, respectively, for 1997. The expected long-term rate of return on assets used for purposes of the net periodic pension costs was 8.0% for 1995 and 1996 and 8.5% for 1997.

     Energy Systems' second defined benefit plan covers all other employees of Energy Systems, not covered in the plan previously described. The benefit formula for this plan was amended as of November 1, 1993 and is based upon an employee's years of service and career average earnings.

                                                                                       DECEMBER 31,
                                                                                    -------------------
                                                                                    1996          1997
                                                                                    -----         -----
                                                                                      (IN THOUSANDS)
Accumulated benefit obligation, including vested benefits of approximately
  $755,000 and $824,000 at December 31, 1996 and 1997, respectively..............   $ 905         $ 993
                                                                                    -----         -----
                                                                                    -----         -----
Projected benefit obligation for service rendered to date........................   $(905)        $(993)
Plan assets at fair value........................................................     811           930
Projected benefit obligation in excess of plan assets............................     (94)          (63)
Unrecognized prior service costs.................................................    --            --
Unrecognized net loss from past experience different from that assumed...........     190           146
Unrecognized net transition asset................................................     (38)          (34)
Additional minimum liability.....................................................    --            (112)
                                                                                    -----         -----
Prepaid pension cost (liability).................................................   $  58         $ (63)
                                                                                    -----         -----
                                                                                    -----         -----

     Net pension cost included the following components:

                                                                            YEARS ENDED DECEMBER 31,
                                                                           ---------------------------
                                                                           1995       1996       1997
                                                                           -----      -----      -----
                                                                                 (IN THOUSANDS)
Service cost -- benefits earned during the period.......................   $  71      $--        $--
Interest cost on projected benefit obligation...........................      52         65         67
Estimated/Actual return on plan assets..................................     (95)       (86)      (135)
Net amortization and deferral...........................................      61         57         81
Recognition of curtailment loss.........................................    --           69       --
                                                                           -----      -----      -----
Net periodic pension cost...............................................   $  89      $ 105      $  13
                                                                           -----      -----      -----
                                                                           -----      -----      -----

     The weighted-average discount rate used in determining the actuarial present value of the projected benefit obligation was 7.5% for 1995 and 1996 and 7.3% for 1997, and the expected long-term rate of return on assets used for purposes of the net periodic pension costs was 8.0% for 1995, 1996 and 1997.

                        ENERGY SYSTEMS INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The 401(k) plan for bargaining unit employees that was implemented January 1, 1996 matches 10.0% of the first 5.0% of a participant's contribution to the 401(k) plan. Energy Systems' funding policy is to contribute annually the maximum amount that can be deducted for Federal income tax purposes. For 1996 and 1997, this matching contribution totaled approximately $34,000 and $42,000, respectively.

     Energy Systems also maintains an employee stock-sharing plan and 401(k) profit sharing plan for all administrative employees. Effective September 13, 1993, the trustees voted to amend the stock-sharing plan by cessation of stock-sharing contributions to preclude the addition of new participants to the stock-sharing portion of the plan and to provide for full vesting by participants of their stock-sharing accounts.

     Energy Systems has elected to contribute to the 401(k) profit-sharing plan 10.0% of a year's net income before income taxes that exceeds a 10.0% return on its invested capital. For fiscal years 1995, 1996 and 1997, this contribution totaled approximately $34,000, $10,000 and $25,000, respectively. In addition, it is the present policy of Energy Systems to match 10.0% of the first 5.0% of a participant's contribution to the 401(k) plan. These matching contributions totaled approximately $20,000, $19,000 and $20,000 for 1995, 1996 and 1997,
respectively.

     Energy Systems participates with other companies in making collectively bargained contributions to a pension fund covering most of its union employees. The Multi-Employer Pension Plan Amendments Act of 1980 amended ERISA to establish funding requirements and obligations for employers participating in multi-employer plans, principally related to employer withdrawal from or termination of such plans. Separate actuarial calculations of the Company's position are not available with respect to the multi-employer plans.

NOTE 11 -- FINANCIAL INSTRUMENTS

     Energy Systems' financial instruments consist of cash and cash equivalents, trade accounts receivable, a line of credit, notes payable and debt. Energy Systems believes that the carrying value of these instruments on the accompanying balance sheet approximates their fair value.

NOTE 12 -- STOCK REDEMPTION AGREEMENT

     In connection with the issuance of preferred stock, Energy Systems has acquired a life insurance policy on the life of the principal holder of these shares. The insurance policy's face value is $1,300,000. Energy Systems has agreed to redeem the preferred stock upon the death of that stockholder.

NOTE 13 -- INVESTMENT IN UNCONSOLIDATED JOINT VENTURE

     During 1992, Energy Systems, along with several unrelated companies within the industry, formed a company, HVAC Compensation Corporation, in a joint effort to acquire and provide worker's compensation insurance to those in the group. The primary purpose of this entity is to collect premiums from the member companies and process and pay claims. Premiums collected, plus any earnings on the premiums in excess of claims paid and projected to be paid, are returned to the member companies in the form of a dividend. These dividends are payable over four years commencing two years after the close of the insurance company's fiscal year. This investment is accounted for under the equity method of accounting. As of December 31, 1995, 1996 and 1997, Energy Systems' allocable share of the projected dividends amounted to approximately $324,000, $367,000 and $288,000, respectively.

NOTE 14 -- SUBSEQUENT EVENTS (UNAUDITED)

     Energy Systems and its stockholders have entered into a definitive agreement with Enfinity pursuant to which Energy Systems will merge with a wholly owned subsidiary of Enfinity. All

                        ENERGY SYSTEMS INDUSTRIES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

outstanding shares of Energy Systems will be exchanged for cash and common stock of Enfinity concurrently with the consummation of the initial public offering of the common stock of Enfinity.

     In January 1998, the Board of Directors approved the issuance of 141 shares of Energy Systems stock worth approximately $963,000 to a key employee. The employee executed an $80,000 promissory note payable to Energy Systems which matures at the earlier of January 12, 2003 or upon the employee's termination with Energy Systems. The excess of the fair value of the shares (estimated for value of $963,000) and the employee's cost of $80,000 will be recorded as compensation expense in 1998. In addition, a cash bonus of approximately $853,000 was granted to the employee in 1998 to cover the income tax cost associated with the stock award.


     Effective January 1, 1998, Energy Systems changed the structure of its investment in HVAC Compensation Corporation (see Note 13). Energy Systems' investment in HVAC was converted into one non-voting share of preferred stock in a captive insurance company. Energy Systems will continue to receive the value of excess premiums over costs in the form of dividends from the captive insurance company, similar to the previous arrangement with HVAC. There will be no change in the method of accounting for this investment as a result of the change in structure.


     Energy Systems amended its Revolving Credit and Security Agreement effective January 30, 1998. The agreement, as amended, terminates on January 31, 1999 and interest will be computed at prime plus 0.25%.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
NEW ENGLAND MECHANICAL SERVICES, INC.

     In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of New England Mechanical Services, Inc. ('NEMSI') at December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of NEMSI's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Philadelphia, Pennsylvania
May 13, 1998

                     NEW ENGLAND MECHANICAL SERVICES, INC.
                                 BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                    DECEMBER 31,
                                                                                 ------------------     JUNE 30,
                                                                                  1996       1997         1998
                                                                                 -------    -------    -----------
                                                                                                       (UNAUDITED)
ASSETS
Current assets:
     Cash and cash equivalents................................................   $   141    $   226      $    92
     Accounts receivable:
          Trade, (net of allowance for doubtful accounts of $134 and $106 in
            1996 and 1997, respectively)......................................     4,920      6,408        6,009
          Retainage...........................................................       350        518          444
          Other receivables...................................................        64        191           --
     Costs and estimated earnings in excess of billings on uncompleted
       contracts..............................................................       399        409          566
     Inventories..............................................................       329        339          366
     Prepaid expenses and other current assets................................        69         48          234
     Deferred income taxes....................................................        78        104          356
                                                                                 -------    -------    -----------
               Total current assets...........................................     6,350      8,243        8,067
Property and equipment, net...................................................     2,274      3,112        3,387
Goodwill......................................................................     2,239      2,179        2,149
Other assets..................................................................        30         44           42
                                                                                 -------    -------    -----------
               Total assets...................................................   $10,893    $13,578      $13,645
                                                                                 -------    -------    -----------
                                                                                 -------    -------    -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Line of credit...........................................................   $   500    $   900      $   900
     Current portion of long-term debt........................................       431        494          464
     Current portion of obligations under capital lease.......................        26        147          200
     Accounts payable and accrued expenses....................................     3,497      4,131        3,960
     Billings in excess of costs and estimated earnings on uncompleted
       contracts..............................................................       483        973          732
     Income taxes payable.....................................................        76        171          260
                                                                                 -------    -------    -----------
               Total current liabilities......................................     5,013      6,816        6,516
Long-term debt, net of current portion........................................     2,231      2,118        2,003
Obligations under capital lease, net of current portion.......................       107        311          410
Deferred income taxes.........................................................        85         89           88
Other long-term liabilities...................................................     1,219      1,137        1,085
                                                                                 -------    -------    -----------
               Total liabilities..............................................     8,655     10,471       10,102
                                                                                 -------    -------    -----------
Commitments and contingencies
  Stockholders' equity:
     Common stock, $10 par value  -- 5,000 shares authorized and 559, 620 and
       620 shares issued and outstanding at December 31, 1996, 1997 and June
       30, 1998, respectively.................................................         6          7            7
     Additional paid-in capital...............................................     1,542      2,206        2,206
     Retained earnings........................................................       690        894        1,353
     Less: Treasury stock, 7 shares in 1998, at cost..........................     --         --             (23)
                                                                                 -------    -------    -----------
               Total stockholders' equity.....................................     2,238      3,107        3,543
                                                                                 -------    -------    -----------
               Total liabilities and stockholders' equity.....................   $10,893    $13,578      $13,645
                                                                                 -------    -------    -----------
                                                                                 -------    -------    -----------


   The accompanying notes are an integral part of these financial statements.

                     NEW ENGLAND MECHANICAL SERVICES, INC.
                            STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)


                                                                            YEARS ENDED         SIX MONTHS ENDED
                                                                            DECEMBER 31,            JUNE 30,
                                                                         ------------------    ------------------
                                                                          1996       1997       1997       1998
                                                                         -------    -------    -------    -------
                                                                                                  (UNAUDITED)
Revenues..............................................................   $30,457    $39,357    $18,129    $17,464
Cost of revenues......................................................    23,407     31,217     13,915     13,379
                                                                         -------    -------    -------    -------
     Gross profit.....................................................     7,050      8,140      4,214      4,085
Selling, general and administrative expenses..........................     5,388      6,442      2,771      2,998
Amortization of goodwill, net.........................................        60         60         30         30
Employee stock compensation...........................................     --           795      --         --
                                                                         -------    -------    -------    -------
     Income from operations...........................................     1,602        843      1,413      1,057
Other expense:
     Interest expense.................................................       441        451        234        218
     Other............................................................         9          2          2          5
                                                                         -------    -------    -------    -------
Income before provision for income taxes..............................     1,152        390      1,177        834
Provision for income taxes............................................       485        186        562        375
                                                                         -------    -------    -------    -------
Net income............................................................   $   667    $   204    $   615    $   459
                                                                         -------    -------    -------    -------
                                                                         -------    -------    -------    -------


   The accompanying notes are an integral part of these financial statements.

                     NEW ENGLAND MECHANICAL SERVICES, INC.
                       STATEMENT OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                     ADDITIONAL                                TOTAL
                                                                      PAID-IN      RETAINED    TREASURY    STOCKHOLDERS'
                                                 SHARES    AMOUNT     CAPITAL      EARNINGS     STOCK         EQUITY
                                                 ------    ------    ----------    --------    --------    -------------
Balance, December 31, 1995....................     559      $  6       $1,542       $   23       $--          $ 1,571
     Net income...............................    --        --          --             667       --               667
                                                 ------    ------    ----------    --------    --------    -------------
Balance, December 31, 1996....................     559         6        1,542          690       --             2,238
     Stock issued to employees................      61         1          664        --          --               665
     Net income...............................    --        --          --             204       --               204
                                                 ------    ------    ----------    --------    --------    -------------
Balance, December 31, 1997....................     620         7        2,206          894       --             3,107
     Purchase of treasury stock (unaudited)...    --        --          --           --           (23)            (23)
     Net income (unaudited)...................    --        --          --             459       --               459
                                                 ------    ------    ----------    --------    --------    -------------
Balance, June 30, 1998 (unaudited)............     620      $  7       $2,206       $1,353       $(23)        $ 3,543
                                                 ------    ------    ----------    --------    --------    -------------
                                                 ------    ------    ----------    --------    --------    -------------


   The accompanying notes are an integral part of these financial statements.

                     NEW ENGLAND MECHANICAL SERVICES, INC.
                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                YEARS ENDED        SIX MONTHS ENDED
                                                                                DECEMBER 31,           JUNE 30,
                                                                             ------------------    ----------------
                                                                              1996       1997       1997      1998
                                                                             -------    -------    ------    ------
                                                                                                     (UNAUDITED)
Cash flows from operating activities:
     Net income...........................................................   $   667    $   204    $  615    $  459
     Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization......................................       487        629       261       358
       Stock compensation.................................................     --           664        --      --
       Gain on sale of property and equipment.............................        (3)        (7)       (8)       (8)
       Changes in operating assets and liabilities:
          Accounts receivable.............................................    (2,075)    (1,488)   (1,343)      399
          Retainage.......................................................      (135)      (168)       71        74
          Other receivables...............................................         7       (127)      (61)      191
          Inventories.....................................................        49        (10)      (15)      (27)
          Costs and estimated earnings in excess of billings on
            uncompleted contracts.........................................        70        (10)      (78)     (157)
          Prepaid expenses and other current assets.......................        24         21       (18)     (186)
          Other assets....................................................        31        (14)      (12)        2
          Accounts payable and accrued expenses...........................     1,174        634       210      (171)
          Billings in excess of costs and estimated earnings on
            uncompleted contracts.........................................       109        490       240      (241)
          Income taxes payable............................................       281         95       248        89
          Other long-term liabilities.....................................       (74)       (82)       87       (52)
          Deferred income taxes...........................................         5        (22)       (1)     (239)
                                                                             -------    -------    ------    ------
               Net cash provided by operating activities..................       617        809       196       491
                                                                             -------    -------    ------    ------
Cash flows used in investing activities:
     Proceeds from sale of property and equipment.........................         3         11        42         9
     Purchases of property and equipment..................................      (317)      (783)     (197)     (248)
                                                                             -------    -------    ------    ------
               Net cash used in by investing activities...................      (314)      (772)     (155)     (239)
                                                                             -------    -------    ------    ------
Cash flows used in financing activities:
     Borrowings (payments) from line of credit............................       200        400       100      --
     Borrowings of long-term debt.........................................       170        200      --        --
     Payments of long-term debt...........................................      (587)      (552)     (274)     (363)
     Acquisition of treasury stock........................................     --         --         --         (23)
                                                                             -------    -------    ------    ------
               Net cash (used in) provided by financing activities........      (217)        48      (174)     (386)
                                                                             -------    -------    ------    ------
Net increase (decrease) in cash and cash equivalents......................        86         85      (133)     (134)
Cash and cash equivalents, beginning of period............................        55        141       141       226
                                                                             -------    -------    ------    ------
Cash and cash equivalents, end of period..................................   $   141    $   226    $    8    $   92
                                                                             -------    -------    ------    ------
                                                                             -------    -------    ------    ------
Supplemental disclosure of cash flow information:
     Additions under capital lease........................................   $   130    $   405    $  103    $  215
     Cash paid for interest...............................................   $   361    $   343    $  246    $  218
     Cash paid for income taxes...........................................   $   204    $   300    $  249    $  287


   The accompanying notes are an integral part of these financial statements.

                     NEW ENGLAND MECHANICAL SERVICES, INC.
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- BUSINESS AND ORGANIZATION

     New England Mechanical Services, Inc. ('NEMSI'), founded in 1966, primarily specializes in performing design and build projects at manufacturing and research facilities and on-site maintenance work at nuclear power plants.

     NEMSI and its stockholders intend to enter into a definitive agreement with Enfinity Corporation ('Enfinity'), pursuant to which all outstanding shares of NEMSI's common stock will be exchanged for cash and shares of Enfinity common stock concurrently with the consummation of an initial public offering (the 'Offering') of the common stock of Enfinity.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

     NEMSI considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

INVENTORIES

     Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market using the first-in, first-out ('FIFO') method.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

REVENUE RECOGNITION

     NEMSI recognizes revenues when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of completion method measured by the percentage of costs incurred to total estimated costs for each contract. Contract costs include all direct material, subcontracts, and labor costs and those indirect costs related to contract performance such as indirect labor, supplies and tools, repairs and depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined.

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on NEMSI's experience with similar contracts in recent years, the retention balance will be collected in the upcoming year.

WARRANTY COSTS

     NEMSI warrants equipment, labor, and materials for the first year after installation on new air conditioning and heating systems. NEMSI generally warrants labor for 30 days after servicing of existing air conditioning and heating systems. A reserve for warranty costs is recorded as part of the cost to complete each individual job.

                     NEW ENGLAND MECHANICAL SERVICES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

GOODWILL

     Goodwill, representing the difference between total purchase price and the fair value of assets and liabilities at the date of acquisition (see Note 10), is being amortized on a straight-line basis over forty years. Accumulated amortization is $165,000 and $225,000 at December 31, 1997 and 1996, respectively.

INCOME TAXES

     NEMSI records deferred tax assets and liabilities based upon the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes (see Note 9).

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject NEMSI to concentrations of credit risk consist principally of trade accounts receivable. NEMSI does not believe that it is subject to any unusual credit risk beyond the normal credit risk attendant in its business.

NEW ACCOUNTING PRONOUNCEMENTS

     Effective January 1, 1996, NEMSI adopted Statement of Financial Accounting Standards No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of.' Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of NEMSI.

     In June 1998, the Financial Accounting Standards Board ('FASB') issued SFAS No. 133, 'Accounting for Derivative Instruments and Hedging Activities.' (SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supercedes and amends a number of existing standards. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, but earlier adoption is permitted. Upon initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. Recognition of changes in fair value depends on whether the derivative is designated and qualifies as a hedge, and the type of hedging relationship that exists. The Company does not currently, nor does it expect to, hold any derivative instruments or participate in any hedging activities.

UNAUDITED INTERIM FINANCIAL INFORMATION


     The interim financial information for the six month periods ended June 30, 1997 and 1998 has been prepared from the unaudited financial records of NEMSI and in the opinion of management reflects all adjustments, consisting only of normal recurring items, necessary for a fair presentation of the financial position and results of operations and of cash flows for the interim periods.

                     NEW ENGLAND MECHANICAL SERVICES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 3 -- ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Allowance for doubtful accounts activity is as follows:

                                                                             DECEMBER 31,
                                                                           -----------------
                                                                           1996         1997
                                                                           ----         ----
                                                                            (IN THOUSANDS)
Balance, beginning of year..............................................   $ 92         $134
Charges to costs and expenses...........................................    136           (2)
Write-offs..............................................................    (94)         (26)
                                                                           ----         ----
Balance, end of year....................................................   $134         $106
                                                                           ----         ----
                                                                           ----         ----

NOTE 4 -- PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                        ESTIMATED         DECEMBER 31,
                                                                       USEFUL LIVES    ------------------
                                                                         IN YEARS       1996       1997
                                                                       ------------    -------    -------
                                                                                         (IN THOUSANDS)
Land and building...................................................     30 years      $ 1,327    $ 1,386
Transportation equipment............................................      5 years        2,106      2,708
Machinery and equipment.............................................      5 years          596        686
Leasehold improvements..............................................     20 years           11         11
Furniture and fixtures..............................................      5 years          370        911
                                                                                       -------    -------
                                                                                         4,410      5,702
Less -- Accumulated depreciation and amortization...................                    (2,136)    (2,590)
                                                                                       -------    -------
     Property and equipment, net....................................                   $ 2,274    $ 3,112
                                                                                       -------    -------
                                                                                       -------    -------

     Depreciation expense is approximately $569,000 and $427,000 for the years ended 1997 and 1996, respectively.

NOTE 5 -- DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

     The following is a summary of costs, earnings and billings on uncompleted contracts:

                                                                                        DECEMBER 31,
                                                                                     -------------------
                                                                                      1996        1997
                                                                                     -------    --------
                                                                                       (IN THOUSANDS)
Costs incurred on contracts in progress...........................................   $ 6,681    $  9,835
Estimated earnings, net of losses.................................................       914       1,134
                                                                                     -------    --------
                                                                                       7,595      10,969
Less -- Progress billings.........................................................    (7,679)    (11,533)
                                                                                     -------    --------
                                                                                     $   (84)   $   (564)
                                                                                     -------    --------
                                                                                     -------    --------
Costs and estimated earnings in excess of billings on uncompleted contracts.......   $   399    $    409
Billings in excess of costs and estimated earnings on uncompleted contracts.......      (483)       (973)
                                                                                     -------    --------
                                                                                     $   (84)   $   (564)
                                                                                     -------    --------
                                                                                     -------    --------

                     NEW ENGLAND MECHANICAL SERVICES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Accounts payable and accrued expenses consist of the following:

                                                                                        DECEMBER 31,
                                                                                      -----------------
                                                                                       1996       1997
                                                                                       (IN THOUSANDS)
Accounts payable, trade............................................................   $2,305     $3,048
Accrued compensation and benefits..................................................      685        685
Other accrued expenses.............................................................      432        316
Consulting and non-compete agreements..............................................       75         82
                                                                                      ------     ------
                                                                                      $3,497     $4,131
                                                                                      ------     ------
                                                                                      ------     ------

NOTE 6 -- LONG-TERM DEBT

     A summary of senior long-term debt follows:

                                                                                          DECEMBER 31,
                                                                                        ----------------
                                                                                         1996      1997
                                                                                        ------    ------
                                                                                         (IN THOUSANDS)
Commercial term loans, payable in monthly principal installments of $20,100 plus interest at prime plus 1.0% to 1.5%, maturing April 2003, secured by substantially
  all assets of NEMSI................................................................   $1,060    $1,081
Various notes payable, collateralized by vehicles, interest rates ranging from 6.3%
  to 10.0%, payable in various installments through July 2002........................      539       515
                                                                                        ------    ------
                                                                                         1,599     1,596
Less -- Current maturities...........................................................     (384)     (443)
                                                                                        ------    ------
                                                                                        $1,215    $1,153
                                                                                        ------    ------
                                                                                        ------    ------

     These loans contain certain restrictive covenants, including a restriction on the payment of dividends.

     Subordinated long-term debt consists of the following:

                                                                                          DECEMBER 31,
                                                                                        ----------------
                                                                                         1996      1997
                                                                                        ------    ------
                                                                                         (IN THOUSANDS)
Note payable to former stockholder, monthly principal and interest payments of
  $13,000 through March 2004, with a final payment of $586,000 due April 2004.
  Interest is calculated at prime plus 1.5%, with a maximum rate of 12.0% and a
  minimum of 6.0%....................................................................   $1,063    $1,016
Less -- Current maturities...........................................................      (47)      (51)
                                                                                        ------    ------
                                                                                        $1,016    $  965
                                                                                        ------    ------
                                                                                        ------    ------

     The above debt is subordinated to the senior long-term debt described above. See Note 10 for other commitments to the former stockholder.

     NEMSI has available a $1,000,000 line of credit with a bank. The balance outstanding as of December 31, 1997 and 1996 totaled $900,000 and $500,000, respectively. The line of credit expires July 31, 1998 and bears interest at the prime rate in effect during the borrowing term plus 1.0%, or 9.3% at December 31, 1997. The line of credit is secured by substantially all assets of NEMSI.

                     NEW ENGLAND MECHANICAL SERVICES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Aggregate maturities of senior long-term debt and subordinated long-term debt for the next five years are as follows (in thousands):


                            YEARS ENDING DECEMBER 31,
                            -------------------------
   1998....................................................................   $  494
   1999....................................................................      478
   2000....................................................................      308
   2001....................................................................      189
   2002....................................................................      116
                                                                              ------
               Total.......................................................   $1,585
                                                                              ------
                                                                              ------

NOTE 7 -- EQUITY

     During 1997, 61 shares of common stock were issued to various employees of NEMSI. The shares had a fair value of $665,000 at the date of grant, which was recorded as compensation expense and an increase to stockholders' equity.

NOTE 8 -- LEASES

OPERATING LEASES

     NEMSI has several operating lease commitments related to satellite offices that have various expiration dates through August 2002. Approximate future minimum lease commitments under these noncancelable leases are as follows (in thousands):


                            YEARS ENDING DECEMBER 31,
                            -------------------------
   1998.....................................................................   $ 79
   1999.....................................................................     70
   2000.....................................................................     21
   2001.....................................................................     22
   2002.....................................................................     13
                                                                               ----
               Total........................................................   $205
                                                                               ----
                                                                               ----

     Rent expense under these leases totaled approximately $113,000 and $78,000 for the years ended December 31, 1997 and 1996, respectively.

CAPITAL LEASES

     The following is an analysis for leased property under capital leases by major class:

                                                                        ESTIMATED        DECEMBER 31,
                                                                       USEFUL LIVES    -----------------
                                                                         IN YEARS      1996         1997
                                                                       ------------    ----         ----
                                                                                        (IN THOUSANDS)
Class of property:
     Vehicles.......................................................     4-5 years     $167         $573
     Less -- Accumulated depreciation...............................                     27           94
                                                                                       ----         ----
          Leased property, net......................................                   $140         $479
                                                                                       ----         ----
                                                                                       ----         ----

     Depreciation expense related to leased property under capital leases totaled approximately $67,000 and $23,000 for the years ended December 31, 1997 and 1996, respectively, and has been included in depreciation and amortization expense in the accompanying financial statements.

                     NEW ENGLAND MECHANICAL SERVICES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The following is a schedule by year of future minimum lease payments under capital leases, together with the present value of the net minimum lease payments at December 31, 1997 (in thousands):

                           YEARS ENDING DECEMBER 31,
----------------------------------------------------------------------------
   1998.....................................................................   $186
   1999.....................................................................    148
   2000.....................................................................    131
   2001.....................................................................     72
                                                                               ----
   Total minimum lease payments.............................................    537
   Less -- Amount representing interest.....................................     79
                                                                               ----
                                                                               $458
                                                                               ----
                                                                               ----

NOTE 9 -- INCOME TAXES

     The major components of NEMSI's provision for income taxes for the years ended December 31, 1996 and 1997 are summarized below:

                                                                   DECEMBER 31,
                                                                 -----------------
                                                                 1996         1997
                                                                 ----         ----
                                                                  (IN THOUSANDS)
Current:
     Federal..................................................   $378         $154
     State....................................................    139           54
                                                                 ----         ----
                                                                  517          208
Deferred......................................................    (32)         (22)
                                                                 ----         ----
     Total provision for income taxes.........................   $485         $186
                                                                 ----         ----
                                                                 ----         ----

     A reconciliation of statutory tax rates to effective tax rate for the years ended December 31, 1996 and 1997 is as follows:

                                                                                          DECEMBER 31,
                                                                                  -----------------------------
                                                                                      1996             1997
                                                                                  ------------     ------------
                                                                                     (DOLLARS IN THOUSANDS)
U.S. federal statutory rate....................................................   $382    34.0%    $133    34.0%
Increase in rate resulting from:
     State taxes, net of federal benefit.......................................     85     7.6       31     7.9
     Non-deductible expenses, increase in cash surrender value of life
       insurance and other.....................................................     18     1.6       22     5.7
                                                                                  ----    ----     ----    ----
     Effective rate............................................................   $485    43.2%    $186    47.6%
                                                                                  ----    ----     ----    ----
                                                                                  ----    ----     ----    ----

                     NEW ENGLAND MECHANICAL SERVICES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The components of the net deferred tax asset (liability) as of December 31, 1996 and 1997 are as follows:

                                                                    DECEMBER 31,
                                                                  -----------------
                                                                  1996         1997
                                                                  ----         ----
                                                                   (IN THOUSANDS)
Deferred tax assets:
     Accrued vacation compensation.............................   $34          $ 46
     Receivables...............................................    19             8
     Other assets..............................................    25            50
                                                                  ----         ----
          Total deferred tax asset.............................    78           104
Property and equipment, net....................................   (85)          (89)
                                                                  ----         ----
Net deferred tax asset (liability).............................   $(7)        $ 15
                                                                  ----         ----
                                                                  ----         ----

     The actual tax provision differs from amounts obtained by applying the statutory federal income tax rate to income before taxes primarily due to state income taxes and certain non-deductible expenses.

NOTE 10 -- RELATED-PARTY TRANSACTIONS

     On April 15, 1994, NEMSI's former majority stockholder and spouse divested themselves of all of their stock in NEMSI. A portion of their stock (425 shares) was purchased by the remaining stockholder and the remainder (425 shares) was purchased by NEMSI with a note payable (see Note 6). In addition, NEMSI purchased its headquarters from the former stockholder, which had previously been leased by the stockholder to NEMSI. NEMSI also entered into consulting and non-compete agreements with the former stockholders through 2004. As a result of this change in ownership, $2,303,000 of goodwill was recorded and is being amortized over 40 years. Remaining commitments under the consulting and non-compete agreements are as follows (in thousands):

                           YEARS ENDING DECEMBER 31,
                           -------------------------
   1998....................................................................   $  192
   1999....................................................................      192
   2000....................................................................      192
   2001....................................................................      192
   2002 and thereafter.....................................................    1,072
                                                                              ------
               Total.......................................................   $1,840
                                                                              ------
                                                                              ------

NOTE 11 -- EMPLOYEE BENEFIT PLAN

     NEMSI maintains a profit sharing plan covering all of its employees in which employees may elect voluntary contributions on a pretax and/or after-tax basis. Employer contributions are determined annually at the discretion of the board of directors. Employer contributions totaled approximately $213,000 and $250,000 for the years ended December 31, 1997 and 1996.

NOTE 12 -- FINANCIAL INSTRUMENTS

     NEMSI's financial instruments consist of cash and cash equivalents, trade accounts receivable, a line of credit, notes payable and debt. The Company believes that the carrying value of these instruments on the accompanying balance sheet approximates their fair value due to their nature.

                     NEW ENGLAND MECHANICAL SERVICES, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 13 -- COMMITMENTS AND CONTINGENCIES

LITIGATION

     NEMSI is involved in legal actions arising in the ordinary course of business. Management does not believe the outcome of such legal actions will have a material adverse effect on NEMSI's financial position or results of operations.

INSURANCE

     NEMSI carries a broad range of insurance coverage, including business auto liability, general liability and an umbrella policy. NEMSI has not incurred significant claims or losses on any of these insurance policies.

     NEMSI is self-insured for medical claims up to $75,000 per year per covered individual. Claims in excess of these amounts are covered by a stop-loss policy. NEMSI is also protected by an aggregate stop loss policy which caps annual claim exposure at 125.0% of the estimated amount. The aggregate stop loss amount is $775,000 for fiscal 1997.

NOTE 14 -- SUBSEQUENT EVENTS (UNAUDITED)

     NEMSI and its stockholders have entered into a definitive agreement with Enfinity pursuant to which NEMSI will merge with a wholly owned subsidiary of Enfinity. All outstanding shares of NEMSI will be exchanged for cash and common stock of Enfinity concurrently with the consummation of the initial public offering of the common stock of Enfinity.


     NEMSI extended the expiration date for its line of credit until such time as the merger with Enfinity is completed. All other terms remain the same.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
LEE COMPANY

     In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Lee Company ('Lee') at December 31, 1996 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of Lee's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Nashville, Tennessee
April 3, 1998

                                  LEE COMPANY
                                 BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                        DECEMBER 31,
                                                                                      ----------------    JUNE 30,
                                                                                       1996     1997        1998
                                                                                      ------   -------   -----------
                                                                                                         (UNAUDITED)
ASSETS
Current assets:
     Cash and cash equivalents......................................................  $   39   $    74     $   276
     Accounts receivable:
          Trade accounts receivable, net of allowance of $200 in 1996 and 1997......   3,602     6,628       5,748
          Retainage.................................................................     771     1,140       1,357
          Officer and employee accounts receivable..................................     179       134         217
          Current portion of long-term note receivable from officer.................     100       100         100
          Other current receivables.................................................    --         177         137
     Costs and estimated earnings in excess of billings on uncompleted contracts....   1,024     1,281       1,270
     Inventories....................................................................     101       109         131
     Prepaid expenses and other current assets......................................      85       100         345
     Deferred income taxes..........................................................     430       523         528
     Income taxes refundable........................................................      69     --         --
                                                                                      ------   -------   -----------
               Total current assets.................................................   6,400    10,266      10,109
Property and equipment, net.........................................................   1,647     3,597       1,023
Other assets........................................................................     653       719         274
                                                                                      ------   -------   -----------
               Total assets.........................................................  $8,700   $14,582     $11,406
                                                                                      ------   -------   -----------
                                                                                      ------   -------   -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Line of credit.................................................................  $ --     $ 1,197     $--
     Current portion of obligations under capital lease.............................     213        27      --
     Current portion of long-term debt..............................................     100       100      --
     Accounts payable...............................................................   1,425     2,189       2,633
     Accrued expenses...............................................................   1,221     1,611       1,648
     Billings in excess of costs and estimated earnings on uncompleted contracts....   1,152     1,931       1,430
     Unearned revenue...............................................................     313       388         411
     Income taxes payable...........................................................      26       120         122
                                                                                      ------   -------   -----------
               Total current liabilities............................................   4,450     7,563       6,244
Obligations under capital lease, net of current portion.............................     997     2,667      --
Long-term debt, net of current portion..............................................     175        75      --
Other liabilities...................................................................    --       --             12
                                                                                      ------   -------   -----------
               Total liabilities....................................................   5,622    10,305       6,256
                                                                                      ------   -------   -----------
Commitments and contingencies (Notes 7 and 12)
Stockholders' equity:
     Common stock, no par value; 500,000 shares authorized; 500,000 and 383,333
      shares issued and outstanding at December 31, 1996 and 1997, respectively.....      50        38          38
     Additional paid-in capital.....................................................      50        38          38
     Net unrealized gain on securities available for sale...........................    --         134          32
     Retained earnings..............................................................   3,945     4,067       5,042
     Less -- Treasury stock.........................................................    (967)    --         --
                                                                                      ------   -------   -----------
               Total stockholders' equity...........................................   3,078     4,277       5,150
                                                                                      ------   -------   -----------
               Total liabilities and stockholders' equity...........................  $8,700   $14,582     $11,406
                                                                                      ------   -------   -----------
                                                                                      ------   -------   -----------


   The accompanying notes are an integral part of these financial statements.

                                  LEE COMPANY
                            STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)


                                                                                                   SIX MONTHS
                                                                            YEARS ENDED              ENDED
                                                                            DECEMBER 31,            JUNE 30,
                                                                         ------------------    ------------------
                                                                          1996       1997       1997       1998
                                                                         -------    -------    -------    -------
                                                                                                  (UNAUDITED)
Revenues..............................................................   $34,639    $39,681    $15,874    $24,488
Cost of revenues......................................................    26,541     30,316     12,308     18,570
                                                                         -------    -------    -------    -------
     Gross profit.....................................................     8,098      9,365      3,566      5,918
Selling, general and administrative expenses..........................     6,663      7,325      2,972      4,266
                                                                         -------    -------    -------    -------
     Income from operations...........................................     1,435      2,040        594      1,652
Other (income) expense:
     Interest expense.................................................       406        521        260        150
     Interest income..................................................       (75)       (44)       (25)       (23)
     Gain on sale of assets...........................................     --          (182)       (60)       (55)
     Other............................................................        (5)        (5)        (5)     --
                                                                         -------    -------    -------    -------
Income before provision for income taxes..............................     1,109      1,750        424      1,580
Provision for income taxes............................................       442        685        166        605
                                                                         -------    -------    -------    -------
Net income............................................................   $   667    $ 1,065    $   258    $   975
                                                                         -------    -------    -------    -------
                                                                         -------    -------    -------    -------


   The accompanying notes are an integral part of these financial statements.

                                  LEE COMPANY
                       STATEMENT OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                     NET
                                                                               UNREALIZED GAIN
                                                COMMON STOCK      ADDITIONAL    ON SECURITIES                              TOTAL
                                              -----------------    PAID-IN        AVAILABLE      RETAINED   TREASURY   STOCKHOLDERS'
                                               SHARES    AMOUNT    CAPITAL        FOR SALE       EARNINGS    STOCK        EQUITY
                                              --------   ------   ----------   ---------------   --------   --------   -------------
Balance at December 31, 1995...............    500,000    $ 50       $ 50          $--            $3,278    $   (967)     $ 2,411
     Net income............................      --        --         --            --               667       --             667
                                              --------   ------     -----          -------       --------   --------   -------------
Balance at December 31, 1996...............    500,000      50         50           --             3,945        (967)       3,078
     Comprehensive income
          Net income.......................      --        --         --            --             1,065       --           1,065
          Net unrealized gain on securities
            available for sale.............      --        --         --                134         --         --             134
                                              --------   ------     -----          -------       --------   --------   -------------
          Comprehensive income, subtotal...      --        --         --            --              --         --           1,199
                                              --------   ------     -----          -------       --------   --------   -------------
     Retirement of treasury stock..........   (116,667)    (12)       (12)          --              (943)        967       --
                                              --------   ------     -----          -------       --------   --------   -------------
Balance at December 31, 1997...............    383,333      38         38              134         4,067       --           4,277
     Comprehensive income
          Net income (unaudited)...........      --         --        --            --               975       --             975
          Net unrealized gain on securities
            available for sale
            (unaudited)....................      --        --         --               102         --          --            (102)
                                              --------   ------     -----          -------       --------   --------   -------------
          Comprehensive income, subtotal...      --        --         --            --             --          --             873
                                              --------   ------     -----          -------       --------   --------   -------------
Balance at June 30, 1998 (unaudited).......    383,333    $ 38       $ 38          $    32        $5,042    $  --         $ 5,150
                                              --------   ------     -----          -------       --------   --------   -------------
                                              --------   ------     -----          -------       --------   --------   -------------


   The accompanying notes are an integral part of these financial statements.

                                  LEE COMPANY
                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                             YEARS ENDED         SIX MONTHS ENDED
                                                                             DECEMBER 31,            JUNE 30,
                                                                          ------------------    ------------------
                                                                           1996       1997       1997       1998
                                                                          -------    -------    -------    -------
                                                                                                   (UNAUDITED)
Cash flows from operating activities:
     Net income........................................................   $   667    $ 1,065    $   258    $   975
     Adjustments to reconcile net income to net cash provided by (used
       in) operating activities:
          Depreciation expense.........................................       426        517        247        165
          Net realized gain on sale of investments.....................     --          (176)       (60)     --
          Net gain on disposal of property and equipment...............     --           (77)        11        (54)
          Deferred income taxes........................................      (116)       (61)        73        (21)
          Changes in assets and liabilities:
               Trade and retainage accounts receivable.................     1,263     (3,395)    (1,663)       663
               Officer and employee accounts and note receivable.......       151        149         77        (33)
               Other receivables.......................................         5       (451)      (110)       314
               Inventories.............................................        30         (8)       (17)       (22)
               Costs and estimated earnings in excess of billings on
                 uncompleted contracts.................................      (297)      (257)       214         11
               Prepaid expenses and other assets.......................       (26)       (40)       (65)      (260)
               Accounts payable........................................      (478)       764      1,610        444
               Accrued expenses........................................      (248)       390       (293)        37
               Unearned revenue........................................       191         75         (7)        35
               Billings in excess of costs and estimated earnings on
                 uncompleted contracts.................................        42        779       (203)      (501)
               Income taxes payable....................................      (546)       163        136          2
                                                                          -------    -------    -------    -------
          Net cash provided by (used in) operating activities..........     1,064       (563)       208      1,755
                                                                          -------    -------    -------    -------
Cash flows from investing activities:
     Additions to property and equipment...............................      (170)    (3,453)    (1,536)      (261)
     Equipment sale proceeds...........................................     --         2,745         50         45
     Proceeds on sale of investments...................................     --           422         80         50
     Purchases of investments..........................................       (25)       (25)       (25)     --
     Investment principal distributions................................        10         10          2      --
                                                                          -------    -------    -------    -------
               Net cash used in investing activities...................      (185)      (301)    (1,429)      (166)
Cash flows from financing activities:
     Net activity on line of credit....................................      (867)     1,197      1,217     (1,197)
     Proceeds from long-term debt and sale of building.................     --         1,900        564      --
     Repayments of long-term debt and capital leases...................      (250)    (2,198)      (163)      (190)
                                                                          -------    -------    -------    -------
               Net cash (used in) provided by financing activities.....    (1,117)       899      1,618     (1,387)
                                                                          -------    -------    -------    -------
Net (decrease) increase in cash and cash equivalents...................      (238)        35        397        202
Cash and cash equivalents, beginning of period.........................       277         39         39         74
                                                                          -------    -------    -------    -------
Cash and cash equivalents, end of period...............................   $    39    $    74    $   436    $   276
                                                                          -------    -------    -------    -------
                                                                          -------    -------    -------    -------
Supplemental disclosure of cash flow information:
     Cash paid for interest............................................   $   406    $   519    $    36    $   194
     Cash paid for income taxes........................................   $ 1,102    $   675    $    51    $   623


   The accompanying notes are an integral part of these financial statements.

                                  LEE COMPANY
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- BUSINESS AND ORGANIZATION

     Lee Company ('Lee'), founded in 1944, specializes in the design, engineering and installation of energy and indoor environmental systems.

     Lee and its stockholders intend to enter into a definitive agreement with Enfinity Corporation ('Enfinity'), pursuant to which all outstanding shares of Lee's common stock will be exchanged for cash and shares of Enfinity common stock concurrently with the consummation of an initial public offering (the 'Offering') of the common stock of Enfinity.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

     Lee considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

INVENTORIES

     Inventories consist of supplies, parts and equipment held for use in the ordinary course of business and are stated at the lower of cost (average) or market.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation is generally computed using the double-declining balance accelerated method over the estimated useful lives of purchased property and equipment. For vehicles under capital lease, depreciation is calculated using straight-line depreciation over the lease term. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

LONG-TERM INVESTMENTS

     Long-term investments consist of investments in property, certain privately-held entities with no readily available market prices and marketable equity securities. The investments in property and privately-held entities are accounted for under the cost method. The marketable equity securities are classified as available for sale and recorded at market value of $179,000 at December 31, 1997. Changes in unrealized gains and losses are not recognized in earnings, but are reported as a separate component of stockholders' equity. No such marketable equity securities were held at December 31, 1996.

TREASURY STOCK

     Treasury stock is recorded at cost. In 1997, Lee retired its treasury stock.

REVENUE RECOGNITION

     Lee recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the costs incurred as a percentage of the total estimated costs for each contract. Contract costs include all direct material, subcontracts and labor costs and those indirect costs related to contract performance such as indirect labor, supplies, tools, repairs and depreciation costs.

                                  LEE COMPANY
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined. The reserve for estimated losses on uncompleted contracts was $13,321 at December 31, 1997. No reserve was recorded at December 31, 1996.

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts are due upon completion of the contracts and acceptance by the customer. Based on Lee's experience with similar contracts in recent years, the retainage is expected to be collected in the upcoming fiscal year.

WARRANTY COSTS

     Lee warrants labor for the first year after installation on new air conditioning and heating systems. A reserve for warranty costs is recorded as part of the cost to complete each individual job.

INCOME TAXES

     Deferred income taxes reflect the tax consequences of temporary differences between the assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. The principal temporary differences of Lee relate to allowance for doubtful accounts, unearned revenue, vacation accrual, warranty reserve and differences arising from capital lease accounting.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject Lee to concentrations of credit risk consist principally of trade accounts receivable and retainage. Lee follows the practice of filing statutory liens on construction projects where collection problems are anticipated. The liens serve as collateral for trade accounts receivable. Lee does not believe that it is subject to any unusual credit risk beyond the normal credit risk inherent in its business.

NEW ACCOUNTING PRONOUNCEMENTS

     Effective January 1, 1996, Lee adopted Statement of Financial Accounting Standards No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.' Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of Lee.

     In June 1998, the Financial Accounting Standards Board ('FASB') issued SFAS No. 133, 'Accounting for Derivative Instruments and Hedging Activities.' (SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supercedes and amends a number of existing standards. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, but earlier adoption is permitted. Upon initial application, all derivatives are required to be recognized in the

                                  LEE COMPANY
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

statement of financial position as either assets or liabilities and measured at fair value. Recognition of changes in fair value depends on whether the derivative is designated and qualifies as a hedge, and the type of hedging relationship that exists. The Company does not currently, nor does it expect to, hold any derivative instruments or participate in any hedging activities.

CASH FLOW INFORMATION

     Individual amounts comprising non-cash transactions during 1996 and 1997 were as follows:

                                                                                        YEARS ENDED
                                                                                        DECEMBER 31,
                                                                                     ------------------
                                                                                     1996        1997
                                                                                     -----      -------
                                                                                       (IN THOUSANDS)
Capital lease on vehicle purchases................................................   $(426)     $  (416)
Capital lease of building.........................................................    --         (2,700)
Disposal of vehicles under capital lease obligation...............................    --          1,433
Receivable on sale of investments.................................................    --             70
Exchange of investments...........................................................    --             45
Net unrealized appreciation in equity securities..................................    --            134
                                                                                     -----      -------
     Total non-cash transactions..................................................   $(426)     $(1,434)
                                                                                     -----      -------
                                                                                     -----      -------

UNAUDITED INTERIM FINANCIAL INFORMATION


     The interim financial information for the six month periods ended June 30, 1997 and 1998 has been prepared from the unaudited financial records of Lee and in the opinion of management reflects all adjustments, consisting only of normal recurring items, necessary for a fair presentation of the financial position and results of operations and of cash flows for the interim periods.


NOTE 3 -- ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Allowance for doubtful accounts activity is as follows:

                                                                                         DECEMBER 31,
                                                                                        --------------
                                                                                        1996      1997
                                                                                        ----      ----
                                                                                        (IN THOUSANDS)
Balance, beginning of year...........................................................   $200      $200
Charges to costs and expenses........................................................     35        15
Write-offs...........................................................................    (35)      (15)
                                                                                        ----      ----
                                                                                        $200      $200
                                                                                        ----      ----
                                                                                        ----      ----

                                  LEE COMPANY
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4 -- PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                       ESTIMATED        DECEMBER 31,
                                                                      USEFUL LIVES    -----------------
                                                                        IN YEARS       1996       1997
                                                                      ------------    -------    ------
                                                                                       (IN THOUSANDS)
Land...............................................................                   $    10    $  427
Building under capital lease.......................................       20 years      --        2,273
Leasehold improvements.............................................     Lease term        323       468
Vehicles and equipment.............................................     5-10 years        811       843
Furniture, fixtures and office equipment...........................     5-10 years        652       539
Vehicles under capital lease.......................................     Lease term      1,425      --
Construction-in-progress...........................................                        30      --
                                                                                      -------    ------
     Total property and equipment..................................                     3,251     4,550
Less -- Accumulated depreciation and amortization..................                    (1,604)     (953)
                                                                                      -------    ------
     Property and equipment, net...................................                   $ 1,647    $3,597
                                                                                      -------    ------
                                                                                      -------    ------

     Depreciation expense was approximately $426,000 and $517,000 for the years ended December 31, 1996 and 1997, respectively.

NOTE 5 -- DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

     Installation contracts in progress are as follows:

                                                                                       DECEMBER 31,
                                                                                   --------------------
                                                                                     1996        1997
                                                                                   --------    --------
                                                                                      (IN THOUSANDS)
Costs incurred on contracts in progress.........................................   $ 10,932    $ 19,220
Estimated earnings, net of losses...............................................      3,631       4,792
                                                                                   --------    --------
                                                                                     14,563      24,012
Less -- Billings to date........................................................    (14,691)    (24,662)
                                                                                   --------    --------
                                                                                   $   (128)   $   (650)
                                                                                   --------    --------
                                                                                   --------    --------
Costs and estimated earnings in excess of billings on uncompleted contracts.....   $  1,024    $  1,281
Billings in excess of costs and estimated earnings on uncompleted contracts.....     (1,152)     (1,931)
                                                                                   --------    --------
                                                                                   $   (128)   $   (650)
                                                                                   --------    --------
                                                                                   --------    --------

                                  LEE COMPANY
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Accrued expenses consist of the following:

                                                                                          DECEMBER 31,
                                                                                        ----------------
                                                                                         1996      1997
                                                                                        ------    ------
                                                                                         (IN THOUSANDS)
Vacation accrual.....................................................................   $  341    $  443
Salaries, wages and commissions......................................................      275       350
Warranty reserve.....................................................................      222       247
Bonuses..............................................................................      160       179
401(k) matching contributions........................................................      101       115
General insurance reserve............................................................       31       114
Health insurance reserve.............................................................       41       100
Other taxes payable..................................................................       31        42
Other................................................................................       19        21
                                                                                        ------    ------
     Total accrued expenses..........................................................   $1,221    $1,611
                                                                                        ------    ------
                                                                                        ------    ------

NOTE 6 -- LINE OF CREDIT AND LONG-TERM DEBT

                                                                                          DECEMBER 31,
                                                                                         ---------------
                                                                                         1996      1997
                                                                                         -----    ------
                                                                                         (IN THOUSANDS)
Line of credit with First American National Bank, limit of $2,200,000 at December 31,
  1997. Interest at variable rate (8.5% at December 31, 1997), expiring December 31,
  1998, renewable annually. Secured by accounts receivable and inventory..............   $--      $1,197
                                                                                         -----    ------
                                                                                         -----    ------
Long-term debt:
     Note payable to First American National Bank with offsetting note receivable from an officer of Lee for purchase of stock from another stockholder. Interest at
      variable rate (8.5% at December 31, 1997). Secured by property..................   $ 275    $  175
Less -- Current portion...............................................................    (100)     (100)
                                                                                         -----    ------
                                                                                         $ 175    $   75
                                                                                         -----    ------
                                                                                         -----    ------

     Long-term debt of $75,000 at December 31, 1997 will mature in 1999.

     As a condition of the line of credit agreement, Lee is required to maintain certain financial and operating measurements, including minimum working capital and net worth levels. Lee was in compliance with all covenants for the years ended December 31, 1996 and 1997.

NOTE 7 -- LEASE OBLIGATIONS

     The majority of Lee's vehicles used in operations were leased through a leasing company, wholly-owned by stockholders of the Company, with non-cancelable lease terms of five years. The leases qualified as capital leases in accordance with Statement of Financial Accounting Standards No. 13 'Accounting for Leases' (SFAS 13). Accordingly, both the equipment and obligation are reflected in Lee's balance sheet at December 31, 1996. Interest rates implicit in the leases ranged from 25.0% to 45.0%. The net book value of leased vehicles included in property and equipment was approximately $1,043,000 at December 31, 1996.

     During 1997, Lee canceled its vehicle capital leases with the partnership of stockholders and entered into a new master lease agreement for the same vehicles with a third party. Under the terms of the new leasing agreement, the leases qualify as operating leases in accordance with SFAS 13. The

                                  LEE COMPANY
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

minimum lease term for these vehicles is one year. Rent expense was approximately $111,000 for the year ended December 31, 1997.

     Lee also leased its corporate headquarters and operating facility under an operating lease with rent expense of approximately $184,000 for the years ended December 31, 1996 and December 31, 1997, respectively. In October 1997, Lee relocated its corporate headquarters and operations to a facility purchased under capital lease, as described further in Note 9.

     During 1997, Lee entered a master lease agreement for certain computer equipment, software and furniture under operating lease with lease commitments of three to four years for each item. The lease commitments are included in the schedule below.

     The following is a schedule of future minimum lease payments at December 31, 1997 under capital and operating leases:

                             YEARS ENDING DECEMBER 31,                               CAPITAL    OPERATING
                             -------------------------                               -------    ---------
                                                                                        (IN THOUSANDS)
   1998...........................................................................   $   350     $   750
   1999...........................................................................       350         132
   2000...........................................................................       350         128
   2001...........................................................................       350          56
   2002...........................................................................       350       --
   Thereafter.....................................................................     5,191       --
                                                                                     -------    ---------
                                                                                       6,941     $ 1,066
                                                                                                ---------
                                                                                                ---------
   Less -- Implied interest.......................................................    (4,247)
                                                                                     -------
   Present value of net minimum lease payments....................................     2,694
   Less -- Current portion of capital lease obligation............................       (27)
                                                                                     -------
   Long-term capital lease obligation.............................................   $ 2,667
                                                                                     -------
                                                                                     -------

NOTE 8 -- INCOME TAXES

     The provisions for income taxes for the periods are summarized as follows:

                                                                                         YEARS ENDED
                                                                                         DECEMBER 31,
                                                                                        --------------
                                                                                        1996      1997
                                                                                        ----      ----
                                                                                        (IN THOUSANDS)
Current:
     Federal.........................................................................   $392      $616
     State...........................................................................     73       130
                                                                                        ----      ----
                                                                                         465       746
Deferred:
     Federal.........................................................................    (19)      (50)
     State...........................................................................     (4)      (11)
                                                                                        ----      ----
                                                                                         (23)      (61)
                                                                                        ----      ----
          Total provision for income taxes...........................................   $442      $685
                                                                                        ----      ----
                                                                                        ----      ----

                                  LEE COMPANY
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Reconciliations of statutory tax rates to effective tax rates are as follows:

                                                                              YEARS ENDED DECEMBER 31,
                                                                          ------------------------------
                                                                              1996              1997
                                                                          ------------      ------------
                                                                              (DOLLARS IN THOUSANDS)
U.S. Federal statutory rate............................................   $377    34.0%     $595    34.0%
Increase in rate resulting from:
     State taxes, net of federal benefit...............................     46     4.1        79     4.5
     Nondeductible expenses............................................     19     1.7        11     0.6
                                                                          ----    ----      ----    ----
          Effective rate...............................................   $442    39.8%     $685    39.1%
                                                                          ----    ----      ----    ----
                                                                          ----    ----      ----    ----

     The components of deferred tax assets are as follows:

                                                                                         DECEMBER 31,
                                                                                        --------------
                                                                                        1996      1997
                                                                                        ----      ----
                                                                                        (IN THOUSANDS)
Current:
     Vacation accrual................................................................   $130      $168
     Warranty reserve................................................................     84        94
     Allowance for doubtful accounts.................................................     76        76
     Unearned revenue................................................................    118       147
     Health insurance reserve........................................................     16        38
     Charitable contributions carryover..............................................      6       --
                                                                                        ----      ----
          Total current..............................................................    430       523
                                                                                        ----      ----
Long-term:
     Capital leases..................................................................     38         6
                                                                                        ----      ----
          Total long-term............................................................     38         6
                                                                                        ----      ----
          Total deferred tax assets..................................................   $468      $529
                                                                                        ----      ----
                                                                                        ----      ----

NOTE 9 -- RELATED-PARTY TRANSACTIONS

     Lee leased its corporate and operating facilities through October 1997 from a partnership which is wholly-owned by stockholders of Lee. The lease agreement contained a commitment to lease through September 2000; however, based on Lee's completion of construction of a new facility in October 1997, as discussed further below, the partnership revised its commitment to require rental payments only through December 31, 1997. Leasehold improvements of approximately $194,000, net, have been depreciated fully through December 31, 1997.

     In October 1997, Lee completed construction of a new corporate headquarters and operations building which was then sold to a partnership, wholly-owned by stockholders of Lee. Lee sold the facility to the partnership for $2,700,000 recognizing no gain or loss on the transaction. Additional capitalized costs of construction of approximately $429,000 represent improvements in the original building design. These costs are classified as leasehold improvements to be depreciated over the lease term. The lease requires monthly payments of approximately $29,000, increasing for inflation after five years, commencing October 24, 1997 and continuing through October 24, 2017. The lease qualifies as a capital lease. The partnership entered into third-party debt to finance its purchase of the facility from Lee. Lee guaranteed the partnership's debt in conjunction with this transaction.

     Lee has a note receivable from its president to facilitate his purchase of Lee common shares from another stockholder. Lee issued a note payable to First American National Bank which provided the funds for this transaction, as described in Note 6. The note receivable bears interest at the same variable rate charged to Lee by the bank. The balance is being repaid based on the same amortization as Lee's

                                  LEE COMPANY
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

note payable from its president, with payments being received from the president through payroll deduction. Both notes are scheduled to be paid in full by October 1999.

     Lee has receivables from several officers of Lee for payment of various personal expenses. The outstanding balances bear interest at market rates.

NOTE 10 -- EMPLOYEE BENEFIT PLANS

     Lee has a 401(k) savings plan that covers substantially all employees with over one year of service. Lee matches employee contributions at a rate of 25.0%. Total contributions by Lee under the plan were approximately $101,000 and $115,000 for the years ended December 31, 1996 and 1997, respectively.

     Lee provides health insurance for its employees and covered dependents through a plan that is partially self-insured. Lee retains risk for losses up to $20,000 per employee annually. Lee maintains third party insurance to cover losses greater than $20,000 up to $1,000,000 per employee annually. Annual losses in excess of $1,000,000 are retained by Lee. Lee has not incurred any losses that approach the threshold of its coverage.

NOTE 11 -- FINANCIAL INSTRUMENTS

     Lee's financial instruments consist of cash and cash equivalents, long-term investments, accounts receivable and payable, accrued expenses, and debt. Except for capital lease obligations, Lee believes the carrying values of these instruments on the accompanying balance sheet approximate their fair value due to their nature and the variable interest rates charged. Capital lease obligations would total approximately $2,680,000 using current market rates.

NOTE 12 -- COMMITMENTS AND CONTINGENCIES

INSURANCE

     Lee carries a broad range of insurance coverage, including business auto liability, general liability and an umbrella policy. Lee has not incurred significant claims or losses on any of these insurance policies.

NOTE 13 -- SUBSEQUENT EVENTS (UNAUDITED)

     Lee and its stockholders have entered into a definitive agreement with Enfinity pursuant to which Lee will merge with a wholly owned subsidiary of Enfinity. All outstanding shares of Lee will be exchanged for cash and common stock of Enfinity concurrently with the consummation of the initial public offering of the common stock of Enfinity.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
HILL YORK CORPORATION AND
HILL YORK SERVICE CORPORATION

     In our opinion, the accompanying combined balance sheet and the related combined statements of operations, stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Hill York Corporation and Hill York Service Corporation (collectively, 'Hill York') at March 31, 1996 and 1997 and December 31, 1997 and the results of their operations and their cash flows for the years ended March 31, 1996 and 1997 and the nine months ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of Hill York's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP
Philadelphia, Pennsylvania
March 14, 1998

                             HILL YORK CORPORATION
                             COMBINED BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                       MARCH 30,
                                                                    ----------------    DECEMBER 31,      JUNE 30,
                                                                     1996      1997         1997            1998
                                                                    ------    ------    ------------    ------------
                                                                                                        (UNAUDITED)
ASSETS
Current assets:
     Cash and cash equivalents...................................   $  453    $  409      $    207        $    193
     Accounts receivable:
          Trade, (net of allowance for doubtful accounts of $60,
            $40 and $40 at March 31, 1996, March 31, 1997 and
            December 31, 1997, respectively).....................    4,624     3,308         5,393           5,660
          Retainage..............................................    1,392     1,859         2,494           1,530
     Costs in estimated earnings in excess of billings on
       uncompleted contracts.....................................      689       732           385             586
     Inventories.................................................      132       186           164             218
     Prepaid expenses and other current assets...................       41       295           262             566
     Deferred income taxes.......................................       18      --             453             271
                                                                    ------    ------    ------------    ------------
          Total current assets...................................    7,349     6,789         9,358           9,024
Property and equipment, net......................................    1,519     1,613         1,562           1,572
Due from related parties -- noncurrent...........................      343       363           298             293
Deferred income taxes............................................       36        55        --              --
Other assets.....................................................      144        94           175             168
                                                                    ------    ------    ------------    ------------
          Total assets...........................................   $9,391    $8,914      $ 11,393        $ 11,057
                                                                    ------    ------    ------------    ------------
                                                                    ------    ------    ------------    ------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Lines of credit.............................................   $  100    $ --        $    100        $    150
     Current portion of long-term debt...........................       50        50            50              50
     Current portion of capital lease obligations................       95       122            90             110
     Accounts payable............................................    2,866     2,513         3,393           3,718
     Accrued expenses............................................    2,099     2,453         2,047           1,336
     Billings in excess of costs and estimated earnings on
       uncompleted contracts.....................................    1,153       558         1,969           1,923
     Unearned revenue............................................      263       284           249             290
     Due to related parties......................................       12        18        --              --
     Income taxes payable........................................       13        32           482             221
     Deferred income taxes.......................................        2        28        --              --
                                                                    ------    ------    ------------    ------------
          Total current liabilities..............................    6,653     6,058         8,380           7,798
Obligations under capital lease, net of current portion..........      154       186           143             121
Long-term debt, net of current portion...........................      458       408           371             346
Deferred income tax..............................................     --           6            10              39
                                                                    ------    ------    ------------    ------------
          Total liabilities......................................    7,265     6,658         8,904           8,304
Commitments and contingencies
Stockholders' equity:
     Common stock, $0 par value; 150,300 shares authorized;
       79,460 shares issued and outstanding......................      869       869           869             869
     Retained earnings...........................................    1,257     1,387         1,620           1,884
                                                                    ------    ------    ------------    ------------
          Total stockholders' equity.............................    2,126     2,256         2,489           2,753
                                                                    ------    ------    ------------    ------------
          Total liabilities and stockholders' equity.............   $9,391    $8,914      $ 11,393        $ 11,057
                                                                    ------    ------    ------------    ------------
                                                                    ------    ------    ------------    ------------


    The accompanying notes are an integral part of these combined financial statements.

                             HILL YORK CORPORATION
                        COMBINED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)


                                                   YEARS ENDED          NINE MONTHS ENDED        SIX MONTHS ENDED
                                                    MARCH 31,              DECEMBER 31,              JUNE 30,
                                                ------------------    ----------------------    ------------------
                                                 1996       1997         1996         1997       1997       1998
                                                -------    -------    -----------    -------    -------    -------
                                                                      (UNAUDITED)                  (UNAUDITED)
Revenues.....................................   $28,667    $31,430      $23,123      $25,863    $15,747    $18,883
Cost of revenues.............................    22,526     24,121       18,002       20,432     11,901     14,673
                                                -------    -------    -----------    -------    -------    -------
     Gross profit............................     6,141      7,309        5,121        5,431      3,846      4,210
Selling, general and administrative
  expenses...................................     5,758      6,992        4,985        5,082      3,444      3,792
                                                -------    -------    -----------    -------    -------    -------
     Income from operations..................       383        317          136          349        402        418
Other (income) expense:
     Interest expense........................        85         69           52           58         38         45
     Interest income.........................        (2)        (3)          (3)          (5)        (1)        (2)
     Other income, net.......................       (62)       (74)         (52)         (50)       (42)       (24)
                                                -------    -------    -----------    -------    -------    -------
Income before provision for income taxes.....       362        325          139          346        407        399
Provision for income taxes...................        98        115           58          113        115        135
                                                -------    -------    -----------    -------    -------    -------
Net income...................................   $   264    $   210      $    81      $   233    $   292    $   264
                                                -------    -------    -----------    -------    -------    -------
                                                -------    -------    -----------    -------    -------    -------


    The accompanying notes are an integral part of these combined financial statements.

                             HILL YORK CORPORATION
                   COMBINED STATEMENT OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                               COMMON STOCK                                  TOTAL
                                                             ----------------    RETAINED    TREASURY    STOCKHOLDERS'
                                                             SHARES    AMOUNT    EARNINGS     STOCK         EQUITY
                                                             ------    ------    --------    --------    -------------
Balance, March 31, 1995...................................   79,460     $869      $1,053       $--          $ 1,922
     Net income...........................................     --       --           264       --               264
     Dividends paid.......................................     --       --           (60)      --               (60)
                                                             ------    ------    --------    --------    -------------
Balance, March 31, 1996...................................   79,460      869       1,257       --             2,126
     Net income...........................................     --       --           210       --               210
     Dividends paid.......................................     --       --           (80)      --               (80)
                                                             ------    ------    --------    --------    -------------
Balance, March 31, 1997...................................   79,460      869       1,387       --             2,256
     Net income...........................................     --       --           233       --               233
                                                             ------    ------    --------    --------    -------------
Balance, December 31, 1997................................   79,460      869       1,620       --             2,489
     Net income (unaudited)...............................     --       --           264       --               264
                                                             ------    ------    --------    --------    -------------
Balance, June 30, 1998 (unaudited)........................   79,460     $869      $1,884       $--          $ 2,753
                                                             ------    ------    --------    --------    -------------
                                                             ------    ------    --------    --------    -------------


    The accompanying notes are an integral part of these combined financial statements.

                             HILL YORK CORPORATION
                        COMBINED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)


                                    YEARS ENDED        NINE MONTHS ENDED     SIX MONTHS ENDED
                                     MARCH 31,           DECEMBER 31,            JUNE 30,
                                 ------------------    -----------------    -------------------
                                  1996       1997       1996      1997       1997       1998
                                 -------    -------    -------   -------    -------   ---------
                                                       (UNAUDITED)              (UNAUDITED)
Cash flows from operating
  activities:
     Net income...............   $   264    $   210    $   81    $   233    $   292     $ 264
     Adjustments to reconcile
       net income to net cash
       provided by (used in)
       operating activities:
          Depreciation........       226        247       178        203        131       134
          Gain on sale of
            property and
            equipment.........     --           (11)       (4)     --            (7)       (3)
          Changes in operating
            assets and
            liabilities:
          Accounts
            receivable........    (1,620)       849       356     (2,720)    (1,135)      697
          Inventories.........        (5)       (54)      (95)        22         40       (54)
          Costs and estimated
            earnings in excess
            of billings on
            uncompleted
            contracts.........       (74)       (43)      277        347        (16)     (200)
          Prepaid expenses and
            other current
            assets............        16       (254)     (304)        33         84      (304)
          Due from related
            parties...........      (145)       (20)       90         65         16         5
          Other long-term
            assets............      (131)        50       (39)       (81)       (45)        7
          Accounts payable....     1,007       (353)     (803)       880      1,601       325
          Accrued expenses....       197        355       673       (406)    (1,841)     (712)
          Unearned revenue....        18         20       (10)       (35)        19        42
          Income taxes
            payable...........        18         19       478        450         13      (261)
          Deferred income
            taxes, net........        59         31      (446)      (422)       140       210
          Billings in excess
            of costs and
            estimated earnings
            on uncompleted
            contracts.........       235       (595)     (252)     1,411        212       (46)
                                 -------    -------    -------   -------    -------   ---------
          Net cash provided by
            (used in)
            operating
            activities........        65        451       180        (20)      (496)      104
                                 -------    -------    -------   -------    -------   ---------
Cash flows from investing
  activities:
     Advances to related
       parties................        12          6       (12)       (18)     --        --
     Proceeds from sale of
       property and
       equipment..............     --            12         4          3          8         6
     Additions of property and
       equipment..............      (120)      (188)     (131)      (113)      (189)     (147)
                                 -------    -------    -------   -------    -------   ---------
          Net cash used in
            investing
            activities........      (108)      (170)     (139)      (128)      (181)     (141)
                                 -------    -------    -------   -------    -------   ---------
Cash flows from financing
  activities:
     Net proceeds (repayments)
       on line of credit......       100       (100)     (100)       100        500        50
     Repayments of long-term
       debt...................       (50)       (50)      (38)       (38)       (25)      (25)
     Stockholder dividends....       (60)       (80)      (80)     --         --        --
     Capital lease payments...       (88)       (95)      (63)      (116)        19        (2)
                                 -------    -------    -------   -------    -------   ---------
          Net cash (used in)
            provided by in
            financing
            activities........       (98)      (325)     (281)       (54)       494        23
                                 -------    -------    -------   -------    -------   ---------
Net decrease in cash and cash
  equivalents.................      (141)       (44)     (240)      (202)      (183)      (14)
Cash and cash equivalents,
  beginning of period.........       594        453       453        409        213       207
                                 -------    -------    -------   -------    -------   ---------
Cash and cash equivalents, end
  of period...................   $   453    $   409    $  213    $   207    $    30     $ 193
                                 -------    -------    -------   -------    -------   ---------
                                 -------    -------    -------   -------    -------   ---------
Supplemental disclosure of
  cash flow information:
     Additions under capital
       lease..................   $    95    $   154    $   90    $    42    $    99     $  51
     Cash paid for interest...   $    86    $    89    $   52    $    58    $    58     $  45
     Cash paid for income
       taxes..................   $    91    $   115    $   89    $    34    $    30     $ 186


    The accompanying notes are an integral part of these combined financial statements.

                             HILL YORK CORPORATION
                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1 -- BUSINESS AND ORGANIZATION

     Hill York Corporation specializes in the design, shop fabrication, installation and service of energy and indoor environmental systems in high rise luxury condominiums, hotels, universities and convention centers throughout South Florida.

     Hill York Service Corporation, a Florida corporation, is primarily a subcontractor and derives substantially all revenue from the installation and service of air conditioning systems in Broward County, Florida.

     The consolidated group of Hill York Corporation and Hill York Service Corporation ('Hill York'), and its stockholders intend to enter into a definitive agreement with Enfinity Corporation ('Enfinity'), pursuant to which all outstanding shares of Hill York's common stock will be exchanged for cash and shares of common stock of Enfinity concurrently with the consummation of the initial public offering (the 'Offering') of the common stock of Enfinity.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF COMBINATION

     The accompanying combined financial statements include the accounts of Hill York Corporation and Hill York Service Corporation, which are affiliated through common ownership and management. All intercompany transactions have been eliminated in these financial statements.

CASH AND CASH EQUIVALENTS

     Hill York considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

INVENTORIES

     Inventories consist of parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market using the first-in, first-out ('FIFO') method.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

REVENUE RECOGNITION

     Hill York recognizes revenue when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to total estimated costs for each contract. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined.

                             HILL YORK CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts will be due upon completion of the contracts and acceptance by the customer. Based on Hill York's experience with similar contracts in recent years, the retention balance will be collected in the upcoming fiscal year.

WARRANTY COSTS

     Hill York warrants labor for the first year after installation on new air conditioning and heating systems. A reserve for warranty costs is recorded as part of the cost to complete each individual job.

INCOME TAXES

     Hill York Corporation has elected C Corporation status, as defined by the Internal Revenue Service. As such, Hill York Corporation records income tax expense using the liability method of accounting for deferred income taxes. Under the liability method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement and income tax bases of Hill York Corporation's assets and liabilities. An allowance is recorded when it is more likely than not that any or all of a deferred tax asset will not be realized. The provision for income taxes includes taxes currently payable plus the net change during the year in deferred tax assets and liabilities recorded by Hill York Corporation.

     Hill York Service Corporation has elected S Corporation status as defined by the Internal Revenue Code, whereby Hill York Service Corporation is not subject to taxation for federal purposes. Under S Corporation status, the stockholders report their share of Hill York Service Corporation's taxable earnings or losses in their personal tax returns. Hill York Service Corporation will terminate its S Corporation status concurrently with the effective date of this Offering. Included in current assets are deposits to prepay certain of the stockholders' federal income taxes.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FISCAL YEAR END

     Effective December 31, 1997, Hill York changed its fiscal year end from March 31 to December 31.

NEW ACCOUNTING PRONOUNCEMENT

     In June 1998, the Financial Accounting Standards Board ('FASB') issued SFAS No. 133, 'Accounting for Derivative Instruments and Hedging Activities.' SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supercedes and amends a number of existing standards. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, but earlier adoption is permitted. Upon initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. Recognition of changes in fair value depends on whether the derivative is designated and qualifies as a hedge, and the type of hedging relationship that exists. The Company does not currently, nor does it expect to, hold any derivative instruments or participate in any hedging activities.

                             HILL YORK CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

UNAUDITED INTERIM FINANCIAL INFORMATION


     The interim financial information for the nine month period ended December 31, 1996 and the six month periods ended June 30, 1997 and 1998 has been prepared from the unaudited financial records of Hill York and in the opinion of management, reflects all adjustments, consisting only of normal recurring items, necessary for a fair presentation of the financial position and results of operations and of cash flows for the interim period.


NOTE 3 -- PROPERTY AND EQUIPMENT

     Property, plant and equipment consist of the following:

                                                         ESTIMATED          MARCH 31,
                                                        USEFUL LIVES    ------------------    DECEMBER 31,
                                                          IN YEARS       1996       1997          1997
                                                        ------------    -------    -------    ------------
                                                                                  (IN THOUSANDS)
Land.................................................                   $   438    $   438      $    438
Building.............................................     31 years          406        406           423
Autos and trucks.....................................      5 years        1,148      1,269         1,276
Furniture and fixtures...............................      5 years          506        579           595
Machinery and equipment..............................      7 years          247        282           329
Leasehold improvements...............................     10 years          252        258           265
Computers............................................      5 years                      63           115
                                                                        -------    -------    ------------
                                                                          2,997      3,295         3,441
Less -- Accumulated depreciation.....................                    (1,478)    (1,682)       (1,879)
                                                                        -------    -------    ------------
Property and equipment, net..........................                   $ 1,519    $ 1,613      $  1,562
                                                                        -------    -------    ------------
                                                                        -------    -------    ------------

     Depreciation expense was approximately $226,000 and $247,000 for the years ended March 31, 1996 and 1997, respectively, and approximately $203,000 for the nine months ended December 31, 1997.

NOTE 4 -- DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

     Activity in Hill York's allowance for doubtful accounts consists of the following:

                                                                              MARCH 31,
                                                                            --------------    DECEMBER 31,
                                                                            1996     1997         1997
                                                                            ----     -----    ------------
                                                                                    (IN THOUSANDS)
Balance at beginning of year.............................................   $58      $  60        $ 40
Additions to costs and expenses..........................................     2
Deductions for uncollectible receivables written off and recoveries......              (20)
                                                                            ----     -----         ---
     Balance at end of year..............................................   $60      $  40        $ 40
                                                                            ----     -----         ---
                                                                            ----     -----         ---

                             HILL YORK CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Installation contracts in progress are as follows:

                                                                          MARCH 31,
                                                                      ------------------    DECEMBER 31,
                                                                       1996       1997          1997
                                                                      -------    -------    ------------
                                                                                (IN THOUSANDS)
Costs incurred on contracts in progress............................   $12,086    $19,808      $ 31,303
Estimated earnings, net of losses..................................     2,524      4,087         5,557
                                                                      -------    -------    ------------
                                                                       14,610     23,895        36,860
Less -- Billings to date...........................................    15,074     23,721        38,444
                                                                      -------    -------    ------------
                                                                      $  (464)   $   174      $ (1,584)
                                                                      -------    -------    ------------
                                                                      -------    -------    ------------
Costs and estimated earnings in excess of billings on uncompleted
  contracts........................................................   $   689    $   732      $    385
Billings in excess of costs and estimated earnings on uncompleted
  contracts........................................................    (1,153)      (558)       (1,969)
                                                                      -------    -------    ------------
                                                                      $  (464)   $   174      $ (1,584)
                                                                      -------    -------    ------------
                                                                      -------    -------    ------------

NOTE 5 -- LONG-TERM DEBT

     A description of certain terms of the loan agreements follows:

                                                                             MARCH 31,
                                                                            ------------    DECEMBER 31,
                                                                            1996    1997        1997
                                                                            ----    ----    ------------
                                                                                   (IN THOUSANDS)
Mortgage note payable, secured by land and building payable in monthly installments of $4,167 plus interest through May 2006. The note bears interest at prime plus 0.75% (9.25% as of December 31, 1997) and is collateralized by land and building with a net book value of
  $753,000...............................................................   $508    $458        $421
Less -- Current portion..................................................    (50)    (50)        (50)
                                                                            ----    ----      ------
                                                                            $458    $408        $371
                                                                            ----    ----      ------
                                                                            ----    ----      ------

     Long-term debt consists of a mortgage note payable with a balance of approximately $508,000, $458,000 and $421,000 at March 31, 1996 and 1997 and
December 31, 1997, respectively. This balance includes approximately $50,000 of current portion of long-term debt for March 31, 1996 and 1997 and December 31, 1997. The interest rate is at 0.75% over the bank's prime rate (8.50% as of December 31, 1997) due in monthly installments of $4,167 plus interest through May 2006 collateralized by land and building with a book value of approximately $753,000.


     Hill York has three lines of credit with two different banks. The first line is for $1,000,000, expires August 31, 1998 and bears interest at 1% above the prime lending rate. The next line is for $500,000, bears interest at 0.5% above the prime rate and expires June 18, 1998. The third line of credit expires December 12, 1997, is for the amount $150,000 and bears interest at 0.75% above prime rate. All three lines of credit are guaranteed by several stockholders.

                             HILL YORK CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Aggregate maturities required on long-term debt as of December 31, 1997 are as follows (in thousands):

                                YEARS ENDING
                                DECEMBER 31,
----------------------------------------------------------------------------
   1998.....................................................................   $ 50
   1999.....................................................................     50
   2000.....................................................................     50
   2001.....................................................................     50
   2002.....................................................................     50
   Thereafter...............................................................    171
                                                                               ----
          Total.............................................................   $421
                                                                               ----
                                                                               ----

NOTE 6 -- CAPITAL LEASE COMMITMENTS

     Hill York leases vehicles and equipment under leases accounted for as capital leases.

     Property and equipment as of March 31, 1996 and 1997 and December 31, 1997 includes the following leased vehicles and equipment under capital leases:

                                                                            MARCH 31,
                                                                          --------------    DECEMBER 31,
                                                                          1996     1997         1997
                                                                          -----    -----    ------------
                                                                                  (IN THOUSANDS)
Vehicles and equipment.................................................   $ 400    $ 467       $  507
Less -- Accumulated amortization.......................................    (244)    (340)        (249)
                                                                          -----    -----       ------
Leased vehicles and equipment, net.....................................   $ 156    $ 127       $  258
                                                                          -----    -----       ------
                                                                          -----    -----       ------

     The following is a schedule of the future minimum lease payments under capital leases, together with the present value of minimum lease payments as of December 31, 1997 (in thousands):

                            YEARS ENDING DECEMBER 31,
----------------------------------------------------------------------------
   1998.....................................................................   $140
   1999.....................................................................     93
   2000.....................................................................     49
   2001 and thereafter......................................................     11
                                                                               ----
          Total minimum lease payments......................................    293
   Less -- Amount representing interest.....................................     60
                                                                               ----
   Present value of minimum lease payments..................................   $233
                                                                               ----
                                                                               ----

NOTE 7 -- OPERATING LEASE COMMITMENTS

     Hill York leases vehicles and equipment under operating leases. Hill York also leases office and warehouse space from a related party (see note 8). Total lease expense for the years ended March 31, 1996 and 1997 and for the nine months ended December 31, 1997 was approximately $149,000, $164,000, and $171,000, respectively.

                             HILL YORK CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The minimum rental commitments as of December 31, 1997 for all noncancelable operating leases with initial or remaining terms in excess of one year are as follows (in thousands):

                        YEARS ENDING DECEMBER 31,
----------------------------------------------------------------------------
   1998.....................................................................   $184
   1999.....................................................................    154
   2000.....................................................................    124
   2001.....................................................................     79
   Thereafter...............................................................     48
                                                                               ----
          Total minimum payments required...................................   $589
                                                                               ----
                                                                               ----

NOTE 8 -- RELATED-PARTY TRANSACTIONS

     Hill York engages in various transactions with companies which have officers and stockholders in common with Hill York. Significant transactions, between Hill York entities, and balances due to or from the related parties are summarized below:

LEASE TRANSACTIONS

     Hill York leases office and warehouse space from 3921 Associates (a partnership). The lease is for a period of five years, which expires on September 30, 2002, and requires monthly payments of approximately $5,000. Minimum rental commitments remaining for this lease amount to approximately $302,000 as of December 31, 1997.

SERVICE CONTRACTS

     Hill York engages Hill York Sales & Service Corporation in Dade County to perform service and warranty work for systems installed by Hill York. During the years ended March 31, 1996 and 1997 and for the nine months ended December 31, 1997, total fees of approximately $34,000, $47,000, and $53,000, respectively, were paid to this company for service and warranty work.

     Insurance premiums paid by Hill York on behalf of several related companies are reimbursed periodically.

RELATED PARTY BALANCES

     Related party balances, which are non interest-bearing, consist of the following as of March 31, 1996 and 1997 and December 31, 1997:

                                                                             MARCH 31,
                                                                            ------------    DECEMBER 31,
                                                                            1996    1997        1997
                                                                            ----    ----    ------------
                                                                                   (IN THOUSANDS)
Due from related parties:
     Hill York Limited...................................................   $338    $300        $286
     Hill York Sales and Service Corporation.............................      5       4           5
     Couse Air Conditioning Corporation..................................             59           2
     3927 Associates.....................................................                          2
     3921 Associates.....................................................                          3
                                                                            ----    ----      ------
          Total..........................................................   $343    $363        $298
                                                                            ----    ----      ------
                                                                            ----    ----      ------
Due to related parties:
     Hill York Sales and Service Corporation.............................   $ 12    $ 18       $--
                                                                            ----    ----      ------
                                                                            ----    ----      ------

                             HILL YORK CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 9 -- EMPLOYEE BENEFIT PLANS

PROFIT-SHARING PLAN

     Hill York participates with affiliated companies in an employee profit-sharing plan covering substantially all of its employees that are not under collective bargaining agreements. The amount of the annual contribution is at the discretion of the Board of Directors. There were contributions to the plan of approximately $140,000, $145,000 and $90,000 for the years ended March 31, 1996 and 1997 and December 31, 1997, respectively.

401(k) PLAN

     Hill York's 401(k) plan covers substantially all of the Company's employees that are not under collective bargaining agreements. Hill York's contribution is based on a 50% and 25% match of the first 6% of the employee's contributions for the years ended March 31, 1996 and 1997 and for the nine months ended December 31, 1997, respectively. Amounts charged to expense amounted to approximately $32,000, $94,000 and $41,000 for the years ended March 31, 1996 and 1997 and for the nine months ended December 31, 1997, respectively.

NOTE 10 -- FINANCIAL INSTRUMENTS

     Hill York's financial instruments consist of cash and cash equivalents, trade accounts receivable, a line of credit, notes payable and debt. Hill York believes that the carrying value of these instruments on the accompanying balance sheet approximates their fair value.

NOTE 11 -- INCOME TAXES

     Deferred tax assets and liabilities consist of the following as of March 31, 1996 and 1997 and December 31, 1997:

                                                                              MARCH 31,
                                                                             ------------    DECEMBER 31,
                                                                             1996    1997        1997
                                                                             ----    ----    ------------
                                                                                    (IN THOUSANDS)
Deferred tax assets:
     Accrued expenses.....................................................   $ 95    $ 76        $453
Deferred tax liabilities:
     Contracts in progress................................................    (41)    (49)
     Property and equipment...............................................     (2)     (6)        (10)
                                                                             ----    ----      ------
                                                                              (43)    (55)        (10)
                                                                             ----    ----      ------
Net deferred tax asset (liability)........................................   $ 52    $ 21        $443
                                                                             ----    ----      ------
                                                                             ----    ----      ------

     The deferred tax amounts mentioned above have been classified on the accompanying balance sheets as of March 31, 1996 and 1997 and December 31, 1997 as follows:

                                                                              MARCH 31,
                                                                             ------------    DECEMBER 31,
                                                                             1996    1997        1997
                                                                             ----    ----    ------------
                                                                                    (IN THOUSANDS)
Current assets (liabilities)..............................................   $16     $(28)       $453
Noncurrent assets (liabilities)...........................................    36       49         (10)
                                                                             ----    ----      ------
                                                                             $52     $ 21        $443
                                                                             ----    ----      ------
                                                                             ----    ----      ------

                             HILL YORK CORPORATION
             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The difference between the federal income tax computed by the statutory federal income tax rate and Hill York's actual income tax expense, as reflected in the financial statements, is as follows:

                                                                             YEARS ENDED     NINE MONTHS
                                                                              MARCH 31,         ENDED
                                                                             ------------    DECEMBER 31,
                                                                             1996    1997        1997
                                                                             ----    ----    ------------
                                                                                    (IN THOUSANDS)
Income tax at statutory federal income tax rate...........................   $84     $105        $102
Increase (decrease) attributable to:
     Benefit of income taxed at lower rates...............................    (4 )     (2)
     State income taxes, net of federal tax benefit.......................     9       11          10
     Other................................................................     9        1           1
                                                                             ----    ----      ------
          Total...........................................................   $98     $115        $113
                                                                             ----    ----      ------
                                                                             ----    ----      ------

NOTE 12 -- COMMITMENTS AND CONTINGENCIES

GUARANTEES

     Hill York, along with two affiliated companies and certain stockholders, has entered into an agreement of indemnity providing cross indemnity on any surety bonds or guarantees issued by an insurance company on behalf of Hill York or the affiliates.

LITIGATION

     Hill York is subject to various claims and legal proceedings covering a range of matters that arise in the ordinary course of its business activities. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on Hill York's financial position or results of operations.

INSURANCE

     Hill York along with other related parties which include Hill York Sales and Service Corporation and Couse Air Conditioning Corporation have a self-insured workers' compensation plan. During the year, Hill York along with the other related parties also entered into a self-insured property, auto and general liability plan. The group paid a minimum annual premium of approximately $163,000, $199,000 and $208,000 for the years ended March 31, 1996 and 1997 and for the nine months ended December 31, 1997, respectively. The group also has specific stop-loss coverage in effect at $100,000 per occurrence with a maximum overall liability of $400,000 per year. Hill York's portion of the annual premium paid was approximately $135,000, $161,000 and $170,000 for the years ended March 31, 1996 and 1997 and for the nine months ended December 31, 1997, respectively. Claims are accrued as incurred. Hill York's accrual for claims was approximately $140,000, $252,000 and $286,000 for the years ended March 31, 1996 and 1997 and for the nine months ended December 31, 1997, respectively. Claims paid for the group were approximately $161,000, $149,000 and $336,000 for the years ended March 31, 1996 and 1997 and for the nine months ended December 31, 1997, of which approximately $134,000, $120,000 and $276,000 was allocated to Hill York, respectively.

NOTE 13 -- SUBSEQUENT EVENTS (UNAUDITED)

     Hill York and its stockholders have entered into a definitive agreement with Enfinity pursuant to which Hill York will merge with a wholly owned subsidiary of Enfinity. All outstanding shares of Hill York will be exchanged for cash and common stock of Enfinity concurrently with the consummation of the initial public offering of the common stock of Enfinity.


     Hill York extended the expiration dates for its $500,000 and $150,000 lines of credit to October 31, 1998. All other terms remain the same.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of
MECHANICAL SERVICES OF ORLANDO, INC.

     In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Mechanical Services of Orlando, Inc. ('Mechanical Services') at December 31, 1997, and the results of its operations and its cash flows for year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of Mechanical Services' management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Philadelphia, Pennsylvania
April 3, 1998

                      MECHANICAL SERVICES OF ORLANDO, INC.
                                 BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                       DECEMBER 31,      JUNE 30,
                                                                                          1997             1998
                                                                                       ------------    ------------
                                                                                                       (UNAUDITED)
ASSETS
Current assets:
     Cash and cash equivalents......................................................      $   34          $   16
     Accounts receivable:
          Trade.....................................................................       4,773           5,477
          Retainage.................................................................         725             718
          Other receivables.........................................................          58              69
     Costs and estimated earnings in excess of billings on uncompleted contracts....         279             221
     Inventories....................................................................         121             152
     Prepaid expenses and other current assets......................................          51             171
     Deferred income taxes..........................................................           7               7
                                                                                       ------------    ------------
               Total current assets.................................................       6,048           6,831
Property and equipment, net.........................................................         603             692
Investments.........................................................................         143             141
                                                                                       ------------    ------------
               Total assets.........................................................      $6,794          $7,664
                                                                                       ------------    ------------
                                                                                       ------------    ------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Line of credit.................................................................      $   54          $  274
     Accounts payable and accrued expenses..........................................       1,903           1,626
     Billings in excess of costs and estimated earnings on uncompleted contracts....         522           1,004
     Unearned revenue...............................................................       --                 64
     Income taxes payable...........................................................         246             248
                                                                                       ------------    ------------
               Total current liabilities............................................       2,725           3,216
Deferred income taxes...............................................................         375             375
                                                                                       ------------    ------------
               Total liabilities....................................................       3,100           3,591
                                                                                       ------------    ------------
Commitments and contingencies
Stockholders' equity:
     Common stock, $10 par value; 1,000 shares authorized, 35 shares issued and
      outstanding...................................................................       --              --
     Additional paid-in capital.....................................................           7               7
Retained earnings...................................................................       3,687           4,066
                                                                                       ------------    ------------
               Total stockholders' equity...........................................       3,694           4,073
                                                                                       ------------    ------------
               Total liabilities and stockholders' equity...........................      $6,794          $7,664
                                                                                       ------------    ------------
                                                                                       ------------    ------------


   The accompanying notes are an integral part of these financial statements.

                      MECHANICAL SERVICES OF ORLANDO, INC.
                            STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)


                                                             SIX MONTHS ENDED
                                  YEAR ENDED                     JUNE 30,
                                 DECEMBER 31,    ----------------------------------------
                                     1997               1997                  1998
                                 ------------    ------------------    ------------------
                                                               (UNAUDITED)
Revenues......................     $ 28,279           $ 14,152              $ 11,528
Cost of revenues..............       24,511             12,408                 9,789
                                 ------------       ----------            ----------
     Gross profit.............        3,768              1,744                 1,739
Selling, general and
  administrative expenses.....        2,530              1,228                 1,110
                                 ------------       ----------            ----------
     Income from operations...        1,238                516                   629
Other (income) expense:
     Interest expense.........           10                  3                     2
     Interest income..........          (11)                (9)                   (3)
     Gain on lease
       replacements/disposal
       of equipment...........         (119)              (119)              --
Other.........................       --                --                          (2)
                                 ------------       ----------            ----------
Income before provision for
  income taxes................        1,358                641                   632
Provision for income taxes....          543                256                   253
                                 ------------       ----------            ----------
Net income....................     $    815           $    385              $    379
                                 ------------       ----------            ----------
                                 ------------       ----------            ----------


   The accompanying notes are an integral part of these financial statements.

                      MECHANICAL SERVICES OF ORLANDO, INC.
                       STATEMENT OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                             COMMON STOCK      ADDITIONAL                    TOTAL
                                                           ----------------     PAID-IN      RETAINED    STOCKHOLDERS'
                                                           SHARES    AMOUNT     CAPITAL      EARNINGS       EQUITY
                                                           ------    ------    ----------    --------    -------------
Balance, December 31, 1996..............................      35      --          $  7        $2,872        $ 2,879
     Net income.........................................      --      --           --            815            815
                                                             ----    ----         ----       --------    -------------
Balance, December 31, 1997..............................      35      --             7         3,687          3,694
     Net income (unaudited).............................      --      --           --            379            379
                                                             ----    ----         ----       --------    -------------
Balance, June 30, 1998 (unaudited)......................      35      --          $  7        $4,066        $ 4,073
                                                             ----    ----         ----       --------    -------------
                                                             ----    ----         ----       --------    -------------


   The accompanying notes are an integral part of these financial statements.

                      MECHANICAL SERVICES OF ORLANDO, INC.
                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                                         SIX MONTHS ENDED
                                                                                YEAR ENDED                   JUNE 30,
                                                                               DECEMBER 31,    ------------------------------------
                                                                                   1997              1997                1998
                                                                               ------------    ----------------    ----------------
                                                                                                           (UNAUDITED)
Cash flows from operating activities:
     Net income.............................................................      $  815            $  385              $  379
     Adjustments to reconcile net income to net cash used in operating activities:
          Depreciation expense..............................................         109                52                  55
          Gain on disposition of equipment..................................        (119)             (119)              --
          Deferred income taxes.............................................          63               --                --
          Changes in operating assets and liabilities:
               Accounts receivable..........................................        (920)             (593)               (708)
               Inventories..................................................          (1)               29                 (31)
               Costs and estimated earnings in excess of billings on
                 uncompleted contracts......................................          78              (308)                 58
               Prepaid expenses and other current assets....................          10              --                  (120)
               Accounts payable and accrued expenses........................         153               150                (277)
               Income taxes payable.........................................         (18)              125                   2
               Billings in excess of costs and estimated earnings on
                 uncompleted contracts......................................        (775)             (431)                482
               Deferred revenue.............................................         --                 61                  64
                                                                                  ------            ------              ------
                    Net cash used in operating activities...................        (605)             (649)                (96)
                                                                                  ------            ------              ------
Cash flows from investing activities:
     Additions of property and equipment....................................        (237)             (180)               (144)
     Distributions from partnership investments.............................           2             --                      2
                                                                                  ------            ------              ------
                    Net cash used in investing activities...................        (235)             (180)               (142)
                                                                                  ------            ------              ------
Cash flows from financing activities:
     Borrowings under revolving credit agreement............................          54                83                 220
     Payments of capital lease obligations..................................         (12)              (12)              --
                                                                                  ------            ------              ------
                    Net cash provided by financing activities...............          42                71                 220
                                                                                  ------            ------              ------
Net decrease in cash and cash equivalents...................................        (798)             (758)                (18)
Cash and cash equivalents, beginning of period..............................         832               832                  34
                                                                                  ------            ------              ------
Cash and cash equivalents, end of period....................................      $   34            $   74              $   16
                                                                                  ------            ------              ------
                                                                                  ------            ------              ------
Supplemental disclosure of cash flow information:
     Cash paid for interest.................................................      $   10            $    3              $    2
     Cash paid for income taxes.............................................      $  505            $  131              $  251


   The accompanying notes are an integral part of these financial statements.

                      MECHANICAL SERVICES OF ORLANDO, INC.
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- BUSINESS AND ORGANIZATION

     Mechanical Services of Orlando, Inc. ('Mechanical Services'), founded in 1974, focuses on design and build projects and provides operation and maintenance services, primarily in the State of Florida.

     Mechanical Services and its stockholders intend to enter into a definitive agreement with Enfinity Corporation ('Enfinity'), pursuant to which all outstanding shares of Mechanical Services' common stock will be exchanged for cash and shares of Enfinity common stock concurrently with the consummation of the initial public offering (the 'Offering') of the common stock of Enfinity.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

     Mechanical Services considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

SUPPLEMENTAL CASH FLOW INFORMATION

     During the year ended December 31, 1997, various capital leases for vehicles and office equipment were replaced by operating leases. The net book value of the assets held under capital leases at the date of replacement was approximately $233,000, and the balance of the related capital lease obligations was approximately $352,000, resulting in a gain of approximately $119,000.

INVENTORIES

     Inventories consist of air conditioning and heating equipment, parts and supplies held for use in the ordinary course of business and are stated at the lower of cost or market using the first-in, first-out ('FIFO') method.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, and depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

INVESTMENTS

     Mechanical Services maintains investments in certain real estate limited partnerships and accounts for these investments on the cost basis. Income recognized by Mechanical Services is limited to distributions received from the partnerships.

REVENUE RECOGNITION

     Mechanical Services recognizes revenues when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to total estimated costs for each contract. Contract costs include all direct material, subcontracts and labor costs and those indirect costs related to contract performance such as indirect labor, supplies, tools, repairs and

                      MECHANICAL SERVICES OF ORLANDO, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

depreciation costs. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined.

     The balances billed but not paid by customers pursuant to retainage provisions in construction contracts are due upon completion of the contracts and acceptance by the customer. Based on Mechanical Services' experience with similar contracts in recent years, the retention balance is expected to be collected in the upcoming fiscal year.

WARRANTY COSTS

     Mechanical Services generally warrants materials and labor for the first year after installation on new air conditioning and heating systems. Mechanical Services maintains a reserve for warranty costs based on historical warranty charges.

INCOME TAXES

     Income taxes include the recognition of deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject Mechanical Services to concentrations of credit risk consist principally of trade accounts receivable. Mechanical Services follows the practice of filing statutory liens on construction projects where collections problems are anticipated. The liens serve as collateral for trade receivables. Mechanical Services does not believe that it is subject to any unusual credit risk beyond the normal credit risk attendant in its business.

FISCAL YEAR END

     Effective December 31, 1997, Mechanical Services changed its fiscal year end from March 31 to December 31.

NEW ACCOUNTING PRONOUNCEMENTS

     Effective January 1, 1996, Mechanical Services adopted Statement of Financial Accounting Standards No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.' Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of Mechanical Services.

                      MECHANICAL SERVICES OF ORLANDO, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     In June 1998, the Financial Accounting Standards Board ('FASB') issued SFAS No. 133, 'Accounting for Derivative Instruments and Hedging Activities.' SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supercedes and amends a number of existing standards. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, but earlier adoption is permitted. Upon initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. Recognition of changes in fair value depends on whether the derivative is designated and qualifies as a hedge, and the type of hedging relationship that exists. The Company does not currently, nor does it expect to, hold any derivative instruments or participate in any hedging activities.

UNAUDITED INTERIM FINANCIAL INFORMATION


     The interim financial information for the six month periods ended June 30, 1997 and 1998 has been prepared from the unaudited financial records of Mechanical Services and in the opinion of management reflects all adjustments, consisting only of normal recurring items, necessary for a fair presentation of the financial position and results of operations and of cash flows for the interim periods.


NOTE 3 -- PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                                        ESTIMATED
                                                                                       USEFUL LIVES     DECEMBER 31,
                                                                                         IN YEARS          1997
                                                                                       ------------    --------------
                                                                                                       (IN THOUSANDS)
Transportation equipment............................................................      3-5 years        $  182
Machinery and equipment.............................................................      5-7 years           202
Leasehold improvements..............................................................     7-39 years           389
Furniture, fixtures and office equipment............................................      5-7 years           446
Less -- Accumulated depreciation and amortization...................................                         (616)
                                                                                                           ------
Property and equipment, net.........................................................                       $  603
                                                                                                           ------
                                                                                                           ------

     Depreciation expense was approximately $109,000 for the year ended December 31, 1997.

NOTE 4 -- DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

     Installation contracts in progress are as follows:

                                                                                  DECEMBER 31,
                                                                                      1997
                                                                                 --------------
                                                                                 (IN THOUSANDS)
Costs incurred on contracts in progress.......................................      $ 13,683
Estimated earnings, net of losses.............................................         2,299
                                                                                 --------------
                                                                                      15,982
Less -- Billings to date......................................................       (16,225)
                                                                                 --------------
                                                                                    $   (243)
                                                                                 --------------
                                                                                 --------------
Costs and estimated earnings in excess of billings on uncompleted contracts...      $    279
Billings in excess of costs and estimated earnings on uncompleted contracts...          (522)
                                                                                 --------------
                                                                                    $   (243)
                                                                                 --------------
                                                                                 --------------

                      MECHANICAL SERVICES OF ORLANDO, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     Accounts payable and accrued expenses consist of the following:

                                                                                  DECEMBER 31,
                                                                                      1997
                                                                                 --------------
                                                                                 (IN THOUSANDS)
Accounts payable, trade.......................................................       $1,150
Accrued compensation and benefits.............................................          640
Other accrued expenses........................................................          113
                                                                                    -------
                                                                                     $1,903
                                                                                    -------
                                                                                    -------

NOTE 5 -- REVOLVING LINE OF CREDIT

     Mechanical Services has a $1,600,000 revolving line of credit with a bank. The line of credit expires July 31, 1998 and bears interest at one-quarter percent above the bank's prime lending rate (8.8% at December 31, 1997). The line of credit is unsecured and is guaranteed by Mechanical Services' stockholders. Borrowings are limited to 80.0% of accounts receivable less than 90 days outstanding. This line of credit agreement requires that Mechanical Services maintain certain financial ratios. There are no commitment fees or compensating balance arrangements under the agreement.

NOTE 6 -- INCOME TAXES

     The provision for income taxes for the year ended December 31, 1997 consists of the following (in thousands):

Current:
     Federal..........................................................................   $411
     State............................................................................     69
                                                                                         ----
                                                                                          480
Deferred:
     Federal..........................................................................     54
     State............................................................................      9
                                                                                         ----
                                                                                           63
                                                                                         ----
          Total provision for income taxes............................................   $543
                                                                                         ----
                                                                                         ----

     The following table shows the reconciliation between the statutory federal income tax and the actual provision for income taxes for the year ended December 31, 1997.

                                                                                       DECEMBER 31, 1997
                                                                                  ---------------------------
                                                                                    (DOLLARS IN THOUSANDS)
Provision -- federal statutory rate...................................           $475                     35.0%
Increase resulting from:
     State taxes, net of federal tax benefit..........................             50                      3.7
     Effect of permanent differences..................................             18                      1.3
                                                                               ------                   ------
          Provision for income taxes..................................           $543                     40.0%
                                                                               ------                   ------
                                                                               ------                   ------

                      MECHANICAL SERVICES OF ORLANDO, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The types of temporary differences between the tax bases of assets and liabilities and their financial reporting amounts that give rise to deferred income tax assets and liabilities are as follows:

                                                                                  DECEMBER 31,
                                                                                      1997
                                                                                 --------------
                                                                                 (IN THOUSANDS)
Gross deferred tax assets:
     Workers' compensation accruals...........................................        $  7
                                                                                    ------
                                                                                    ------
Gross deferred tax liabilities:
     Investments in real estate limited partnerships..........................        $365
     Depreciation.............................................................          10
                                                                                    ------
          Total deferred tax liabilities......................................        $375
                                                                                    ------
                                                                                    ------

NOTE 7 -- EMPLOYEE BENEFIT PLAN

     Mechanical Services has a defined contribution profit sharing plan. The plan provides for Mechanical Services to match one-half of the first six percent contributed by each employee. Mechanical Services may also make discretionary contributions; however, Mechanical Services made no discretionary contributions for the year ended December 31, 1997. Total contributions under the plan were approximately $105,000 for the year ended December 31, 1997.

NOTE 8 -- FINANCIAL INSTRUMENTS

     Mechanical Services' financial instruments consist of cash and cash equivalents, trade receivables and a line of credit. Mechanical Services believes that the carrying value of these instruments on the accompanying balance sheet approximates their fair value due to the short-term nature of these instruments.

NOTE 9 -- COMMITMENTS AND CONTINGENCIES

GUARANTEES

     Mechanical Services owns a minority interest in seven real estate partnerships. Mechanical Services has guaranteed debt of these partnerships totaling approximately $479,000 as of December 31, 1997.

LEASES

     Mechanical Services leases certain of its Orlando facilities from the stockholders of Mechanical Services under an operating lease expiring in 2002. The rent paid under this related-party lease was approximately $130,000 for the year ended December 31, 1997.

     During the year ended December 31, 1997, Mechanical Services replaced various capital leases for office equipment and vehicles with operating leases, resulting in a gain of approximately $119,000.

     Mechanical Services leases various office equipment, vehicles and certain facilities under operating leases expiring in 1998 through 2002. Future minimum lease payments under these non-cancelable operating leases are as follows (in thousands):

                        YEARS ENDING DECEMBER 31,
---------------------------------------------------------------------------
   1998....................................................................   $   566
   1999....................................................................       470
   2000....................................................................       244
   2001....................................................................       135
   2002....................................................................       130
                                                                              -------
          Total............................................................   $ 1,545
                                                                              -------
                                                                              -------

     Cost of sales and operating expenses include rent on these leases of approximately $480,000 for the year ended December 30, 1997.

                      MECHANICAL SERVICES OF ORLANDO, INC.
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

INSURANCE

     Mechanical Services is self-insured for medical claims up to approximately $1,300 per year per covered individual. Additionally, Mechanical Services annual workers' compensation insurance coverages are provided through contracts which require Mechanical Services to pay incurred claims up to an annual maximum amount of approximately $448,000. Claims in excess of this amounts are covered by a stop-loss policy. Under the policy, Mechanical Services is required to provide the insurer a $381,000 letter of credit as collateral for such claims. Mechanical Services has recorded reserves for its portion of self-insured claims based on estimated claims incurred through December 31, 1997.

NOTE 10 -- SUBSEQUENT EVENTS (UNAUDITED)

     Mechanical Services and its stockholders have entered into a definitive agreement with Enfinity pursuant to which Mechanical Services will merge with a wholly owned subsidiary of Enfinity. All outstanding shares of Mechanical Services will be exchanged for cash and common stock of Enfinity concurrently with the consummation of the initial public offering of the common stock of Enfinity.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
AIRCOND CORPORATION

     In our opinion, the accompanying balance sheet and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Aircond Corporation ('Aircond') at September 30, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of Aircond's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

Nashville, Tennessee
November 14, 1997

                              AIRCOND CORPORATION
                                 BALANCE SHEET
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                   SEPTEMBER 30,
                                                                                 ------------------     JUNE 30,
                                                                                  1996       1997         1998
                                                                                 -------    -------    ----------
                                                                                                       (UNAUDITED)
ASSETS
Current assets:
     Cash and cash equivalents................................................   $ 2,297    $ 2,275      $ 2,093
     Accounts receivable:
          Trade, net of allowance of $75,000 in each year.....................     5,008      5,640        6,858
     Costs and estimated earnings in excess of billings on uncompleted
       contracts..............................................................       284        486          609
     Inventories..............................................................       388        399          423
     Due from related parties.................................................        71         49           64
     Deferred income taxes....................................................       376      --          --
     Prepaid expenses and other current assets................................        21        305          952
     Income taxes refundable..................................................        52      --          --
                                                                                 -------    -------    -----------
          Total current assets................................................     8,497      9,154       10,999
Property and equipment, net...................................................     2,497      2,363        5,083
Cash surrender value -- life insurance........................................       734        785          229
Deferred income taxes.........................................................       118      --          --
Other assets..................................................................        60         60           60
                                                                                 -------    -------    -----------
          Total assets........................................................   $11,906    $12,362      $16,371
                                                                                 -------    -------    -----------
                                                                                 -------    -------    -----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
     Current portion of obligations under capital lease.......................   $   609    $   687      $   917
     Accounts payable.........................................................       704      1,116        1,112
     Accrued expenses.........................................................     1,575      1,515        1,988
     Billings in excess of costs and estimated earnings on uncompleted
       contracts..............................................................       117        158          717
     Unearned revenue.........................................................       539        586          623
                                                                                 -------    -------    -----------
          Total current liabilities...........................................     3,544      4,062        5,357
     Obligations under capital lease, net of current portion..................     1,260        995        3,455
     Note payable to related party............................................     1,217      1,217        1,217
     Deferred compensation....................................................       165        148       --
                                                                                 -------    -------    -----------
          Total liabilities...................................................     6,186      6,422       10,029
                                                                                 -------    -------    -----------
Commitments and contingencies.................................................     --         --          --
Stockholders' equity:
     Common stock, $50 par value; 5,000 shares authorized, issued and
       outstanding............................................................       250        250          250
     Retained earnings........................................................     5,470      5,690        6,092
                                                                                 -------    -------    -----------
          Total stockholders' equity..........................................     5,720      5,940        6,342
                                                                                 -------    -------    -----------
          Total liabilities and stockholders' equity..........................   $11,906    $12,362      $16,371
                                                                                 -------    -------    -----------
                                                                                 -------    -------    -----------


   The accompanying notes are an integral part of these financial statements.

                              AIRCOND CORPORATION
                            STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)


                                                                     YEARS ENDED                       NINE MONTHS ENDED
                                                                    SEPTEMBER 30,                           JUNE 30,
                                                            -----------------------------    --------------------------------------
                                                             1995       1996       1997            1997                 1998
                                                            -------    -------    -------    -----------------    -----------------
                                                                                                          (UNAUDITED)
Revenues.................................................   $25,225    $26,830    $26,935         $18,695              $22,193
Cost of revenues.........................................    17,174     17,284     17,509          12,355               14,489
                                                            -------    -------    -------    -----------------    -----------------
     Gross profit........................................     8,051      9,546      9,426           6,340                7,704
Selling, general and administrative expenses.............     6,273      7,487      7,731           5,665                5,817
                                                            -------    -------    -------    -----------------    -----------------
     Income from operations..............................     1,778      2,059      1,695             675                1,887
Other (income) expense:
     Interest expense....................................       403        176        301             225                  521
     Interest income.....................................       (41)       (60)       (97)            (72)                 (67)
     (Gain) loss on sale of equipment....................       (80)        23         38              29                  (17)
     Other...............................................       (17)       (16)       (33)            (25)                  (6)
                                                            -------    -------    -------    -----------------    -----------------
Income before provision for income taxes.................     1,513      1,936      1,486             518                1,456
Provision for income taxes...............................       539        737        494             173              --
                                                            -------    -------    -------    -----------------    -----------------
Net income...............................................   $   974    $ 1,199    $   992         $   345              $ 1,456
                                                            -------    -------    -------    -----------------    -----------------
                                                            -------    -------    -------    -----------------    -----------------
Unaudited pro forma information:
     Pro forma net income before provision for income
       taxes.............................................                         $ 1,486         $   518              $ 1,456
     Provision for income taxes..........................                             594             207                  582
                                                                                  -------    -----------------    -----------------
Pro forma net income (see Note 2)........................                         $   892         $   311              $   874
                                                                                  -------    -----------------    -----------------
                                                                                  -------    -----------------    -----------------


   The accompanying notes are an integral part of these financial statements.

                              AIRCOND CORPORATION
                       STATEMENT OF STOCKHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                               COMMON STOCK                                   TOTAL
                                                             ----------------    PREFERRED    RETAINED    STOCKHOLDERS'
                                                             SHARES    AMOUNT      STOCK      EARNINGS       EQUITY
                                                             ------    ------    ---------    --------    -------------
Balance, September 30, 1994...............................   5,000      $250      $ 1,217      $3,368        $ 4,835
     Dividends paid.......................................    --        --          --            (41)           (41)
     Net income...........................................    --        --          --            974            974
                                                             ------    ------    ---------    --------    -------------
Balance, September 30, 1995...............................   5,000       250        1,217       4,301          5,768
     Dividends paid.......................................    --        --          --            (30)           (30)
     Redemption of preferred stock........................    --        --         (1,217)      --            (1,217)
     Net income...........................................    --        --          --          1,199          1,199
                                                             ------    ------    ---------    --------    -------------
Balance, September 30, 1996...............................   5,000       250        --          5,470          5,720
     Distributions to S Corporation stockholders..........    --        --          --           (772)          (772)
     Net income...........................................    --        --          --            992            992
                                                             ------    ------    ---------    --------    -------------
Balance, September 30, 1997...............................   5,000       250        --          5,690          5,940
     Distributions to S Corporation stockholders
       (unaudited)........................................    --        --          --         (1,054)        (1,054)
     Net income (unaudited)...............................    --        --          --          1,456          1,456
                                                             ------    ------    ---------    --------    -------------
Balance, June 30, 1998 (unaudited)........................   5,000      $250      $ --         $6,092        $ 6,342
                                                             ------    ------    ---------    --------    -------------
                                                             ------    ------    ---------    --------    -------------


   The accompanying notes are an integral part of these financial statements.

                              AIRCOND CORPORATION
                            STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)


                                                        YEARS ENDED                       NINE MONTHS ENDED
                                                       SEPTEMBER 30,                           JUNE 30,
                                                ----------------------------    --------------------------------------
                                                 1995       1996      1997            1997                 1998
                                                -------    ------    -------    -----------------    -----------------
                                                                                             (UNAUDITED)
Cash flows from operating activities:
     Net income..............................   $   974    $1,199    $   992         $   345              $ 1,456
     Adjustments to reconcile net income to
       net cash provided by operating
       activities:
          Depreciation expense...............       536       690        715             511                  565
          Loss (gain) on sale of property and
            equipment........................       (80)       23         38              29                  (17)
          Deferred income taxes..............       (98)      (40)       494             173               --
          Changes in operating assets and
            liabilities:
               Accounts receivable...........    (2,290)    1,106       (631)             73               (1,218)
               Inventories...................       (31)      (43)       (11)            (38)                 (24)
               Prepaids and other assets.....       (58)      (11)      (284)           (552)                (647)
               Costs and estimated earnings
                 in excess of billings on
                 uncompleted contracts.......       (12)       15       (202)            217                 (123)
               Accounts payable..............       342      (361)       412             175                   (4)
               Accrued expenses..............       528       (20)       (60)            620                  325
               Deferred compensation.........       (15)      (17)       (17)          --                  --
               Billings in excess of costs
                 and estimated earnings on
                 uncompleted contracts.......       110       (65)        41            (117)                 559
               Unearned revenue..............        46       101         47              35                   37
               Income taxes payable..........        88      (287)        52              52               --
                                                -------    ------    -------         -------              -------
                    Net cash provided by
                      operating activities...        40     2,290      1,586           1,523                  909
                                                -------    ------    -------         -------              -------
Cash flows from investing activities:
     Additions to property and equipment.....      (102)     (353)      (245)           (198)                (391)
     Proceeds from sale of property and
       equipment.............................       300       142         91              50                  341
     Repayments to (advances from) related
       parties...............................       (12)       (2)        22              19                  (15)
     (Increase in) redemption of cash
       surrender value of life insurance.....       (54)      (83)       (51)            (38)                 556
                                                -------    ------    -------         -------              -------
                    Net cash provided by
                      (used in) investing
                      activities.............       132      (296)      (183)           (167)                 491
                                                -------    ------    -------         -------              -------
Cash flows from financing activities:
     Payments of long-term debt..............      (469)     (621)      (653)           (489)                (528)
     Dividends and distributions.............       (41)      (30)      (772)           (592)              (1,054)
                                                -------    ------    -------         -------              -------
                    Net cash used in
                      financing activities...      (510)     (651)    (1,425)         (1,081)              (1,582)
                                                -------    ------    -------         -------              -------
Net (decrease) increase in cash and cash
  equivalents................................      (338)    1,343        (22)            275                 (182)
Cash and cash equivalents, beginning of
  period.....................................     1,292       954      2,297           2,297                2,275
                                                -------    ------    -------         -------              -------
Cash and cash equivalents, end of period.....   $   954    $2,297    $ 2,275         $ 2,572              $ 2,093
                                                -------    ------    -------         -------              -------
                                                -------    ------    -------         -------              -------
Supplemental disclosure of cash flow
  information:
     Cash paid for interest..................   $   404    $  176    $   301         $   225              $   521
     Cash paid for income taxes..............   $   548    $1,065    $ --            $--                  $--


   The accompanying notes are an integral part of these financial statements.

                              AIRCOND CORPORATION
                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- BUSINESS AND ORGANIZATION

     Aircond Corporation ('Aircond'), founded in 1937, focuses on the maintenance, repair and replacement of commercial energy and indoor environmental systems.

     Aircond and its stockholders intend to enter into a definitive agreement with Enfinity Corporation ('Enfinity'), pursuant to which all outstanding shares of Aircond's common stock will be exchanged for cash and shares of Enfinity common stock concurrent with the consummation of an initial public offering (the 'Offering') of the common stock of Enfinity.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CASH AND CASH EQUIVALENTS

     Aircond considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

INVENTORIES

     Inventories consist of supplies and parts held for use in the ordinary course of business and are stated at the lower of specific cost or market.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of purchased property and equipment and over the lease term for vehicles under capital lease. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

     Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statement of operations.

CASH SURRENDER VALUE -- LIFE INSURANCE

     Increases in cash surrender value of life insurance policies owned by Aircond are recognized as a reduction of premiums expensed in each period.

REVENUE RECOGNITION

     Aircond recognizes revenues when services are performed except when work is being performed under a construction contract. Revenues from construction contracts are recognized on the percentage-of-completion method measured by the percentage of costs incurred to total estimated costs for each contract. Provisions for the total estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and their effects are recognized in the period in which the revisions are determined.

     Unearned revenues represent amounts billed in advance of revenues recognized on service contracts.

                              AIRCOND CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

WARRANTY COSTS

     Aircond warrants labor for the first year after installation on new air conditioning and heating systems. A reserve for warranty costs is recorded as part of the cost to complete each individual job.

INCOME TAXES

     For the years ended September 30, 1995 and 1996, Aircond utilized the method of accounting for income taxes pursuant to Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes' ('SFAS 109'), which requires deferred income taxes to reflect the tax consequences of temporary differences between the assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. The principal temporary differences of Aircond relate to depreciation, allowance for doubtful accounts, service warranty reserve, vacation accrual, deferred compensation, unearned revenues, and differences arising from capital lease accounting.

     Effective, October 1, 1996, Aircond elected S Corporation status as defined by the Internal Revenue Code, whereby Aircond is not subject to taxation for federal purposes. Under S Corporation status, the stockholders report their share of Aircond's taxable earnings or losses in their personal tax returns. Included in current assets are deposits to prepay certain of the stockholders' federal income taxes based on Aircond electing to use a fiscal year end.

     The unaudited pro forma income tax information included in the Statement of Operations is presented in accordance with SFAS 109 as if Aircond had been subject to federal and state income taxes for the entire periods presented.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions by management in determining the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

     Effective January 1, 1996, Aircond adopted Statement of Financial Accounting Standards No. 121, 'Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.' Accordingly, in the event that facts and circumstances indicate that property and equipment or other assets may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset are compared to the asset's carrying amount to determine if a write-down to market value is necessary. Adoption of this standard did not have a material effect on the financial position or results of operations of Aircond.

     In June 1998, the Financial Accounting Standards Board ('FASB') issued SFAS No. 133, 'Accounting for Derivative Instruments and Hedging Activities.' SFAS No. 133 establishes a new model for accounting for derivatives and hedging activities and supercedes and amends a number of existing standards. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, but earlier adoption is permitted. Upon initial application, all derivatives are required to be recognized in the statement of financial position as either assets or liabilities and measured at fair value. Recognition of changes in fair value depends on whether the derivative is designated and qualifies as a hedge, and the type of hedging relationship that exists. The Company does not currently, nor does it expect to, hold any derivative instruments or participate in any hedging activities.

                              AIRCOND CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

CASH FLOW INFORMATION

     Non-cash transactions, excluded from the statements of cash flows, consisted of equipment purchased through the use of capital lease obligations of approximately $1,167,000, $733,000 and $486,000 for the years ended September 30, 1995, 1996 and 1997, respectively.

     In addition, for the year ended September 30, 1996, Aircond redeemed all outstanding shares of preferred stock by incurring long-term debt of approximately $1,217,000.

CONCENTRATION OF CREDIT RISK

     Financial instruments that potentially subject Aircond to concentrations of credit risk consist principally of trade accounts receivable. Aircond follows the practice of filing statutory liens on construction projects where collections problems are anticipated. The liens serve as collateral for trade receivables. Aircond does not believe that it is subject to any unusual credit risk beyond the normal credit risk attendant in its business.

UNAUDITED INTERIM FINANCIAL INFORMATION


     The interim financial information for the nine month periods ended June 30, 1997 and 1998 has been prepared from the unaudited financial records of Aircond and in the opinion of management reflects all adjustments, consisting only of normal recurring items, necessary for a fair presentation of the financial position and results of operations and of cash flows for the interim periods.


NOTE 3 -- ALLOWANCE FOR DOUBTFUL ACCOUNTS

     Allowance for doubtful accounts activity is as follows:

                                                                                         SEPTEMBER 30,
                                                                                      --------------------
                                                                                      1995    1996    1997
                                                                                      ----    ----    ----
                                                                                         (IN THOUSANDS)
Balance, beginning of year.........................................................   $60     $ 90    $75
Charges to costs and expenses......................................................    30       --     --
Write-offs.........................................................................    --      (15)    --
                                                                                      ----    ----    ----
                                                                                      $90     $ 75    $75
                                                                                      ----    ----    ----
                                                                                      ----    ----    ----

NOTE 4 -- PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                       ESTIMATED        SEPTEMBER 30,
                                                                      USEFUL LIVES    ------------------
                                                                        IN YEARS       1996       1997
                                                                      ------------    -------    -------
                                                                                        (IN THOUSANDS)
Land...............................................................                   $    52    $    52
Building and improvements..........................................       39 years        520        562
Vehicles and equipment.............................................     5-10 years        756        793
Furniture, fixtures and office equipment...........................     5-10 years        570        601
Vehicles under capital lease.......................................     Lease term      2,670      2,729
Less -- Accumulated depreciation and amortization..................                    (2,071)    (2,374)
                                                                                      -------    -------
     Property and equipment, net...................................                   $ 2,497    $ 2,363
                                                                                      -------    -------
                                                                                      -------    -------

     Depreciation expense was approximately $536,000, $690,000 and $715,000 for the years ended September 30, 1995, 1996 and 1997, respectively.

                              AIRCOND CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 5 -- DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

     Installation contracts in progress are as follows:

                                                                                          SEPTEMBER 30,
                                                                                          --------------
                                                                                          1996     1997
                                                                                          -----    -----
                                                                                          (IN THOUSANDS)
Costs incurred on contracts in progress................................................   $ 343    $ 486
Estimated earnings, net of losses......................................................     142      191
                                                                                          -----    -----
                                                                                            485      677
Less -- Billings to date...............................................................    (318)    (349)
                                                                                          -----    -----
                                                                                          $ 167    $ 328
                                                                                          -----    -----
                                                                                          -----    -----
Costs and estimated earnings in excess of billings on uncompleted contracts............   $ 284    $ 486
Billings in excess of costs and estimated earnings on uncompleted contracts............    (117)    (158)
                                                                                          -----    -----
                                                                                          $ 167    $ 328
                                                                                          -----    -----
                                                                                          -----    -----

     Accrued expenses consist of the following:

                                                                                         SEPTEMBER 30,
                                                                                        ----------------
                                                                                         1996      1997
                                                                                        ------    ------
                                                                                         (IN THOUSANDS)
Salaries, wages and commissions......................................................   $  936    $  663
Profit sharing contributions.........................................................      200       160
Other taxes payable..................................................................       38        76
Vacation accrual.....................................................................      314       321
Accrued distributions to stockholders................................................       --       163
Other................................................................................       42        95
                                                                                        ------    ------
                                                                                        $1,530    $1,478
                                                                                        ------    ------
                                                                                        ------    ------

NOTE 6 -- LONG-TERM DEBT

     On September 26, 1996, Aircond incurred long-term debt in the amount of approximately $1,217,000 in exchange for the outstanding preferred stock in Aircond. The note carries an interest rate of 9.0% with interest due monthly through August 2011 and principal of approximately $1,217,000 due on September 1, 2011. The note is collateralized by the personal guarantee of the majority stockholder.

     Aircond has available an unsecured bank line of credit dated March 1995 which allows Aircond to borrow up to $1,000,000 at an interest rate of one quarter of one percent below the prime rate. Aircond has not borrowed funds under this agreement for the years ended September 30, 1996 and 1997.

NOTE 7 -- LEASE OBLIGATIONS

     The majority of Aircond's vehicles used in operations are leased through a leasing company with non-cancelable terms of three to four years. The leases contain options permitting the purchase of the vehicles at any time in accordance with a schedule of values which decline at an even rate each month during the initial term of the lease, as well as for subsequent periods if the vehicles are held beyond the initial term. The leases qualify as capital leases in accordance with Statement of Financial Accounting Standards No. 13 'Accounting for Leases' ('SFAS 13'). Accordingly, both the equipment and obligation are reflected in Aircond's balance sheet. Interest rates implicit in the leases range from 7.5% to 13.0%.

                              AIRCOND CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The net book value of leased vehicles included in property and equipment at September 30, 1996 and 1997 are as follows:

                                                                             SEPTEMBER 30,
                                                                           ------------------
                                                                            1996       1997
                                                                           ------     -------
                                                                             (IN THOUSANDS)
Cost....................................................................   $2,670     $ 2,729
Less -- Accumulated depreciation........................................     (959)     (1,173)
                                                                           ------     -------
Net book value..........................................................   $1,711     $ 1,556
                                                                           ------     -------
                                                                           ------     -------

     Aircond also leases various buildings and equipment under operating leases with rent expense amounting to approximately $91,000, $88,000 and $106,000 for the years ended September 30, 1995, 1996 and 1997, respectively.

     The following is a schedule of future minimum lease payments at September 30, 1997 under capital and operating leases:

                   YEARS ENDING SEPTEMBER 30,                     CAPITAL    OPERATING
                   --------------------------                    ---------   ----------
                                                                     (IN THOUSANDS)
   1998........................................................   $   826      $  74
   1999........................................................       682         73
   2000........................................................       287         73
   2001........................................................       139         73
   2002........................................................     --            33
                                                                  -------    ---------
                                                                    1,934      $ 326
                                                                             ---------
                                                                             ---------
   Less -- Implied interest....................................      (252)
                                                                  -------
   Present value of net minimum lease payments.................     1,682
   Less -- Current portion.....................................      (687)
                                                                  -------
   Long-term amount............................................   $   995
                                                                  -------
                                                                  -------

     In October 1997, Aircond entered into a lease agreement with a partnership of stockholders of Aircond for a new office building to serve as Aircond's corporate headquarters. The lease requires monthly payments of $25,000 commencing October 1, 1997 and continuing through October 1, 2012. The building under lease is still under construction and is expected to be finished in February of 1998. The lease qualifies as a capital lease under SFAS 13 and will be accounted for as such upon commencement of the lease.

NOTE 8 -- INCOME TAXES

     Effective October 1, 1996, Aircond elected S Corporation status under federal income tax laws which provide that the stockholders are taxed directly on Aircond taxable income. As a result, the prior years' tax effect of cumulative temporary differences of approximately $494,000 was reversed during fiscal 1997.

                              AIRCOND CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The provision for income taxes for the years ended September 30, 1995 and 1996 are summarized as follows:

                                                                      SEPTEMBER 30,
                                                                      -------------
                                                                      1995     1996
                                                                      ---- (IN ----
                                                                       THOUSANDS)
Current:
     Federal.......................................................   $548     $669
     State.........................................................     89      109
                                                                      ----     ----
                                                                       637      778
                                                                      ----     ----
Deferred:
     Federal.......................................................    (84)     (35)
     State.........................................................    (14)      (6)
                                                                      ----     ----
                                                                       (98)     (41)
                                                                      ----     ----
          Total provision for income taxes.........................   $539     $737
                                                                      ----     ----
                                                                      ----     ----

     A reconciliation of statutory tax rates to effective tax rate for the years ended September 30, 1995 and 1996 is as follows:

                                                                                  SEPTEMBER 30,
                                                                          ------------------------------
                                                                              1995              1996
                                                                          ------------      ------------
                                                                              (DOLLARS IN THOUSANDS)
U.S. federal statutory rate............................................   $514    34.0%     $658    34.0%
Increase (decrease) in rate resulting from:
     State taxes, net of federal benefit...............................     50     3.3        68     3.5
     Nondeductible expenses, increase in cash surrender value of life
       insurance and other.............................................    (25)   (1.7)       11     0.6
                                                                          ----    ----      ----    ----
Effective rate.........................................................   $539    35.6%     $737    38.1%
                                                                          ----    ----      ----    ----
                                                                          ----    ----      ----    ----

     The components of deferred tax assets and liabilities as of September 30, 1996 are as follows (in thousands):

                                                                                  SEPTEMBER 30,
                                                                                      1996
                                                                                  -------------
Current:
     Allowance for bad debts...................................................       $  29
     Unearned revenue..........................................................         213
     Vacation accrual..........................................................         124
     Inventory capitalization                                                            10
                                                                                     ------
          Total current........................................................         376
                                                                                     ------
Long-term:
     Capital leases............................................................          46
     Deferred compensation.....................................................          65
     Warranty reserve..........................................................          18
     Depreciation..............................................................         (11)
                                                                                     ------
          Total long-term......................................................         118
                                                                                     ------
          Total deferred tax assets............................................       $ 494
                                                                                     ------
                                                                                     ------

                              AIRCOND CORPORATION
                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 9 -- RELATED-PARTY TRANSACTIONS

     As discussed in Note 6, on September 26, 1996, Aircond redeemed all of the outstanding preferred stock of Aircond through the issuance of a note payable. The former stockholder from which the stock was redeemed is related to the majority stockholder. Interest expense on this related party note payable was approximately $109,000 for the year ended September 30, 1997.

NOTE 10 -- EMPLOYEE BENEFIT PLAN

     Aircond has a profit sharing plan that covers substantially all employees with over one year of service. Total contributions by Aircond under the plan were $150,000, $200,000 and $160,000 for the years ended September 30, 1995,
1996 and 1997, respectively.

NOTE 11 -- FINANCIAL INSTRUMENTS

     Aircond's financial instruments consist of cash and cash equivalents, short-term investments, accounts receivable and payable, accrued expenses and debt. Except for capital lease obligations, Aircond believes that the carrying value of these instruments on the accompanying balance sheets approximate their fair value due to their nature. The note payable to the former preferred stockholder reflects current market rates of interest. Capital lease obligations at September 30, 1997 would total approximately $1,728,000 using the current market rates.

NOTE 12 -- COMMITMENTS AND CONTINGENCIES

EMPLOYMENT AGREEMENTS

     Aircond entered into a deferred compensation agreement with a former officer in 1986 which in the aggregate provided for annual compensation ranging from approximately $17,000 to $39,000 through 2006, and $10,000 for the period 2007 until death. A liability was recorded as of the date of the agreement for the present value of the obligations under this deferred compensation arrangement. The minimum payments reduce this balance.

INSURANCE

     Aircond carries a broad range of insurance coverage, including business auto liability, general liability and an umbrella policy. Aircond has not incurred significant claims or losses on any of these insurance policies.

NOTE 13 -- SUBSEQUENT EVENTS (UNAUDITED)

     Aircond and its stockholders have entered into a definitive agreement with Enfinity pursuant to which Aircond will merge with a wholly owned subsidiary of Enfinity. All outstanding shares of Aircond will be exchanged for cash and common stock of Enfinity concurrently with the consummation of the initial public offering of the common stock of Enfinity.

_________________________________               ________________________________

     No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with this Offering other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the shares of Common Stock to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that the information contained herein is correct as of any time subsequent to the date hereof.

                   ------------------------------------------
                               TABLE OF CONTENTS
                   ------------------------------------------

                                                                                                              Page
                                                                                                              ----
Prospectus Summary.........................................................................................     3
Risk Factors...............................................................................................    10
The Company................................................................................................    16
Use of Proceeds............................................................................................    18
Dividend Policy............................................................................................    18
Capitalization.............................................................................................    19
Dilution...................................................................................................    20
Selected Financial Data....................................................................................    21
Management's Discussion and Analysis of Financial Condition and Results of Operations......................    23
Business...................................................................................................    41
Management.................................................................................................    52
Certain Transactions.......................................................................................    58
Principal Stockholders.....................................................................................    62
Description of Capital Stock...............................................................................    64
Shares Eligible for Future Sale............................................................................    67
Underwriting...............................................................................................    69
Legal Matters..............................................................................................    71
Experts....................................................................................................    71
Additional Information.....................................................................................    71
Index to Financial Statements..............................................................................   F-1

     Until                 , 1998 (25 days from the date of this Prospectus),
all dealers effecting transactions in the registered securities offered hereby, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

_________________________________               ________________________________

_________________________________               ________________________________

                                8,000,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                         ------------------------------
                                   PROSPECTUS
                         ------------------------------

                             NationsBanc Montgomery
                                 Securities LLC
                                Lehman Brothers
                                 Raymond James
                               & Associates, Inc.

                                              , 1998

_________________________________               ________________________________

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


     The following table sets forth the expenses (other than underwriting compensation expected to be incurred) in connection with this Offering(1). All of such amounts (except the SEC Registration Fee, the New York Stock Exchange listing fee and the NASD Filing Fee) are estimated.


SEC registration fee...................................................................   $   39,353.00
New York Stock Exchange listing fee....................................................      140,600.00
NASD filing fee........................................................................       13,840.00
Blue Sky fees and expenses.............................................................        7,500.00
Printing and Engraving Costs...........................................................      450,000.00
Legal fees and expenses................................................................    1,000,000.00
Accounting fees and expenses...........................................................    1,750,000.00
Transfer Agent and Registrar fees and expenses.........................................       50,000.00
Miscellaneous..........................................................................      548,707.00
                                                                                          -------------
     Total.............................................................................   $4,000,000.00
                                                                                          -------------
                                                                                          -------------

------------




(1) The expenses do not include the shares issued to Capstone, its principals and Mr. Whitchurch for consulting services rendered in connection with this Offering.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company's By-Laws provide that the Company shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware (the 'DGCL'), as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

     Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Article Seven of the Company's Certificate of Incorporation provides that the Company's directors will not be personally liable to the Company or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under
Section 174 of the DGCL, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (d) for transactions from which directors derive improper personal benefit.

     Section 8 of the Underwriting Agreement to be filed as Exhibit 1 provides that the Underwriters named therein will indemnify and hold harmless the Company and each director, officer or controlling person of the Company from and against certain liabilities, including liabilities under the Securities Act. Section 8 of such Underwriting Agreement also provides that such Underwriters will contribute to certain liabilities of such persons under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The following information relates to securities of the Company issued or sold by the Company within the past three years which were not registered under the Securities Act:

     In September 1997, the Company issued (i) four shares of Common Stock to each of William J. Lynch, James Lynch and Leonard A. Potter in return for payment to the Company by each of such persons of $400; and (ii) three shares of Common Stock to Capstone in return for payment to the Company by Capstone of $300. In February 1998, the Company issued, as previously agreed, 2.012611 shares of its Common Stock to Marty R. Kittrell and 0.950959 shares of its Common Stock to Ellwood F. Whitchurch in return for payment to the Company by such persons of $201.26 and $95.10, respectively. In May 1998, the Company issued, as previously agreed, 11.55641 shares of its Common Stock to Rodney C. Gilbert in return for payment to the Company by him of $1,155.64. In June 1998, the Company issued 0.407554 shares of its Common Stock to Nicholas J. Costanza in return for payment to the Company by him of $40.76. The share totals in this paragraph do not give effect to a 36,804.93-for-1 stock split effected in the form of a stock dividend on July 9, 1998.

     Simultaneously with the consummation of this Offering, the Company will issue 8,243,971 shares of its Common Stock in connection with the Mergers of the eight Founding Companies. The Company also will exchange options to purchase 119,500 shares of Common Stock of the Company at an exercise price of $8.38 per share for options to purchase 50,000 shares of common stock of one of the Founding Companies.

     Each of these transactions was effected or will be effected without registration of the relevant security under the Securities Act in reliance upon the exemption provided by Section 4(2) of the Securities Act and Regulation D thereunder for transactions not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

EXHIBIT
NUMBER                                                   DESCRIPTION
-------  -----------------------------------------------------------------------------------------------------------
  1      -- Form of Underwriting Agreement*
  2.1    -- Agreement and Plan of Organization, dated as of May 14, 1998, by and among Enfinity Corporation, Aircond
            Acquisition Corp., Aircond Corporation and the Stockholders named therein*
  2.2    -- Agreement and Plan of Organization, dated as of May 14, 1998, by and among Enfinity Corporation, Brandt
            Acquisition Corp., Brandt Mechanical Services, Inc. and the Stockholders named therein*
  2.3    -- Agreement and Plan of Organization, dated as of May 14, 1998, by and among Enfinity Corporation, Energy
            Systems Industries Acquisition Corp., Energy Systems Industries, Inc. and the Stockholders named therein*
  2.4    -- Agreement and Plan of Organization, dated as of May 14, 1998, by and among Enfinity Corporation,
            Hill-York Acquisition Corp., Hill York Corporation and the Stockholders named therein*
  2.5    -- Agreement and Plan of Organization, dated as of May 14, 1998 , by and among Enfinity Corporation,
            Hill-York Service Acquisition Corp., Hill-York Service Corporation and the Stockholders named therein*
  2.6    -- Agreement and Plan of Organization, dated as of May 14, 1998, by and among Enfinity Corporation, Lee
            Acquisition Corp., Lee Company and the Stockholders named therein*
  2.7    -- Agreement and Plan of Organization, dated as of May 14, 1998, by and among Enfinity Corporation, MSI
            Acquisition Corp., Mechanical Services of Orlando, Inc. and the Stockholders named therein*
  2.8    -- Agreement and Plan of Organization, dated as of May 14, 1998, by and among Enfinity Corporation, New
            England Mechanical Services Acquisition Corp., New England Mechanical Services, Inc. and the Stockholders
            named therein*
  2.9    -- Agreement and Plan of Organization, dated as of May 14, 1998, by and among Enfinity Corporation, Air
            Systems Acquisition Corp., Air Systems, Inc. and the Stockholders named therein*
  3.1    -- Amended and Restated Certificate of Incorporation of the Company*
  3.2    -- By-Laws of the Company*
  4      -- Form of Stock Certificate of the Company*
  5      -- Opinion of Morgan, Lewis & Bockius LLP*

EXHIBIT
NUMBER                                                   DESCRIPTION
-------  -----------------------------------------------------------------------------------------------------------
 10.1    -- 1998 Long-Term Incentive Plan of the Company
 10.2    -- Employment Agreement between the Company and Rodney C. Gilbert*
 10.3    -- Employment Agreement between the Company and Marty R. Kittrell*
 10.4    -- Form of Employment Agreement between the Company and William M. Dillard*
 10.5    -- Employment Agreement between the Company and Nicholas J. Costanza*
 10.6    -- Form of Employment Agreement between each Founding Company (except for MSI) and such Founding Company's
            Executive(s)*
 21      -- List of subsidiaries of the Company*
 23.1    -- Consent of Price Waterhouse LLP
 23.2    -- Consent of Shilling and Kenyon, Inc.
 23.3    -- Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5)*
 23.4    -- Consent of Alan L. Barnes, Sr. to be named as a director*
 23.5    -- Consent of Robert S. Lafferty to be named as a director*
 23.6    -- Consent of William B. Lee to be named as a director*
 23.7    -- Consent of Charles P. Reagan to be named as a director*
 23.8    -- Consent of Anthony I. Shaker to be named as a director*
 23.9    -- Consent of Mark A. Zilbermann to be named as a director*
 23.10   -- Consent of Marty R. Kittrell to be named as a director*
 23.11   -- Consent of John W. Davis to be named as a director*
 23.12   -- Consent of Charles Scott to be named as a director*
 23.13   -- Consent of Kathleen A. Murray to be named as a director*
 24      -- Powers of Attorney (included on signature page)*
 27      -- Financial Data Schedule


------------

 * Previously filed.

     (b) Financial Statement Schedules

        None

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes as follows:

          (1) The undersigned will provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          (2) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

          (3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY HAS DULY CAUSED THIS POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, THE STATE OF NEW YORK, ON THE 28TH DAY OF AUGUST, 1998.


                                          ENFINITY CORPORATION

                                          By:                  *
                                              .............................
                                                     RODNEY C. GILBERT
                                                 CHAIRMAN OF THE BOARD AND
                                                  CHIEF EXECUTIVE OFFICER


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the date indicated.



                SIGNATURE                                       TITLE                              DATE
------------------------------------------  ---------------------------------------------   ------------------
                    *                       Chairman of the Board and                        August 28, 1998
 .........................................    Chief Executive Officer
            RODNEY C. GILBERT                 (Principal Executive Officer)

          /S/ MARTY R. KITTRELL             Executive Vice President and Chief Financial     August 28, 1998
 .........................................    Officer (Principal Financial and Accounting
            MARTY R. KITTRELL                 Officer)

                    *                       Director                                         August 28, 1998
 .........................................
             WILLIAM J. LYNCH

                    *                       President and Director                           August 28, 1998
 .........................................
            WILLIAM M. DILLARD

      *       /s/ MARTY R. KITTRELL
 .........................................
             ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                                        DESCRIPTION
-------  ----------------------------------------------------------------------------------------------------------------------
  1      -- Form of Underwriting Agreement*
  2.1    -- Agreement and Plan of Organization, dated as of May 14, 1998, by and among Enfinity Corporation, Aircond
            Acquisition Corp., Aircond Corporation and the Stockholders named therein*
  2.2    -- Agreement and Plan of Organization, dated as of May 14, 1998, by and among Enfinity Corporation, Brandt Acquisition
            Corp., Brandt Mechanical Services, Inc. and the Stockholders named therein*
  2.3    -- Agreement and Plan of Organization, dated as of May 14, 1998, by and among Enfinity Corporation, Energy Systems
            Industries Acquisition Corp., Energy Systems Industries, Inc. and the Stockholders named therein*
  2.4    -- Agreement and Plan of Organization, dated as of May 14, 1998, by and among Enfinity Corporation, Hill-York
            Acquisition Corp., Hill York Corporation and the Stockholders named therein*
  2.5    -- Agreement and Plan of Organization, dated as of May 14, 1998 , by and among Enfinity Corporation, Hill-York Service
            Acquisition Corp., Hill-York Service Corporation and the Stockholders named therein*
  2.6    -- Agreement and Plan of Organization, dated as of May 14, 1998, by and among Enfinity Corporation, Lee Acquisition
            Corp., Lee Company and the Stockholders named therein*
  2.7    -- Agreement and Plan of Organization, dated as of May 14, 1998, by and among Enfinity Corporation, MSI Acquisition
            Corp., Mechanical Services of Orlando, Inc. and the Stockholders named therein*
  2.8    -- Agreement and Plan of Organization, dated as of May 14, 1998, by and among Enfinity Corporation, New England
            Mechanical Services Acquisition Corp., New England Mechanical Services, Inc. and the Stockholders named therein*
  2.9    -- Agreement and Plan of Organization, dated as of May 14, 1998, by and among Enfinity Corporation, Air Systems
            Acquisition Corp., Air Systems, Inc. and the Stockholders named therein*
  3.1    -- Amended and Restated Certificate of Incorporation of the Company*
  3.2    -- By-Laws of the Company*
  4      -- Form of Stock Certificate of the Company*
  5      -- Opinion of Morgan, Lewis & Bockius LLP*
 10.1    -- 1998 Long-Term Incentive Plan of the Company
 10.2    -- Employment Agreement between the Company and Rodney C. Gilbert*
 10.3    -- Employment Agreement between the Company and Marty R. Kittrell*
 10.4    -- Form of Employment Agreement between the Company and William M. Dillard*
 10.5    -- Employment Agreement between the Company and Nicholas J. Costanza*
 10.6    -- Form of Employment Agreement between each Founding Company (except for MSI) and such Founding Company's
            Executive(s)*
 21      -- List of subsidiaries of the Company*
 23.1    -- Consent of PricewaterhouseCoopers LLP
 23.2    -- Consent of Shilling and Kenyon, Inc.
 23.3    -- Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5)*
 23.4    -- Consent of Alan L. Barnes, Sr. to be named as a director*
 23.5    -- Consent of Robert S. Lafferty to be named as a director*
 23.6    -- Consent of William B. Lee to be named as a director*
 23.7    -- Consent of Charles P. Reagan to be named as a director*
 23.8    -- Consent of Anthony I. Shaker to be named as a director*
 23.9    -- Consent of Mark A. Zilbermann to be named as a director*
 23.10   -- Consent of Marty R. Kittrell to be named as a director*
 23.11   -- Consent of John W. Davis to be named as a director*
 23.12   -- Consent of Charles Scott to be named as a director*
 23.13   -- Consent of Kathleen A. Murray to be named as a director*
 24      -- Powers of Attorney (included on signature page)*
 27      -- Financial Data Schedule



------------

 * Previously filed.